QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. 333-120718

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANGER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3842 (Primary Standard Industrial Classification Code Number)	11-2239561 (I.R.S. Employer Identification Number)
450 Commack Road Deer Park, New York 11729-4510 (631) 667-1200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Andrew H. Meyers
Chief Executive Officer
Langer, Inc.
450 Commack Road
Deer Park, New York 11729-4510
(631) 667-1200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Robert L. Lawrence, Esq. Kane Kessler, P.C. 1350 Avenue of the Americas New York, New York 10019-4896 (212) 541-6222	Glenn R. Pollner, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 11, 2005

5,000,000 Shares

LANGER, INC.

Common Stock

$            per share

•
Langer, Inc. is offering 5,000,000 shares.

•
The last reported sale price of our common stock on February 9, 2005 was $7.80 per share.

•
Trading symbol: The Nasdaq Small Cap Market—GAIT. We are applying to have our common stock approved for quotation on The Nasdaq National Market.

This investment involves a high degree of risk. See "Risk Factors" beginning on page 9.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Langer	$	$

The underwriters have a 30-day option to purchase up to 750,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray

                            Ryan Beck & Co.

Wm Smith Securities,
Incorporated

The date of this prospectus is            , 2005.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements and the related notes appearing elsewhere in this prospectus. References in this prospectus to "we," "us," "our" and "Langer" refer to Langer, Inc. and its subsidiaries, unless the context otherwise requires. Pro forma financial information included in this summary gives effect to the acquisition of Silipos, Inc. ("Silipos") as if it had occurred at the beginning of the period indicated. Unless otherwise specified, any reference to a year is to a fiscal year ended December 31.

Our Business

We design, manufacture and distribute a broad range of medical products targeting the orthopedic, orthotic and prosthetic markets. We also offer a diverse line of skincare products for the medical, therapeutic and retail markets. We sell our products primarily in the United States and Canada, as well as in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals.

Our broad range of over 500 orthopedic products, including custom foot and ankle orthotic devices, pre-fabricated foot products, rehabilitation products, and gel-based orthopedic and prosthetics products are designed to correct, protect, heal and provide comfort for the patient. Our line of over 50 skincare products, which include scar management products and gel-based therapeutic gloves and socks, are designed to improve skin appearance and transmit moisture agents, vitamins and nutrients to the skin.

Acquisition History

In February 2001, an investor group and management team, led by our current Chairman of the Board of Directors, Warren B. Kanders, our President and Chief Executive Officer, Andrew H. Meyers, and our Board of Directors member, Gregory R. Nelson, purchased a controlling interest in Langer, a custom orthotics company distributing its products primarily to healthcare podiatric professionals, as a platform to pursue a growth strategy in the orthopedic industry. Since that time, in connection with our growth strategy, we have consummated the following three strategic acquisitions:

  •
  Silipos.    On September 30, 2004, we acquired Silipos, Inc. from SSL International plc. Silipos is a leading designer, manufacturer and marketer of gel-based products focusing on the orthopedic, orthotic, prosthetic, and skincare markets. We acquired Silipos because of its strong distribution channels and proprietary products, and to enable us to expand into additional product lines that are part of our market focus. The aggregate consideration paid by us in connection with this acquisition was approximately $16.6 million, including transaction costs, paid in cash and notes, subject to a dollar-for-dollar downward adjustment to the extent that Silipos' working capital is less than $5,000,000. Additionally, under circumstances described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations," we may be obligated to pay significant additional amounts in connection with the Silipos acquisition and the Poly-Gel put option.

  •
  Bi-Op.    On January 13, 2003, we acquired Bi-Op Laboratories, Inc., which is engaged in the design, manufacture and sale of footwear and foot orthotic devices as well as orthotic and prosthetic services. We acquired Bi-Op to gain access to additional markets and complementary product lines. The aggregate consideration, including transaction costs, was $2.2 million, paid in cash and shares of our common stock.

  •
  Benefoot.    On May 6, 2002, we acquired the net assets of Benefoot, Inc., and Benefoot Professional Products, Inc. Benefoot designs, manufactures and distributes custom orthotics,

    custom Birkenstock® sandals, therapeutic shoes, and prefabricated orthotic devices to healthcare professionals. We acquired Benefoot to gain additional scale in our core custom orthotics business as well as to gain access to complementary product lines. The aggregate consideration, including transaction costs, was $7.9 million, consisting of cash, notes, the assumption of liabilities consisting of approximately $0.3 million of long-term debt paid at closing and shares of our common stock.

Our Addressable Markets

Orthopedic

The orthopedic market we target is comprised of orthotic devices and prosthetic componentry for non-invasive use. Orthotics are specialized devices to supplement or support abnormal or weakened limbs or joints. These devices are designed to improve function and correct injuries or deformities of existing limbs or body parts and can be both custom designed to individual patient requirements or pre-fabricated for off-the-shelf use. Orthotic products range from full body spinal orthoses and custom fabricated arch supports to braces for the back, shoulder, arm or knee; they may be rigid, semi-rigid, or soft and flexible depending on the requirement of the patient.

Prosthetics involve the design, fabrication and fitting of artificial limbs for patients who have lost their limbs due to traumatic injuries, vascular diseases, diabetes, cancer and congenital diseases. Our target market is comprised of the production and distribution of the components utilized in the fabrication of these prosthetic devices. Prosthetic componentry includes external mechanical joints such as hips and knees, artificial feet and hands, and sheaths and liners utilized as an interface between the amputee's skin and prosthetic socket.

Based on third-party research, we believe that the global orthopedic markets that we target represented approximately $2.4 billion in sales in 2003, with the United States accounting for approximately half of this amount, and are expected to grow to approximately $3.4 billion by the end of 2008.

We believe that the growth of the orthopedic markets we target will be driven by the following factors:

  •
  Aging Population.    According to U.S. Census data, it is estimated that the number of people in the United States between the ages of 45 and 64 will grow from approximately 71 million today to more than 81 million by 2010. With longer life expectancy, expanded insurance coverage, improved technology and devices, and greater mobility, individuals are expected to seek orthopedic rehabilitation services and products more often.

  •
  Increased Demand for Non-Invasive Procedures.    We believe there is growing awareness and clinical acceptance by patients and healthcare professionals of the benefits of non-invasive solutions, which should continue to drive demand for non-operative rehabilitation products.

  •
  Technological Sophistication of Orthotic and Prosthetic Devices.    In recent years the development of stronger, lighter and cosmetically appealing materials has led to advancements in design technology, driving growth in the orthotic and prosthetic industries. A continuation of this trend should enable the manufacture of new products that provide greater protection and comfort, and that more closely replicate the function of natural body parts.

  •
  Need for Replacement and Continuing Care.    Most prosthetic and orthotic devices have useful lives ranging from three to five years, necessitating ongoing device replacement and/or retrofitting over the life of the patient.

  •
  Growing Emphasis on Physical Fitness, Leisure Sports and Conditioning.    As a growing number of individuals participate in athletic activities, they are increasingly likely to suffer strains and injuries, requiring non-operative orthopedic rehabilitation products.

Skincare

Skincare products are generally sold in the retail cosmetic marketplace and include cleansers, toners, moisturizers, exfoliants, and facial masks. Third-party research has reported that moisturizing products account for the predominant portion of the skincare market. Many of these products combine traditional moisturizing agents with compounds such as retinoids, hydroxy acids, and anti-oxidants that smooth and soothe dry skin, retain water in the outer layer skin cells and help maintain or reinforce the skin's protective barrier, particularly skin tissue damaged from surgery or injury.

Based on third-party research, we believe that the U.S. skincare moisturizer market, which is the market we target, represented approximately $2.0 billion in sales in 2003 and is expected to grow to approximately $2.5 billion by the end of 2008.

We believe that growth in this market will be driven by an aging population, an increasing number of image-conscious consumers, and the growth and popularity of spas and body/facial treatment centers.

Growth Strategy

  •
  Gain Access to New Sales Channels and Leverage Customer Relationships.    We are focused on expanding our customer base and offering an increasing array of products within our distribution channels. Our distribution historically focused on individual podiatry practices, accounting for 85% of our revenues in 2003. On a pro forma basis after giving effect to our recent acquisition of Silipos, for the nine months ended September 30, 2004, approximately 56% and 44% of our revenue is derived from medical practitioners and medical distributors, respectively. We believe this diversification will facilitate access to a new customer base for our historical products, as well as provide the opportunity to offer new products to our existing customers.

  •
  Continue to Introduce New Products and Product Enhancements.    We have a history of product innovation. Since 2002, we have introduced 82 new products, including activity-specific custom orthotics, a proprietary custom ankle-foot orthotics program, an enhanced version of our Explorer® mineral oil-based prosthetic liner, the SoftZone® heel pad product line, and a new line of shock absorption materials. For the nine months ended September 30, 2004, these products accounted for approximately 11% of our revenues, on a pro forma basis after giving effect to our recent acquisition of Silipos. We believe that new product introductions and enhancements will enhance growth and provide an advantage over our competitors in the future.

  •
  Increase Penetration in Existing Markets and Expand into New Markets.    We believe our intellectual property and research and development capabilities will allow us to increase penetration in our existing markets and enter new markets. For example, gel technologies developed by Silipos are used to augment our orthopedic product offerings with internally developed prosthetic and skincare products. We intend to continue exploring additional applications of our intellectual property to grow our business.

  •
  Acquire Complementary Businesses.    Since February 2001, we have consummated three acquisitions. These acquisitions have increased our revenues approximately 400%, from calendar year 2000 to 2003 on a pro forma basis, after giving effect to our recent acquisition of Silipos as if it had occurred on January 1, 2003. We intend to continue our program of targeted acquisitions to gain access to new sales channels, acquire new product lines, increase penetration of our existing markets, and gain entry into new market sectors.

Competitive Strengths

  •
  Management Team.    Our management team has been involved in the acquisition and integration of a substantial number of companies. Our Chairman of the Board of Directors, Warren B. Kanders, brings a track record spanning over 20 years of building public companies through strategic acquisitions to enhance organic growth. In addition, our President and Chief Executive Officer, Andrew H. Meyers, brings over 25 years of experience in acquiring, integrating and building businesses in the orthopedic industry.

  •
  Scalable Infrastructure to Support Growth.    We have recently upgraded our information technology platform and other back office functions, and we believe we now have an infrastructure capable of supporting future organic growth and growth through acquisitions.

  •
  Strong Base Business.    We offer a broad range of over 500 orthopedic products and we believe our brand names represent a high level of quality in the markets in which we sell. We also hold approximately 35 patents and patent applications worldwide and a number of trademarks for technologies and brands related to our product offerings. We believe this combination of diversified products, brands, and intellectual property provides a competitive advantage in our markets.

  •
  Strength Across Distribution Channels.    We believe we maintain strong relationships across various distribution channels, including over 4,000 individual practitioners, a network of national, regional, independent and international distributors, medical catalog companies, group purchasing organizations, original equipment manufacturers, specialty retailers, and consumer catalog companies.

Risks Related to Our Business

An investment in our common stock involves a high degree of risk. We have incurred net losses in each of the last three years and in the nine months ended September 30, 2004. In our efforts to achieve our goals, we face a number of challenges including:

  •
  Our growth prospects depend on assumptions being realized.    Our future growth prospects depend in part on increasing market demand for the types of products we sell. If our assumptions regarding demographics, trends and the estimated market for the types of products we sell prove to be wrong, our growth prospects would be materially adversely affected.

  •
  Our acquisition strategy entails significant risk.    A key element of our strategy is the acquisition of businesses and assets that will complement our current business, increase size, expand our geographic scope of operations, and otherwise offer growth opportunities. We may not be able to successfully identify attractive acquisition opportunities, obtain financing for acquisitions or make acquisitions on satisfactory terms or successfully acquire and/or integrate identified targets. We recently acquired Silipos, which has substantially increased the size of our company and broadened our product offerings. An inability by us to successfully integrate and manage Silipos could have a material adverse effect on our business and profitability and harm our future growth prospects.

  •
  Our industry is characterized by significant competition.    The orthopedic, orthotic, prosthetic and skincare markets are highly competitive. Certain of our competitors in these markets may have more resources and more recognizable trademarks for products similar to those sold by us and may develop new products which render our products obsolete.

  •
  We may require substantial additional financing to carry out our business objectives.    We may require substantial financing in order to achieve our acquisition, product expansion and other business objectives. We do not currently have a working capital or revolving credit facility and may not be able to generate sufficient operating cash flow or otherwise obtain sufficient financing to meet these objectives.

For a more detailed discussion of these and the other risks that we face, see the discussion under the heading "Risk Factors" beginning on page 9.

Recent Developments

Silipos is a party to a supply agreement dated August 20, 1999, with Poly-Gel, L.L.C., pursuant to which, among other things, Poly-Gel has the right (the "Put Option") to require Silipos to purchase the assets or outstanding shares of Poly-Gel at a purchase price of 1.5 times Poly-Gel's revenues in the 12 months ending immediately prior to the exercise of the Put Option. The Put Option expires by its terms on February 16, 2005. On January 28, 2005, we concluded that the consolidated financial statements of Silipos as of and for the six months ended September 30, 2004, and Langer's pro forma unaudited condensed consolidated statement of operations for the nine months ended September 30, 2004, contained in our Registration Statement on Form S-1 relating to this offering (the "S-1"), as initially filed with the Securities and Exchange Commission on November 23, 2004, incorrectly accounted for the Put Option, and that these financial statements should not be relied upon. We amended the S-1 on January 28, 2005 to include, among other things, restated Silipos' historical financial statements as of and for the six months ended September 30, 2004 and restated pro forma financial statements for the nine months ended September 30, 2004. This restatement did not result in a change to Langer's unaudited financial statements as of and for the nine month period ended September 30, 2004. Silipos' restated financial statements reflect a liability of $2,355,000 on Silipos' September 30, 2004 balance sheet, which represents the difference between the purchase price under the Put Option and the fair value of Poly-Gel on September 30, 2004. Silipos' statement of operations for the six month period ended September 30, 2004 was restated to record a Put Option expense of $2,355,000.

Corporate Information

Our principal executive offices are located at 450 Commack Road, Deer Park, New York 11729-4510. Our telephone number is (631) 667-1200. Our website is located at www.langerinc.com. The information contained on our website is not a part of this prospectus.

The Offering

Common stock offered:	5,000,000 shares
Common stock outstanding after the offering	9,397,933 shares
Offering price	$ per share
Use of proceeds
We intend to use the net proceeds from the shares of common stock we are offering for the repayment of certain of our indebtedness and for general corporate purposes, including potential acquisitions. See "Use of Proceeds."
The Nasdaq Small Cap Market symbol	GAIT. We are applying to have our common stock approved for quotation on The Nasdaq National Market.

The number of shares of common stock that will be outstanding after this offering is based on shares outstanding as of February 9, 2005 and excludes as of that date:

  •
  1,204,504 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.94 per share;

  •
  120,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.02 per share;

  •
  2,431,500 shares of common stock issuable upon conversion of our outstanding 4% Convertible Subordinated Notes due August 31, 2006;

  •
  1,095,333 shares of common stock reserved for future grants under our 2001 Stock Incentive Plan; and

  •
  140,000 shares of restricted stock granted on November 12, 2004.

Unless otherwise indicated, all information in this prospectus assumes:

  •
  no exercise of the underwriters' over-allotment option; and

  •
  no exercise of outstanding options and warrants to purchase shares of common stock or the conversion of our outstanding Convertible Subordinated Notes into shares of common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

You should read the following summary historical and unaudited pro forma financial information together with our consolidated financial statements, unaudited pro forma condensed consolidated financial statements, and related notes and other financial information, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The summary historical consolidated statements of operations data for the years ended December 31, 2002 and 2003 has been derived from our audited consolidated financial statements. In 2001, we changed our fiscal year-end from the last day in February to December 31. For comparative purposes the unaudited consolidated results of operations for the twelve months ended December 31, 2001 have been derived from the previously reported results for the ten months ended December 31, 2001 included elsewhere in this prospectus plus the results for the two months ended February 28, 2001 derived from our unaudited condensed consolidated financial statements for such period. The summary historical consolidated financial information for the nine months ended September 30, 2003 and 2004 has been derived from our unaudited condensed consolidated financial statements. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods.

The summary unaudited pro forma statements of operations data for the year ended December 31, 2003 and for the nine months ended September 30, 2004 have been derived from, and should be read in conjunction with the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma statements of operations data give effect to the Silipos acquisition as if it had occurred at the beginning of the periods indicated. The unaudited pro forma financial information may not be indicative of the results of operations that actually would have occurred had the Silipos acquisition been in effect on the date indicated or the financial position and results of operations that may be obtained in the future.

The unaudited as adjusted consolidated balance sheet data as of September 30, 2004 gives effect to the sale of the shares in this offering and the repayment of certain of our indebtedness with a portion of the net proceeds of this offering as described under "Use of Proceeds."

	Year Ended December 31,				Nine Months Ended September 30,
Consolidated Statements of Operations Data:	2001	2002	2003	Pro Forma 2003	2003	2004	Pro Forma 2004
	(in thousands, except per share data)
Net sales	$12,782	$18,677	$24,720	$45,559	$18,283	$18,597	$33,078
Cost of sales	8,503	11,963	16,050	24,525	11,981	11,958	17,647

Gross profit	4,279	6,714	8,670	21,034	6,302	6,639	15,431
Operating expenses
Sales and marketing	1,624	3,151	3,131	10,656	2,334	2,384	8,232
Research and development	182	165	—	—	—	—	—
General and administrative	2,768	3,868	4,775	6,949	3,565	3,777	5,736
Change in control and restructuring expense	796	—	—	—	—	—	—
Loss on impairment of goodwill	—	—	—	9,124	—	—	—
Put option expense	—	—	—	—	—	—	2,355

Total operating expenses	5,370	7,184	7,906	26,729	5,899	6,161	16,323

(Loss) income from operations	(1,091)	(470)	764	(5,695)	403	478	(892)
Other income (expense) net, including interest	(68)	(529)	(603)	(2,014)	(459)	(463)	(1,674)

(Loss) income before income taxes	(1,159)	(999)	161	(7,709)	(56)	15	(2,566)
Provision for income taxes	3	107	166	786	126	113	113

Net loss	$(1,162)	$(1,106)	$(5)	$(8,495)	$(182)	$(98)	$(2,679)

Net loss per share:
Basic	(.32)	(.26)	(.00)	(1.94)	(.04)	(.02)	(.61)
Diluted	(.32)	(.26)	(.00)	(1.94)	(.04)	(.02)	(.61)
Weighted-average number of shares used in per share calculations:
Basic	3,647	4,246	4,374	4,374	4,373	4,381	4,381
Diluted	3,647	4,246	4,374	4,374	4,373	4,381	4,381
	As of September 30, 2004
Consolidated Balance Sheet Data:
	Actual	As Adjusted(1)(2)
	(in thousands)
Cash and cash equivalents	$3,529	$18,135
Working capital	2,050	26,656
Total assets	46,822	61,428
Long term debt (including current maturities)	35,053	17,289
Stockholders' equity	4,398	38,701

(1)
As adjusted to give effect to the sale of 5,000,000 shares of our common stock in this offering, at an assumed offering price of $7.80 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and to give effect to the repayment of certain of our indebtedness with a portion of the net proceeds of this offering as described under "Use of Proceeds".

(2)
Assumes that we are required to utilize $4.5 million to satisfy obligations, as described in "Use of Proceeds," in connection with the Silipos acquisition, including the Poly-Gel put option with respect to which we have accrued a liability of $2.5 million.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations, financial condition or prospects would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Operations

We have a history of net losses and may incur additional losses in the future.

We have a history of net losses. In order for us to achieve and maintain consistent profitability from our operations, we must continue to achieve product revenue at or above current levels. We may increase our operating expenses as we attempt to expand our product lines and acquire other businesses and products. As a result, we may need to increase our revenues significantly to achieve sustainable profitability. We cannot assure you that we will be able to obtain sustainable profitability. Any such failure could have a material adverse effect on the market price of our common stock and our business, financial condition, and results of operations.

Our business plan relies on certain assumptions for the market for our products which, if incorrect, may adversely affect our profitability.

We believe that various demographics and industry-specific trends will help drive growth in the orthopedic, orthotic, prosthetic and skincare markets, including:

  •
  an aging population with broad medical coverage, increased disposable income and longer life expectancy;

  •
  a growing emphasis on physical fitness, leisure sports and conditioning, which will continue to lead to increased injuries; and

  •
  increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

These demographics and trends are uncertain. The projected demand for our products could materially differ from actual demand if our assumptions regarding these factors prove to be incorrect or do not materialize, or if alternative treatments to those offered by our products gain widespread acceptance.

There are significant risks associated with our strategy of acquiring and integrating businesses.

A key element of our strategy is the acquisition of businesses and assets that will complement our current business, increase size, expand our geographic scope of operations, and otherwise offer growth opportunities. We may not be able to successfully identify attractive acquisition opportunities, obtain financing for acquisitions or make acquisitions on satisfactory terms or successfully acquire and/or integrate identified targets. Additionally, competition for acquisition opportunities in our industry may escalate, thereby increasing the costs to us of completing acquisitions or cause us to refrain from making acquisitions. Our ability to implement our acquisition strategy is also subject to other risks and costs, including:

  •
  loss of key employees, customers or suppliers of acquired businesses;

  •
  diversion of management's time and attention from our core businesses;

  •
  adverse effects on existing business relationships with suppliers and customers;

  •
  our ability to realize operating efficiencies, synergies, or other benefits expected from an acquisition;

  •
  risks associated with entering markets in which we have limited or no experience; and

  •
  assumption of contingent or undisclosed liabilities of acquisition targets.

In addition, in connection with our recent acquisition of Silipos, we face the risk of incurring potential liabilities of Silipos which may not be covered by the limited indemnification in the Silipos purchase agreement.

The above risks could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

We may face difficulties integrating the operations of Silipos.

We recently completed the acquisition of Silipos. Our ability to integrate the operations of Silipos is subject to various risks, including:

  •
  failure to effectively integrate the two companies' sales and marketing teams;

  •
  potential incompatibility of the information technology systems of the companies, which could cause internal reporting problems; and

  •
  loss of key personnel.

If any of these risks materialize, we may not be able to realize the operating efficiencies, synergies, or other benefits expected from this acquisition. Our failure to successfully integrate the operations of Silipos in a timely manner without incurring unexpected costs could have a material adverse effect on the market price of our common stock, business, financial condition, and results of operations.

We may not be able to adequately manage our growth.

We have expanded, and are seeking to continue to expand, our business. This growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. Personnel qualified in the production and marketing of our products are difficult to find and hire, and enhancements of information technology systems to support growth are difficult to implement. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel. In addition, although we have recently implemented a new information technology platform, we cannot assure you that the new system will be effective in accommodating our growing accounting, financial and information needs. Any failure to adequately manage our growth could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

A write-off of intangible assets would adversely affect our results of operations.

Our total assets include substantial intangible assets, including goodwill acquired in connection with the acquisitions of Benefoot, Bi-Op and Silipos representing the excess of cost over the fair value of the identifiable assets acquired. We expect to incur additional goodwill in connection with other acquisitions we make in the future. We evaluate on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of the goodwill or other intangible assets may no longer be recoverable, in which case a charge to earnings would become necessary. Any determination requiring the write-off a significant portion of unamortized intangible assets would have a material adverse effect on the market price of our common stock, and our business, financial condition and our results of operations.

Our business is highly competitive. If we fail to compete successfully, our sales and operating results may be negatively affected and we may not achieve future growth.

The orthopedic, orthotic, prosthetic and skincare markets are highly competitive. Certain of our competitors in these markets may have more resources and experience as well as more recognizable trademarks for products similar to those sold by us. In addition, the market for orthopedic devices and related products is characterized by new product development and corresponding obsolescence of existing products. Our competitors may develop new techniques, therapeutic procedures or alternative products that are more effective than our current technology or products or that render our technology or products obsolete or uncompetitive, which could cause a decrease in orders for our custom orthotic products. Such decreases would have a material adverse effect on the market price of our common stock, and our business, financial condition and results of operations.

We may not be able to develop successful new products or enhance existing products, obtain regulatory clearances and approval of such products, market such products in a commercially viable manner or gain market acceptance for such products. Failure to develop, license or market new products and product enhancements could materially and adversely affect our competitive position, which could cause a significant decline in our sales and profitability.

We expect that the level of competition faced by us may increase in the future. Some competitors have substantially greater financial, marketing, research and technical resources than us. There can be no assurance that we will be able to continue to compete successfully in the orthopedic, orthotic, prosthetic and skincare markets. Any such failure could have a material adverse effect on the market price of our common stock and our business, financial condition, and results of operations.

We may not be able to raise adequate financing to fund our operations and growth prospects.

Our acquisition and product expansion programs, debt servicing requirements, and existing operations may require substantial capital resources. Currently, we do not have a working capital facility or revolving line of credit with a financial institution for additional borrowings. Accordingly, we cannot assure you that we will be able to generate sufficient operating cash flow or obtain sufficient additional financing to meet these requirements. If we do not have adequate resources and cannot obtain additional capital on terms acceptable to us or at all, we may be required to reduce operating costs by altering and delaying our business plan or otherwise radically altering our business practices. Failure to meet our future capital requirements could have a material adverse effect on the market price of our common stock and our business, financial condition, and results of operations.

We may be adversely affected by legal actions or proceedings that could be commenced against us in the future.

Currently, neither we nor any of our subsidiaries are a party to any legal action or proceeding which we believe would have a material adverse effect on the market price of our common stock and our business, financial condition or results of operations.

However, in the normal course of business, we may be subject to claims and litigations in the areas of general liability. We may also be subject to claims, litigations or other liabilities as a result of acquisitions we have completed. The results of legal proceedings are difficult to predict and we cannot provide you with any assurance that an action or proceeding will not be commenced against us, or that we will prevail in any such action or proceeding.

In addition, in connection with our acquisition of Silipos, we could become subject to certain claims or actions brought by Poly-Gel, L.L.C. ("Poly-Gel"), Silipos' former supplier of mineral oil based gels, although no such claims have been brought to date. These claims may arise, for example, out of the supply agreement between Silipos and Poly-Gel dated August 20, 1999, the manufacture, marketing or sale of products made from gel not purchased from Poly-Gel, alleged misappropriation of trade secrets or other confidential information (including gel formulations) of Poly-Gel, as well as any other alleged violations of the supply agreement (the "Potential Poly-Gel Claims"). For any of these potential claims, SSL has agreed to indemnify us for losses up to $2.0 million, after which we would be liable for any such claims. Furthermore, we are responsible for the first $150,000 of liability in connection with our acquisition of Silipos, and SSL's maximum liability for total indemnification related to our acquisition of Silipos is between $5,000,000 and $7,000,000. Thus, if the total amount of all claims arising from the acquisition exceed this maximum, whether or not related to Poly-Gel, we would be liable for amounts in excess of the maximum. For claims arising out of conduct that occurs after the closing of the Silipos transaction on September 30, 2004, we have agreed to indemnify SSL against losses. We would expect to vigorously defend against any claims brought by Poly-Gel or any other third party. However, if such claims were brought, we may not ultimately prevail.

An unfavorable resolution of any legal action or proceeding could materially adversely affect the market price of our common stock and our business, results of operations, liquidity or financial condition.

Our existing purchasing arrangements may be adversely affected if we are unable to maintain good relations with our suppliers.

Our ability to sustain our gross margins has been and will continue to be dependent, in part, on our ability to maintain satisfactory terms with the third-party manufacturers of certain raw materials. These terms may be adversely impacted by changes in our suppliers' strategies or changes in our relationship with our suppliers. We cannot assure you that we will continue to maintain satisfactory terms with our suppliers. Our inability to maintain such terms, the loss of any of our key suppliers, or any other interruption or delay in the supply of our required materials or our inability to obtain these materials at acceptable prices or within a reasonable amount of time could impair our ability to meet scheduled product deliveries to our customers and could hurt our reputation and cause customers to cancel orders.

We may not be successful in manufacturing the raw material mineral oil based gels we use in our gel-based products.

We did not renew Silipos' supply agreement with Poly-Gel, which was the supplier of mineral oil based gels used in our gel-based products, based on our evaluation of the risks of relying on a single exclusive supplier and our belief that we could produce a satisfactory mineral oil based gel of our own at similar or at lower cost. We have only recently begun to manufacture such gels on our own and we do not have prior experience in manufacturing gel on a commercial basis. We may not be able to produce the gels in a consistent quality or in sufficient quantities to meet the requirement of our gel-based products. Our failure to produce sufficient quantities of high quality gels could hurt our reputation and cause customers to cancel orders for our gel-based products or could prevent us from continuing production of our gel-based products. On a pro forma basis, after giving effect to the acquisition of Silipos, gel-based products accounted for approximately 45.7% and 43.8%, respectively, of our revenues for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. A large portion of Silipos' products utilize gels obtained from Poly-Gel. If we are unsuccessful in manufacturing the gels ourselves and we are unable to procure such gels from other suppliers on favorable terms or at all, our business, financial condition and results of operations and the market price of our common stock would be materially adversely affected.

We rely heavily on our relationships with healthcare practitioners, agents and distributors for marketing our products, and our failure to maintain these relationships could adversely affect our business.

The sales of our products depend significantly on the prescription or recommendation of such products by podiatrists, orthopedists, orthopedic surgeons, dermatologists, cosmetic and plastic surgeons, occupational and physical rehabilitation professionals, prosthetists, orthotists and other healthcare professionals. Failure of our products to retain the support of these surgeons and other specialists, or the failure of our products to secure and retain similar support from leading surgeons and other specialists, could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operation.

Our marketing success also depends largely upon arrangements with agents and distributors. Our success depends upon our agents' and distributors' sales and service expertise and their relationships with the customers in the marketplace. Our failure to maintain relationships with our agents and distributors for marketing our products could have an adverse effect on the market price of our common stock and our business, financial condition and results of operations.

If our medical specialist consultants and practitioners do not continue their relationships with us, we may be unable to develop, design and test new medical devices, enhance our existing medical devices or educate the public about our products and services.

We have relationships with medical specialists who provide professional consultative services to us in their areas of specialization. The consultants test and evaluate our products, speak for us at symposiums and professional meetings, disseminate information and generally participate in the development of our products and services. We also rely on practitioners in various parts of the country to act as field evaluators of our products. If these arrangements terminate, our ability to develop, design and test new medical devices or enhancements to our existing medical devices, and our ability to operate successfully, could be materially and adversely affected. We cannot assure you that we will be successful in maintaining or renewing our relationships with these medical specialists and practitioners.

The nature of our business could subject us to potential product liability and other claims.

The sale of orthotic and prosthetic products and other biomechanical devices as well as skincare products entails the potential risk of physical injury to patients and other end users and an inherent risk of product liability, lawsuits and product recalls. We currently maintain product liability insurance with coverage limits of $12 million per occurrence and an annual aggregate maximum of $12 million. However, we cannot assure you that this coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, will be obtainable at a reasonable cost. Our existing product liability insurance coverage may be inadequate to protect us from any liabilities we might incur, and we will continue to be exposed to the risk that our claims may be excluded and that our insurers may become insolvent. A product liability claim or series of claims brought against us for uninsured liabilities or liabilities in excess of our insurance coverage could have a material adverse effect on the market price of our common stock, business, financial condition and results of operations. In addition, as a result of a product liability claim, our reputation could be harmed and we may have to recall some of our products, which could result in significant costs to us and have a material adverse effect the market price of our common stock and our business, financial condition and results of operations.

Health care regulations or health care reform initiatives could materially adversely affect the market price of our common stock and our business, financial condition and results of operations.

We are subject to governmental regulation and supervision in the United States—at the federal and state levels—and abroad. These regulations include FDA regulations and those regarding Medicare, Medicaid and physician self-referrals. These regulations are far-reaching, and we may be required to alter one or more of our practices to be in compliance with these laws. For example, we may be required to obtain regulatory approvals and otherwise comply with regulations regarding safety, quality and efficacy standards. If we fail to obtain such approvals and otherwise comply with applicable regulatory requirements that, could result in government authorities taking punitive actions against us, including, among other things, imposing fines and penalties on us or preventing us from manufacturing or selling our products. Health care fraud and abuse regulations are complex, and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. Any violations of these laws could result in a material adverse effect on the market price of our common stock and our business, financial condition and results of operations. We cannot assure you that these laws and regulations will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with providers of orthotic and biomechanical products.

Changes in government and other third-party payor reimbursement levels could adversely affect our revenues and profitability.

Our products are sold by us through our network of national, regional, independent and international distributors, hospitals, doctors and other healthcare providers, many of whom are reimbursed for the healthcare services provided to their patients by third-party payors, such as government programs, including Medicare and Medicaid, private insurance plans and managed care programs. Many of these programs set maximum reimbursement levels for certain of the products sold by us in the United States. We may be unable to sell our products through our distribution channels on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement, or if our costs of production increase faster than increases in reimbursement levels. The percentage of our sales dependent on Medicare or other insurance programs may increase as the portion of the United States population over age 65 continues to grow, making us more vulnerable to reimbursement level reductions by these organizations. Reduced government reimbursement levels could result in reduced private payor reimbursement levels because of indexing of Medicare fee schedules by certain third-party payors. Furthermore, the healthcare industry is experiencing a trend towards cost containment as government and private insurers seek to contain healthcare costs by imposing lower reimbursement rates and negotiating reduced contract rates with service providers.

Outside the United States, reimbursement systems vary significantly by country. Many foreign markets have government-managed health care systems that govern reimbursement for new devices and procedures. The ability of hospitals supported by such systems to purchase our products is dependent, in part, upon public budgetary constraints. Canada and some European countries, for example, have tightened reimbursement rates. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our products may decline, which could adversely affect our net sales and could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Our business is subject to substantial government regulation relating to medical products that could have a material adverse effect on our business.

Government regulation in the United States and other countries is a significant factor affecting the research, development, formulation, manufacture and marketing of our products. In the United States, the FDA has broad authority to regulate the design, manufacture, formulation, marketing and sale of medical devices, skincare, and other medical products, and the Federal Trade Commission ("FTC") has broad authority over product advertising. Overseas, these activities are subject to foreign governmental regulation, which is in many respects similar to regulation in the United States but which vary from country to country. United States and foreign regulation continues to evolve, which could result in additional burdens on our operations. If we fail to comply with applicable regulations we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. Additionally, the cost of maintaining personnel and systems necessary to comply with applicable regulations is substantial and increasing.

Some of our products may require or will require regulatory approval prior to being marketed. The process of obtaining these approvals can be lengthy and expensive. We may not be able to obtain or maintain necessary approvals for testing or marketing our products. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed or other restrictions or requirements that reduce the value to us of the products. Regulatory authorities may also withdraw product approvals if we fail to comply with regulatory standards or if any problems related to our products develop following initial marketing. We are also subject to strict regulation with respect to our manufacturing operations. This regulation includes testing, control and documentation requirements, and compliance with current good manufacturing practices is monitored through inspections by regulatory authorities.

Our profitability depends, in part, upon our and our distributors' ability to obtain and maintain all necessary certificates, permits, approvals and clearances from United States and foreign regulatory authorities and to operate in compliance with applicable regulations. Delays in the receipt of, or failure to receive necessary approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Modifications to our marketed devices may require FDA regulatory clearances or approvals and may require us to cease marketing or recall the modified devices until such clearances or approvals are obtained.

When required, the products we market in the United States have been subjected to Pre-market Notification requirements under Section 510(k) of the Federal Food Drug & Cosmetics Act or were exempt from the 510(k) Pre-market Notification process. We have modified some of our products and product labeling since obtaining 510(k) clearance. If the FDA requires us to submit a new 510(k) Pre-market Notification for modifications to our existing products, we may be the subject of enforcement actions by the FDA and be required to stop marketing the products while the FDA reviews the 510(k) Pre-market Notification. If the FDA requires us to go through a lengthier, more rigorous examination than we expect, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline or otherwise adversely impact our growth. In addition, the FDA may determine that future products will be subject to the more costly, lengthy and uncertain Pre-market Approval, or PMA, process. Products that are approved through the PMA process generally need FDA approval before they may be modified.

Our products may be subject to product recalls even after receiving clearance or approval, which would harm our reputation and our business.

The FDA and foreign regulatory authorities have the authority to request and, in some cases, require the recall of products in the event of material deficiencies, design defects or manufacturing defects. A government-mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, design defects, or any other incidents related to our medical devices, including, but not limited to, adverse event recalls, cease and desist communications and any other product liability issues related to our medical devices. Any product recall would divert managerial and financial resources and harm our reputation with customers and our business.

If we fail to comply with the FDA's Quality System Regulation, our manufacturing could be delayed, and our product sales and profitability could suffer.

Our manufacturing processes are required to comply with the FDA's Quality System Regulation, which covers the procedures concerning (and documentation of) the design, testing, production processes, controls, quality assurance, labeling, packaging, storage and shipping of our devices. We also are subject to state requirements and licenses applicable to manufacturers of medical devices. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic unscheduled inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. Moreover, failure to pass a Quality System Regulation inspection or to comply with these and other applicable regulatory requirements could result in disruption of our operations and manufacturing delays. Failure to take adequate corrective action could result in, among other things, significant fines, suspension of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. We cannot assure you that the FDA or other governmental authorities would agree with our interpretation of applicable regulatory requirements or that we have in all instances fully complied with all applicable requirements. Any failure to comply with applicable requirements could adversely affect our product sales and profitability.

Loss of the services of key management personnel could adversely affect our business.

Our operations are dependent upon the skill, experience and performance of a relatively small group of key management and technical personnel, including our Chairman and our President and Chief Executive Officer. The unexpected loss of the services of one or more of key management and technical personnel could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Our business, operating results and financial condition could be adversely affected if we become involved in litigation regarding our patents or other intellectual property rights.

The orthopedic, orthotic, prosthetics and skincare product industries have experienced extensive litigation regarding patents and other intellectual property rights, and companies in this industry have used intellectual property litigation in an attempt to gain a competitive advantage. Our products may become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office, or USPTO, or the foreign equivalents thereto to determine the priority of inventions, by competitors or other companies. The defense and prosecution of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereto and related legal and administrative proceedings are both costly and time consuming. An adverse determination in litigation or interference proceedings to which we may become a party could:

  •
  subject us to significant liabilities to third parties;

  •
  require disputed rights to be licensed from a third-party for royalties that may be substantial; or

  •
  require us to cease using such technology.

Any one of these outcomes could have a material adverse effect on the market price of our common stock and our business, financial condition, and results of operations. Furthermore, we may not be able to obtain necessary licenses on satisfactory terms, if at all. Even if we are able to enter into licensing arrangements, costs associated with these transactions may be substantial and could include the long-term payment of royalties. Accordingly, adverse determinations in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on the market price of our common stock and our business, operating results and financial condition. Moreover, even if we are successful in such litigation, the expense of defending such claims could be material.

In addition, we may in the future need to litigate to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Such enforcement of our intellectual property rights could involve counterclaims against us. Any future litigation or interference proceedings may result in substantial expense to us and significant diversion of effort by our technical and management personnel.

Intellectual property litigation relating to our products could also cause our customers or potential customers to defer or limit their purchases, or cause healthcare professionals, agents and distributors to cease or lessen their support and marketing of our products.

In addition, in connection with our acquisition of Silipos, we may be subject to the Potential Poly-Gel Claims discussed under "Risk Factors—We may be adversely affected by legal actions or proceedings that could be commenced against us in the future," including intellectual property claims, brought by Poly-Gel. For any of these potential claims, SSL International plc, the seller of Silipos, has generally agreed to indemnify us for losses up to $2.0 million, after which we would be liable for any such claims. For claims arising out of conduct that occurs after the closing of the Silipos transaction on September 30, 2004, we have agreed to indemnify SSL against losses. We would expect to vigorously defend against any claims brought by Poly-Gel. However, if such claims were brought, we may not ultimately prevail.

We may not be able to maintain the confidentiality, or assure the protection, of our proprietary technology.

We hold a variety of patents, trademarks and copyrights in several countries, including the United States, that we are dependent on, including approximately 35 patents and patent applications worldwide and a number of trademarks for technologies and brands related to our product offerings. The ownership of a patent or an interest in a patent does not always provide significant protection, and the patents and patent applications in which we have an interest may be challenged as to their validity or enforceability. Others may independently develop similar technologies or design around the patented aspects of our technology. Challenges may result in potentially significant harm to our business. We are also dependent upon a variety of methods and technologies that we regard as proprietary trade secrets. In addition, we have (i) a non exclusive, paid up (except for certain administrative fees) license with Applied Elastomerics, Incorporated (the "AEI License") dated as of November 30, 2001, as amended, to manufacture and sell certain products using mineral oil based gels under certain patents, during the life of such patents, and (ii) a license with Gerald Zook (the "Zook License"), effective as of January 1, 1997, to manufacture and sell certain products using mineral oil based gels under certain patents and know how, during the life of such patents, in exchange for sales based royalty payments, that is exclusive as to certain products but is non exclusive as to others. We also have exclusive licenses to three types of orthotic devices which are patented in the United States and several foreign countries. We believe our trademarks and tradenames, including Langer™, Sporthotics™, PPT™, Silipos™, Explorer Gel Liner™, Siloliner™, and Silopad™, contribute significantly to brand recognition for our products, and the inability to use one or more of these names could have a material adverse affect on our business.

We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. There can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology and trade secrets.

Further, although we seek to protect our trade secrets, know-how and other unpatented proprietary technology, in part, with confidentiality agreements with certain of our employees and consultants, we cannot assure you that:

  •
  these confidentiality agreements will not be breached;

  •
  we will have adequate remedies for any breach;

  •
  we will not be required to disclose such information to the FDA or other governmental agency in order for us to have the right to market a product; or

  •
  trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or independently developed by our competitors.

Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products, which could have a material adverse effect on the market price of our common stock, and our business, financial condition and results of operations.

In addition, our licenses, including the AEI License and the Zook License, could be terminated under a variety of circumstances including for material breach of the license agreements or in the event of the bankruptcy or insolvency of the licensor. Any such termination could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

A portion of our revenues and expenditures is subject to exchange rate fluctuations that could adversely affect our reported results of operations.

While a majority of our business is denominated in United States dollars, we maintain operations in foreign countries, primarily the United Kingdom and Canada, that require payments in the local currency and payments received from customers for goods sold in these countries are typically in the local currency. Consequently, fluctuations in the rate of exchange between the United States dollar and certain other currencies may affect our results of operations and period-to-period comparisons of our operating results. For example, the value of the U.S dollar has fallen over the last year relative to the British pound and the Canadian dollar (which are the principal foreign currencies material to our business) causing an increase in our reported revenues when we convert the higher valued foreign currencies into U.S. dollars. If the value of the U.S. dollar were to increase in relation to those currencies in the future, there could be a negative effect on the value of our sales in those markets when we convert amounts to dollars when we prepare our financial statements. We do not engage in hedging or similar transactions to reduce these risks.

We may be liable for contamination or other harm caused by hazardous materials that we use.

Our research and development and manufacturing processes involve the use of hazardous materials. We are subject to federal, state and local regulation governing the use, manufacture, handling, storage and disposal of hazardous materials or waste. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials or waste, and we may incur liability as a result of any contamination or injury. In addition, under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third-party waste disposal sites even if such contamination was not caused by us. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations.

Our quarterly operating results are subject to fluctuations.

Our revenue and operating results have fluctuated and may continue to fluctuate from quarter to quarter due to seasonal factors and for other reasons. Revenues derived from our sales of orthotic devices has historically been significantly higher in North America in the warmer months of the year, while sales of orthotic devices in the United Kingdom has not historically experienced seasonality. We believe that this seasonality in North America results from the portion of our orthotics sales comprised of custom sandals which tend to be higher in the spring and summer months. Our experience has also been that physical activities in general tend to increase in warmer weather and that many patients of our customers in the healthcare profession tend to defer healthcare purchases until the spring months. Similarly, Silipos' business is also subject to some seasonality. Other factors which can result in quarterly variations include the timing and amount of new business generated by us, the timing of new product introductions, our revenue mix, acquisitions, the timing of additional selling and general and administrative expenses to support the anticipated growth and development of new business units and the competitive and fluctuating economic conditions in the orthopedic industry.

Quarter-to-quarter comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of likely future performance or annual operating results. Reductions in revenues or net income between quarters could result in a decrease in the market price of our common stock.

We may be unable to realize the benefits of our net operating loss ("NOL") carryforwards.

NOLs may be carried forward to offset federal and state taxable income in future years and eliminate income taxes otherwise payable on such taxable income, subject to certain adjustments. Based on current federal corporate income tax rates, our NOL could provide a benefit to us, if fully utilized, of significant future tax savings. However, our ability to use these tax benefits in future years will depend upon the amount of our otherwise taxable income. If we do not have sufficient taxable income in future years to use the tax benefits before they expire, we will lose the benefit of these NOL carryforwards permanently. Additionally, future utilization of net operating losses will be limited under existing tax law due to the change in control of Langer in 2001 and may be further limited as a result of this offering.

The amount of NOL carryforwards that we have claimed has not been audited or otherwise validated by the U.S. Internal Revenue Service (the "IRS"). The IRS could challenge our calculation of the amount of our NOL or any deductions or losses included in such calculation, and provisions of the Internal Revenue Code may limit our ability to carry forward our NOL to offset taxable income in future years. If the IRS were successful with respect to any challenge in respect of the amount of our NOL, the potential tax benefit of the NOL carryforwards to us could be substantially reduced.

The recent changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

The Financial Accounting Standards Board is requiring all public companies to treat the fair value of stock options granted to employees as an expense effective for the first interim reporting period that begins after June 15, 2005. When this change becomes mandatory, we and other companies will be required to record a compensation expense equal to the fair value of each stock option granted. Currently, we are generally not required to record compensation expense in connection with stock option grants. When we are required to expense the fair value of stock option grants, it will reduce the attractiveness to us of granting stock options because of the additional expense associated with these grants, which would negatively impact our reported results of operations. For example, had we been required to expense stock option grants by applying the measurement provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," our recorded net loss for the nine months ended September 30, 2004 of approximately $98,000 would have been increased by approximately $299,000, to a net loss of approximately $397,000 and our recorded net loss for the year ended December 31, 2003 of approximately $5,000 would have been increased by approximately $147,000, to a net loss of approximately of $152,000. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, when we are required to expense stock option grants, our future results of operations will be negatively impacted, as would our willingness to use stock options as an employee recruitment and retention tool.

Risks Related to Our Common Stock

One stockholder has the ability to significantly influence the election of our directors and the outcome of corporate action requiring stockholder approval.

As of February 9, 2005 Warren B. Kanders, our Chairman of the Board of Directors, in his capacity as sole manager and voting member of Langer Partners, LLC and the sole stockholder of Kanders & Company, Inc., may be deemed to be the beneficial owner of 2,008,523 shares, or approximately 40.9%, of our common stock prior to this offering.

Our current executive officers and directors, including Mr. Kanders', beneficially own an aggregate of 3,851,553 shares, or approximately 71.6% of our common stock prior to this offering and approximately 37.1% of our common stock after this offering, assuming our sale of 5,000,000 shares of common stock in this offering. In addition, Mr. Kanders, Andrew H. Meyers, our President, Chief Executive Officer and director, and Gregory R. Nelson our Board of Directors member, also participated in the tender offer by which Langer Partners, LLC, became the largest stockholder of the Company in February 2001. Our entire Board of Directors was designated by Langer Partners LLC in 2001 following the tender offer.

Consequently, Mr. Kanders, acting alone or together with our other officers and directors, has the ability to significantly influence all matters requiring stockholder approval, including the election of our directors and the outcome of corporate actions requiring stockholder approval, such as a change in control.

Additionally, Langer Partners, LLC is party to an agreement with Oracle Investment Management, Inc. ("Oracle"), the beneficial owner of some of our outstanding 4% Convertible Subordinated Notes. Pursuant to the agreement, Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge, or otherwise transfer any shares of our common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% Convertible Subordinated Notes held by it, or shares of common stock received upon conversion of the notes. Oracle has not converted or transferred any of the 4% Convertible Subordinated Notes to date. Oracle is considered to beneficially own 13.2% of our common stock prior to this offering and 6.6% of our common stock after this offering. Langer Partners further agreed with Oracle to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to our Board of Directors as is equal, on a percentage basis, to the aggregate percentage of our common stock owned by Oracle on a fully diluted basis. Under this arrangement, we believe Oracle would be currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

The price of our common stock has been and is expected to continue to be volatile, which could affect a stockholder's return on investment.

There has been significant volatility in the stock market and in particular in the market price and trading volume of securities of orthopedic and other health care companies, which has often been unrelated to the performance of the companies. The market price of our common stock has been subject to significant fluctuations, and we expect it to continue to be subject to such fluctuations for the foreseeable future. We believe the reasons for these fluctuations include, in addition to general market volatility, the relatively thin level of trading in our stock, and the relatively low public float. Therefore, variations in financial results, announcements of material events, technological innovations or new products by us or our competitors, our quarterly operating results, changes in general conditions in the economy or the health care industry, other developments affecting us or our competitors or general price and volume fluctuations in the market are among the many factors that could cause the market price of our common stock to fluctuate substantially.

Shares of our common stock have been thinly traded in the past.

Although a trading market for our common stock exists, the trading volume has not been significant and there can be no assurance that an active trading market for our common stock will develop or, if developed, be sustained in the future. As a result of the thin trading market or "float" for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future. Our common stock is currently traded on The Nasdaq Small Cap Market.

We may issue a substantial amount of our common stock in the future which could cause dilution to new investors and otherwise adversely affect our stock price.

A key element of our growth strategy is to make acquisitions. As part of our acquisition strategy, we may issue additional shares of common stock as consideration for such acquisitions. These issuances could be significant. To the extent that we make acquisitions and issue our shares of common stock as consideration, your equity interest in us will be diluted. Any such issuance will also increase the number of outstanding shares of common stock that will be eligible for sale in the future. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell off their common stock than investors purchasing in this offering, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than might otherwise be obtained. We may issue common stock in the future for other purposes as well, including in connection with financings, for compensation purposes, in connection with strategic transactions or for other purposes.

We have a significant amount of convertible indebtedness outstanding and may issue a substantial amount of our common stock in connection with these and other outstanding securities and in connection with future acquisitions and our growth plans; any such issuances of additional shares could adversely affect our stock price.

On October 31, 2001, we sold $14,589,000 of our 4% Convertible Subordinated Notes due August 31, 2006 in a private placement. The notes are convertible at any time into approximately 2,431,500 shares of our common stock, at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. The conversion of our Convertible Subordinated Notes could result in dilution in the value of the shares of our outstanding stock and the voting power represented thereby. The effect of the conversion of all of our outstanding 4% Convertible Subordinated Notes due August 31, 2006 would be to increase outstanding shares and dilute current shareholders by approximately 35% at September 30, 2004 and approximately 21% after giving effect to the offering (without regard to the overallotment). In addition, the conversion price of our notes may be lowered under the conversion price adjustment provisions in certain circumstances, including if we issue common stock at a net price per share less than the conversion price then in effect or if we issue rights, warrants or options entitling the recipients to subscribe for or purchase shares of our common stock at a price per share less than the conversion price (after taking into account any consideration we received for such rights, warrants or options). A reduction in the conversion price may result in the issuance of an additional number of shares upon the conversion of our notes. As described under "Capitalization," we also have a significant number of stock options and warrants outstanding.

We anticipate issuing additional shares of our common stock and may also issue additional securities convertible into or exercisable or exchangeable for common stock to finance acquisitions or for other reasons in the future. The number of outstanding shares of our common stock that will be eligible for sale in the future is, therefore, likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions or financings may be more likely to sell large quantities of their common stock, which may adversely affect the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained. If our security holders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our common stock to finance acquisitions. Additional shares sold to finance acquisitions and conversions, exercises and exchanges of other securities for common stock may also dilute our earnings per share.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a takeover attempt.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" (generally including mergers, consolidations and sales of 10% or more of the corporation's assets) with an "interested stockholder" (generally defined as a person owning 15% or more of the outstanding voting stock of the corporation, subject to certain exceptions) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

It could also discourage, delay or prevent another company from merging with us or acquiring us, even if our stockholders were to consider such a merger or acquisition to be favorable.

Additionally, our Board of Directors has the authority to issue up to 250,000 shares of preferred stock, and to determine the price, rights, preferences and restrictions, including voting and conversion rights, of those shares without any further action or vote by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future. Such provisions could adversely affect the holders of common stock in a variety of ways, including by potentially discouraging, delaying or preventing a takeover of us and by diluting our earnings per share.

We do not expect to pay dividends in the foreseeable future.

We currently do not intend to pay any dividends on our common stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes.

New investors in our common stock will experience immediate and substantial dilution.

The offering price of our common stock will be substantially higher than the net tangible book value of our common stock immediately after the offering. As a result, purchasers of our common stock in this offering will incur immediate and substantial dilution of approximately $5.64 per share. Those purchasers could experience additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution" for a more detailed discussion of the dilution new investors will incur in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including in the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Generally, you can identify these statements because they include words and phrases like "expect," "estimate," "anticipate," "predict," "believe," "plan," "will," "should," "intend," and similar expressions and variations. These statements are only predictions, and although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those anticipated due to a number of uncertainties, many of which cannot be foreseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face that are described in the section entitled "Risk Factors" and elsewhere in this prospectus.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

USE OF PROCEEDS

The net proceeds to us from the sale of the 5,000,000 shares of common stock offered hereby are estimated to be approximately $35,106,000 ($40,546,000 if the underwriters' over-allotment option is exercised in full), assuming an offering price of $7.80 per share and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us in connection with the offering.

We expect to use the net proceeds of this offering as follows:

  •
  approximately $5.5 million to repay the entire principal amount and interest outstanding under our 7% Senior Subordinated Notes due September 30, 2007, which we issued to finance a portion of the Silipos acquisition. Approximately $750,000 of this amount will be received by our largest stockholder, Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, our Chairman of the Board of Directors. Mr. Kanders is deemed to beneficially own the shares of our common stock owned by Langer Partners, LLC.

  •
  approximately $7.5 million to repay the entire principal amount and interest outstanding under our $7.5 million secured promissory note due March 31, 2006, which we issued to SSL International plc in connection with our September 30, 2004 acquisition of Silipos;

  •
  approximately $3.0 million to repay the entire principal amount and interest outstanding under our $3.0 million promissory note due December 31, 2009, which we issued to SSL International plc in connection with our September 30, 2004 acquisition of Silipos;

  •
  to satisfy our obligations in connection with any exercise of a put option held by Poly-Gel pursuant to the terms of a supply agreement, dated August 20, 1999, by and between Silipos and Poly-Gel, to cause Silipos to purchase the assets or shares of Poly-Gel (the "Put Option") at a purchase price of 1.5 times Poly-Gel's revenues over the prior 12 month period, which had a purchase price of approximately $2,355,000, based on revenues through September 30, 2004 (approximately $1,750,000, based on revenues through December 31, 2004). We recorded a liability as of September 30, 2004 of $2,500,000 which represents the estimated fair value of the obligation under the Put Option. The Put Option expires on February 16, 2005; and

  •
  to satisfy certain obligations under the Silipos purchase agreement which provide that, if we acquire Poly-Gel, pursuant to the Put Option or otherwise, for less than $4,500,000 and the aggregate amount of any liabilities and damages relating to Potential Poly-Gel Claims does not exceed $2,000,000, we are obligated to pay SSL an additional amount equal to $4,500,000 less the purchase price paid for Poly-Gel. Accordingly, our liability in respect of the Put Option could be as high as $4.5 million. If we do not acquire Poly-Gel and the amount, if any, of any liabilities for Potential Poly-Gel Claims does not exceed

  $2,500,000, then we will be obligated to pay SSL $1,000,000 plus an amount, not to exceed $500,000, for certain costs incurred by SSL in defense of any such Potential Poly-Gel Claims. Additionally, if the $7.5 Million Note that we issued to SSL in connection with the Silipos acquisition is not prepaid in full on or before March 31, 2005, we are obligated to either make an additional cash payment of $500,000 to SSL, or agree to increase the principal amount of the note by $1,000,000, both of which would be recorded as additional interest expense.

We intend to use any remaining proceeds from this offering, which we expect to be at least $14.6 million (which takes into account the potential obligations under the Silipos purchase agreement and Poly-Gel Put Option of $4.5 million as discussed above), to fund working capital and for other general corporate purposes. Although we are currently evaluating possible acquisition opportunities and have had discussions with Poly-Gel regarding the possible acquisition of Poly-Gel and one of its affiliates, we do not currently have any commitments or agreements with respect to any acquisitions (other than the Put Option). We do not know if our discussions with Poly-Gel will continue or whether we can reach an agreement on a transaction having terms acceptable to us, which could materially differ from the terms contemplated by the Put Option. Any remaining proceeds, in addition to cash from operations, will be our primary source of working capital as we do not have a line of credit or access to other capital. Additionally, we could use some or all of any remaining funds to repay our outstanding 4% Convertible Subordinated Notes, if they are not converted, when they mature on August 31, 2006. Mr. Kanders is a beneficial owner of $2,500,000 of those notes, and would receive an additional portion of the proceeds of this offering if the proceeds were applied to payment of the 4% Convertible Notes.

Pending application of the net proceeds for the purposes described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

In connection with issuance of the Senior 7% Subordinated Notes, we also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share. The fair value of the warrants issued with the 7% Senior Subordinated Notes on September 30, 2004 was determined to be $735,900 using the Black Scholes pricing model. This amount was recognized as a discount to the 7% Senior Subordinated Notes and is being amortized over the term of these notes. Additionally, to the extent that we prepay the 7% Senior Subordinated Notes due September 30, 2007 with a portion of the net proceeds from this offering, we will record the balance of the unamortized discount as interest expense in the quarter in which this offering is completed.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional information regarding our sources and uses of capital.

PRICE RANGE OF COMMON STOCK

Our common stock, par value $0.02 per share, is traded on The Nasdaq Small Cap Market under the symbol GAIT. The following table sets forth the high and low bid prices for the common stock as reported on The Nasdaq Small Cap Market for the specified periods. We are applying to have our common stock approved for quotation on The Nasdaq National Market.

The last reported sale price on February 9, 2005 was $7.80. On February 9, 2005, there were approximately 241 holders of record of our common stock. This figure excludes all owners whose stock is held beneficially or in "street" name.

Year ended December 31, 2003	High	Low
First Quarter	$3.80	$2.86
Second Quarter	$3.86	$2.55
Third Quarter	$3.73	$3.03
Fourth Quarter	$3.60	$2.71
Year ended December 31, 2004	High	Low
First Quarter	$7.49	$3.48
Second Quarter	$9.20	$5.43
Third Quarter	$7.15	$5.41
Fourth Quarter	$8.15	$5.50
Year ending December 31, 2005	High	Low
First Quarter (through February 9, 2005)	$8.11	$6.53

DIVIDEND POLICY

We have not declared any cash dividends in the past, and we do not presently anticipate declaring or paying any cash dividends in the future, on our common stock. We currently anticipate that we will retain all future earnings for use in our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on payment of dividends, and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our sale of 5,000,000 shares of common stock in this offering, at an assumed public offering price of $7.80 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and to give effect to the repayment of certain of our indebtedness as described in "Use of Proceeds."

The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus and the consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

	As of September 30, 2004
	Actual		As adjusted
	(In thousands, except share and per share amounts)
Short-term debt	$10,000	(1)(2)	$—
4% Convertible Subordinated Notes	14,589		14,589
Other long-term debt	10,464	(3)	2,700

Total long-term debt	35,053	(3)	17,289

Stockholders' equity:
Common stock, $0.02 par value; 50,000,000 shares authorized; 4,447,951 shares issued, actual; 4,380,851 shares outstanding, actual; 9,447,951 shares issued, as adjusted; 9,380,851 shares outstanding, as adjusted	89		189
Additional paid-in capital	13,939		48,945
Accumulated deficit	(9,257)		(10,060)
Accumulated other comprehensive loss	(258)		(258)
Treasury stock, at cost, 67,100 shares actual and as adjusted	(115)		(115)

Total stockholders' equity	4,398		38,701

Total capitalization	$39,451		$55,990

The above table excludes the following shares as of September 30, 2004:

  •
  1,204,504 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.94 per share;

  •
  120,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.02 per share;

  •
  2,431,500 shares of common stock issuable upon conversion of our outstanding 4% Convertible Subordinated Notes;

  •
  1,095,333 additional shares of common stock reserved for future grants under our 2001 Stock Incentive Plan subject to limitations. See "Management—2001 Stock Incentive Plan"; and

  •
  140,000 shares of restricted stock granted on November 12, 2004.

(1)
Includes the $7.5 million secured promissory note due March 31, 2006, which we intend to pay off in full with a portion of the proceeds of this offering on or before March 31, 2005.

footnotes continued on following page

(2)
Includes a liability of $2.5 million that we have recorded in connection with our obligation under the Put Option at September 30, 2004. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations".

(3)
Includes the Senior Subordinated Notes payable at their carrying value of $4,764,100, which represents the $5.5 million face value of the Senior Subordinated Notes less the unamortized discount of $735,900 attributable to 110,000 warrants to purchase shares of our common stock at an exercise price of $0.02 per share, our $3.0 million promissory note due December 31, 2009 and our obligation of $2.7 million under a capital lease.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

The net tangible book value of our common stock on September 30, 2004 was approximately $(14,007,000), or $(3.20) per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of the 5,000,000 shares of common stock we are offering through this prospectus, assuming a public offering price of $7.80 per share, and deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value at September 30, 2004 would have been approximately $20,296,000, or $2.16 per share. This represents an immediate increase in net tangible book value of $5.36 per share to existing stockholders and an immediate dilution of $5.64 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed public offering price per share		$7.80

Net tangible book value per share as of September 30, 2004	$(3.20)
Increase per share attributable to new investors	5.36

Net tangible book value per share after this offering		2.16

Dilution per share to new investors		$5.64

If the underwriters' overallotment option is exercised in full, the immediate increase in net tangible book value to existing stockholders would be $5.74 per share, and the immediate dilution to new investors purchasing shares of common stock in this offering would be $5.26 per share.

The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants and the conversion of convertible debt and therefore excludes as of September 30, 2004:

  •
  1,204,504 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.94 per share;

  •
  120,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.02 per share;

  •
  2,431,500 shares of common stock issuable upon conversion of our outstanding 4% Convertible Subordinated Notes;

  •
  1,095,333 additional shares of common stock reserved for future grants under our 2001 Stock Incentive Plan subject to limitations. See "Management—2001 Stock Incentive Plan"; and

  •
  140,000 shares of restricted stock granted November 12, 2004.

Some of the foregoing items would be antidilutive to investors while others would be dilutive. If all such options and warrants were exercised and convertible debt were converted, the aggregate effect would be an immediate increase in net tangible book value from $2.16 per share to $3.07 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. We derived the consolidated statements of operations data for the years ended February 29, 2000 and February 28, 2001 and the consolidated balance sheet data as of February 29, 2000, February 28, 2001, and December 31, 2001, from our audited financial statements not included in this prospectus. We derived the consolidated statements of operations data for the ten months ended December 31, 2001 and for the years ended December 31, 2002 and 2003, and the consolidated balance sheet data as of December 31, 2002 and 2003 from our audited financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations data for the nine months ended September 30, 2003 and 2004 and the consolidated balance sheet data as of September 30, 2004 from our unaudited condensed consolidated financial statements included in this prospectus. The unaudited condensed financial statement data includes, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. The historical results are not necessarily indicative of the operating results to be expected in the future.

				Year Ended December 31,
	Year Ended		Ten Months Ended December 31,			Nine Months Ended September 30,
	Feb. 29, 2000	Feb. 28, 2001
			2001	2002	2003	2003	2004
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$11,572	$12,072	$10,936	$18,677	$24,720	$18,283	$18,597
Change in control and restructuring expenses	—	(1,008)	—	—	—	—	—
(Loss) income from operations	(356)	(1,504)	139	(470)	764	403	478
(Loss) income before income taxes	(337)	(1,502)	73	(999)	161	(56)	15
Net (loss) income	(335)	(1,506)	70	(1,106)	(5)	(182)	(98)
Net (loss) income per share:
Basic	(.13)	(.58)	.02	(.26)	(.00)	(.04)	(.02)
Diluted	(.13)	(.58)	.02	(.26)	(.00)	(.04)	(.02)
Weighted average number of shares:
Basic	2,571	2,583	3,860	4,246	4,374	4,373	4,381
Diluted	2,571	2,583	4,307	4,246	4,374	4,373	4,381
	As of		As of December 31,			As of September 30,
	Feb. 29, 2000	Feb. 28, 2001	2001	2002	2003	2004
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Working capital	$1,715	$757	$16,655	$10,569	$7,434	$2,050
Total assets	4,738	4,554	20,700	23,810	24,023	46,822
Long-term liabilities (excluding current maturities)	277	126	14,719	15,937	15,528	26,063
Stockholders' equity	2,536	1,599	3,866	3,112	3,775	4,398

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements for the periods indicated below give effect to our acquisition of Silipos, which we consummated on September 30, 2004. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003 give effect to the acquisition of Silipos as if it had occurred on January 1, 2003.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 have been prepared by combining Langer's historical condensed consolidated statement of operations for the year ended December 31, 2003 with the historical condensed consolidated statement of operations of Silipos for the year ended March 31, 2004. The interim unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2004 have been prepared by combining Langer's historical condensed consolidated statement of operations for the nine months ended September 30, 2004 with Silipos' historical condensed consolidated statement of operations for the nine months ended September 30, 2004. Appropriate pro forma adjustments have been applied to the historical accounts.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the acquisition been completed as of the dates indicated and is not necessarily indicative of our future financial position or results of operations. Further, these unaudited pro forma condensed consolidated financial statements do not give effect to our possible acquisition of Poly-Gel and do not include any potential cost savings or synergies that we may achieve in the event we acquire Poly-Gel whether pursuant to the Put Option or otherwise. Langer believes that the exercise of the Put Option is possible. However, because the exercise of the Put Option is not within our control, we cannot determine the probability that the Put Option will be exercised.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Langer and Silipos, respectively, including related notes thereto, which are included elsewhere in this prospectus.

LANGER, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003

	Historical		Pro Forma
	Langer, Inc.	Silipos, Inc.(5)	Adjustments		Combined(4)
Net sales	$24,720,515	$20,838,169	$—		$45,558,684
Cost of sales	16,049,790	8,475,262	—		24,525,052

Gross profit	8,670,725	12,362,907	—		21,033,632
Selling expense	3,131,197	7,524,292	—		10,655,489
General and administrative expenses	4,775,142	2,001,582	172,512	(1)	6,949,236
Loss on impairment of goodwill(4)	—	9,124,344	—		9,124,344

Income (loss) from operations	764,386	(6,287,311)	(172,512)		(5,695,437)

Other income (expense):
Interest expense, net	(678,751)	(443,064)	(1,196,275	)(2)	(2,318,090)
Gain on foreign currency transactions	—	223,823	—		223,823
Other	75,798	4,834	—		80,632

Other expense, net	(602,953)	(214,407)	(1,196,275)		(2,013,635)

Income (loss) before income taxes	161,433	(6,501,718)	(1,368,787)		(7,709,072)
Provision for income taxes	166,904	1,072,657	(454,000	)(3)	785,561

Net loss	$(5,471)	$(7,574,375)	$(914,787)		$(8,494,633)

Net loss per common share:
Basic(5)	$(0.00)				$(1.94)

Diluted(5)	$(0.00)				$(1.94)

Weighted average number of common shares used in computation of net loss per share:
Basic	4,374,396				4,374,396

Diluted	4,374,396				4,374,396

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003

(1)
Reflects an increase to amortization expense of $172,512 due to a net increase from purchase accounting in the fair value of identifiable intangible assets with definite useful lives. Such adjustment is based upon a preliminary valuation of the assets acquired and liabilities assumed and is subject to change upon completion of the valuation process.

(2)
Reflects interest expense of $962,500 related to the acquisition debt used to fund our acquisition of Silipos as well as the interest expense of $233,775 associated with warrants issued in connection with the 7% Senior Subordinated Notes. The acquisition debt was issued by Langer on September 30, 2004 as follows:

  (i)
  $5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 to ten accredited investors.

  (ii)
  $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006 (the "$7.5 Million Note") to the seller of Silipos ("SSL").

  (iii)
  $3,000,000 principal amount of 5.5% promissory note due December 31, 2009, (the "$3.0 Million Note") to SSL.

The $5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 were issued to fund the cash portion of the purchase price for Silipos. As part of such issuance, we also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which are exercisable commencing the earlier of (i) six months after the refinancing or repayment of such notes, or (ii) September 30, 2005. The warrants expire September 30, 2009. The fair value of the warrants was determined to be $735,900 using the Black Scholes pricing model. Such amount will be amortized over the term of our 7% Senior Subordinated Notes due September 30, 2007 and recorded as additional interest expense. Additionally, to the extent that we are required to make an additional payment under the $7.5 Million Note due March 31, 2006 pursuant to the terms of the notes as described below, such an additional payment would be recorded as an additional interest expense.

The $7.5 Million Note is secured by the pledge of the stock of Silipos and, if not prepaid in full on or before March 31, 2005, we are obligated to make an additional payment of $500,000 or the principal amount will be increased by $1 million, both of which would be recorded as additional interest expense. Both the $7.5 Million Note and the $3.0 Million Note provide for semi-annual payments of interest at the rate of 5.5% per annum with the first payments due February 1, 2005. Additionally, the interest rate on the $7.5 Million Note increases from 5.5% to 7.5% on April 1, 2005 and if not repaid on or before March 31, 2006, the interest rate will increase to 12% per annum, escalating 3% per annum for each additional 90 days thereafter until the maximum rate permitted by law.

The $3.0 Million Note provides for a default rate of 11% per annum escalating by 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A financial default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. The $3.0 Million Note will be reduced by half of any additional payments actually made pursuant to the $7.5 Million Note if (i) the $3.0 Million Note is repaid in full on or before March 31, 2006, (ii) the $7.5 Million Note has been previously or simultaneously repaid, and (iii) the maturity date of the $7.5 Million Note has been extended to March 31, 2006.

(3)
Reflects the tax effect of the pro forma adjustments.

(4)
The pro forma amounts reflect the loss on impairment of historic goodwill of $9,124,344 that was recorded at March 31, 2004, prior to the acquisition of Silipos. Had the write-off of the historic goodwill not been reflected in the unaudited condensed consolidated statement of operations for the year ended December 31, 2003, income before income taxes would have been $1,415,272, net income would have been $629,711, basic and diluted net income per share would have been $0.13.

(5)
Basic net loss per common share is computed as follows: Net loss divided by basic weighted average common shares outstanding. Diluted net loss per common share is computed as follows: Net loss divided by diluted weighted average common shares outstanding.

LANGER, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

	Historical		Pro Forma
	Langer, Inc.	Silipos, Inc.(5)	Adjustments		Combined
		(as restated)(6)
Net sales	$18,596,823	$14,481,494	$—		$33,078,317
Cost of sales	11,957,703	5,689,140	—		17,646,843

Gross profit	6,639,120	8,792,354	—		15,431,474
Selling expense	2,384,172	5,847,563	—		8,231,735
General and administrative expenses	3,777,039	1,830,054	129,384	(1)	5,736,477
Put option expense	—	2,355,000	—		2,355,000

(Loss) income from operations	477,909	(1,240,263)	(129,384)		(891,738)

Other income (expense):
Interest expense, net	(467,145)	(332,298)	(904,704	)(2)	(1,704,147)
Gain on foreign currency transactions	—	26,868	—		26,868
Other	4,507	(1,322)	—		3,185

Other expense, net	(462,638)	(306,752)	(904,704)		(1,674,094)

(Loss) income before income taxes	15,271	(1,547,015)	(1,034,088)		(2,565,832)
Provision for income taxes	113,000	310,791	(310,791	)(3)	113,000

Net loss	$(97,729)	$(1,857,806)	$(723,297)		$(2,678,832)

Net loss per common share:
Basic(4)	$(.02)				$(.61)

Diluted(4)	$(.02)				$(.61)

Weighted average number of common shares used in computation of net loss per share:
Basic	4,380,707				4,380,707

Diluted	4,380,707				4,380,707

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2004

(1)
Reflects an increase to amortization expense of $129,384 due to a net increase from purchase accounting in the fair value of identifiable intangible assets with definite useful lives. Such adjustment is based upon a preliminary valuation of the assets acquired and liabilities assumed and is subject to change upon completion of the valuation process.

(2)
Reflects interest expense of $721,875 related to the acquisition debt used to fund our acquisition of Silipos as well as the interest expense of $182,829 associated with warrants issued in connection with the 7% Senior Subordinated Notes. The acquisition debt was issued by Langer on September 30, 2004 as follows:

(i)
$5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 to ten accredited investors.

(ii)
the $7.5 Million Note due to SSL.

(iii)
the $3.0 Million Note due to SSL.

The $5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 were issued to fund the cash portion of the purchase price for Silipos. As part of such issuance, we also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which are exercisable commencing the earlier of (i) six months after the refinancing or repayment of such notes, or (ii) September 30, 2005. The warrants expire September 30, 2009. The fair value of the warrants was determined to be $735,900 using the Black Scholes pricing model. Such amount will be amortized over the term of our 7% Senior Subordinated Notes due September 30, 2007 and recorded as additional interest expense. Additionally, to the extent that we are required to make an additional payment under the $7.5 Million Note due March 31, 2006 pursuant to the terms of the notes as described below, such an additional payment would be recorded as an additional interest expense.

The $7.5 Million Note is secured by the pledge of the stock of Silipos and, if not prepaid in full on or before March 31, 2005, we are obligated to make an additional payment of $500,000 or the principal amount will be increased by $1 million, both of which would be recorded as additional interest expense. Both the $7.5 Million Note and the $3.0 Million Note provide for semi-annual payments of interest at the rate of 5.5% per annum with the first payments due February 1, 2005. Additionally, the interest rate on the $7.5 Million Note increases from 5.5% to 7.5% on April 1, 2005 and if not repaid on or before March 31, 2006, the interest rate will increase to 12% per annum, escalating 3% per annum for each additional 90 days thereafter until the maximum rate permitted by law.

The $3.0 Million Note provides for a default rate of 11% per annum escalating by 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A financial default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. The $3.0 Million Note will be reduced by half of any additional payments actually made pursuant to the $7.5 Million Note if (i) the $3.0 Million Note is repaid in full on or before March 31, 2006, (ii) the $7.5 Million Note has been previously or simultaneously repaid, and (iii) the maturity date of the $7.5 Million Note has been extended to March 31, 2006.

(3)
Reflects the tax effect of the pro forma adjustments.

(4)
Basic net loss per common share is computed as follows: Net loss divided by basic weighted average common shares outstanding. Diluted net loss per common share is computed as follows: Net loss divided by diluted weighted average common shares outstanding.

(5)
The amounts reported for the nine months ended September 30, 2004 for Silipos exclude the loss on impairment of goodwill which was recorded during such nine month period. Such loss on impairment of goodwill was reflected on the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003.

(6)
The following table presents the originally reported amounts that are affected by the restatement compared to the amounts as restated.

	For the Nine Months Ended September 30, 2004
	As Restated	As Originally Reported
Put option expense	$2,355,000	$—
Operating (loss) income	(1,240,263)	1,114,737
Net (loss) income available to shareholder	(1,857,806)	497,194

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

We design, manufacture and distribute a range of medical products targeting the orthopedic, orthotic and prosthetic markets. We also offer a diverse line of skincare products for the medical, therapeutic and retail markets. We sell our products primarily in the United States and Canada, as well as in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals.

Our broad range of over 500 orthopedic products, including custom foot and ankle orthotic devices, pre-fabricated foot products, rehabilitation products, and gel-based orthopedic and prosthetics products are designed to correct, protect, heal and provide comfort for the patient. Our line of over 50 skincare products, which include scar management products and gel-based therapeutic gloves and socks, are designed to improve skin appearance and transmit moisture agents, vitamins and nutrients to the skin.

Since February 2001, we have consummated the following three acquisitions:

  •
  Silipos.    On September 30, 2004, we acquired Silipos from SSL International plc. Silipos is a leading designer, manufacturer and marketer of gel-based products focusing on the orthopedic, orthotic, prosthetic, and skincare markets. We acquired Silipos because of its distribution channels and proprietary products, and to enable us to expand into additional product lines that are part of our market focus. The aggregate consideration paid by us in connection with this acquisition was approximately $16.6 million, including transaction costs of approximately $1.1 million, subject to a dollar-for-dollar downward working capital adjustment. We paid SSL $5.0 million cash and delivered to SSL promissory notes totaling $10.5 million. Additionally, under circumstances described in "Managements Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations", we may be obligated to pay significant additional amounts in connection with the Silipos acquisition and the Put Option.

  •
  Bi-Op.    On January 13, 2003, we acquired Bi-Op Laboratories, Inc., which is engaged in the design, manufacture and sale of footwear and foot orthotic devices as well as orthotic and prosthetic services. We acquired Bi-Op to gain access to additional markets and complementary product lines. The aggregate consideration, including transaction costs, was $2.2 million, of which $1.8 million was paid in cash and the remaining portion paid through the issuance of 107,611 shares of our common stock.

  •
  Benefoot.    On May 6, 2002, we acquired the net assets of Benefoot, Inc., and Benefoot Professional Products, Inc. Benefoot designs, manufactures and distributes custom orthotics, custom Birkenstock® sandals, therapeutic shoes, and prefabricated orthotic devices to healthcare professionals. We acquired Benefoot to gain additional scale in our core custom orthotics business as well as to gain access to complementary product lines. The aggregate consideration, including transaction costs, was $7.9 million, of which $5.6 million was paid in cash, $1.8 million was paid through the issuance of 4% promissory notes and $0.5 million was paid through the issuance of 61,805 shares of common stock. In connection with this acquisition, we also assumed certain liabilities of Benefoot, including approximately $0.3 million of long-term indebtedness which was paid at closing.

We sell our products directly to health care professionals and also to wholesale distributors. Custom orthotic products are primarily sold directly to health care professionals. Other products sold in our orthopedic business are sold both directly to health care professionals and to distributors. Products sold in our skincare business are sold primarily to wholesale distributors. Revenue from product sales is recognized at the time of shipment. Our most significant expense is cost of sales. Cost of sales consists of materials, direct labor and overhead and related shipping costs. General and administrative expenses consist of executive, accounting and administrative salaries and related expenses, insurance, pension expenses, bank service charges, stockholder relations and amortization of identifiable intangibles with definite lives. Selling expenses consist of advertising, promotions, commissions, conventions, postage, travel and entertainment, sales and marketing salaries and related expenses.

For the year ended December 31, 2003 and the nine months ended September 30, 2004, we derived approximately 90% and 89% of our revenue, respectively, from North America, and approximately 10% and 11% of our revenue, respectively, outside of North America. Of our revenue derived from North America for the year ended December 31, 2003 and the nine months ended September 30, 2004, approximately 72% and 71%, respectively, was generated in the United States and approximately 18% and 18%, respectively, was generated from Canada. On a pro forma basis giving effect to our recent acquisition of Silipos, approximately 84% and 82% of our revenue, respectively, for the period ended December 31, 2003 and the nine months ended September 30, 2004 would have been derived from North America, and approximately 16% and 18% of our revenue, respectively, for these periods would have been derived outside of North America. On a pro forma basis giving effect to our recent acquisition of Silipos, for the year ended December 31, 2003 and the nine months ended September 30, 2004, approximately 73% and 71%, respectively, of our revenue was derived in the United States and approximately 10% and 11%, respectively, was derived in Canada.

Since January 1, 2002, we have had two reportable segments, custom orthotics and distributed products. As a result of the Silipos acquisition, beginning with the fourth quarter of 2004, we will report custom orthotics and distributed products as a single segment called orthopedics, and will report a new second segment called skincare. Accordingly, the information appearing below, which relates to prior periods, does not reflect the basis for presentation of financial results that will be used for subsequent periods.

On a pro forma basis giving effect to our recent acquisition of Silipos, approximately 87% and 88% of our revenue, respectively, for the year ended December 31, 2003 and the nine months ended September 30, 2004 would have been derived from our orthopedics segment, and approximately 13% and 12% of our revenue, respectively, for these periods would have been derived from our new skincare segment.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 1 of Notes to Consolidated Financial Statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results may differ from these estimates under different assumptions or conditions.

Accounting Estimates.    We believe the most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates associated with our determination of liabilities related to warranty activity and estimates associated with our reserves with respect to collectibility of accounts receivable, allowances for sales returns, inventory valuations, valuation allowance for deferred tax assets and impairment of goodwill and identifiable intangible assets. Various assumptions and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, and product mix. We constantly re-evaluate these significant factors and make adjustments where facts and circumstances dictate. Historically, actual results have not significantly deviated from those determined using the estimates described above.

Warranty Reserve.    Warranty reserves represent our estimate of future costs associated with our warranty of fabricated products and is based upon historical experience. The warranty reserve at December 31, 2002 was approximately $70,000. During the year ended December 31, 2003, we added approximately $404,000 to the reserve and charged approximately $404,000 against the reserve for costs incurred to complete warranty repairs. The warranty reserve at both September 30, 2004 and December 31, 2003 was approximately $70,000. If future costs incurred were to differ from our estimates, we may need to increase or decrease our reserve.

Revenue Recognition.    Revenue from the sale of our products is recognized upon shipment. We generally do not have any post-shipment obligations to customers other than for product warranties. We generally warrant our products against defects in materials and workmanship for a period of 6 months. We record provision for estimated future costs associated with our warranties of fabricated products/custom orthotics when we ship such products, based on historical experience. We also offer extended warranty contracts which we record as deferred revenue and recognize over the lives of the contracts (24 months) on a straight-line basis. See "Warranty Reserve," above. Revenue from shipping and handling fees is included in net sales in the consolidated statements of operations. Costs incurred for shipping and handling is included in the cost of sales in the consolidated statements of operations.

Allowance for Doubtful Accounts.    Our allowance for doubtful accounts has decreased on a percentage basis from 5.7% of accounts receivable at December 31, 2003 to 3.6% of accounts receivable at September 30, 2004. This is primarily due to the inclusion at September 30, 2004, of Silipos accounts receivable, at their fair value of approximately $3,366,000 in the consolidated accounts for the Company, whereas our allowance for doubtful accounts at September 30, 2004 without giving effect to the Silipos acquisition was 6.6%. Management believes that the overall allowance, as a percentage of accounts receivable at September 30, 2004 is appropriate based upon the consolidated collection and write-off history as well as the age of the consolidated accounts receivable. The allowance for doubtful accounts at December 31, 2002 was approximately $125,000. During the year ended December 31, 2003 we added approximately $118,000 to the allowance based upon increased net sales and our review of the accounts receivable aging. We wrote off or recovered approximately $18,000 against the allowance. The allowance for doubtful accounts at December 31, 2003 was approximately $225,000. During the three months ended September 30, 2004, we added $48,000 to the allowance and wrote off or recovered approximately $7,000 against the allowance. If future payments by our customers were different from our estimates, we may need to increase or decrease our allowance for doubtful accounts.

Other Allowances.    The sales returns and allowances at December 31, 2002 were approximately $28,000. During the year ended December 31, 2003 we added approximately $40,000 in current expense charges to the allowance based upon the increased net sales and our review of sales return and allowance trends during the year. The sales returns and allowances at both September 30, 2004 and December 31, 2003 were approximately $68,000. If actual sales returns and allowances were to differ from our estimates, we may need to increase or decrease our sales return and allowance.

Inventory Reserve.    The inventory reserve for excess or obsolete inventory at December 31, 2002 was approximately $220,000. During the year ended December 31, 2003 we added approximately $129,000 of additional reserves and wrote off approximately $39,000 in excess or obsolete inventory which was disposed of during the year. We reviewed our inventory levels and aging relative to current and expected usage and determined the requirement for additions to the reserve. The inventory reserve for obsolete inventory at December 31, 2003 was approximately $310,000. If the inventory quality or usage relative to quantities held were to deteriorate or improve in the future, we may need to increase or decrease our reserve for excess or obsolete inventory. Inventory write-downs represent the estimated loss of value of certain slow-moving inventory. Inventory usage is analyzed using turnover analysis, and an allowance for obsolescence is provided when inventory quantity exceeds its normal cycle. The percentage of allowance is based upon actual usage, historical data and experience. Most of these reserves are associated with raw materials used in the fabrication process and either represent items no longer utilized in the process or significant excess inventory. Inventory for which a reserve has been provided was $855,000 and $1,110,000, on an original cost basis, at December 31, 2003 and September 30, 2004, respectively. Certain of the raw material inventory for which a reserve was provided has subsequently been used in fabrication, with the related reserve being reversed. However, we re-evaluate the reserve each reporting period based upon the age of the existing inventory and the usage analysis. Thus, gross profit is not materially affected. With respect to finished goods (distributed products) certain of these items have been sold at reduced prices which have reduced gross profit. However, these items were sold for prices at or slightly above their adjusted carrying value and did not materially impact gross profit.

Valuation Allowance—Income Tax Asset.    The valuation allowance relating to deferred tax assets was approximately $2,408,000 at December 31, 2002 which represented a full allowance against all net deferred tax assets except approximately $6,000 related to an alternate minimum tax carryforward. During the year ended December 31, 2003, the valuation allowance increased by approximately $17,000 to approximately $2,425,000 at December 31, 2003. We believe this valuation allowance is required because it is more likely than not that these deferred tax assets will not be recognized. In connection with the acquisition of Silipos, we acquired certain deferred tax assets. We have evaluated all available evidence to determine whether a valuation allowance is needed. We have reviewed our financial position and our results of operations for the years ended December 31, 2003 and 2002 and the ten month period ended December 31, 2001. In connection with such review we have taken into account any changes in our ownership structure. While we have had a history of operating losses, Silipos has a history of generating taxable income. We believe that we may utilize future reversals of existing taxable temporary differences or future taxable income to realize upon the value of the net deferred tax assets.

After reviewing net deferred tax assets, we believe it is more likely than not that the deferred tax asset acquired in the Silipos acquisition will be realized.

Goodwill and Identifiable Intangible Assets.    Goodwill represents the excess of purchase price over fair value of identifiable net assets of acquired businesses. Identifiable intangible assets primarily represent allocations of purchase price to identifiable intangible assets of acquired businesses. Because of our strategy of growth through acquisitions, goodwill and other intangibles assets comprise a substantial portion (35.4% as of December 31, 2003 and 39.3% as of September 30, 2004) of our total assets.

The Company had no goodwill or other intangible assets prior to 2002. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other intangible Assets" ("SFAS 142"). We adopted SFAS 142 effective January 1, 2002. As a result of the adoption of this standard, amortization of goodwill and certain intangible assets with indefinite lives has been discontinued. Instead, we review these assets for impairment on an annual basis.

During 2002 and 2003, impairment tests of goodwill and indefinite-lived intangible assets and evaluation of the useful lives of acquired intangible assets subject to amortization were performed in accordance with SFAS 142. No impairment losses or adjustments to useful lives have been recognized as a result of these tests. Goodwill and identifiable intangible assets at December 31, 2002 were approximately $3,186,000 and approximately $3,313,000, respectively. During the year ended December 31, 2003, goodwill increased by approximately $1,350,000 which represented goodwill of approximately $820,000 created by the Bi-Op acquisition and approximately $530,000 representing performance based consideration pursuant to the Benefoot acquisition. During 2003, we added $900,000 of intangible assets with definite lives, all of which related to the Bi-Op transaction. Goodwill and identifiable intangible assets at December 31, 2003 were approximately $4,536,000 and approximately $3,960,000, respectively.

During the nine months ended September 30, 2004, goodwill increased by approximately $4,367,000 which represented the goodwill created by the Silipos acquisition of $4,203,000 and the final payment of deferred performance based consideration with respect to the Benefoot acquisition of approximately $164,000. Additionally, during the nine months ended September 30, 2004, we added approximately $5,732,000 of intangible assets with respect to the Silipos acquisition. Goodwill and identifiable intangible assets at September 30, 2004 were approximately $8,903,000 and $9,502,000, respectively. Goodwill and intangible assets relating to the Silipos acquisition are based upon a preliminary valuation and are subject to change upon completion of the valuation process.

Results of Operations

The following tables present the results and selected consolidated statements of operations data as a percentage of total revenues for the year ended December 31, 2003 and the consolidated nine months ended September 30, 2004, and the comparable results for the years ended December 31, 2002 and December 31, 2001, and the nine months ended September 30, 2003. In 2001 we changed our fiscal year-end from the last day of February to December 31. The unaudited results of operations for the twelve months ended December 31, 2001 have been derived from our previously reported results for the ten months ended December 31, 2001 plus the results for the two months ended February 28, 2001, and are unaudited.

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
Consolidated Statements of Operations Data:
Net sales	$12,782,366	$18,676,503	$24,720,515	$18,282,606	$18,596,823
Cost of sales	8,503,020	11,962,104	16,049,790	11,981,180	11,957,703

Gross profit	4,279,346	6,714,399	8,670,725	6,301,426	6,639,120
General and administrative expenses	2,768,134	3,867,882	4,775,142	3,564,550	3,777,039
Selling expenses	1,623,259	3,151,205	3,131,197	2,333,850	2,384,172
Research and development expenses	182,497	164,872	—	—	—
Change in control and restructuring expenses	795,667	—	—	—	—

(Loss) income from operations	(1,090,211)	(469,560)	764,386	403,026	477,909

Other income (expense):
Interest income	86,614	214,481	157,522	111,235	135,715
Interest expense	(143,394)	(829,498)	(836,273)	(628,606)	(602,860)
Other	(11,669)	86,214	75,798	58,684	4,507

Other expense, net	(68,449)	(528,803)	(602,953)	(458,687)	(462,638)

(Loss) income before income taxes	(1,158,660)	(998,363)	161,433	(55,661)	15,271
Provision for income taxes	3,118	107,294	166,904	126,650	113,000

Net loss	$(1,161,778)	$(1,105,657)	$(5,471)	$(182,311)	$(97,729)

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
Consolidated Statements of Operations Data:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	66.5	64.0	64.9	65.5	64.3

Gross profit	33.5	36.0	35.1	34.5	35.7
General and administrative expenses	21.7	20.7	19.3	19.5	20.3
Selling expenses	12.7	16.9	12.7	12.8	12.8
Research and development expenses	1.4	.9	—	—	—
Change in control and restructuring expenses	6.2	—	—	—	—

(Loss) income from operations	(8.5)	(2.5)	3.1	2.2	2.6

Other income (expense):
Interest income	.7	1.2	.6	.6	.7
Interest expense	(1.1)	4.4	(3.4)	(3.4)	(3.2)
Other	.1	.5	.3	.3	—

Other expense, net	(.5)	(2.8)	(2.4)	(2.5)	(2.5)

(Loss) income before income taxes	(9.1)	(5.4)	.7	(.3)	.1
Provision for income taxes	.0	.6	.7	.7	.6

Net loss	(9.1)%	(5.9)%	—%	(1.0)%	(.5)%

Nine Months Ended September 30, 2003 and 2004

Net loss for the nine months ended September 30, 2004 was approximately $98,000, as compared to a loss of approximately $182,000 for the nine months ended September 30, 2003, a decrease of approximately $84,000 or 46.2%. The principal reason for the decrease in the net loss was an improvement in gross profit attributable to an increase in net sales offset by an increase in general and administrative expenses.

Net sales for the nine months ended September 30, 2004 were approximately $18,597,000 as compared to approximately $18,283,000 for the nine months ended September 30, 2003, an increase of approximately $314,000 or 1.7%.

Net sales of custom orthotics for the nine months ended September 30, 2004 were approximately $14,273,000 as compared to approximately $14,009,000 for the nine months ended September 30, 2003, an increase of approximately $264,000 or 1.9%. This increase was primarily due to a price increase initiative that commenced in the first quarter of 2004, and an initiative to pass the cost of shipping to all customers, partially offset by a loss in volume. As a result of the shipping initiative, in the nine months ended September 30, 2004 Langer generated shipping revenue of $993,000 as compared to $787,000 in the nine months ended September 30, 2003. The podiatric customer base for our custom foot orthotics, which comprises a large part of our custom orthotics business market is characterized by many of our customers having long purchasing histories with us and our maintenance of a customer base for these products that has remained relatively consistent in size.

Net sales of distributed products for the nine months ended September 30, 2004 were approximately $4,324,000 as compared to approximately $4,274,000 for the nine months ended September 30, 2003, an increase of approximately $50,000 or 1.2%. This increase was primarily due to an increase in the number of products available for sale and focused market efforts in the distributed products segment.

Cost of sales decreased approximately $23,000, to approximately $11,958,000 for the nine months ended September 30, 2004, as compared to approximately $11,981,000 for the nine months ended September 30, 2003. This decrease was primarily due to the Company's focus on cost containment measures, which was partially offset by increases in the cost of certain materials, principally sandals. Costs of sales in the custom orthotics segment were approximately $9,328,000 or 65.4% of net sales in the custom orthotics segment for the nine months ended September 30, 2004, as compared to approximately $9,494,000 or 67.8% of net sales in the custom orthotics segment for the nine months ended September 30, 2003. Cost of sales in the distributed products segment were approximately $2,629,000 or 60.8% of net sales in the distributed products segment for the nine months ended September 30, 2004 as compared to approximately $2,487,000 or 58.2% of net sales in the distributed products segment in the nine months ended September 30, 2003.

Gross profit increased approximately $338,000 or 5.4%, to approximately $6,639,000 for the nine months ended September 30, 2004, as compared to approximately $6,301,000 for the nine months ended September 30, 2003. Gross profit as a percentage of net sales for the nine months ended September 30, 2004 was 35.7%, as compared to 34.5% for the nine months ended September 30, 2003. Gross profit for the orthotics segment was $4,944,000 during the nine months ended September 30, 2004 as compared to approximately $4,515,000 for the nine months ended September 30, 2003. Gross profit for the distributed products segment was $1,695,000 for the nine months ended September 30, 2004 as compared to approximately $1,786,000 for the nine months ended September 30, 2003. For the nine months ended September 30, 2004, gross profit in custom orthotics and distribution products was 34.6% and 39.2%, respectively as compared to 32.2% and 41.8%, respectively, for the nine months ended September 30, 2003. The increase in gross profit in custom orthotics from 32.2% to 34.6% was attributable to a 5% price increase in custom orthotics, an increase in the sale of ankle foot orthotics, which have a higher gross profit then other custom orthotics, offset by a 8% reduction in the sales volume of custom orthotics. The sales volume declined due to the price increase. The decrease in gross profit in distributed products from 41.8% to 39.2% was attributable to a 10% price decrease in the therapeutic shoe program and an 8% reduction in sales volume, partially offset by an increase in the sale of other distributed products, including PPT which has higher profit margins than the therapeutic shoe program. The price decrease for the therapeutic shoe program was designed to stimulate sales; however, there was an approximate 3% reduction in volume due to continued competitive pressure and an approximate 5% reduction in volume due to the discontinuation of a direct-to-consumer shoe program in early 2004. Additionally, in the aggregate, gross profit as a percentage of net sales increased principally due to lower labor costs and lower manufacturing overhead partially offset by increases in certain product costs. The lower labor costs and lower manufacturing overhead, resulting in a higher gross profit percentage which we expect to benefit from in the future, was the result of cost containment measures undertaken in 2004 and described in the cost of sales analysis. The cost containment measures included a reduction in staff of approximately 6% and a decrease in overtime required which was consistent with the reduction in volume in the custom orthotics segment.

General and administrative expenses for the nine months ended September 30, 2004 were approximately $3,777,000 or 20.3% of net sales as compared to approximately $3,565,000 or 19.5% of net sales for the nine months ended September 30, 2003. The increase in general and administrative costs of approximately $212,000, or 6.0%, was a result of increased costs associated with the acquisition and implementation of a new information technology platform (depreciation) as well as increases in professional fees and insurance expense in connection with compliance with the Sarbanes Oxley Act of 2002 and the revised listing requirements of The Nasdaq Stock Market which are expected to remain at such levels.

Selling expenses increased approximately $50,000, or 2.1%, to approximately $2,384,000 for the nine months ended September 30, 2004 as compared to approximately $2,334,000 for the nine months ended

September 30, 2003. Selling expenses as a percentage of net sales were 12.8% for both periods and were consistent with management's expectation and the level of operations.

Other expenses were approximately $463,000 for the nine months ended September 30, 2004, as compared to approximately $459,000 for the nine months ended September 30, 2003. The reason for the increase in other expenses is that the 2003 period reflect non-recurring income (there were no such items in the 2004 period) that was partially offset in the 2004 period by increases in financing charges (interest income), and a decrease in interest expense due to the repayment of the Benefoot Notes.

Years Ended December 31, 2002 and 2003

Net loss for the year ended December 31, 2003 was approximately $5,000, as compared to a loss of approximately $1,106,000 for the year ended December 31, 2002. The principal reason for the decrease in the loss was an increase in net sales and gross profit partially offset by an increase in general and administrative expenses both of which are described below.

Net sales for 2003 were approximately $24,721,000 as compared to approximately $18,677,000 in 2002, an increase of approximately $6,044,000 or 32.4%. Net sales increased in 2003 due to in part to the full year effect of the Benefoot acquisition which closed on May 6, 2002 and thus was only included in the consolidated results for a portion of 2002. Additionally, net sales increased in 2003 as compared to 2002 due to net sales of approximately $1,624,000 generated by Bi-Op Laboratories, Inc. which was acquired in January 2003.

Net sales of custom orthotics increased approximately $4,447,000 or 30.3% to approximately $19,116,000 in 2003 from approximately $14,669,000 in 2002. This increase was primarily due to an increase in domestic custom othotics of approximately $2,124,000, reflecting a full year of operations from the Benefoot acquisition which occurred in May 2002, net sales associated with Bi-Op of approximately $1,624,000 which was acquired in January 2003 and increased sales of custom orthotics in the United Kingdom of approximately $300,000. The increase in custom orthotics sales revenue in the U.K. in 2003 was attributable 62% to increased volume and 38% to currency fluctuations.

Net sales of distributed products increased by approximately $1,597,000 or 39.8% to approximately $5,605,000 in 2003 from approximately $4,008,000 in 2002. This increase was primarily attributable to a full year of operations from the Benefoot acquisition which occurred in May 2002.

Cost of sales increased approximately $4,088,000 or 34.2%, to approximately $16,050,000 in 2003, as compared to approximately $11,962,000 in 2002. This increase was primarily due to a 32.4% increase in net sales primarily attributable to the full year effect of the Benefoot acquisition and the Bi-Op acquisition. The reasons that the costs of sales increase was greater than the increase in net sales is explained in the gross profit discussion below. Costs of sales in the custom orthotics segment were $12,898,000 or 67.8% of net sales in the custom orthotics segment for the year ended December 31, 2003, as compared to $9,763,000 or 67.0% of net sales in the custom orthotics segment for the year ended December 31, 2002. Cost of sales in the distributed products segment were $3,139,000 or 55.2% of net sales in the distributed products segment for the year ended December 31, 2003, as compared to $2,199,000 or 53.4% of net sales in the distributed products segment for the year ended December 31, 2002.

Gross profit increased approximately $1,957,000 or 29.1%, from approximately $6,714,000 in 2002 to approximately $8,671,000 in 2003 and was consistent with the increase in net sales. Consolidated gross profit margin decreased from 36.0% in 2002 to 35.1% in 2003 due to decreases in gross profit percentages in both operating segments. Custom orthotics gross profit margin decreased slightly in 2003 as compared to 2002 primarily due to an increase in direct labor costs in the U.K. U.K. direct labor costs increased due to normal salary increases. Distributed products gross profit margin decreased slightly as well in 2003 as compared to 2002, primarily due to a change in product mix.

General and administrative expenses were approximately $4,775,000 or 19.3% of net sales in 2003 as compared to approximately $3,868,000 or 20.7% of net sales in 2002. The increase in general and administrative expenses of approximately $907,000, or 23.4%, was attributable to the amounts associated with Bi-Op which was acquired in January 2003 (approximately $275,000) as well as an increase in legal and professional fees with respect to our regulatory compliance, an increased provision for our incentive bonus plan, an increase in insurance costs, principally workers compensation and an increase in pension expense. The decrease in general and administrative expenses as a percentage of sales was primarily related to efficiencies created through the leverage of Langer's infrastructure and the integration of Benefoot. The efficiencies created by the purchase of Benefoot, which we expect to continue to benefit from in the future, resulted from the elimination of redundant salaries and the spreading of certain marketing and administrative expenses over a larger revenue base.

In 2003, we did not incur any research and development expenses. In 2002, such amounts were approximately $165,000.

Selling expenses decreased approximately $20,000, or 0.6%, to approximately $3,131,000 for the year ended December 31, 2003 as compared to approximately $3,151,000, for the year ended December 31, 2002 and as a percentage of net sales were approximately 12.7% in 2003 as compared to approximately 16.9% in 2002. Selling expenses increased approximately $319,000 in connection with the 2003 acquisition of Bi-Op which was acquired in 2003; such increase was more than offset by the general reduction in selling expenses reflecting certain synergies of the Benefoot acquisition; which provided a larger sales base with more products.

Other expenses were approximately $603,000 in 2003 as compared to approximately $529,000 in 2002, an increase of approximately $74,000, or 14.0%. Interest expense, which is substantially related to fixed rate debt, was consistent in 2003 as compared to 2002 based upon the amount of indebtedness outstanding. Interest income decreased by approximately $57,000, from approximately $214,000 to approximately $158,000, or 27% in 2003 as compared to 2002 due to a decrease in the amount available for investment in short-term interest bearing accounts.

The provision for income taxes increased to approximately $167,000 in 2003 from approximately $107,000 in 2002. Prior to the adoption of SFAS No. 142, we would not have needed a valuation allowance for the portion of the net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carryforward period of the net operating losses. Therefore, we recorded a deferred income tax expense of approximately $158,000 and $82,000 during the years ended December 31, 2003 and 2002, respectively. The deferred income tax expense recorded in 2003 was partially offset by the recognition of a deferred tax benefit of approximately $6,000 related to an alternative minimum tax carryforward. Additionally, our foreign tax provision decreased to $119 in 2003 from approximately $25,000 in 2002 because we had pre-tax losses from foreign operations in 2003.

Years Ended December 31, 2001 and 2002

The net loss for 2002 was approximately $1,106,000, as compared to a net loss of approximately $1,162,000 for the unaudited twelve month period ended December 31, 2001, a decrease of approximately $56,000 or 4.8%. As discussed above, the information for the year ended December 31, 2001 is presented on an annualized basis because in 2001 we changed our fiscal year-end from the last day of February to December 31. Below is a discussion of the comparative results for these periods.

Net sales for 2002 were approximately $18,677,000 as compared to approximately $12,782,000 for the 2001 period, an increase of approximately $5,895,000, or 46.1%. This increase was primarily due to increased net sales attributable to the Benefoot acquisition, which closed on May 6, 2002, and were approximately $4,899,000 in 2002. The remainder of the increase was attributable to an increase in sales volume due to the introduction to Langer's existing customers of products acquired through the acquisition of Benefoot.

Net sales of custom orthotic products were approximately $14,669,000 in 2002 as compared to approximately $11,423,000 in the 2001 period, an increase of approximately $3,246,000 or approximately 28%. Approximately $2,702,000 of this increase was attributable to the Benefoot acquisition. The balance of the increase was attributable to an increase in sales volume.

Net sales of distributed products increased by approximately $2,648,000, or 195%, to approximately $4,008,000 in 2002 as compared to approximately $1,360,000 for the 2001 period. Approximately $2,197,000 of the increase was attributable to net sales related to the Benefoot acquisition and approximately $451,000 was the result of increased sales of PPT and other distributed products.

Cost of sales increased approximately $3,459,000, or 41%, to approximately $11,962,000 for 2002, as compared to approximately $8,503,000 for 2001. This increase was primarily due to a 46% increase in net sales attributable to the acquisition of Benefoot which was completed in May 2002.

The gross profit increased approximately $2,435,000, or 56.9%, from approximately $4,279,000 in 2001 to approximately $6,714,000 in 2002 and was consistent with the increase in net sales. Gross profit margin in 2002 was 36.0% as compared to 33.5% for 2001. Gross profit margin improved primarily as the result of improvement in efficiencies in the manufacturing process, reduction in overhead costs and increased sales.

General and administrative expenses increased approximately $1,100,000, or 39.7%, to approximately $3,868,000 in 2002 as compared to approximately $2,768,000 for 2001. The increase was due to a management commitment to strengthen our technology platform and management personnel as well as professional fees, insurance expense and amortization associated with certain identifiable intangible asset acquired in 2002. General and administrative expenses as a percentage of net sales was approximately 20.7% in 2002 as compared to approximately 21.7% in 2001. The decrease in general and administrative expenses as a percentage of sales was primarily related to the increase in net sales which spread the general and administrative expenses over a larger base.

Research and development was approximately $165,000 in 2002 as compared to approximately $182,000 in the 2001 period, a decrease of approximately $17,000, or 9.3%, which was consistent with our level of research and development activity.

Selling expense increased approximately $1,528,000, or 94.1%, to approximately $3,151,000 in 2002, as compared to approximately $1,623,000 for the 2001 period due to the effect of the Benefoot acquisition, increases in related payroll and investments made in improving the sales and marketing infrastructure including executive and managerial personnel. Selling expense as a percentage of net sales increased to approximately 16.9% in 2002 from approximately 12.7% in 2001, due to the strengthening of our sales and marketing infrastructure.

Other expense was approximately $529,000 in 2002 as compared to approximately $68,000 for the 2001 period, an increase of approximately $461,000, or 677.9%. The principal reason for the increase was interest (including amortization of debt issuance costs) relating to our 4% Convertible Subordinated Notes which were issued in October 2001 and were outstanding for all of 2002, partially offset by interest income earned on unutilized proceeds.

The provision for income taxes increased to approximately $107,000 in 2002 from approximately $3,000 in the 2001 Period. Prior to the adoption of SFAS No. 142 in January 2002, we would not have needed a valuation allowance for the portion of the net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carryforward period of the net operating losses. Therefore, we recorded a deferred income tax expense of approximately $82,000 during the year ended December 31, 2002 which would not have been required prior to the adoption of SFAS 142. SFAS 142 did not affect our provision for income taxes in the 2001 period. Additionally, our foreign tax provision increased to approximately $25,000 in 2002 from approximately $11,000 in the 2001 Period due to increased pre-tax earnings from foreign operations.

Liquidity and Capital Resources

Working capital as of September 30, 2004 was approximately $2,050,000, as compared to approximately $7,434,000 as of December 31, 2003. Cash balances at September 30, 2004, were approximately $3,529,000, a decrease of approximately $2,005,000 from approximately $5,534,000 at December 31, 2003. The reduction in working capital is attributable to the classification of the $7.5 million 5.5% secured promissory note and the $2.5 million estimated obligation in connection with the Put Option as current liabilities (see "—Contractual Obligations" and "—Long-term Debt"). The reduction in cash at September 30, 2004 as compared to December 31, 2003 is primarily attributable to the use of cash to repay $800,000 of Promissory Notes in connection with the Benefoot acquisition, to pay contingent consideration of approximately $466,000 in connection with the Benefoot acquisition, and expenditures associated with the implementation of an enterprise wide computer software system totaling $528,000 and purchases of inventory. Such amounts were partially offset by the unused proceeds (as of September 30, 2004) from our 7% Senior Subordinated Notes due September 30, 2007 ($391,000) and the cash acquired in the Silipos transaction ($380,000).

Net cash (used in) operating activities was approximately ($643,000) for the nine months ended September 30, 2004. Net cash provided by (used in) operating activities was approximately $450,000, approximately ($1,351,000) and approximately ($973,000) in 2003, 2002 and the ten months ended December 31, 2001, respectively. Net cash (used in) operations in the nine months ended September 30, 2004 primarily reflects cash used to fund increased inventory levels of approximately $599,000 and the payment of prepaid acquisition costs as well as a reduction in accounts payable and other current liabilities of $431,000. The net cash provided from operations in 2003 primarily reflects the full year benefit of the Benefoot acquisition as well as the Bi-Op acquisition. The net cash (used in) operations in 2002 primarily reflects the costs incurred in connection with the infrastructure build up as a result of the Benefoot acquisition, partially offset by synergies from the acquisition. The net cash (used in) operations in 2001 was primarily due to an increase in prepaid expenses and other assets of $963,000 (relating to the transaction with Benefoot which was completed in 2002) as well as increases in accounts receivable and inventory levels and accounts payable balances of approximately $117,000, $166,000 and $168,000, respectively.

Net cash (used in) investing activities in the nine months ended September 30, 2004 was ($6,059,000). Cash (used in) investing activities was approximately ($3,300,000), approximately ($5,037,000) and approximately ($272,000) in 2003, 2002, and the ten months ended December 31, 2001, respectively. Net cash (used in) investing activities in the nine months ended September 30, 2004 reflects the cash payment for Silipos (net of cash acquired) of approximately $4,862,000 as well as the payment of deferred performance-based consideration with respect to the Benefoot acquisition of approximately $466,000 and, purchases of property and equipment of approximately $731,000, principally investment in the new information technology platform. Net cash (used in) investing activities in 2003 represents the cash purchase price paid for Bi-Op net of cash acquired and performance-based contingent consideration paid with respect to Benefoot of approximately $1,897,000 and investment in property and equipment of approximately $1,402,000, principally the new information technology platform. Net cash (used in) investing activities in 2002 reflects the purchase price paid for Benefoot of approximately $4,704,000, as well as purchases of property and equipment of approximately $334,000. Net cash used in investing activities in 2001 of approximately $272,000 was attributable to the purchase of property and equipment.

Net cash provided by financing activities was approximately $4,702,000 in the nine months ended September 30, 2004. Cash flows (used in) provided by financing activities were ($1,000,000), approximately $7,000 and approximately $16,173,000 in 2003, 2002 and the ten months ended December 31, 2001, respectively. Net cash provided by financing activities in the nine months ended September 30, 2004 represents the proceeds of our 7% $5,500,000 Senior Subordinated Notes due September 30, 2007, partially offset by the final $800,000 payment under the Benefoot notes. One of the purchasers of 7% Senior Subordinated Notes due September 30, 2007 was Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, our Chairman of the Board of Directors. Net cash used in financing activities in 2003 represent a $1,000,000 payment due under the Benefoot notes. Net cash provided by financing activities in 2002 of approximately $7,000 represents the proceeds from the exercise of stock options. Net cash provided by financing activities in 2001 reflects the proceeds from the issuance of the 4% Convertible Subordinated Notes of $14,589,000, proceeds from the issuance of shares from the option exercise of $2,135,000 and proceeds from the exercise of stock options of approximately $31,000, partially offset by payments on other indebtedness of approximately $581,000.

Changes in Significant Balance Sheet Accounts—September 30, 2004

Accounts receivable net increased from approximately $3,628,000 at December 31,2003 to approximately $7,120,000 at September 30, 2004, an increase of approximately $3,492,000. The increase is primarily the accounts receivable acquired in the Silipos acquisition of $3,366,000 as well as a 3% increase in accounts receivable, due mostly to lower collections in the quarter ended September 30, 2004.

Inventories increased from approximately $2,497,000 at December 31, 2003 to approximately $5,729,000 at September 30, 2004, an increase of approximately $3,232,000. Approximately $2,638,000 of the increase was attributable to the inventory acquired in the Silipos acquisition, with the balance attributable to increased purchases of distributed products (including shoes) to take advantage of volume pricing and to build inventory levels for flexibility.

Prepaid expenses and other increased from approximately $495,000 at December 31, 2003 to approximately $2,032,000 at September 30, 2004, an increase of approximately $1,537,000. The increase was primarily attributable to prepaid expenses of approximately $1,096,000 acquired in the Silipos transaction as well as prepaid transaction costs associated with the potential acquisition of Poly-Gel of approximately $300,000.

Property and equipment increased from approximately $2,496,000 at December 31, 2003 to approximately $6,980,000 at September 30, 2004, an increase of approximately $4,484,000. The increase was attributable to property and equipment acquired in the Silipos transaction of approximately $4,059,000, plus investment in property and equipment in the nine months ended September 30, 2004 (primarily the investment in our new technology platform, partially offset by depreciation during the nine months ended September 30, 2004.

Identifiable intangible assets, net increased from approximately $3,960,000 at December 31, 2003 to approximately $9,502,000 at September 30, 2004, an increase of approximately $5,542,000, and was comprised of identifiable intangible assets of $5,732,000 recorded with respect to the acquisition of Silipos, offset by amortization expense of approximately $190,000 recorded for the nine months ended September 30, 2004.

Other assets increased from approximately $877,000 at December 31, 2003 to approximately $3,026,000 at September 30, 2004, an increase of approximately $2,149,000. The change was primarily attributable to deferred tax assets acquired in the Silipos transaction of approximately $2,293,000, partially offset by amortization of deferred debt acquisition costs of approximately $145,000.

Goodwill increased from approximately $4,536,000 at December 31, 2003 to approximately $8,903,000 at September 30, 2004, an increase of approximately $4,367,000, of which approximately $4,203,000 was associated with the Silipos acquisition and approximately $164,000 was associated with the performance based contingent consideration related to the Benefoot transaction.

Accounts payable increased from approximately $1,133,000 at December 31, 2003 to approximately $1,692,000 at September 30, 2004, an increase of approximately $559,000, which represented the net effect of the accounts payable assumed in the Silipos acquisition of approximately $847,000, partially offset by a decrease in accounts payable of approximately $287,000, which was primarily the result of items being paid in accordance with their terms, and our taking advantage of certain discounts for early payments.

Other current liabilities increased from approximately $2,114,000 at December 31, 2003 to approximately $3,981,000 at September 30, 2004, an increase of approximately $1,867,000. The change was primarily attributable to accrued liabilities assumed in the Silipos acquisition of approximately $1,401,000 plus accrued acquisition costs relating to Silipos of approximately $579,000, partially offset by the repayment of deferred contingent consideration of approximately $302,000 at December 31, 2003.

Changes in Significant Balance Sheet Accounts—December 31, 2003

Accounts receivable net increased from approximately $2,937,000 at December 31, 2002 to $3,628,000 at December 31, 2003, an increase of approximately $691,000 or approximately 24%. Such increase is reflective of a 32% increase in net sales and an increase on collections due to an enhanced focus on collections in 2003.

Inventory increased approximately $144,000, or approximately 6%, from approximately $2,353,000 at December 31, 2002 to approximately $2,497,000 at December 31, 2003 and was consistent with our increased level of operations.

Prepaid expenses and other decreased by approximately $132,000, from approximately $627,000 at December 31, 2002 to approximately $495,000 at December 31, 2003. The decrease was attributable to prepaid transaction costs of approximately $140,000 incurred with respect to the Bi-Op acquisition which were capitalized in 2002 and included in the purchase price upon the completion of the acquisition in January 2003.

Property and equipment, net increased by approximately $1,552,000 from approximately $944,000 at December 31, 2002 to approximately $2,496,000 at December 31, 2003. The increase was attributable to property and equipment acquired as part of the Bi-Op acquisition of approximately $437,000, as well as the purchases of property and equipment of $1,402,000 (including the investment in our information technology platform of $1,100,000) offset partially by depreciation incurred in 2003 of $398,000.

Identifiable intangible assets, net increased by approximately $647,000, from approximately $3,313,000 at December 31, 2002 to approximately $3,960,000 at December 31, 2003. The increase was attributable to intangible assets of $900,000 purchased as part of the Bi-Op acquisition partially offset by amortization of $253,308 recognized in 2003.

Goodwill increased by approximately $1,350,000 from approximately $3,186,000 at December 31, 2002 to approximately $4,536,000 at December 31, 2003. The increase was attributable to goodwill of approximately $820,000 in connection with the Bi-Op acquisition and approximately $530,000 was attributable to deferred performance based consideration paid or accrued with respect to the Benefoot transaction.

Other assets decreased by approximately $160,000, from approximately $1,037,000 at December 31, 2002 to approximately $877,000 at December 31, 2003, primarily as a result of the amortization of deferred debt acquisition costs.

Current maturities of long term debt were approximately $800,000 at December 31, 2003 as compared to approximately $1,000,000 at December 31, 2002 and represent the committed scheduled payments related to the promissory notes issued in connection with the Benefoot acquisition due on a current basis at each date.

Accounts payable decreased by approximately $103,000, or from approximately $1,236,000 at December 31, 2002 to approximately $1,133,000 at December 31, 2003, which was attributable to the timing of certain payments which were made prior to the end of 2003 partially offset by accounts payable associated with Bi-Op at December 31, 2003.

Other current liabilities increased by approximately $250,000, or from approximately $1,864,000 at December 31, 2002 to approximately $2,114,000 at December 31, 2003. This increase was primarily attributable to the accrual of performance-based consideration at December 31, 2003 of approximately $302,000 and an increase in accrued professional fees and other liabilities, partially offset by reductions in accrued payroll and sales credits payable.

Long term debt decreased by $800,000, from $15,389,000 at December 31, 2002 to $14,589,000 at December 31, 2003, which reflected the required payment during 2003 relating to the Promissory Notes issued in connection with the Benefoot acquisition.

Other liabilities increased by approximately $424,000, from approximately $176,000 at December 31, 2002 to approximately $600,000 at December 31, 2003. The principal reasons for the increase was the deferred income taxes provided in accordance with FAS 142 with respect to goodwill in prior years as well as the goodwill created by the Bi-Op acquisition in 2003.

Contractual Obligations

Certain of our facilities and equipment are leased under noncancelable operating leases. Additionally, as discussed above, we have certain long-term and short-term indebtedness. The following is a schedule, by fiscal year, of future minimum rental payments required under current operating leases and debt repayment requirements as of September 30, 2004, which includes obligations that existed as of December 31, 2003:

Contractual Obligations (in thousands)	Payment due By Period
	Total	Quarter ending December 31, 2004	1 Year	2–3 Years	4–5 Years	After 5 Years
Operating Lease Obligations	$1,399	$170	$531	$598	$100	$—
Capital Lease Obligations	6,814	97	401	833	876	4,607
Promissory Note(1)	7,500	—	7,500	—	—	—
Convertible Notes	14,589	—	—	14,589	—	—
Senior Subordinated 7% Notes	5,500	—	—	5,500	—	—
Promissory Note	3,000	—	—	—	3,000	—
Obligation Under Put Option(2)	2,500	—	2,500	—	—	—

Total	$41,302	$267	$10,932	$21,520	$3,976	$4,607

(1)
Assumes that the $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006 will be repaid before March 31, 2005.

(2)
Reflects the liability of $2.5 million which we have accrued in connection with our obligation under the Put Option.

Pursuant to the terms of the supply agreement, Poly-Gel has the option to cause Silipos to purchase the assets or shares of Poly-Gel at a purchase price, payable in cash, of 1.5 times Poly-Gel's revenues over the 12 month period prior to the exercise of the Put Option. The purchase price was approximately $2,355,000, based on revenues through September 30, 2004 (approximately $1,750,000, based on revenues through December 31, 2004). At September 30, 2004, we recorded a liability of $2,500,000 which represents the estimated fair value of the obligation under the Put Option. The Put Option expires on February 16, 2005. If the Put Option is exercised, then the parties are obligated to negotiate in good faith (other than with respect to purchase price) with a view towards concluding a written definitive purchase agreement within ninety (90) days after the date on which the Put Option was exercised.

If we acquire Poly-Gel for less than $4,500,000, whether pursuant to the Put Option or otherwise, and liabilities and damages relating to Potential Poly-Gel Claims do not exceed $2,000,000, we are obligated pursuant to the terms of the Silipos purchase agreement to pay SSL an additional amount of $4,500,000 less the purchase price paid for Poly-Gel, which could result in a payment to SSL of up to $4.5 million. We have had discussions with Poly-Gel regarding the possible acquisition of Poly-Gel and one of its affiliates. We do not know if our discussions with Poly-Gel will continue or whether we can reach an agreement on a transaction having terms acceptable to us, which could materially differ from the terms contemplated by the Put Option. Our aggregate liability under the Put Option and Silipos' purchase agreement could be as high as $4.5 million.

If we do not acquire Poly-Gel and the amount of any liabilities for Potential Poly-Gel Claims does not exceed $2,500,000, then we will be obligated under the Silipos purchase agreement to pay SSL $1,000,000, plus an amount, not to exceed $500,000, for certain costs incurred by SSL in defense of any such Potential Poly-Gel Claims. Because the obligation under the Silipos purchase agreement to pay Silipos could range from $0 to $4,500,000, Langer cannot determine the outcome of an amount within the range beyond a reasonable doubt. Langer, therefore, did not and will not record a liability for such obligation until such time as when the consideration becomes payable. Langer has disclosed such contingent consideration in the notes to the unaudited condensed consolidated financial statements for the nine months ended September 30, 2004.

Additionally, if the $7.5 Million Note we issued to SSL in connection with the Silipos acquisition is not prepaid in full on or before March 31, 2005, we are obligated to either make an additional cash payment of $500,000 to SSL, or agree to increase the principal amount of the note by $1,000,000, both of which would be recorded as additional interest expense.

Long-term Debt

On October 31, 2001, we sold $14,589,000 of our 4% Convertible Subordinated Notes, due August 31, 2006, in a private placement (the "Convertible Notes"). The Convertible Notes are convertible at the option of the holders at any time into our common stock at a conversion price of $6.00 per share and are subordinated to all of our existing or future senior indebtedness. We received net proceeds of approximately $13,668,000 from this offering. The cost of raising these proceeds, including placement and legal fees, was approximately $921,000, which is being amortized over the life of the Convertible Notes. The amortization of these costs for the years ended December 31, 2003 and 2002 was approximately $194,000 and approximately $193,000, respectively. Cash paid for interest is payable semi-annually on the last date in June and December. Cash payments for interest expense for each of the years ended December 31, 2003 and 2002 on these Notes was approximately $584,000. Cash payments for interest expense for the nine months ended September 30, 2004 on these notes were approximately $292,000.

We issued $1,800,000 in 4% promissory notes ("Benefoot Notes") in connection with the acquisition of Benefoot. $1,000,000 of the Benefoot Notes was paid on May 6, 2003 and the balance was paid on

May 6, 2004. Interest expense with respect to the Benefoot Notes was $45,932 and $47,200 in 2003 and 2002, respectively.

On September 30, 2004, we completed the acquisition of all of the outstanding stock of Silipos (See Footnote 2(c), "Acquisition of Silipos," of our unaudited financial statements for the nine months ended September 30, 2004). In connection with the acquisition of Silipos, we issued:

  •
  $5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 to ten accredited investors.

  •
  $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006 (the "$7.5 Million Note") to SSL.

  •
  $3,000,000 principal amount of 5.5% promissory note due December 31, 2009 (the "$3.0 Million Note") to SSL.

The $5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 were issued to fund the cash portion of the purchase price for Silipos. As part of such issuance, we also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of such notes, or (ii) September 30, 2005. The warrants expire September 30, 2009. The fair value of the warrants was determined to be $735,900 using the Black Scholes pricing model. Such amount will be amortized over the term of our 7% Senior Subordinated Notes due September 30, 2007 and recorded as an additional interest expense. Additionally, to the extent that we are required to make an additional payment under our $7.5 Million Note, pursuant to the terms of the notes as described below, such additional payment would be recorded as an additional interest expense.

The $7.5 Million Note is secured by the pledge of the stock of Silipos and, if not prepaid in full on or before March 31, 2005, we are obligated to make an additional payment of $500,000 (which would be recorded as additional interest expense) or the principal amount will be increased by $1 million. Both the $7.5 Million Note and the $3.0 Million Note provide for semi-annual payments of interest at the rate of 5.5% per annum with the first payments due February 1, 2005. Additionally, the interest rate on the $7.5 Million Note increases from 5.5% to 7.5% on April 1, 2005 and if not repaid on or before March 31, 2006, the interest rate will increase to 12% per annum, escalating 3% per annum for each additional 90 days thereafter until the maximum rate permitted by law. Financial covenants under the $7.5 Million Note require that Silipos maintain a tangible net worth of at least $4.5 million, and prohibit us from incurring any further indebtedness, except for borrowed money in excess of $3.5 million for working capital, any amounts borrowed to pay for the purchase of Poly-Gel pursuant to the Put Option, and equipment or capital leases up to a maximum amount of $500,000.

The $3.0 Million Note provides for a default rate of 11% per annum escalating by 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. The $3.0 Million Note will be reduced by half of any additional payments actually made pursuant to the $7.5 Million Note if (i) the $3.0 Million Note is repaid in full on or before March 31, 2006, (ii) the $7.5 Million Note has been previously or simultaneously repaid, and (iii) the maturity date of the $7.5 Million Note has been extended to March 31, 2006.

It is anticipated that the $7.5 Million Note, the $3.0 Million Note and the 7% Senior Subordinated Notes due September 30, 2007, will be repaid with a portion of the proceeds from this offering. In addition, we intend to use a portion of the proceeds from this offering to pay any obligation that we may have under the Silipos purchase agreement and the Put Option.

Capital Resources

Our principal cash need is to reduce debt and other liabilities incurred in connection with our acquisition of Silipos, as well as provide working capital and fund growth.

Our ability to fund working capital requirements and make acquisitions and anticipated capital expenditures and satisfy our debt obligations will depend on our future performance, which is subject to general economic, financial and other factors, some of which are beyond our control, as well as the availability to us of other sources of liquidity. We believe that based on current levels of operations and anticipated growth, cash flow from operations, together with the net proceeds from the offering being made by this prospectus and other available sources of funds, will be adequate for at least the next twelve months to fund our working capital requirements, debt service obligations and to make anticipated capital expenditures. If the offering is not completed and alternative financing cannot be secured we may not be able to prepay the $7.5 Million Note on March 31, 2005, or make the $500,000 payment due March 31, 2005 if we do not make the prepayment, in which event the principal of the note would be increased by $1,000,000. The $7.5 Million Note is due (subject to the prepayment provision described in the preceding sentence) on March 31, 2006. In addition, if we do not complete this offering and are unable to arrange for other financing, we may also be unable to fulfill our obligations under the Poly-Gel Put Option or our previously described obligations in the event we acquire Poly-Gel (whether pursuant to the Put Option or otherwise) to pay to SSL pursuant to the Silipos purchase agreement, $4.5 million less the amount we pay for Poly-Gel. In such event, we would seek to restructure our debt, and we cannot be sure that we would be able to do so. In 2003, and through the nine months ended September 30, 2004, we did not have earnings after taxes. There can be no assurance that our business will generate cash flow from operations sufficient to enable us to fund our liquidity needs, which includes debt that matures in 2006, 2007 and 2009. In such event, we may need to raise additional funds through public or private equity, borrowings from banks or other institutional lenders or debt financings. In addition, our growth strategy contemplates us making acquisitions, and we may need to raise additional funds for this purpose. We may finance acquisitions of other companies or product lines in the future from existing cash balances, through borrowings from banks or other institutional lenders, and/or the public or private offerings of debt or equity securities. We cannot assure you that any such funds will be available to us on favorable terms or at all.

The fair value of the warrants issued with the Senior Subordinated Notes was $735,900, determined using the Black Scholes pricing model. Such amount will be amortized over the term of our 7% Senior Subordinated Notes due September 30, 2007 and recorded as an additional interest expense. Additionally, to the extent that we are required to make an additional payment under our $7.5 million secured promissory note due March 31, 2006, such additional payment would be recorded as an additional interest expense.

Seasonality

Revenue derived from our sales of orthotic devices in North America has historically been significantly higher in the warmer months of the year, while sales of orthotic devices by the Company's United Kingdom subsidiary has historically not evidenced any seasonality. Other factors which can result in quarterly variations include the timing and amount of new business generated by the Company, the timing of new product introductions, the Company's revenue mix, the timing of additional selling, general and administrative expenses to support the anticipated growth and development of new business units and the competitive and fluctuating economic conditions in the orthopedic industry.

Quarterly Results of Operations (unaudited)

Set forth below is certain unaudited quarterly financial data for each of the Company's last eleven quarters, and such data expressed as a percentage of the Company's revenue for the respective quarters. The information has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to fairly present such quarterly information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

	March 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004
Sales	$3,138	$4,692	$5,483	$5,363	$5,585	$6,365	$6,333	$6,438	$5,764	$6,547	$6,285
Cost of sales	2,023	2,983	3,517	3,439	3,790	4,073	4,114	4,073	3,791	4,160	4,007

Gross profit	1,115	1,709	1,966	1,924	1,795	2,292	2,219	2,365	1,973	2,387	2,278
Operating expenses:
Selling	522	798	871	960	712	798	784	837	807	786	790
General & administrative	724	1,041	998	1,105	1,069	1,271	1,206	1,230	1,174	1,344	1,259
Research & development.	46	44	38	37	—	—	—	—	—

Total operating expenses	1,292	1,883	1,907	2,102	1,781	2,069	1,990	2,067	1,981	2,130	2,049

Income (loss) from operations	(177)	(174)	59	(178)	14	223	229	298	(8)	257	229
Interest and other income (expense)	(116)	(142)	(153)	(118)	(227)	(153)	(142)	(80)	(161)	(155)	(147)

Income (loss) before taxes	(293)	(316)	(94)	(296)	(213)	70	87	218	(169)	102	82
Provision for income taxes	4	10	7	86	45	44	38	40	50	25	38

Net income (loss)	$(297)	$(326)	$(101)	$(382)	$(258)	$26	$49	$178	$(219)	$77	$44

Net Income (loss) per share
Basic	$(.07)	$(.08)	$(.02)	$(.09)	$(.06)	$.01	$.01	$.04	$(.05)	$.02	$.01
Diluted	$(.07)	$(.08)	$(.02)	$(.09)	$(.06)	$.01	$.01	$.04	$(.05)	$.02	$.01
	March 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004
Sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	64.5	63.6	64.1	64.1	67.9	64.0	65.0	63.3	65.8	63.5	63.8

Gross profit	35.5	36.4	35.9	35.9	32.1	36.0	35.0	36.7	34.2	36.5	36.2
Operating expenses:
Selling	16.6	17.0	15.9	17.9	12.7	12.5	12.4	13.0	14.0	12.0	12.6
General & administrative	23.1	22.2	18.2	20.6	19.1	20.0	19.0	19.1	20.3	20.5	20.0
Research & development	1.5	.9	.7	.7	—	—	—	—	—	—	—

Total operating expenses	41.2	40.1	34.8	39.2	31.8	32.5	31.4	32.1	34.3	32.5	32.6

Income (loss) from operations	(5.7)	(3.7)	1.1	(3.3)	0.3	3.5	3.6	4.6	(0.1)	4.0	3.6
Interest and other income (expense)	(3.7)	(3.0)	(2.8)	(2.2)	(4.1)	(2.4)	(2.2)	(1.2)	(2.8)	(2.4)	(2.3)

Income (loss) before taxes	(9.3)	(6.7)	(1.7)	(5.5)	(3.8)	1.1	1.4	3.4	(2.9)	1.6	1.3
Provision for income taxes	.1	.2	.1	1.6	0.8	0.7	0.6	0.6	0.9	0.4	0.6

Net income (loss)	(9.4)%	(6.9)%	(1.8)%	(7.1)%	(4.6)%	0.4%	0.8%	2.8%	(3.8)%	1.2%	0.7%

Inflation

We have in the past been able to increase the prices of our products or reduce overhead costs sufficiently to offset the effects of inflation on wages, materials and other expenses, and anticipate that we will be able to continue to do so in the future.

Quantitative and Qualitative Disclosures About Market Risk

In general, business enterprises can be exposed to market risks, including fluctuation in commodity and raw materials prices, foreign currency exchange rates, and interest rates that can adversely affect the cost and results of operating, investing, and financing. In seeking to minimize the risks and/or costs associated with such activities, we manage exposure to changes in commodities and raw material prices, interest rates and foreign currency exchange rates through our regular operating and financing activities. We do not utilize financial instruments for trading or other speculative purposes, nor do we utilize leveraged financial instruments or other derivatives. The following discussion about our market rate risk involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

Our exposure to market rate risk for changes in interest rates relates primarily to our short-term monetary investments. There is a market rate risk for changes in interest rates earned on short-term money market instruments. There is inherent rollover risk in the short-term money market instruments as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and business financing requirements. However, there is little risk of loss of principal in the short-term money market instruments, rather, the primary risk relates to a potential reduction in future interest income. Derivative instruments are not presently used to adjust our interest rate risk profile.

The majority of our business is denominated in United States dollars. There are costs associated with our operations in foreign countries, primarily the United Kingdom and Canada, which require payments in the local currency and payments received from customers for goods sold in these countries are typically in the local currency. We partially manage our foreign currency risk related to those payments by maintaining operating accounts in these foreign countries and by having customers pay us in those same currencies.

Recently Issued Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material impact on our consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, rescinds SFAS No. 4, which required all gains and losses from the extinguishment of debt to be classified as an extraordinary item and amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The rescission of SFAS No. 4 is effective for fiscal years beginning after May 15, 2002. The remainder of the statement is generally effective for transactions occurring after May 15, 2002 with earlier application encouraged. The adoption of SFAS No. 145 did not have a material impact on our consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." This statement addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities. This statement includes the restructuring activities that were previously accounted for pursuant to the guidance set forth in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and other Costs to exit an Activity (including Certain Costs Incurred in a Restructuring)," costs related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated-nullifying the guidance under EITF 94-3. Under SFAS No. 146 the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS No. 146 did not have a material effect on our consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure requirements about the guarantor's obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of this interpretation are effective for financial statement periods ending after December 15, 2002. We have included the required disclosures under FIN 45 in the notes to the consolidated financial statements. The adoption of the recognition and measurement provisions of FIN 45 did not have a material effect on our consolidated financial statements.

In January 2003 and revised in December 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 and an amendment to FIN 46 entitled FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities ("FIN 46R"). FIN 46R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support form other parties. FIN 46R will be applied by us to those entities that are considered variable interest entities as of March 31, 2004. We do not expect that the adoption of FIN 46R will have a material effect on our consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity. The statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132(R), Employers' Disclosures about Pensions and Other Postretirement Benefits, ("SFAS 132(R)"), which requires additional disclosures about assets, obligation, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. We adopted the required revised disclosure provisions of SFAS 132(R) as of December 31, 2003, except for the disclosure of estimated future benefit payments, which we are required to disclose as of December 31, 2004.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs ("SFAS 151"). SFAS 151 amends the guidance in Chapter 4 of Accounting Research Bulletin No. 43, Inventory Pricing, to clarify the accounting for amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 requires that these types of items be recognized as current period charges as they occur. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the impact of adoption of SFAS 151 on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation ("SFAS 123(R)"). This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) will be effective for us as of the beginning of the first interim reporting period that begins after June 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on our consolidated financial statements commencing with the third quarter of the year ending December 31, 2005.

BUSINESS

Overview

We design, manufacture and distribute a broad range of medical products targeting the orthopedic, orthotic and prosthetic markets. We also offer a diverse line of skincare products for the medical, therapeutic and retail markets. We sell our products primarily in the United States and Canada, as well as in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals.

Our broad range of over 500 orthopedic products, including custom foot and ankle orthotic devices, pre-fabricated foot products, rehabilitation products, and gel-based orthopedic and prosthetics products, are designed to correct, protect, heal and provide comfort for the patient. Our line of over 50 skincare products, which include scar management products and gel-based therapeutic gloves and socks, are designed to improve skin appearance and transmit moisture agents, vitamins and nutrients to the skin.

Acquisition History

In February 2001, an investor group and management team, led by our current Chairman of the Board of Directors Warren B. Kanders, our President and Chief Executive Officer, Andrew H. Meyers, and our Board of Directors member, Gregory R. Nelson, purchased a controlling interest in Langer, a custom orthotics company distributing its products primarily to podiatric professionals.

The investor group and management team sought Langer as a platform to pursue a growth strategy in the orthopedic industry. Since that time, in connection with our growth strategy, we have consummated the following three strategic acquisitions:

  •
  Silipos.    On September 30, 2004, we acquired Silipos Inc. from SSL International plc. Silipos is a leading designer, manufacturer and marketer of gel-based products focusing on the orthopedic, orthotic, prosthetic, and skincare markets. We acquired Silipos because of its distribution channels and proprietary products, and to enable us to expand into additional product lines that are part of our market focus. The aggregate consideration paid by us in connection with this acquisition was approximately $16.6 million, including transaction costs, paid in cash and notes, subject to a dollar-for-dollar downward adjustment to the extent that Silipos' working capital is less than $5,000,000. Additionally, under circumstances described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations", we may be obligated to pay significant additional amounts in connection with the Silipos acquisition and the Put Option.

  •
  Bi-Op.    On January 13, 2003, we acquired Bi-Op Laboratories, Inc., which is engaged in the design, manufacture and sale of footwear and foot orthotic devices as well as orthotic and prosthetic services. We acquired Bi-Op to gain access to additional markets and complementary product lines. The aggregate consideration, including transaction costs, was $2.2 million, paid in cash and shares of our common stock.

  •
  Benefoot.    On May 6, 2002, we acquired the net assets of Benefoot, Inc., and Benefoot Professional Products, Inc. Benefoot designs, manufactures and distributes custom orthotic, custom Birkenstock® sandals, therapeutic shoes, and prefabricated orthotics devices to healthcare professionals. We acquired Benefoot to gain additional scale in our core custom orthotics business as well as to gain access to complementary product lines. The aggregate consideration, including transaction costs, was $7.9 million, consisting of cash, notes, the assumption of liabilities consisting of approximately $0.3 million of long-term debt paid at closing and shares of our common stock.

Our Addressable Markets

Orthopedic

The orthopedic market we target is comprised of orthotic devices and prosthetic componentry for non-invasive use. Orthotics are specialized devices to supplement or support abnormal or weakened limbs or joints. These devices are specially designed to improve function and correct injuries or deformities of existing limbs or body parts and can be both custom designed to individual patient requirements or pre-fabricated for off-the-shelf use. Orthotic products range from full body spinal orthoses and custom fabricated arch supports to braces for the back, shoulder, arm or knee; they may be rigid, semi-rigid, or soft and flexible depending on the requirement of the patient as evaluated by the doctor treating the patient.

Prosthetics involve the design, fabrication and fitting of artificial limbs for patients who have lost their limbs due to traumatic injuries, vascular diseases, diabetes, cancer and congenital diseases. Our target market is comprised of the production and distribution of the components utilized in the fabrication of these prosthetic devices. Prosthetic componentry includes external mechanical joints such as hips and knees, artificial feet and hands, and sheaths and liners utilized as an interface between the amputee's skin and prosthetic socket.

Based on third-party research, we believe that the global orthopedic markets that we target represented approximately $2.4 billion in sales in 2003, with the United States accounting for approximately half of this amount, and are expected to grow to approximately $3.4 billion by the end of 2008.

We believe that growth of the orthopedic markets we target will be driven by the following factors:

  •
  Aging Population.    By 2010, it is estimated that the number of people in the United States between the ages of 40 and 60 will grow from approximately 58 million today to more than 64 million. With longer life expectancy, expanded insurance coverage, improved technology and devices, and greater mobility, individuals are expected to seek orthopedic rehabilitation services and products more often.

  •
  Increased Demand for Non-Invasive Procedures.    We believe there is growing awareness and clinical acceptance by patients and healthcare professionals of the benefits of non-invasive solutions, which should continue to drive demand for non-operative rehabilitation products.

  •
  Technological Sophistication of Orthotic and Prosthetic Devices.    In recent years the development of stronger, lighter and cosmetically appealing materials has led to advancements in design technology, driving growth in the orthotic and prosthetic industries. A continuation of this trend should enable the manufacture of new products that provide greater protection and comfort, and that more closely replicate the function of natural body parts.

  •
  Need for Replacement and Continuing Care.    Most prosthetic orthotic devices have useful lives ranging from three to five years, necessitating ongoing warrant replacement and retrofitting for the life of the patient.

  •
  Growing Emphasis on Physical Fitness, Leisure Sports and Conditioning.    As a large number of individuals participate in athletic activities, they are increasingly likely to suffer strains and injuries, requiring non-operative orthopedic rehabilitation products.

Skincare

Skincare products are generally sold in the retail cosmetic marketplace and include cleansers, toners, moisturizers, exfoliants, and facial masks. Independent research has reported that moisturizing products account for the predominant portion of the skincare market. Many of these products combine traditional moisturizing agents with compounds such as retinoids, hydroxy acids, and anti-oxidants that smoothe and soothe dry skin, retain water in the outer layer skin cells and help maintain or reinforce the skin's protective barrier, particularly skin tissue damaged from surgery or injury.

Based on third-party research, we believe that the U.S. skincare moisturizer market, which is the market we target, represented approximately $2.0 billion in sales in 2003 and is expected to grow to approximately $2.5 billion by the end of 2008.

We believe that growth in this market will be driven by an aging population, an increasing number of image-conscious consumers, and the growth and popularity of spas and body/facial treatment centers.

Growth Strategy

  •
  Gain Access to New Sales Channels and Leverage Customer Relationships.    We are focused on expanding our customer base and offering an increasing array of products within our distribution channels. Our distribution historically focused on individual podiatry practices, accounting for 85% of our revenues in 2003. On a pro forma basis after giving effect to our recent acquisition of Silipos, for the nine months ended September 30, 2004, approximately 56% and 44% of our revenue is derived from medical practitioners and medical distributors, respectively. We believe this diversification will facilitate access to a new customer base for our historical products, as well as provide the opportunity to offer new products to our existing customers.

  •
  Continue to Introduce New Products and Product Enhancements.    We have a history of product innovation. Since 2002, we have introduced 82 new products, including activity-specific custom orthotics, a proprietary custom ankle-foot orthotics program, an enhanced version of our Explorer® mineral oil-based prosthetic liner, the SoftZone® heel pad product line, and a new line of shock absorption materials. For the nine months ended September 30, 2004, these products accounted for approximately 11% of our revenues, on a pro forma basis after giving effect to our recent acquisition of Silipos. We believe that new product introductions and enhancements will enhance growth and provide an advantage over our competitors in the future.

  •
  Increase Penetration in Existing Markets and Expand into New Markets.    We believe our intellectual property and research and development capabilities will allow us to increase penetration in our existing markets and enter new markets. For example, gel technologies developed by Silipos are used to augment our orthopedic product offerings with internally developed prosthetic and skincare products. We intend to continue exploring additional applications of our intellectual property to grow our business.

  •
  Acquire Complementary Businesses.    Since February 2001, we have consummated three acquisitions. These acquisitions have increased our revenues approximately 400%, from calendar year 2000 to 2003 on a pro forma basis, after giving effect to our recent acquisition of Silipos as if it had occurred on January 1, 2003. We intend to continue our program of targeted acquisitions to gain access to new sales channels, acquire new product lines, increase penetration of our existing markets, and gain entry into new market sectors.

Competitive Strengths

Management Team.    Our management team has been involved in the acquisition and integration of a substantial number of companies. Our Chairman of the Board of Directors, Warren B. Kanders, brings a track record spanning over 20 years of building public companies through strategic acquisitions to enhance organic growth. In addition, our President and Chief Executive Officer, Andrew H. Meyers, brings over 25 years of experience in acquiring, integrating and building businesses in the orthopedic industry.

Scalable Infrastructure to Support Growth.    We have recently upgraded our information technology platform and other back office functions, and we believe we now have an infrastructure capable of supporting future organic growth and growth through acquisitions.

Strong Base Business.    We offer a broad range of over 500 orthopedic products and we believe our brand names represent a high level of quality in the markets in which we sell. We also hold approximately 35 patents and patent applications and a number of trademarks for technologies and brands related to our product offerings. We believe this combination of diversified products, brands, and intellectual property provides a competitive advantage in our markets.

Strength Across Distribution Channels.    We believe we maintain strong relationships across various distribution channels, including over 4,000 individual practitioners, a network of national, regional, independent and international distributors, medical catalog companies, group purchasing organizations, original equipment manufacturers, specialty retailers, and consumer catalog companies.

Products

Orthotics.    We manufacture custom orthotic foot devices, which are contoured molds made from plastic, graphite, or composite materials, that are placed in the patient's shoe to correct or mitigate abnormalities in gait and relieve symptoms associated with foot or postural misalignment. Our product line includes Sporthotics® that are specifically designed for various athletic activities, fashion oriented orthotics, custom sandals that integrate an orthotic shell into authentic Birkenstock® components, orthotics for patients who are prone to pre-ulcerative sites, and controlling devices for patients with more severe foot abnormalities. In 2002 we introduced a line of custom Ankle-Foot orthotic devices, which are used to support the foot/ankle region. These products are often used for the more difficult and challenging foot and ankle injuries. In addition, in 2000, we introduced pre-fabricated (non-customized) orthotic devices for various applications as a cost effective solution for patients with less complex foot conditions.

Gel Based Orthopedic Products.    We offer gel-based products for the treatment of common orthopedic and footcare conditions. These products include digitcare products, diabetes management products, pressure, friction, and shear force absorption products, products that protect the hands and wrists, and gel sheeting products for various applications. In all of these products, the gel interfaces with the skin to provide moisturization and relief from friction, irritation and pain while aiding in healing of problem areas.

Gel Based Prosthetic Products.    We offer a line of products that are utilized in the fabrication of a prosthetic device. For example, we offer sheaths and liners that incorporate a gel interface between the amputee's skin and socket, providing protection for patients who are subject to significant pressure between their skin and prosthesis. We also offer liners and sleeves which are used as part of prosthetic suspension system to maintain an intimate fit while not limiting flexibility and motion. These products are designed to allow amputees to maintain more active lifestyles while providing protection from irritation and infection.

PPT and Other Materials.    PPT is a medical grade soft tissue cushioning material with a high density, open-celled urethane foam structure, which provides protection against forces of pressure, shock and shear. In addition to utilizing PPT in the manufacture of custom orthotics, we have developed and sell a variety of products fabricated from PPT, including molded insoles, components for orthotic devices and laminated sheets. Besides podiatric use, we believe PPT is suitable for other orthopedic and medical-related uses such as liners for braces and artificial limbs, as shock absorbers and generally in devices used in sports and physical therapy.

Distributed Products.    We offer a range of distributed products such as prefabricated rehabilitation products, compression hose, socks, therapeutic shoes, resting splints, walkers, and other products for the lower extremities. All of these products are manufactured by third parties, using the Langer or manufacturer's brand name.

Skincare Products.    We offer a range of products for two primary uses. First, we offer scar management products that utilize mineral oil-based gel sheeting to moisturize the skin and reduce the appearance of visible scars developed as a result of procedures such as Cesarean section, abdominoplasty, or breast reduction or reconstruction. We also offer a line of moisturizing gloves and socks developed for the cosmetics industry utilizing our proprietary gel technologies. These products are sold under our proprietary NouveaDerm® brand and also offered to specialty retailers, spas, health clubs, and catalogs for private label programs.

Sales, Marketing and Distribution

Our sales, marketing and distribution is managed through a combination of account managers, product managers, inside sales representatives, and outside sales representatives who are regionally and nationally based. We employ international sales and marketing representatives who represent us in the United Kingdom, Europe, Asia and Australia. We also utilize educational seminars to educate medical professionals about our product offerings, followed up with telemarketing efforts. Our custom and prefabricated orthotics, custom sandals, Ankle-Foot Orthoses, and distributed products have historically been sold to health care practitioners. Our PPT and materials products have historically been sold to practitioners, manufacturers, shoe fabricators, as well as medical distributors, and our gel-based products have been sold primarily to medical distributors. As we continue to integrate our recent Silipos acquisition, we intend to manage our sales and marketing efforts in a unified effort, and we plan to take advantage of opportunities to leverage relationships to increase sales and utilize resources most effectively to increase the exposure of our product lines.

Health Care Practitioners

We utilize a network of regional sales representatives to target multi-practitioners and individual facilities. In addition, we use trade shows, advertising, direct mail, educational seminars, public relations and customer visits to market and distribute products. We emphasize customer service by maintaining a staff of customer service representatives.

We provide orthotic and prosthetic education and training for healthcare professionals who treat biomechanical problems of the lower extremity through seminars and in-service programs. We offer healthcare professionals a comprehensive program in biomechanics, gait analysis, prosthetic componentry, and the cost-effectiveness of orthotic therapy.

We promote awareness of orthotics to medical professionals through marketing and operational initiatives. We maintain a volume incentive program and offer practice building assistance to help healthcare professionals expand the ancillary products portion of their practices. We believe these medical practitioner assistance programs strengthen our relationships with our existing or potential customer base.

Medical Distributors

Within our gel-based orthopedic and prosthetic product lines, we distribute through approximately 70 distributors and dealers including national distribution companies, regional distributors and catalog companies. National distributors typically focus on several medical specialties and have broad distribution throughout the United States either through direct marketing via catalogs or through a direct sales force. Regional distribution companies typically focus on specific medical specialties within defined geographic regions and may sometimes inventory product on behalf of manufacturers.

Skincare

For our skincare product lines, our account representatives interact directly with specialty retailers, cosmetics companies, health clubs and spas, and catalog companies. We will sometimes ship product to customers in bulk for their own packaging pursuant to private label programs. In other cases, we will package the product ourselves and sell under our own proprietary brands.

Manufacturing and Sourcing

Manufacturing

We manufacture a large portion of our custom orthotics, including custom sandals and Ankle-Foot Orthoses, in our fabrication facility in Deer Park, New York with the remainder produced in facilities in Anaheim, California, Montreal, Canada and Stoke-on-Trent, England. In our manufacturing process, medical practitioners will send plaster casts, foam impressions, or digital images of the patient's foot. Our advanced manufacturing operation allows plaster models to be digitized, creating an electronic three-dimensional image of the patient's foot. These images are then transmitted to milling machines that transform the digital image into a cast, and the orthotic is molded over the cast. The increased usage of computer-aided design/computer-aided manufacturing processes has increased the efficiency of our fabricating operation and decreased the turnaround time for orders.

We manufacture mineral oil-based gel and then utilize that gel in our Niagara Falls, New York facility to manufacture gel-based orthopedic, including orthotic and prosthetic, and skincare products. This manufacturing process includes the molding of the gels into specific shapes and sometimes the application of gels to textiles. Our Niagara Falls facility has obtained ISO 9001 certification, which permits the marketing of our products in certain foreign markets.

Sourcing

We source our products from a variety of suppliers. We purchase our therapeutic shoes from shoe manufacturers such as Apex and New Balance, each of which either manufacture shoes themselves or outsource the product manufacturing. Our prefabricated rehabilitation soft goods products such as walkers, resting splints and ankle braces are sourced from contract manufacturers, some of whom are located in China.

Although there are suppliers that supply products or materials that are material to our business, none of them supply us with products or materials that we believe could not otherwise be readily purchased or substituted for from other sources without significant additional expense to us.

We did not renew our supply agreement with Poly-Gel, the principal supplier of mineral oil based gels used in our gel-based products, and have recently begun to manufacture such gels on our own. Our failure to produce sufficient quantities of high quality gels could hurt our reputation and cause customers to cancel orders for our gel-based products, until a new source of gel supply is identified.

Competition

The markets for our products are highly competitive, and we compete with a variety of companies ranging from small businesses to large corporations. We believe the markets for foot orthotics and off-the-shelf footcare products are highly fragmented and regional (and in many instances local) in nature. Although a few licensed medical practitioners produce foot orthotics in-house, the custom orthotic market is serviced primarily by third-party laboratories. Competitors sell nationally in the United States under such brands as Bergmann Orthotic Laboratory, Foot Levelers, Footmaxx Holdings, KLM Orthotic Laboratories, Allied OSI Labs, ProLab Orthotics and PAL Health Systems. Included in the markets for off-the-shelf footcare products are participants such as Dr. Scholls, Implus, Spenco and ProFoot. The market for soft tissue products such as PPT includes brand name products such as Spenco®, Sorbothane® and Poron®.

The broadly defined skincare market's products include lotions, creams, water-based gels, oil-based gels, ointments and other types of products that transmit moisture, vitamins, minerals, and comfort agents to the skin. The market for high end skincare products is dominated by a number of large multinational companies that sell under brands such as Shiseido, LVMH Moet Hennessy Louis Vuitton, Clarins and Revlon. In addition, a number of specialty retailers and catalog companies that focus on the skincare market, such as The Body Shop and L'Occitaine, are vertically integrated and manufacture their own products.

In each of our target markets, the principal competitive factors are product design, innovation and performance, efficiencies of scale, quality of engineering, brand recognition, reputation in the industry, production capability and capacity, and price and customer relations.

Patents and Trademarks

We hold a variety of patents, trademarks and copyrights in several countries, including the United States. We hold approximately 35 patents and patent applications worldwide and a number of trademarks for technologies and brands related to our product offerings. In addition we have (i) a non exclusive, paid up (except for certain administrative fees) license with Applied Elastomerics, Incorporated dated as of November 30, 2001, as amended, to manufacture and sell certain products using mineral oil based gels which are manufactured using certain patents, during the life of such patents which expire between November 16, 2010 and December 3, 2017, and (ii) a license with Gerald Zook effective as of January 1, 1997, to manufacture and sell certain products using mineral oil based gels under certain patents and know how, during the life of such patents which expire between June 27, 2006 and March 12, 2013, in exchange for sales based royalty payments that is exclusive as to certain products but is non exclusive as to others. We also have exclusive licenses to three types of orthotic devices which are patented in the United States and several foreign countries. Other than the AEI License, and the Zook License we believe that none of our active patents or licenses are essential to the successful operation of our business as a whole, though the loss of any patent protection that we have could allow competitors to utilize techniques developed by us. We believe our trademarks and tradenames, including Langer, Sporthotics, PPT, Silipos, Explorer Gel Liner, Siloliner, and Silopad, contribute significantly to brand recognition for our products, and the inability to use one or more of these names could have a material adverse affect on our business.

Employees

As of January 3, 2005, we have 331 employees, of which 135 were located in Deer Park, New York, 83 were located in Niagara Falls, New York, 27 were located in Anaheim, California, 37 were located in Montreal, Canada, 35 were located in Stoke-on-Trent, England, 11 were located in New York, New York and three are outside salesmen. None of our employees are represented by unions or covered by any collective bargaining agreements. We have not experienced any work stoppages or employee-related slowdowns and believe that our relationship with employees is satisfactory.

Properties

We are headquartered in Deer Park, New York and operate manufacturing locations in Deer Park, New York, Niagara Falls, New York, Anaheim, California, Montreal, Canada and Stoke-on-Trent, England.

The following table sets forth information about our real properties where our manufacturing, warehouse, and office space are located:

Location	Use	2004 Annual Rent	Owned/ Leased	Lease Termination Date	Size (Square Feet)
Deer Park, New York	Corporate headquarters manufacturing and distribution	$335,538	Leased	July 31, 2009	44,500
Anaheim, California	Manufacturing and distribution	$67,200	Leased	December 31, 2007	8,000
Stoke-on-Trent, England	Manufacturing and distribution	$63,000	Leased	July 31, 2009	15,000
Montreal, Canada	Manufacturing and distribution	$0	Owned	NA	7,800
Niagara Falls, New York	Manufacturing and distribution	$401,016	Leased	December 31, 2018	40,000
New York, New York	Sales	$154,611	Leased	December 31, 2007	4,600

Government Regulation

Medical Device Regulation

United States.    Our products and operations are subject to regulation by the FDA, FTC, state authorities and comparable authorities in foreign jurisdictions. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, promotion, distribution and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets. Under the Federal Food, Drug, and Cosmetic Act, or FFDCA, medical devices are classified into one of three classes—Class I, Class II or Class III (described below)—depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our Silipos branded products are generally Class I devices, with the exception of certain gel sheeting and prosthetic devices which are Class II devices. The FTC regulates product advertising to help ensure that claims are truthful and non-misleading.

Class I devices are subject to the lowest degree of regulatory scrutiny because they are considered low risk devices. FDA requires Class I devices to comply with its General Controls, which include compliance with the applicable portions of the FDA's Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Most Class I devices are not required to submit 510(k) premarket notifications, but all are subject to FDA's general misbranding and adulteration prohibitions.

Class II devices are subject to the General Controls as well as certain Special Controls such as performance standards, post-market surveillance, and patient registries to assure the device's safety and effectiveness. Class II devices also typically require the submission and clearance of a 510(k) premarket notification prior to marketing. Unless a specific exemption applies, 510(k) premarket notification submissions are subject to user fees. When a 510(k) premarket notification is required, the manufacturer must submit information to the FDA demonstrating that the device is "substantially equivalent" to a "predicate device" which is either a device that was legally marketed prior to May 28, 1976 (the date upon which the Medical Device Amendments of 1976 were enacted) or another commercially available, similar device that was subsequently cleared through the 510(k) process.

If the FDA agrees that the device is substantially equivalent, it will grant a clearance order to allow the commercial marketing of the device in the U.S. By statute, the FDA is required to clear a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance often takes longer. If the FDA determines that the device, or its intended use, is not "substantially equivalent" to a previously-cleared device or use, the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill more rigorous premarketing requirements which may include the submission of a premarket approval application or the submission of a reclassification petition seeking de novo review of the device and placement into Class I or Class II. There can be no assurance that we will receive 510(k) clearances within 90 days of submission or that we will be successful in obtaining future 510(k) clearances for any of our products, which could have a materially adverse effect on us.

Class III devices are subject to the highest level of regulatory scrutiny and typically include life support and life sustaining devices and implants as well as devices with a new intended use or technological characteristics that are not substantially equivalent to a use or technology currently being legally marketed. A premarket approval application, or "PMA" must be submitted and approved by FDA before marketing in the U.S.

The FDA will grant a PMA approval if it finds that the safety and effectiveness of the product have been sufficiently demonstrated and that the product complies with all applicable regulations and standards. The FDA may require further clinical evaluation of the product, terminate the clinical trials, grant premarket approval but restrict the number of devices distributed, or require additional patient follow-up for an indefinite period of time. There can be no assurance that we will be successful in obtaining a PMA for any Class III products, which is necessary before marketing a Class III product in the U.S. Delays in obtaining marketing approvals and clearances in the U.S could have a material adverse effect on us. Unless an exemption applies, PMA submissions also are subject to user fees.

The FDA, by statute and by regulation, has 180-days to review a PMA that has been accepted for filing, although the review of an application more often occurs over a significantly longer period of time, and can take several years. In approving a PMA application or clearing a 510(k) application, the FDA may also require some form of post-market surveillance when the agency determines it to be necessary to protect the public health or to provide additional safety and effectiveness data for the device. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Medical devices can be marketed only for the indications for which they are cleared or approved. Modifications to a previously cleared or approved device that could significantly affect its safety or effectiveness or that would constitute a major change in its intended use, design or manufacture require the submission of a new 510(k) premarket notification, a premarket approval supplement or a new premarket approval application. We have modified various aspects of our devices in the past and determined that new approvals, clearances or supplements were not required or we filed a new 510(k) or a PMA supplement. Nonetheless, the FDA may disagree with our conclusion that clearances or approvals were not required for particular products and may require approval or clearances for such past or any future modifications or to obtain new indications for our existing products. Such submissions may require the submission of additional clinical or preclinical data and may be time consuming and costly, and may not ultimately be cleared or approved by the FDA.

Our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our products. The QSR also, among other things, requires maintenance of a device master record, device history record, and complaint files. Our domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA to assure compliance with the FFDCA and the regulations thereunder. Based on internal audits of our domestic facilities, we believe that our facilities are in substantial compliance with the applicable QSR regulations. We also are required to report to the FDA if our products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. Although medical device reports have been submitted in the past 5 years, none have resulted in a recall of our products or other regulatory action by the FDA. The FDA and authorities in other countries can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious, unanticipated health or safety concerns. We may also be required to submit reports to FDA of corrections and removals. Separately, we may on our own choose to conduct a voluntary market withdrawal in situations that do not require a recall, correction or removal. FDA could disagree with this characterization and require the reporting of a correction or removal.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of devices that we manufactured or distributed. If any of these events were to occur, it could materially adversely affect us.

Legal restrictions on the export from the United States of any medical device that is legally distributed in the United States are limited. However, there are restrictions under U.S. law on the export from the United States of medical devices that cannot be legally distributed in the United States. If a Class I or Class II device does not have 510(k) clearance, and the manufacturer reasonably believes that the device could obtain 510(k) clearance in the United States, then the device can be exported to a foreign country for commercial marketing without the submission of any type of export request or prior FDA approval, if it satisfies certain limited criteria relating primarily to specifications of the foreign purchaser and compliance with the laws of the country to which it is being exported (Importing Country Criteria). We believe that all of our current products which are exported to foreign countries currently comply with these restrictions.

International.    In many of the foreign countries in which we market our products, we are subject to similar regulatory requirements concerning the marketing of new medical devices. The regulations affect, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The regulation of our products in Europe falls primarily within the European Economic Area, which consists of the fifteen member states of the European Union as well as Iceland, Lichtenstein and Norway. The legislative bodies of the European Union have adopted three directives in order to harmonize national provisions regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices: the Council Directives 90/385/EEC (Actives Implantables Directive); 93/42/EEC (Medical Device Directive); and 98/79/EC (In-Vitro-Diagnostics Directive). The member states of the European Economic Area have implemented the directives into their respective national law. Medical devices that comply with the essential requirements of the national provisions and the directives will be entitled to bear a CE marking. Unless an exemption applies, only medical devices which bear a CE marking may be marketed within the European Economic Area. There can be no assurance that we will be successful in obtaining CE marks for our products in a timely manner, if at all, which could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

The European Standardization Committees have adopted numerous harmonized standards for specific types of medical devices. Compliance with relevant standards establishes the presumption of conformity with the essential requirements for a CE marking and we are subject to conformity audits at any time.

Post market surveillance of medical devices in the European Economic Area is generally conducted on a country-by-country basis. The requirement within the member states of the European Economic Area vary. Due to the movement towards harmonization of standards in the European Union and the expansion of the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union-wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted.

In Canada, the Medical Devices Regulations of the Medical Device Bureau, Therapeutic Products Directorate of Health Canada ("TPD"), set out the requirements governing the sale, importation and advertisement of medical devices. The regulations are intended to ensure that medical devices distributed in Canada are both safe and effective. The Canadian medical device classification system is broadly similar to the classification systems in place in the European Union and the United States and is based on a Class I to Class IV risk-based classification system, with Class I being the lowest risk and Class IV being the highest. The TPD has provided a comprehensive set of rules determining the classification of a device, and, ultimately, the responsibility of classification lies with the manufacturer or importer. The TPD has provided a database of common devices and their risk classifications for reference. Devices that are Class II, III and IV are required to have a device license. Class I devices are not so required. Device licenses must be obtained from the TPD before the sale of the device, effectively creating a premarket approval regime for these categories. Many non-invasive are classified as Class I devices requiring only an establishment license, while manufacturers of Class II, III and IV devices do not. Effective January 1, 2003, new Canadian regulatory quality systems requirements for medical devices took effect applying established quality standards to all Canadian and foreign manufacturers holding Class II, III and IV medical device licenses, and all Canadian and foreign manufacturing applying for Class II, III and IV medical licenses. These quality system regulations require Class II medical devices to be manufactured under CAN/CSA ISO 13488-1998, and Class III and IV medical devices to be designed and manufactured under CAN/CSA ISO 13485-1998. There are no regulatory quality system requirements for Class I medical devices.

Government Regulation

Skincare Product Regulation

Our Skincare products are subject to regulation by the FDA, FTC, and various other federal, state, and foreign governmental authorities. Depending upon product claims and formulation, skincare products may be regulated as cosmetics or drugs. Our skincare products are primarily regulated as cosmetics, with the exception of the scar management gel sheeting which are medical devices because of their mode of use.

There are fewer regulatory requirements for cosmetic products than for drugs or medical devices. Cosmetics marketed in the United States must comply with the FFDCA, the Fair Packaging and Labeling Act, and the FDA's implementing regulations. Cosmetics must also comply with FDA's ingredient, quality, and labeling requirements and the FTC's requirements pertaining to truthful and non-misleading advertising. FDA or FTC could disagree with our characterization of our skincare products or product claims. This could result in a variety of enforcement actions which could require the reformulation or relabeling of our products, the submission of information in support of the products' claims or the safety and effectiveness of our products, or more punitive action, all of which could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Federal Privacy and Transaction Law and Regulations

Other federal legislation requires major changes in the transmission and retention of health information by us. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information that may require significant and costly changes to current practices. Sanctions for failure to comply with HIPAA include civil penalties of $100 per violation (up to $25,000 per year) and criminal penalties of up to $250,000 and 10 years in jail. The United States Department of Health and Human Services, or HHS, has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information.

Third-Party Reimbursement

Some of our products are prescribed by physicians or other health care service providers and are eligible for third-party reimbursement. An important consideration for our business is whether third-party payment amounts will be adequate, since this is a factor in our customers' selection of our products. We believe that third-party payers will continue to focus on measures to contain or reduce their costs through managed care and other efforts. Medicare policies are important to our business because third-party payers often model their policies after the Medicare program's coverage and reimbursement policies.

Healthcare reform legislation in the Medicare area has focused on containing healthcare spending. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or Modernization Act, was enacted, which provides for revisions to payment methodologies and other standards for items of durable medical equipment and orthotic devices under the Medicare program. First, beginning in 2004 through 2008, the payment amounts for orthotic devices (2004 through 2006) and durable medical equipment (2004 through 2008) will no longer be increased on an annual basis. Second, beginning in 2007, a competitive bidding program will be phased in to replace the existing fee schedule payment methodology. Off-the-shelf orthotic devices and other non-Class III devices are subject to the program. The competitive bidding program will begin in ten high population metropolitan statistical areas and in 2009 will be expanded to 80 metropolitan statistical areas (and additional areas thereafter). Payments in regions not subject to competitive bidding may also be adjusted using payment information from regions subject to competitive bidding. Third, supplier quality standards are to be established which will be applied by independent accreditation organizations. Fourth, clinical conditions for payment will be established for certain products.

In recent years, efforts to control Medicare costs have included the heightened scrutiny of reimbursement codes and payment methodologies. Under Medicare, certain devices used by outpatients are classified using reimbursement codes, which in turn form the basis for each device's Medicare payment levels. Changes to the reimbursement codes describing our products can result in reduced payment levels or the breadth of products for which reimbursement can be sought under recognized codes.

On February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, made effective an interim final regulation implementing "inherent reasonableness" authority, which allows the agency and contractors to adjust payment amounts by up to 15% per year for certain items and services when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used by CMS and its contractors to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine a realistic and equitable payment amount. CMS may make a larger adjustment each year if it undertakes prescribed procedures. The regulation remains in effect after the Modernization Act, although the use of inherent reasonableness authority is precluded for devices provided under competitive bidding. We do not know what impact inherent reasonableness and competitive bidding would have on us or the reimbursement of our products.

Beyond changes in reimbursement codes and payment methodologies, the movement, both domestically and in foreign countries, toward healthcare reform and managed care may continue to result in downward pressure on product pricing.

Fraud and Abuse

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. We believe that our operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be deemed to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations.

Anti-kickback and Fraud Laws

Our operations are subject to federal and state anti-kickback laws. Certain provisions of the Social Security Act, which are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of "remuneration" has been broadly interpreted to include anything of value, including such items as gifts, discounts, waiver of payments, and providing anything at less than its fair market value. HHS has issued regulations, commonly known as safe harbors that set forth certain provisions which, if fully met, will assure healthcare providers and other parties that they will not be prosecuted under the Medicare Fraud and Abuse Statute. Although full compliance with these provisions ensures against prosecution under the Medicare Fraud and Abuse Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Medicare Fraud and Abuse Statute will be pursued. The penalties for violating the Medicare Fraud and Abuse Statute include imprisonment for up to five years, fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Medicare Fraud and Abuse Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program, including private payers. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. This statute applies to any health benefit plan, not just Medicare and Medicaid. Additionally, HIPAA granted expanded enforcement authority to HHS and the United States Department of Justice, or DOJ, and provided enhanced resources to support the activities and responsibilities of the OIG and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to healthcare delivery and payment.

Physician Self-Referral Laws

We are also subject to federal and state physician self-referral laws. Federal physician self-referral legislation (commonly known as the Stark Law) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain "designated health services" if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. A person who engages in a scheme to circumvent the Stark Law's referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per service and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

False Claims Laws

Under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,000 and $10,000 for each separate false claim. Suits filed under the False Claims Act, known as "qui tam" actions, can be brought by any individual on behalf of the government and such individuals (known as "relators" or, more commonly, as "whistleblowers") may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal or state healthcare programs as a result of an investigation arising out of such action.

Legal Proceedings

Neither we nor any of our subsidiaries are a party to any legal action or proceeding which we believe would have a material adverse effect on our business, financial conditions or results of operations. For a discussion of certain claims that could be asserted against us by Poly-Gel, see "Risk Factors—We may be adversely affected by legal actions or proceedings commenced against us."

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Title
Warren B. Kanders	47	Chairman of the Board of Directors
Andrew H. Meyers	48	Chief Executive Officer, President and Director
W. Gray Hudkins	29	Chief Operating Officer
Steven Goldstein	39	Executive Vice President and Secretary
Joseph P. Ciavarella	49	Vice President and Chief Financial Officer
Burtt R. Ehrlich(1)	65	Director
Jonathan R. Foster(1)(2)	46	Director
Arthur Goldstein(1)	72	Director
Gregory R. Nelson(2)	54	Director

(1)
Member of the Audit Committee.
(2)
Member of the Compensation Committee.

Warren B. Kanders has been the Chairman of our Board of Directors since November 12, 2004, the date on which he became a member of our Board of Directors. Mr. Kanders has served as the chairman of the board of directors of Armor Holdings, Inc., a security and safety products company, which is listed on the New York Stock Exchange, since January 1996 and as its chief executive officer since April 2003. Mr. Kanders has served as a member of the board of directors of Clarus Corporation, which is listed on The OTC Pink Sheets, since June 2002 and as the executive chairman of Clarus Corporation's board of directors since December 2002. Mr. Kanders has also served as the executive chairman of Net Perceptions' board of directors, which is listed on The OTC Pink Sheets, since April 2004. From October 1992 to May 1996, Mr. Kanders served as vice chairman of the board of Benson Eyecare Corporation, which was listed on the New York Stock Exchange.

Andrew H. Meyers has been our President and Chief Executive Officer and a member of our Board of Directors since February 13, 2001, and initially became employed on December 28, 2000 as an advisor to the Board of Directors. He has been an executive in the orthotics and musculoskeletal industry since 1979. In the two years prior to becoming an advisor to our Board of Directors, he was an executive officer responsible for marketing, sales and strategic planning for Hanger Orthopedic Group ("Hanger"), a national provider of orthotic and prosthetic services; for more than three years prior to joining Hanger, Mr. Meyers was an executive officer responsible for clinical programs, marketing and sales of the orthotics and prosthetics division of NovaCare, Inc., an orthopedic rehabilitation company. Mr. Meyers received a Bachelor of Science degree with a major in prosthetics and orthotics from New York University in 1979 and is a Certified Orthotist/Prosthetist of the American Board for Certification in Prosthetics and Orthotics. He is a member of the American Academy of Orthotists and Prosthetists, and the International Society of Prosthetists and Orthotists.

W. Gray Hudkins became our Chief Operating Officer effective as of October 1, 2004. Mr. Hudkins served as Director of Corporate Development for Clarus Corporation from December 2002 until September 2004, as a Principal in Kanders & Company, Inc. from December 2003 until September 2004, and as Director of Corporate Development for Net Perceptions, Inc. from April 2004 until September 2004. Prior to this, from February 2002 until December 2002, Mr. Hudkins served as Manager of Financial Planning and Development for Bay Travelgear, Inc., a branded consumer products company based in New York and Chicago. From April 2000 until February 2002, Mr. Hudkins served as an Associate at Chartwell Investments LLC, a New York based private equity firm, and from August 1999 until April 2000, Mr. Hudkins served as an Associate at Saunder, Karp & Megrue L.P., a private merchant bank based in Stamford, CT. Mr. Hudkins graduated cum laude with an A.B. in Economics and a Certificate in Germanic Language and Literature from Princeton University in 1997.

Steven Goldstein has been Executive Vice President since June 2003, Vice President since February 13, 2001, and has been an employee of ours since December 28, 2000. As Executive Vice President, Mr. Goldstein is primarily responsible for sales and marketing. Mr. Goldstein was a Vice President of Clinical Sales and Marketing for Hanger Orthopedic Group, a national provider of orthotic and prosthetic services, from July 1999 until he joined us in December 2000. Mr. Goldstein received a Certificate in Orthotics from the Northwestern University Prosthetics-Orthotics Center in 1987, and a Certificate in Prosthetics from the Northwestern University Prosthetics-Orthotics Center in 1988. He received a degree of Associate in Applied Science in Orthotic Technology from Dutchess Community College in New York in 1988, and he became a Certified Orthotist of the American Board for Certification in Orthotics and Prosthetics, Inc., in 1990.

Joseph P. Ciavarella became our Vice President and Chief Financial Officer on February 16, 2004. From August 2002 until he joined us, Mr. Ciavarella was the Chief Financial Officer of New York Medical, Inc., a medical practice management company, and from 1998 through July 2002, he was Senior Vice President—Finance of Aviation Capital Group, an independent aircraft leasing and finance company that became a subsidiary of Pacific Life Insurance Company. Mr. Ciavarella received a Bachelor of Business Administration degree from Hofstra University, Hempstead, New York, in 1977, and became a Certified Public Accountant in 1979.

Burtt R. Ehrlich has been a member of our Board of Directors since February 13, 2001, and is a member of our Audit Committee and our Nominating/Corporate Governance Committee. Mr. Ehrlich served as our Chairman of the Board of Directors from February 2001 until November 2004. Mr. Ehrlich has been an independent consultant for more than five years. He is a director of two other public companies, Armor Holdings, Inc. which is listed on the New York Stock Exchange, and Clarus Corporation, which is listed on The OTC Pink Sheets.

Jonathan R. Foster has been a member of our Board of Directors since February 13, 2001, and is Chairman of our Compensation Committee and a member of our Audit Committee. He has been President of Howard Capital Management, a money management company, since 1994. In addition to overseeing the firm's operations and strategic development, he manages the portfolios of numerous individuals and families. Mr. Foster also is responsible for managing Howard Capital Management's West Coast operations.

Arthur Goldstein has been a member of our Board of Directors since February 13, 2001, is Chairman of our Audit Committee and a member of our Nominating/Corporate Governance Committee. He is President of AGA Associates, investment advisors, which he founded in 1986.

Gregory R. Nelson has been a member of our Board of Directors since February 13, 2001, and is a member of the Compensation Committee. Mr. Nelson is currently a financial consultant and investor. Mr. Nelson was a director of BREG, Inc., which he co-founded in 1990, until March 2004, when it was acquired by Orthofix International NV, an orthopedic device company. BREG is a diversified orthopedic products company with product lines including cold therapy, pain care products, knee bracing and soft goods. Mr. Nelson is also a co-founder of DonJoy Orthopedics, which is now known as dj Orthopedics and is a medical company specializing in rehabilitation and regeneration products.

Each of our directors is elected annually. We have a commitment to sound and effective corporate governance practices. Recently, we and our Board of Directors reviewed our corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and the revised listing requirements of The Nasdaq Stock Market. Based on that review, and to the extent necessary, the Board of Directors has adopted codes of ethics and conduct, corporate governance guidelines, committee charters, complaint procedures for accounting and auditing matters and an Audit Committee pre-approval policy. Our

Board of Directors has determined that the Board is currently comprised of a majority of independent directors, with each of Messrs. Ehrlich, Foster, Arthur Goldstein and Nelson being independent.

In connection with the issuance of our 4% Convertible Subordinated Notes in October 2001, Langer Partners, LLC ("Langer Partners"), our largest stockholder, agreed with Oracle Investment Management, Inc. ("Oracle"), one of the investors in the Convertible Notes offering, to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to our Board of Directors as is equal on a percentage basis to the aggregate percentage of our common stock owned by Oracle on a fully diluted basis. Oracle is currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

Committees of the Board of Directors

Audit Committee

The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors, pre-approve all services to be performed by our independent auditors and to analyze the reports and recommendations of such auditors. The committee also monitors the adequacy and effectiveness of our financial controls and reporting procedures and the performance of our independent auditors. During fiscal 2003, the Audit Committee consisted of Messrs. Arthur Goldstein (Chairman), Ehrlich and Foster all of whom were determined by the Board to be independent based on Exchange Act Rule 10A-3 and The Nasdaq Stock Market's definition of "independence". The Board of Directors has determined that it currently does not have an audit committee financial expert (as such term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder) serving on its Audit Committee. However, the Board of Directors is looking for and considering candidates to appoint to the Board of Directors and the Audit Committee who will serve on the Audit Committee as an audit committee financial expert. The Audit Committee met four times and acted once by unanimous written consent during fiscal 2003. The Board of Directors revised the Audit Committee charter in March 2004, and a complete copy of our written Charter for the Audit Committee is available at our website.

Compensation Committee

The purpose of the Compensation Committee is to recommend to the Board of Directors the compensation and benefits of our executive officers and other key managerial personnel, and to administer our 2001 Stock Incentive Plan. During fiscal 2003, the Compensation Committee consisted of Messrs. Foster, Meyers and Nelson. Mr. Meyers, as our President and Chief Executive Officer, was not "independent" as required by the standards for independence of The Nasdaq Stock Market, and resigned from the Committee in March 2004. Currently, the members of the Committee are Messrs. Foster and Nelson. All of the current members of the Committee are non-management directors who meet applicable independence requirements under the rules of The Nasdaq Stock Market and qualify as "non-employee directors" within the meaning of Exchange Act Rule 16b-3 and as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee does not meet on a regular basis, but only as circumstances require. A copy of the Compensation Committee's Charter is available at our website.

Nominating/Corporate Governance Committee

The purpose of the Nominating/Corporate Governance Committee is to identify, evaluate and nominate candidates for election to the Board of Directors as well as review our corporate governance guidelines and other related documents for compliance with applicable laws and regulations such as the Sarbanes-Oxley Act of 2002 and The Nasdaq Stock Market's listing requirements. The Nominating/Corporate Governance Committee was established in March 2004 and replaced our Nominating

Committee, which consisted of Messrs. Ehrlich, Meyers and Foster. A copy of the Nominating/Corporate Governance Committee's Charter is available at our website.

Compensation of Directors

Directors who are not our executive officers are compensated through the issuance of stock and stock options. However, during the year ended December 31, 2003, the directors who are not executive officers did not receive any stock or stock options except for Thomas Strauss, who resigned as a director as of our most recent Annual Meeting of Stockholders in June 2004. Mr. Strauss received 16,330 options at an exercise price of $6.50 per share, which have been forfeited. In March 2004, each director who is not our employee received options to purchase 3,876 shares of common stock at an exercise price of $5.94 per share, which vested immediately. In June 2004, each director who is not our employee received 10-year options to purchase 10,000 shares at an exercise price of $6.28 per share, which vested immediately. In November 2004, each director who is not our employee received 10-year options to purchase 15,000 shares at an exercise price of $7.50 per share, which vest in equal, annual tranches commencing in November 2005. Mr. Ehrlich also received annual compensation of $10,000 for his services as Chairman of the Board. All directors are reimbursed for their out-of-pocket expenses in connection with their attendance at meetings. In November 2004, we extended and amended our employment agreement with Mr. Meyers, our President and Chief Executive Officer, which is described in greater detail below under the heading "Employment Agreements."

Executive Compensation

The following table sets forth information with respect to the compensation paid or awarded by us to the Chief Executive Officer and our other most highly compensated executive officers whose annual salary and bonus for the year ended December 31, 2004 exceeded $100,000 (collectively, the "Named Executive Officers"). During 2004, we named Mr. W. Gray Hudkins as our Chief Operating Officer and Mr. Joseph P. Ciavarella succeeded Mr. Anthony Puglisi as our Chief Financial Officer. Our employment agreements with each of our executive officers are described below.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation:
Name and Principal Position	Fiscal Year Ended	Salary $	Bonus(1) $		Other Annual Compensation(4) $	Restricted Stock Award(s) ($)	Common Stock Underlying Options(#)
Andrew H. Meyers(2) President and Chief Executive Officer	Dec. 31, 2004 Dec. 31, 2003 Dec. 31, 2002	175,000 178,365 173,664	— — 115,000	(3)	— — —	— — —	— — —
Steven Goldstein(5) Vice President and Secretary	Dec. 31, 2004 Dec. 31, 2003 Dec. 31, 2002	254,519 166,827 151,331	— 75,000 60,000		— — —	— — —	100,000 — —
Anthony J. Puglisi(6) Vice President and Chief Financial Officer	Dec. 31, 2004 Dec. 31, 2003 Dec. 31, 2002	27,849 178,365 117,945	— 25,000		— — —	— — —	— — 90,000
W. Gray Hudkins(7) Chief Operating Officer	Dec. 31, 2004	50,000	—		—	$300,000	150,000
Joseph P. Ciavarella(8) Chief Financial Officer	Dec. 31, 2004	134,135	10,000		—	—	50,000

footnotes continued on following page.

(1)
Bonuses earned for the year 2004 have not yet been determined. We expect to finalize the bonus amounts for our named executive officers in the first quarter of 2005, to be determined by our board of directors and to be based on our corporate performance and the individual performances of these individuals.

(2)
Mr. Meyers' employment commenced on December 28, 2000 in an unpaid capacity as an advisor to the Board of Directors, and his official duties as President and Chief Executive Officer, and his compensation, commenced on February 13, 2001.

(3)
We may make a bonus payment to Mr. Meyers for the year ended December 31, 2003 of up to $150,000, which has been accrued for such year; however, the amount of such bonus to be paid has not yet been determined.

(4)
In accordance with the rules of the SEC, the annual compensation described in this table does not include various perquisites and other personal benefits received by our named executive officers that do not exceed, in the aggregate, the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(5)
Mr. Goldstein's employment commenced December 28, 2000. Mr. Goldstein became Executive Vice President in June 2003.

(6)
Mr. Puglisi's employment commenced April 15, 2002, and Mr. Puglisi resigned effective February 6, 2004.

(7)
Pursuant to Mr. Hudkins' employment agreement, he receives an annual base salary of $200,000.

(8)
Pursuant to Mr. Ciavarella's employment agreement, he receives an annual base salary of $155,000.

Employment Agreements

On November 16, 2004, we agreed to extend our employment agreement with Andrew H. Meyers, our President and Chief Executive Officer, for an additional year to December 31, 2005, and to modify certain other provisions of his employment agreement. The agreement, as amended, provides for a base salary of $175,000, participation in incentive or bonus plans at the discretion of our Board of Directors and maintenance of a $1 million life insurance policy for Mr. Meyers' beneficiary. Mr. Meyers would be entitled to receive payment of $300,000 over a period of one year in addition to any accrued and unpaid obligations of Langer if we terminate his agreement without "cause", he terminates for "good reason", or in the event of a "change of control" of Langer, as such terms are defined in the agreement. Mr. Meyers also agreed to certain confidentiality and non-competition provisions and certain limitations on his ability to sell or transfer his shares of common stock or options for the purchase of common stock.

On November 16, 2004, we entered into an employment agreement with W. Gray Hudkins, effective as of October 1, 2004, that provides that he will serve as our Chief Operating Officer for a term expiring on October 1, 2007. The agreement provides for a base salary of $200,000, participation in incentive and bonus plans at the discretion of our Board of Directors, ten-year options to purchase up to 150,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments commencing on November 12, 2005, and maintenance of a $1 million life insurance policy for Mr. Hudkins' beneficiary. Mr. Hudkins also received 40,000 shares of restricted stock which vest in three equal annual installments commencing November 12, 2005. Mr. Hudkins has also agreed to certain confidentiality, non-competition, and non-solicitation provisions. In the event Mr. Hudkins is terminated by us without "cause," he is entitled to receive his base compensation, which may be payable at our option in cash or shares of our common stock, for a period of six months from the date of such termination.

On November 16, 2004, we entered into a new employment agreement with Steven Goldstein, effective as of January 1, 2004, that provides that he will serve as our Executive Vice President for a term expiring on January 1, 2007. The agreement provides for a base salary of $250,000, participation in incentive and bonus plans at the discretion of our Board of Directors, ten-year options to purchase up to 100,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments commencing on November 12, 2005, and maintenance of a $1 million life insurance policy for Mr. Goldstein's beneficiary. Mr. Goldstein also receives a car allowance of $500 a month. Mr. Goldstein has also agreed to certain confidentiality, non-competition, and non-solicitation provisions. In the event Mr. Goldstein is terminated by us without "cause", he is entitled to receive his base compensation, which may be payable at our option in cash or shares of our common stock, for a period of six months from the date of such termination.

We entered into an employment agreement with Joseph P. Ciavarella, effective as of February 16, 2004, that provides he will serve as our Chief Financial Officer. The agreement provides for a base salary of $155,000, participation in incentive and bonus plans at the discretion of our Board of Directors, ten-year options to purchase up to 50,000 shares of our common stock at an exercise price of $5.94 per share, vesting in three equal annual installments commencing on March 24, 2005. The agreement may be terminated by either Mr. Ciavarella or us upon 30 days' prior written notice. Mr. Ciavarella has also agreed to certain confidentiality, non-competition, and non-solicitation provisions. In the event Mr. Ciavarella is terminated by us without "cause" following the first anniversary of his agreement, he will be entitled to receive his base compensation for period of six months from the date of termination.

2001 Stock Incentive Plan

Our 2001 Stock Incentive Plan was adopted by our Board of Directors on February 23, 2001 and was approved by our stockholders on July 17, 2001. The purpose of the plan is to attract and retain valuable employees by giving them the opportunity to acquire a proprietary interest in our common stock and thereby strengthen their commitment to the company and align their interests with our stockholders. The plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and stock bonuses to our and our subsidiaries' and affiliates' employees, officers, directors, consultants, independent contractors and advisors. The maximum number of shares of our common stock available for issuance under the plan is 1,500,000 shares. However, we may not grant awards under the plan to the extent that the total outstanding awards granted under the plan plus the total number of outstanding awards granted under our 1992 Stock Incentive Plan exceeds 15% of our total number of shares of common stock outstanding.

The plan provides for its administration by either a committee consisting solely of two or more outside directors or the Board of Directors. Such administrator, in its sole discretion, determines which eligible employees, officers, directors, consultants, independent contractors and advisors may participate in the plan and the type, extent and terms of the equity-based awards to be granted to them.

The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options may be above or below the fair market value of our common stock on the date of grant as determined by the plan administrator. The maximum term of options granted under the plan is ten years. Awards granted under the plan may not be transferred in any manner other than by will or by the laws of descent and distribution, except as determined by the plan administrator, and may be exercised during the lifetime of the optionee only by the optionee (unless otherwise determined by the plan administrator and set forth in the award agreement with respect to awards that are nonqualified stock options). Options granted under the plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause.

The plan administrator may make grants of restricted stock for cash or other consideration, as the plan administrator determines in its discretion. The number of shares of common stock granted to each grantee will be determined by the plan administrator. Grants of restricted stock will be made subject to such restrictions and conditions as the plan administrator may determine in its sole discretion, including periods of restriction on transferability during which time the stock certificates representing the shares subject to the award may be required to be deposited with an escrow agent.

A stock bonus is an award of shares of common stock (which may consist of restricted stock) for past or future services rendered. Stock bonuses and the criteria they are based upon will be determined by the plan administrator in its discretion.

Upon a "change of control event" (as defined in the plan), all outstanding awards under the plan may be substituted by the successor corporation (if any). In addition, the plan administrator may, in its discretion, provide for the accelerated vesting of awards granted under the plan to occur immediately prior to the consummation of a change of control transaction. In the event of a stock dividend, recapitalization, stock split, reclassification or other specified events affecting us or shares of our common stock, appropriate and equitable adjustments may be made to the number and kind of shares of our common stock available for grant, as well as to the maximum share limitation under the plan, and the number and kind of shares of our common stock or other rights and prices under outstanding awards.

The Board has the right to amend or terminate the plan at any time, provided that no amendment or change in the plan that requires stockholder approval will be effective until such approval is obtained.

As of January 27, 2005, there were 404,667 shares of our common stock issued and outstanding or otherwise reserved for issuance pursuant to awards granted under the plan, leaving 1,095,333 shares remaining available for issuance pursuant to future grants under the plan.

Aggregate Option Exercises in 2004 Year and 2004 Year End Option Values

The table below sets forth information regarding unexercised options held by our Named Executive Officers as of December 31, 2004. There were no options exercised by our executive officers during the year ended December 31, 2004.

	Number of Shares of Common Stock Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-The-Money Options At Fiscal Year End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew H. Meyers	175,000	—	$942,375	$—
Joseph P. Ciavarella	—	50,000	—	$48,500
W. Gray Hudkins	—	150,000	—	—
Steven Goldstein	80,000	100,000	$430,800	$—
Anthony J. Puglisi	—	—	$—	$—

(1)
The closing bid price of the Company's Common Stock as reported by The Nasdaq Small Cap Market on December 31, 2004 was $6.91. Value is calculated on the difference between the option exercise price of in-the-money options and such closing price, multiplied by the number of shares of Common Stock underlying the option.

Options Granted in Fiscal 2004

We granted the following options to our Named Executive Officers during fiscal 2004.

Individual Grants
			Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)
				Exercise or Base Price ($/Sh)
Name					Expiration Date
						5%($)	10%($)
Joseph P. Ciavarella	50,000	(1)	24%	5.94	3/24/14	186,782	473,342
Steven Goldstein	100,000	(2)	30%	7.50	11/12/04	471,671	1,195,307
W. Gray Hudkins	150,000	(3)	40%	7.50	11/12/04	707,506	1,792,960

(1)
Options to purchase 50,000 shares of common stock become exercisable in three equal annual installments commencing March 24, 2005.

(2)
Options to purchase 100,000 shares of common stock become exercisable in three equal annual installments commencing November 12, 2005.

(3)
Options to purchase 150,000 shares of common stock become exercisable in three equal annual installments commencing November 12, 2005.

Compensation Committee Interlocks and Insider Participation

Messrs. Foster, Meyers, and Nelson served on the Compensation Committee in the year ended December 31, 2004. Mr. Meyers is our President and Chief Executive Officer. During the year ended December 31, 2004, none of our executive officers (a) served as a member of the Compensation Committee (or other board of directors committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (b) served as director of another entity, one of whose executive officers served on our Compensation Committee, or (c) served as member of the Compensation Committee (or other board of directors committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as one of our directors. Mr. Meyers, as our President and Chief Executive Officer, was not "independent" as required by the standards for independence of The Nasdaq Stock Market, and resigned from the Committee in March 2004.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of February 9, 2005, certain information regarding beneficial ownership of our common stock by (a) each person or entity who is known to us owning beneficially 5% or more of our common stock, (b) each of our directors, (c) each of the executive officers listed in the summary compensation table under "Management—Executive Compensation" and (d) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o 450 Commack Road, Deer Park, New York 11729-4510.

Name of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering		Percentage of Common Stock Beneficially Owned Prior to Offering[1]	Percentage of Common Stock Beneficially Owned After Offering[15]
Warren B. Kanders	2,008,523	(2)	40.9%	20.3%
Andrew H. Meyers	1,077,580	(3)	23.6%	11.3%
Gregory R. Nelson	241,597	(7)	5.4%	2.6%
Oracle Partners, L.P.	666,667	(4)	13.2%	6.6%
Narragansett Partners, L.P.	333,333	(5)	7.0%	3.4%
Atlas Capital S.A.	333,333	(6)	7.0%	3.4%
Burtt R. Ehrlich	190,283	(7), (8)	4.3%	2.0%
Arthur Goldstein	84,996	(7), (9)	1.9%	0.9%
Jonathan R. Foster	132,236	(7)	3.0%	1.4%
Steven Goldstein	99,672	(10)	2.2%	1.1%
Joseph P. Ciavarella	16,666	(11)	*	*
Anthony J. Puglisi	0	(12)	*	*
W. Gray Hudkins	0	(13)	*	*
Directors, nominees and current and named executive officers as a group (10 persons)	3,851,553	(14)	71.6%	37.1%

*
Less than 1%

(1)
The applicable percentage of beneficial ownership is based on 4,397,933 shares of common stock outstanding as of February 9, 2005, plus, with respect to particular individuals, shares of common stock that may be acquired by exercise of stock options or other rights to acquire common stock within 60 days after the date of this prospectus.

(2)
Includes 100,000 options granted to Kanders & Company, Inc., exercisable immediately, 1,491,856 shares held by Langer Partners, LLC and 416,667 shares of common stock acquirable upon conversion of notes held by Langer Partners, LLC. Mr. Kanders is the sole voting member and sole manager of Langer Partners, LLC and the sole stockholder of Kanders & Company, Inc. Does not include 240,000 options awarded to Kanders & Company, Inc., which vest in three equal annual tranches commencing November 12, 2005, or 100,000 shares of restricted stock granted to Kanders & Company, Inc., which do not vest until November 12, 2007, or warrants to purchase 15,000 shares which are not exercisable within the next 60 days. Does not include 98,333 shares of common stock acquirable upon conversion of $590,000 principal amount of our 4% Convertible Notes held by members of Mr. Kanders' extended family, as to which he disclaims beneficial ownership.

(3)
Includes 175,000 options held by Mr. Meyers which are exercisable immediately.

(4)
Includes 666,667 shares of common stock acquirable upon conversion of notes held in the aggregate by Oracle Partners, L.P. and its affiliates, SAM Oracle Investments, Inc., SAM Oracle Fund, Inc., Oracle Investment Management, Inc., Oracle Associates, LLC, and Larry N. Feinberg, as a group. This information has been obtained from the Schedule 13G filed by Oracle Partners, L.P. and its affiliates on November 13, 2001. Excludes 2,008,523 shares of common stock beneficially owned by Warren Kanders. The entities owning the shares beneficially owned by Mr. Kanders have agreed not to sell their shares unless and until Oracle Partners, L.P. have sold 222,222 shares of common stock or $1,333,333 of 4% Convertible Subordinated Notes. The address for each of Oracle Partners, L.P. and its affiliates named above is c/o Oracle Investment Management, Inc., 200 Greenwich Avenue, Greenwich, CT 06830. Mr. Feinberg controls the entities named in this footnote.

footnotes continued on following page

(5)
Includes 333,333 shares of common stock acquirable upon conversion of notes held in the aggregate by Narragansett Partners, L.P. and its affiliates, Narragansett Offshore Ltd., Leo Holdings, LLC, and Joseph L. Dowling III, as a group. This information has been obtained from the Schedule 13G filed by Narragansett Partners, L.P. and its affiliates on November 13, 2001. The address for each of Narragansett Partners, L.P. and the affiliates named above is c/o Narragansett Asset Management, LLC, 153 East 53rd Street, New York, NY 10022. Mr. Dowling controls the entities named in this footnote.

(6)
Includes 333,333 shares of common stock acquirable upon conversion of notes held by Atlas Capital S.A. The address for Atlas Capital S.A. is Rue du Rhone 116, 1204 Geneve, Switzerland. Atlas Capital S.A. is the custodian of the notes for certain beneficial owners each of which beneficially own less than 5% of Langer's common stock. Atlas Capital S.A. beneficially owns less than 5% of Langer's common stock.

(7)
Includes 43,876 options granted to each of four outside directors, i.e., Messrs. Ehrlich, Foster, Arthur Goldstein, and Nelson, which are currently exercisable. Excludes 15,000 options granted to such persons which vest in three equal annual tranches commencing November 12, 2005.

(8)
Includes 46,600 shares held in trust, and 8,333 shares acquirable upon conversion of notes held in trust, by Mrs. Burtt Ehrlich as Trustee for David Ehrlich, as to which Mr. Ehrlich disclaims beneficial ownership.

(9)
Includes 8,333 shares acquirable upon conversion of notes held by Mr. Goldstein.

(10)
Includes 80,000 options held by Mr. Goldstein which are exercisable immediately. Excludes 100,000 options granted to Mr. Steven Goldstein which vest in three equal annual tranches commencing November 12, 2005.

(11)
Includes 16,666 options held by Mr. Ciavarella which will be exercisable within 60 days. Excludes 33,334 options granted to Mr. Ciavarella which vest in two equal annual installments commencing March 24, 2006.

(12)
Mr. Puglisi's employment commenced April 15, 2002, and Mr. Puglisi resigned effective February 6, 2004. Mr. Puglisi does not beneficially own any shares of our common stock.

(13)
Excludes 150,000 options and 40,000 shares of restricted stock granted to Mr. Hudkins, which vest in three equal annual tranches commencing November 12, 2005.

(14)
Consists of 2,871,050 shares owned of record directly or indirectly by such persons, plus 980,503 shares issuable upon exercise of stock options or conversion of notes held directly or indirectly by such persons. Excludes an aggregate of options to purchase 533,334 shares of common stock, 15,000 warrants to purchase common stock and stock awards totaling 140,000 shares that are presently unexercisable and unexercisable within the next 60 days.

(15)
The applicable percentage of beneficial ownership is based on 4,397,933 shares of common stock outstanding as of February 9, 2005 and assumes the sale of 5,000,000 shares of common stock in the offering, plus, with respect to particular individuals, shares of common stock that may be acquired by exercise of stock options or other rights to acquire common stock within 60 days after the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Consulting Agreement with Kanders & Company, Inc.    On November 12, 2004, we entered into a consulting agreement (the "Consulting Agreement") with Kanders & Company, Inc. ("Kanders & Company"), the sole stockholder of which is Warren B. Kanders, who on November 12, 2004, became our Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC ("Langer Partners"), our largest stockholder. The Consulting Agreement provides that Kanders & Company will act as our non-exclusive consultant to provide us with strategic consulting and corporate development services for a term of three years. Kanders & Company will receive, pursuant to the agreement, an annual fee of $200,000 in addition to separate compensation for assistance, at our request, with certain transactions, and options to purchase 240,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments beginning on November 12, 2005. We have also agreed to provide Kanders & Company with indemnification protection which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error or misstatement by Kanders & Company alleged by any claimant. The Consulting Agreement replaces a previous agreement for similar consulting services, pursuant to which Kanders & company received an annual fee of $100,000, options to purchase 100,000 shares of our common stock at an exercise price of $1.525 per share, which vested in three equal annual installments beginning on December 31, 2001, and the indemnification protection described above.

In November 2004, the Board of Directors approved a May 1, 2005 grant of 100,000 shares of restricted stock to Kanders & Company, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the consulting agreement, death of Mr. Kanders, or our change of control.

Note and Warrant Purchase Agreement.    On September 30, 2004, we sold (a) an aggregate principal amount of $5,500,000 of our 7% Senior Subordinated Notes due September 30, 2007 (the "Subordinated Notes"), and (b) warrants to purchase an aggregate of 110,000 shares of our common stock at an exercise price of $0.02 per share (the "Warrants") pursuant to a Note and Warrant Purchase Agreement dated September 30, 2004 by and among us and ten accredited investors, including Langer Partners. The Subordinated Notes and Warrants were sold by us to finance the cash portion of the Silipos acquisition. Langer Partners purchased and holds $750,000 principal amount of the Subordinated Notes and Warrants to purchase 15,000 shares of our common stock. The Subordinated Notes are prepayable at any time without penalty, and interest will accrue on the unpaid principal amount of the Subordinated Notes at the rate of 7% per annum, payable semi-annually in arrears on the last day of June and December in each year until the maturity date. The Warrants are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the Subordinated Notes, or (ii) September 30, 2005. The Warrants expire September 30, 2009. The exercise price of the Warrants is subject to adjustment in certain circumstances. The fair value of the Warrants was determined to be $735,900 using the Black Scholes pricing model. This amount was recognized as a discount to the Senior Subordinated Notes and is being amortized over the term of our 7% Senior Subordinated Notes due September 30, 2007 and recorded as an additional interest expense. Under the Note and Warrant Purchase Agreement, we agreed to use our best efforts to file a shelf registration statement covering resales of the shares underlying the Warrants by December 31, 2005.

We intend to use a portion of the net proceeds from the offering being made by this prospectus to repay the Subordinated Notes in full. In connection with the repayment, we will record a non-cash charge to earnings in the amount of the unamortized portion of discount related to the issuance of the Subordinated Notes. This charge will be recorded in the quarter in which this offering is completed.

4% Convertible Subordinated Notes.    On October 31, 2001, we sold $14,589,000 of our 4% Convertible Subordinated Notes due August 31, 2006 in a private placement. The notes are convertible into approximately 2,431,500 shares of our common stock at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. Langer Partners purchased and currently holds $2,500,000 principal amount of our 4% Convertible Subordinated Notes. Additionally, several persons and entities that have family relationships with Warren Kanders purchased and currently hold an aggregate of $590,000 principal amount of these notes.

On October 31, 2001, Langer Partners entered into an agreement with Oracle Investment Management, Inc. ("Oracle"), pursuant to which Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge, or otherwise transfer any shares of all our common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% Convertible Subordinated Notes acquired by it, or shares of common stock received upon conversion of the notes. Oracle originally acquired and currently hold $4,000,000 in aggregate principal amount of the 4% Convertible Subordinated Notes. Oracle and certain of its affiliates has not converted any of the 4% Convertible Subordinated Notes to date. If Oracle transfers less than one-third of its interest in the 4% Convertible Subordinated Notes acquired by it or the shares of our common stock it may receive upon conversion of the notes, Langer Partners will be permitted to transfer a pro-rata percentage of our common stock owned by it. Langer Partners further agreed with Oracle to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to our Board of Directors as is equal on a percentage basis to the aggregate percentage of our common stock owned by Oracle on a fully diluted basis. Oracle is currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director. Based on Oracle's current ownership and assuming Oracle does not acquire any more of our common stock, we believe that Oracle would not be entitled to nominate any directors once this offering is completed.

Tender Offer.    In February 2001, an investor group and management team, including our current Chairman of the Board of Directors Warren B. Kanders, our President, Chief Executive Officer and director, Andrew H. Meyers, and our Board of Directors member, Gregory R. Nelson, gained a controlling interest in Langer, by purchasing 1,362,509 shares of Langer at $1.525 per share, or approximately 51% of the then outstanding common stock of Langer, under the terms of a negotiated tender offer agreement. The aggregate purchase price paid by the group was $2,077,826. The investor group was also granted a 180 day option to purchase up to 1,400,000 additional shares of Langer common stock, with an initial exercise price of $1.525 per share, rising up to $1.60 per share. On May 14, 2001, the option was exercised in full and the shares were purchased at a price of $1.525 per share. As a result of the tender offer and option exercise, the investor group acquired approximately 57.8% of the outstanding common stock of Langer (without giving effect to the options granted to Kanders & Company and Andrew H. Meyers as discussed below) for an aggregate consideration of $4,212,826. In connection with the tender offer, we entered into an employment agreement with Mr. Meyers that provided that he would serve as our President and Chief Executive Officer for a three-year term that would expire December 31, 2003 at a salary of $175,000 and granted him options to purchase 175,000 shares at an exercise price of $1.525. We also entered into a three year consulting agreement for financial advisory services with Kanders & Company, of which Mr. Kanders is sole stockholder, providing for an annual fee of $100,000, an award of options for 100,000 shares at a price of $1.525 per share (which equaled the price paid in the tender offer), and a non-renewal fee of $100,000, which Kanders & Company waived when it entered into a consulting agreement with us in November 2004.

Loan to Steven Goldstein.    In April 2002, we made a full-recourse secured two-year term loan to Mr. Steven Goldstein, our Executive Vice President, in the principal sum of $21,000, which bears interest at the rate of 4% per year, compounded quarterly. The loan, along with applicable interest, was repaid in April 2004.

Other related party transactions.    We have obtained certain technology related products and services from a company owned by the brother-in-law of Andrew Meyers, our President, Chief Executive Officer and director. Costs incurred by us for such products and services were approximately $142,000, $127,700 and $59,500 in the years ended December 31, 2003 and 2002 and in the ten months ended December 31, 2001, respectively. We also engaged a company owned by Steven Goldstein's father-in-law to provide certain promotional and marketing goods and services to us. Costs incurred with respect to such goods and services for the nine months ended September 30, 2004 and 2003 were $36,000 and $55,000, respectively. We believe that the prices and terms of the products and services that we obtained from Mr. Meyers' brother-in-law as well as the company owned by Mr. Goldstein's father-in-law are at least as favorable as those we could have obtained in arms length negotiations or otherwise are at prevailing market prices and terms.

Howard Capital Management, an entity owned and managed by Jonathan Foster, one of our directors, performed consulting services for us in 2001 and 2002. Costs incurred with respect to such services were approximately $6,500 and $2,500 in the years ended December 31, 2002 and 2001, respectively.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue an aggregate of 50,250,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.02 par value, and 250,000 shares of preferred stock, $1.00 par value.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders, including the election of directors. No holders of our common stock have any right to cumulative voting. Subject to any preferential rights of any outstanding series of our preferred stock created by our Board of Directors, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to such holders. We currently do not pay cash dividends on our common stock.

In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of our preferred stock. Holders of our common stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to our common stock.

Warrants

As of January 27, 2005, we had outstanding warrants to purchase 120,000 shares of our common stock at an exercise price of $0.02 per share (110,000 of which were issued to the holders of our 7% Senior Subordinated Notes and 10,000 of which were issued to Wm Smith Securities, Incorporated in connection with private placement services rendered), subject to adjustments under certain circumstances, which are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of our 7% Senior Subordinated Notes, or (ii) September 30, 2005. The warrants expire September 30, 2009. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

Convertible Notes

On October 31, 2001, we sold $14,589,000 of our 4% Convertible Subordinated Notes, due August 31, 2006, in a private placement. The 4% Convertible Subordinated Notes are convertible at any time, at the option of the holders, into our common stock at a conversion price of $6.00 per share and are subordinated to all of our existing or future senior indebtedness. The 4% Convertible Subordinated Notes contain anti-dilution provisions providing for pro-rata adjustments in the event of a stock dividend, stock split, or reclassification of shares of our common stock, and a weighted-average adjustment in the event of the issuance of common stock, options, warrants, or other securities convertible into or exchangeable for common stock at prices below the conversion price under the 4% Convertible Notes then in effect, and weighted-average adjustments in the event of distributions of securities, assets or cash (other than cash dividends paid out of retained earnings) to the holders of our common stock.

Registration Rights

In connection with the sale of our 7% Senior Subordinated Notes and issuance of the related Warrants, as well as the warrants issued to Wm Smith Securities, Incorporated, we have agreed to use our best efforts to file a shelf registration statement for the shares of our common stock underlying the Warrants by December 31, 2005.

In addition, we granted registration rights in connection with the purchase of 1,362,509 shares of our common stock and the exercise of options to purchase 1,400,000 shares of our common stock by Andrew H. Meyers, Greg Nelson and Langer Partners, LLC and its designees when they purchased a controlling interest in our company in February 2001. We also granted registration rights for the 2,431,500 shares of common stock into which our 4% Convertible Subordinated Notes due August 31, 2006 are convertible. Registration rights were also granted for the 61,805 shares issued in connection with the Benefoot acquisition. We filed a registration statement on Form S-3 to register the above shares.

Preferred Stock

We currently have no shares of preferred stock outstanding. Our Board of Directors is authorized, without further stockholder action, to issue up to 250,000 shares of our preferred stock, in one or more series. Our Board of Directors is authorized to fix for each such series the voting power and the designations, preferences, and relative, participating, optional, or other rights of each such series, and the qualifications, limitations or restrictions thereof, as are stated in the resolutions adopted by the Board of Directors and as are permitted by the Delaware General Corporation Law. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding voting stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of the Certificate of Incorporation and Bylaws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of us if the Board of Directors determine that such takeover is not in the best interests of us and our stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

The provisions in the Certificate of Incorporation and the Bylaws include: (1) a procedure which requires stockholders to nominate directors in advance of a meeting to elect such directors; and (2) the authority to issue additional shares of preferred stock without stockholder approval.

The Delaware General Corporation Law (the "DGCL") contains statutory "anti-takeover" provisions, including Section 203 of the DGCL which applies automatically to a Delaware corporation unless that corporation elects to opt-out as provided in Section 203. We, as a Delaware corporation, have not elected to opt-out of Section 203 of the DGCL. Under Section 203 of the DGCL, a stockholder acquiring more than 15% of the outstanding voting shares of a corporation (an "Interested Stockholder") but less than 85% of such shares may not engage in certain business combinations with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the Interested Stockholder.

Limitation of Liability and Indemnification of Officers and Directors

Pursuant to provisions of the General Corporation Law of the State of Delaware (the "DGCL"), we have adopted provisions in our Certificate of Incorporation that provide that our directors shall not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty as a director to the full extent that the Act permits the limitation or elimination of the liability of directors.

We have also entered into separate indemnification agreements with each of our directors and executive officers which provide significant additional protection to such persons. In addition, we have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy. Our Certificate of Incorporation also contains a provision for the indemnification by us of all of our directors and officers, to the fullest extent permitted by the DGCL.

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

We will have 9,397,933 shares of common stock outstanding after the completion of this offering (10,147,933 shares if the underwriters' over-allotment is exercised in full). Of those shares, the 5,000,000 shares of common stock sold in the offering (5,750,000 shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction, unless purchased by persons deemed to be our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Securities Act.

On October 31, 2001, Langer Partners entered into an agreement with Oracle, pursuant to which Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge, or otherwise transfer any shares of all our common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% Convertible Subordinated Notes acquired by it, or shares of common stock received upon conversion of the notes.

All of our executive officers and directors and certain of our stockholders and convertible note holders, who together beneficially own in the aggregate approximately      % of our outstanding shares, have entered into lock-up agreements pursuant to which they have agreed, subject to certain exceptions for gifts and certain transfers to immediate family members, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 90 days from the date of this prospectus without the prior written consent of Piper Jaffray & Co. See "Underwriting." After the 90-day lock-up period, these shares may be sold, subject to applicable securities laws.

The holders of our Warrants, as well as the warrants issued to Wm Smith Securities, Incorporated, will be entitled to registration rights. See "Description of Capital Stock."

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for one year or more, may sell in the open market within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the then outstanding shares of our common stock (approximately 939,793 shares immediately after the offering, assuming the underwriters' over-allotment option is not exercised); or

  •
  the average weekly trading volume in the common stock on The Nasdaq Small Cap Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and the availability of our current public information. A person (or persons whose shares are aggregated) who is deemed not to have been our affiliate at any time during the 90 days preceding a sale by him and who has beneficially owned his shares for at least two years, may sell the shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information we refer to above.

Currently, there are approximately 2,978,661 shares of our common stock outstanding which are subject to Rule 144 restrictions, 2,871,050 of which are owned by our affiliates and 107,611 of which were issued in connection with the Bi-Op acquisition in January 2003.

UNDERWRITING

The underwriters have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters have committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriters	Number of Shares
Piper Jaffray & Co.
Ryan Beck & Co., Inc.
Wm Smith Securities, Incorporated

Total

The underwriters have advised us that they propose to offer the shares to the public at $      per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $        per share. The underwriters may allow and the dealers may reallow a concession of not more than $        per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional 750,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as they were obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total to be paid by us	$	$

We estimate that the total expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $1,164,000.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have informed us that none of them, nor any other underwriter participating in the distribution of the offering, will make sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

The offering of our shares of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

We and each of our directors, executive officers and certain of our stockholders and convertible note holders, who together beneficially own in the aggregate approximately      % of our outstanding shares,

have agreed to certain restrictions on the ability to sell shares of our common stock for a period of 90 days after the date of this prospectus. We have also agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Piper Jaffray. The agreement provides exceptions for sales to the underwriters pursuant to the purchase agreement, the granting of options to purchase shares under our existing stock option plan and certain other exceptions. At any time and without public notice, Piper Jaffray may in its sole discretion release all or some of the securities from these lock-up agreements.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize of maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transaction is uncertain. These transactions may be effected on The Nasdaq Small Cap Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters (and selling group members) may also engage in passive market making transactions in the common stock on The Nasdaq Small Cap Market. Passive market making consists of displaying bids on The Nasdaq Small Cap Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us for which they have received or will receive customary compensation. Wm Smith Securities, Incorporated, one of the underwriters, received warrants for 10,000 shares of our common stock at an exercise price of $0.02 per share for its services in connection with the September 2004 private placement of our 7% Senior Subordinated Notes due September 30, 2007. The NASD's Corporate Financing Department deems these warrants to be underwriting compensation in connection with this offering. Wm Smith Securities, Incorporated also acted as placement agent in connection with the October 2001 private placement of our 4% Convertible Subordinated Notes.

LEGAL MATTERS

The validity of the shares of common stock offered hereunder will be passed upon for us by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Langer, Inc. and subsidiaries as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002 and the ten months ended December 31, 2001, included in this Prospectus, and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Silipos, Inc. and subsidiary as of March 31, 2004 and 2003, and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the March 31, 2004 and 2003 consolidated financial statements refers to Silipos Inc.'s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and a change in the method of accounting for goodwill in 2003.

Trachtenberg & Pauker, LLP, independent auditors, have audited the combined financial statements of Benefoot, Inc. and Affiliate at December 31, 2000 and 2001, and for the years then ended, as set forth in their report. These financial statements have been included in this Prospectus in reliance on Trachtenberg & Pauker, LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed as part of the registration statement for copies of the actual contract, agreement or other document. We file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can obtain copies our SEC filings, including the registration statement, over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securites. However, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than the common stock to which it relates, nor does it offer to sell or solicit any offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

LANGER, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SILIPOS, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Financial Statements
Condensed Consolidated Balance Sheet as of September 30, 2004 (as restated)	F-71
Condensed Consolidated Statements Of Operations for the Periods Ended September 30, 2004 (as restated) and 2003	F-72
Condensed Consolidated Statements of Cash Flows for the Periods Ended September 30, 2004 (as restated) and 2003	F-73
Notes to Condensed Consolidated Financial Statements	F-74

BENEFOOT, INC. AND AFFILIATE

INDEX TO COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Langer, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Langer, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002, and for the ten months ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, and for the ten months ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP

Jericho, New York
March 29, 2004

LANGER, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$5,533,946	$9,411,710
Accounts receivable, net of allowances for doubtful accounts and returns and allowances aggregating $292,725 and $152,935, respectively	3,628,052	2,937,340
Inventories, net	2,496,583	2,353,153
Prepaid expenses and other	495,386	627,154

Total current assets	12,153,967	15,329,357
Property and equipment, net	2,496,071	943,893
Identifiable intangible assets, net	3,960,105	3,313,413
Goodwill	4,536,198	3,186,386
Other assets	876,856	1,037,105

Total assets	$24,023,197	$23,810,154

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$800,000	$1,000,000
Accounts payable	1,133,149	1,235,598
Other current liabilities	2,114,270	1,864,344
Unearned revenue	672,597	660,866

Total current liabilities	4,720,016	4,760,808
Long-term debt	14,589,000	15,389,000
Unearned revenue	166,757	162,455
Accrued pension expense	171,893	209,539
Other liabilities	600,338	176,138

Total liabilities	20,248,004	20,697,940

Stockholders' equity
Preferred stock, $1.00 par value; authorized 250,000 shares; no shares issued	—	—
Common stock, $.02 par value; authorized 50,000,000 shares; issued 4,447,451 and 4,336,744 shares, respectively	88,949	86,735
Additional paid-in capital	13,202,129	12,825,237
Accumulated deficit	(9,159,140)	(9,153,669)
Accumulated other comprehensive loss	(241,288)	(530,632)

	3,890,650	3,227,671
Treasury stock at cost, 67,100 shares	(115,457)	(115,457)

Total stockholders' equity	3,775,193	3,112,214

Total liabilities and stockholders' equity	$24,023,197	$23,810,154

See accompanying notes to consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Year ended December 31, 2003	Year ended December 31, 2002	Ten months ended December 31, 2001
Net sales	$24,720,515	$18,676,503	$10,936,112
Cost of sales	16,049,790	11,962,104	6,934,402

Gross profit	8,670,725	6,714,399	4,001,710
General and administrative expenses	4,775,142	3,867,882	2,425,177
Selling expenses	3,131,197	3,151,205	1,294,991
Research and development expenses	—	164,872	142,192

Operating income (loss)	764,386	(469,560)	139,350

Other income (expense):
Interest income	157,522	214,481	86,635
Interest expense	(836,273)	(829,498)	(138,846)
Other	75,798	86,214	(13,742)

Other expense, net	(602,953)	(528,803)	(65,953)

Income (loss) before income taxes	161,433	(998,363)	73,397
Provision for income taxes (Note 12)	166,904	107,294	3,118

Net (loss) income	$(5,471)	$(1,105,657)	$70,279

Net (loss) income per common share:
Basic	$(.00)	$(.26)	$.02

Diluted	$(.00)	$(.26)	$.02

Weighted average number of common shares used in computation of net (loss) income per share:
Basic	4,374,396	4,245,711	3,860,167

Diluted	4,374,396	4,245,711	4,306,536

See accompanying notes to consolidated financial statements

LANGER, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

						Accumulated Other Comprehensive Income (Loss)
	Common Stock
			Treasury stock	Additional paid-in capital	Accumulated deficit	Foreign currency translation	Minimum pension liability	Comprehensive income	Total stockholders' equity
	Shares	Amount
Balance at March 1, 2001:	2,849,022	$56,981	$(115,457)	$10,086,555	$(8,118,291)	$(52,734)	$(257,723)		$1,599,331
Net income for ten months ended December 31, 2001					70,279			$70,279
Foreign currency adjustment						(53)		(53)
Minimum pension liability adjustment							(3,897)	(3,897)

Total comprehensive income								$66,329	66,329

Issuance of stock from option exercise	1,400,000	28,000		2,107,000					2,135,000
Exercise of stock options	19,000	380		30,183					30,563
Issuance of stock options for consulting services				8,243					8,243
Compensation expense to accelerate stock options				26,743					26,743

Balance at December 31, 2001:	4,268,022	85,361	(115,457)	12,258,724	(8,048,012)	(52,787)	(261,620)		3,866,209
Net loss					(1,105,657)			$(1,105,657)
Foreign currency adjustment						26,570		26,570
Minimum pension liability adjustment							(242,795)	(242,795)

Total comprehensive loss								$(1,321,882)	(1,321,882)

Issuance of stock to purchase business	64,895	1,298		528,214					529,512
Issuance of stock and exercise of stock options	3,827	76		11,729					11,805
Issuance of stock options for consulting services				6,513					6,513
Compensation expense to accelerate stock options				20,057					20,057

Balance at December 31, 2002	4,336,744	86,735	(115,457)	12,825,237	(9,153,669)	(26,217)	(504,415)		3,112,214
Net loss					(5,471)			$(5,471)
Foreign currency adjustment						238,038		238,038
Minimum pension liability adjustment							51,306	51,306

Total comprehensive income								$283,873	283,873

Issuance of stock to purchase business	107,611	2,152		366,954					369,106
Issuance of stock for consulting services	3,096	62		9,938					10,000

Balance at December 31, 2003	4,447,451	$88,949	$(115,457)	$13,202,129	$(9,159,140)	$211,821	$(453,109)		$3,775,193

See accompanying notes to consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year ended December 31, 2003	Year ended December 31, 2002	Ten months ended December 31, 2001
Cash Flows From Operating Activities:
Net (loss) income	$(5,471)	$(1,105,657)	$70,279
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	844,981	648,216	285,619
Compensation expense for options acceleration	—	20,057	26,743
Provision for doubtful accounts receivable	117,993	88,348	15,015
Deferred income taxes	135,500	79,606	7,227
Issuance of stock and stock options for consulting services	10,000	11,755	8,243
Changes in operating assets and liabilities:
Accounts receivable	(512,078)	(533,849)	(116,976)
Inventories	33,901	(519,701)	(166,021)
Prepaid expenses and other assets	403,361	(389,303)	(963,332)
Accounts payable and other current liabilities	(377,345)	359,524	(168,354)
Unearned revenue and other liabilities	(200,723)	(10,175)	28,416

Net cash provided by (used in) operating activities	450,119	(1,351,179)	(973,141)

Cash Flows From Investing Activities:
Purchase of businesses, net of cash acquired	(1,897,328)	(4,703,606)	—
Purchase of property and equipment	(1,402,336)	(333,697)	(271,693)

Net cash used in investing activities	(3,299,664)	(5,037,303)	(271,693)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options		6,563	30,563
Proceeds from issuance of debt	—	—	14,589,000
Payments on debt	(1,000,000)	—	(581,458)
Issuance of shares from option exercise		—	2,135,000

Net cash (used in) provided by financing activities	(1,000,000)	6,563	16,173,105

Effect of exchange rate changes on cash	(28,219)	(3,293)	(195)

Net (decrease) increase in cash and cash equivalents	(3,877,764)	(6,385,212)	14,928,076
Cash and cash equivalents at beginning of period	9,411,710	15,796,922	868,846

Cash and cash equivalents at end of period	$5,533,946	$9,411,710	$15,796,922

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$642,501	$636,393	$110,548

Income taxes	$33,288	$—	$—

Cash received during the period for:
Interest	$157,522	$214,481	$86,635

See accompanying notes to consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)    Summary of Significant Accounting Policies

  (a)
  Change in Name and Fiscal Year End and State of Incorporation

  At the Company's July 17, 2001 annual meeting, the shareholders approved changing the name of the Company from The Langer Biomechanics Group, Inc. to Langer, Inc. Additionally, the stockholders approved changing the fiscal year end from February 28 to December 31 of each year. At the Company's June 27, 2002 annual meeting, the shareholders approved changing the state of incorporation from New York to Delaware.

  (b)
  Description of the Business

  The Company is an orthotics products company specializing in the designing, manufacturing, distributing and marketing of high quality foot and gait-related biomechanical products. The Company's diversified range of products is comprised of (i) custom orthotic devices ordered by healthcare professionals and (ii) pre-fabricated orthopedic rehabilitation and recovery devices and related devices distributed by the Company to healthcare professionals for use by their patients.

  (c)
  Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Langer, Inc. and its subsidiaries (the "Company" or "Langer"). All significant intercompany transactions and balances have been eliminated in consolidation.

  (d)
  Revenue Recognition

  Revenue from the sale of the Company's products is recognized upon shipment. The Company generally does not have any post-shipment obligations to customers other than for product warranties. The Company generally warrants its products against defects in materials and workmanship for a period of 6 months. The Company records a provision for estimated future costs associated with its warranties of fabricated products/custom orthotics as warranty reserves upon shipment, based upon historical experience. The Company offers extended warranty contracts which are recorded as deferred revenue and recognized over the lives of the contracts (24 months) on a straight-line basis. Revenue from shipping and handling fees is included in net sales in the consolidated statements of operations. Costs incurred for shipping and handling are included in cost of sales in the consolidated statements of operations.

  (e)
  Advertising and Promotion Expenses

  Advertising and promotional costs are expensed as incurred. Advertising and promotion expenses were approximately $326,000, $326,000 and $56,000 for the years ended December 31, 2003 and 2002 and for the ten months ended December 31, 2001, respectively.

  (f)
  Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments purchased with a maturity of three months or less to be cash equivalents (money market funds and short-term commercial paper).

  (g)
  Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  (h)
  Property and Equipment

  Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method. The lives on which depreciation and amortization are computed are as follows:

Office furniture and equipment	3–10 years
Computer equipment and software	3–10 years
Machinery and equipment	5–10 years
Leasehold improvements	lesser of 5 years or life of lease
Automobiles	3–5 years

  The Company reviews long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. If an impairment loss is required, the amount of such loss is equal to the excess of the carrying value of the impaired asset over its fair value.

  (i)
  Goodwill and Identifiable Intangible Assets with Indefinite Lives

  In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, the Company no longer amortizes goodwill and identifiable intangible assets with indefinite lives. Instead these assets are reviewed for impairment on an annual basis (October 1).

  (j)
  Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109—"Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  (k)
  Net (Loss) Income Per Share

  Basic (loss) income per share is based on the weighted average number of shares of common stock outstanding during the period. Diluted (loss) income per share is based on the weighted average number of shares of common stock and potentially dilutive shares of common stock (options, warrants and convertible subordinated notes) outstanding during the period, except where the effect would be antidilutive, computed in accordance with the treasury stock method.

  (l)
  Foreign Currency Translation

  Assets and liabilities of the foreign subsidiary have been translated at year-end exchange rates, while revenues and expenses have been translated at average exchange rates in effect during the year. Resulting cumulative translation adjustments have been recorded as a separate component of accumulated other comprehensive loss in stockholders' equity.

  (m)
  Use of Estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (n)
  Fair Value of Financial Instruments

  At December 31, 2003 and 2002, the carrying amount of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximated fair value because of their short-term maturity. The carrying value of long-term debt at December 31, 2003 and 2002 also approximated fair value based on borrowing rates currently available to the Company for debt with similar terms.

  (o)
  Internal Use Software

  In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company capitalizes internal-use software costs upon the completion of the preliminary project stage and ceases capitalization when the software project is substantially complete and ready for its intended use. Capitalized costs are amortized on a straight-line basis over the estimated useful life of the software.

  (p)
  Derivative Financial Instruments

  In accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended, the Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in stockholders' equity as a component of accumulated other comprehensive income (loss) depending on whether the derivative financial instrument qualifies for hedge accounting or, if so, whether it qualifies as a fair value or cash flow hedge. Generally, the changes in the fair value of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair value of the hedged item that relate to the hedged risks. Changes in the fair value of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in accumulated other comprehensive income (loss), net of deferred taxes. Changes in fair values of derivatives not qualifying as hedges are reported in income. To date, the Company has not entered into any derivative financial instruments.

  (q)
  Stock Options

  At December 31, 2003, the Company has two stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. During the year ended December 31, 2002 and the ten months ended December 31, 2001, the Company recognized stock-based employee compensation expense in the consolidated statements of operations relating to the acceleration of stock options to purchase 12,000 shares of common stock. All other employee stock options have been granted at exercise prices equal to fair market value on the date of grant, and accordingly no compensation expense has been recognized by the Company in the consolidated statements of operations. The following table illustrates the effect on net (loss) income and (loss) earnings per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Periods ended
	December 31, 2003	December 31, 2002	December 31, 2001
Net (loss) income—as reported	$(5,471)	$(1,105,657)	$70,279
Deduct: Total stock-based employee compensation expense determined under fair value basis method for all awards, net of tax	(146,594)	(78,695)	(67,263)
Add: Compensation expense recognized from acceleration of options, net of tax	—	20,057	26,743

Pro forma net (loss) income	$(152,065)	$(1,164,295)	$29,759

(Loss) earnings per share:
Basic—as reported	$.00	$(.26)	$.02

Basic—pro forma	$(.03)	$(.27)	$.01

Diluted—as reported	$.00	$(.26)	$.02

Diluted—pro forma	$(.03)	$(.27)	$.01

  (r)
  Concentration of Credit Risk

  Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of cash investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions and currently invests primarily in money market accounts. Accounts receivable are generally diversified due to the number of healthcare professionals comprising the Company's customer base. As of December 31, 2003 and 2002, the Company's allowance for doubtful accounts was approximately $225,000 and $125,000, respectively. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable. The carrying amount of these financial instruments are reasonable estimates of their fair value.

  (s)
  Reclassifications

  Certain amounts in the prior years' financial statements have been reclassified to conform to the current year's presentation.

  (t)
  Recently Issued Accounting Pronouncements

  In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material impact on the Company's consolidated financial statements.

  In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, rescinds SFAS No. 4, which required all gains and losses from the extinguishment of debt to be classified as an extraordinary item and amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The rescission of SFAS No. 4 is effective for fiscal years beginning after May 15, 2002. The remainder of the statement is generally effective for transactions occurring after May 15, 2002 with earlier application encouraged. The adoption of SFAS No.145 did not have a material impact on the Company's consolidated financial statements.

  In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." This statement addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities. This statement includes the restructuring activities that are currently accounted for pursuant to the guidance set forth in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and other Costs to exit an Activity (including Certain Costs Incurred in a Restructuring)," costs related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated-nullifying the guidance under EITF 94-3. Under SFAS No. 146 the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

  In November 2002, the FASB issued FASB Interpretation ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure requirements about the guarantor's obligations and under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of this interpretation are effective for financial statement periods ending after December 15, 2002. The Company has included the required disclosures under FIN 45 in the notes to the consolidated financial statements. The adoption of the recognition and measurement provisions of FIN 45 did not have a material effect on the Company's consolidated financial statements.

  In January 2003 and revised in December 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" and an amendment to FIN 46 entitled "FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities" ("FIN 46R"). FIN 46R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support form other parties. FIN 46R will be applied by the Company to those entities that are considered variable interest entities as of March 31, 2004. The Company does not expect that the adoption of FIN 46R will have a material effect on its consolidated financial statements.

  In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's consolidated financial statements.

  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity. The statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

  In December 2003, the FASB issued SFAS No. 132(R) Employers' Disclosures about Pensions and Other Postretirement Benefits, ("SFAS 132(R)"), which requires additional disclosures about assets, obligation, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company adopted the required revised disclosure provisions of SFAS 132(R) as of December 31, 2003, except for the disclosure of estimated future benefit payments, which the Company is required to disclose as of December 31, 2004.

(2)    Acquisitions

  (a)
  Bi-Op Laboratories, Inc.

  Effective January 1, 2003, the Company, through a wholly-owned subsidiary, acquired all of the issued and outstanding stock of Bi-Op Laboratories, Inc. ("Bi-Op") pursuant to the terms of a Stock Purchase Agreement dated as of January 13, 2003 (the "Stock Purchase Agreement"). Bi-Op was purchased to expand Langer's global presence and to take over fabrication of custom orthotics for Canadian customers of Langer, which comprises 10% of Langer's net orthotic sales. The move of fabrication for Canadian customers to Canada was designed to reduce costs and improve service. The purchase price for Bi-Op was determined by arms'-length negotiations between the Company and the seller and was based in part upon analyses and due diligence which the Company performed on the financial records of Bi-Op, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Bi-Op have been included in the Company's consolidated financial statements since January 1, 2003.

  In connection with the acquisition, the Company paid consideration in Canadian dollars, determined through arms-length negotiation of the parties. When converted to U.S. dollars the total purchase price approximated $2.2 million of which $1.8 million (including $.5 million for transaction costs) was paid in cash and $.4 million was paid by issuing 107,611 shares of the Company's common stock (the "Shares"). The purchase price was funded by using a portion of the proceeds remaining from the sale of the Company's 4% convertible subordinated notes due August 31, 2006. The shares were valued based upon the market price of the Company's common stock two days before, two days after and the date the acquisition was announced.

  In connection with the Stock Purchase Agreement, the Company entered into an employment agreement with Raynald Henry, a former principal owner, having a term of three years and providing for an annual base salary of $75,000 CDN and benefits, including certain severance payments. The allocation of the purchase price among the assets and liabilities is based upon the Company's valuation of the fair value of assets and liabilities of Bi-Op.

  The following table sets forth the components of the purchase price:

Cash consideration	$1,368,756
Common stock issued	369,106
Transaction costs	495,383

Total purchase price	$2,233,245

  The following table provides the allocation of the purchase price:

Assets: Cash and cash equivalents	$194,531
Accounts receivables	212,593
Inventories	109,572
Prepaid expenses and other	232,394
Property and equipment	437,148
Goodwill	820,056
Identified intangible assets (non-competition agreement of $400,000 and repeat customer base of $500,000)	900,000
Other assets	41,802

2,948,096

Liabilities: Accounts payable	117,809
Accrued liabilities	140,217
Deferred income tax	270,000
Long term debt and other liabilities	186,825

714,851

Total purchase price	$2,233,245

  The goodwill created by the purchase of Bi-Op is not deductible for tax purposes.

  (b)
  Benefoot, Inc. and Benefoot Professional Products, Inc.

  On May 6, 2002 the Company, through a wholly-owned subsidiary, acquired substantially all of the assets and liabilities of each of Benefoot, Inc. and Benefoot Professional Products, Inc. (jointly, "Benefoot"), pursuant to the terms of an asset purchase agreement (the "Asset Purchase Agreement"). The assets acquired include machinery and equipment, other fixed assets, inventory, receivables, contract rights, and intangible assets. Benefoot was acquired to strengthen the Company's core business of custom orthotics and provide new products (distributed products), including therapeutic shoes and custom sandals, thereby broadening the product selection for customers. The purchase price for Benefoot was determined by arms'-length negotiations between the Company and the seller and was based in part upon analyses and due diligence which the Company performed on the financial records of Benefoot, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Benefoot since May 6, 2002 (the date of acquisition) have been included in the Company's consolidated financial statements.

  In connection with the acquisition, the Company paid consideration of $6.1 million, of which $3.8 million was paid in cash, $1.8 million was paid through the issuance of 4% promissory notes (the "Promissory Notes") and $.5 million was paid by issuing 61,805 shares of common stock (the "Shares"), together with certain registration rights. The Shares were valued based upon the market price of the Company's common stock two days before, two days after and on the day the acquisition was announced. $1.0 million of the Promissory Notes was paid on May 6, 2003 and the balance of $.8 million, plus interest is due on May 6, 2004. The Company also assumed certain liabilities of Benefoot, including approximately $.3 million of long-term indebtedness which was paid at closing. The Company also agreed to pay Benefoot up to an additional $1,000,000 upon achievement of certain performance targets on or prior to May 6, 2004 measured at various intervals. As of December 31, 2003 the Company had paid or accrued $603,238 based upon the satisfaction of performance targets during 2002 and 2003. Such amount was recorded as an adjustment to the purchase price as it was not related to the employment of the selling shareholders and was based solely on the achievement of certain performance targets. The Company funded the entire cash portion of the purchase price with proceeds from the prior sale of the Company's 4% convertible subordinated notes due August 31, 2006.

(2)    Acquisitions (Continued)

In connection with the Asset Purchase Agreement, the Company entered into an employment agreement with each of two shareholders of Benefoot, each having a term of two years and providing for an annual base salary of $150,000 and benefits, including certain severance arrangements. One of these shareholders subsequently terminated his employment agreement with the Company. The Company also entered into an agreement (which was amended in 2003), with Sheldon Langer as a medical consultant providing for an annual fee of $45,000 ($54,000 for the year ended 2003) and a one-time grant of 3,090 shares of common stock, together with certain registration rights. The allocation of the purchase price among the assets acquired and liabilities assumed is based on the Company's valuation of the fair value of the assets and liabilities of Benefoot.

The following table sets forth the components of the purchase price:

Cash consideration	$3,800,351
Benefoot long-term debt paid at closing	307,211

Total cash paid at closing		$4,107,562
Promissory note issued		1,800,000
Common stock issued		529,512
Transaction costs		680,228
Contingency consideration paid or accrued		603,238

Total purchase price		$7,720,540

The following table provides the allocation of the purchase price:

Assets:	Cash and cash equivalents	$225,953
	Accounts receivable	806,370
	Inventories	660,559
	Prepaid expenses and other	76,973
	Property and equipment	155,110
	Goodwill	3,716,142
	Identified intangible assets (trade names of $1,600,000, non-competition agreements of $230,000, and license agreements and related technology of $1,600,000)	3,430,000
	Other assets	6,163

		9,077,270

Liabilities:	Accounts payable	647,873
	Accrued liabilities	389,400
	Unearned revenue	210,355
	Long term debt and other liabilities	109,102

		1,356,730

	Total purchase price	$7,720,540

The goodwill created by the purchase of Benefoot is deductible for tax purposes.

Identifiable intangible assets at December 31, 2003 consisted of:

Assets	Amortization Period	Original Cost	Accumulated Amortization	Net Carrying Value
Trade Names	indefinite	$1,600,000	$—	$1,600,000
Non-competition agreements	7/8 years	630,000	104,339	525,661
License agreements and related technology	11 Years	1,600,000	240,556	1,359,444
Repeat customer base	20 Years	500,000	25,000	475,000

		$4,330,000	$369,895	$3,960,105

Identifiable intangible assets at December 31, 2002 consisted of:

Assets	Amortization Period	Original Cost	Accumulated Amortization	Net Carrying Value
Trade Names	indefinite	$1,600,000	$—	$1,600,000
Non-competition agreements	7 years	230,000	21,483	208,517
License agreements and related technology	11 Years	1,600,000	95,104	1,504,896

		$3,430,000	$116,587	$3,313,413

Aggregate amortization expense relating to the above identifiable intangible assets for the years ended December 31, 2003 and 2002 was $253,308 and $116,587, respectively. There was no amortization expense during the ten months ended December 31, 2001.

At December 31, 2003, estimated future amortization expense is approximately $253,000 per annum for 2004 to 2008.

Changes in goodwill for the years ended December 31, 2002 and 2003, are as follows:

	Custom Orthotics	Distributed Products	Total
Balance January 1, 2002	$—	$—	$—
Acquisition—Benefoot	1,191,986	1,994,400	3,186,386

Balance December 31, 2002	1,191,986	1,994,400	3,186,386
Purchase price adjustments related to achievement of milestones and acquisition costs	198,175	331,581	529,756
Acquisition—Bi-Op	820,056	—	820,056

Balance December 31, 2003	$2,210,217	$2,325,981	$4,536,198

There was no goodwill prior to January 1, 2002.

The unaudited pro forma results of operations for the year ended December 31, 2002, and for the ten months ended December 31, 2001, as if the Company acquired Bi-Op and Benefoot at the beginning of each year, which are set forth below include estimates and assumptions which management believes are reasonable. However, pro forma results do not include the realization of cost savings, if any, from operating efficiencies, synergies or other positive or adverse effects resulting from the acquisition, and are not necessarily indicative of the actual consolidated results of operations that would have been achieved if the acquisitions had occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations.

Unaudited pro forma results were:

	Year ended December 31, 2002	Ten months ended December 31, 2001
Net sales	$22,954,754	$18,517,432
Net (loss) income	$(881,903)	$133,070
Basic (loss) income per share	$(.20)	$.03
Diluted (loss) income per share	$(.20)	$.03

(3)    Inventories, net

Inventories, net, consisted of the following:

	December 31,
	2003	2002
Raw materials	$1,397,916	$1,224,136
Work-in-process	174,164	180,135
Finished goods	1,234,503	1,169,287

	2,806,583	2,573,558
Less: allowance for excess and obsolescence	310,000	220,405

	$2,496,583	$2,353,153

(4)    Property and Equipment, net

Property and equipment, net, is comprised of the following:

	December 31,
	2003	2002
Office furniture and equipment	$909,632	$537,238
Computer equipment and software	2,219,048	1,012,259
Machinery and equipment	669,552	533,124
Leasehold improvements	1,090,851	504,394
Automobiles	2,973	173

	4,892,056	2,587,188
Less: accumulated depreciation	2,395,985	1,643,295

	$2,496,071	$943,893

Depreciation and amortization expense relating to property and equipment was $397,901 for the year ended December 31, 2003, $338,524 for the year ended December 31, 2002 and $254,921 for the ten months ended December 31, 2001.

(5)    Other Current Liabilities

Other current liabilities consisted of the following:

	December 31,
	2003	2002
Accrued payroll and related payroll taxes	$643,161	$705,376
Sales credits payable	—	185,118
Accrued professional fees	211,400	148,250
Accrued health and welfare benefits	71,786	170,000
Deferred compensation—Benefoot	302,036	—
Warranty reserve	70,000	70,000
Other	815,887	585,600

	$2,114,270	$1,864,344

The following is a summary of the activity related to the Company's warranty reserve:

		Year Ended December 31,
	Ten Months Ended 2001
		2002	2003
Balance at the beginning of the period	$46,818	$40,342	$70,000
Acquired	—	80,000	—
Provisions for warranty	—	—	404,538
Warranty utilized	(6,476)	(50,342)	(404,538)

Balance at the end of the period	40,342	$70,000	$70,000

(6)    Long-Term Debt

On October 31, 2001, the Company completed the sale of $14,589,000 principal amount of its 4% convertible subordinated notes due August 31, 2006 (the "Notes"), in a private placement. The Notes are convertible into shares of the Company's common stock at a conversion price of $6.00 per share (equal to the market value of the Company's stock on October 31, 2001), subject to anti-dilution protections and are subordinated to existing or future senior indebtedness of the Company. Among other provisions, the Company may, at its option, call, prepay, redeem, repurchase, convert or otherwise acquire (collectively, "Call") the Notes, in whole or in part, (1) after August 31, 2003 or (2) at any time if the closing price of the Company's common stock equals or exceeds $9.00 per share for at least ten consecutive trading days. If the Company elects to Call any of the Notes, the holders of the Notes may elect to convert the Notes for the Company's common stock. Interest is payable semi-annually on the last day of June and December. Cash payments for interest expense for each of the years ended December 31, 2003, and 2002 was $583,560 and for the ten months ended December 31, 2001 was $97,260.

The Company received net proceeds of $13,668,067 from the offering of the Notes. The cost of raising these proceeds including placement and legal fees was $920,933, and is being amortized over the life of the Notes. The amortization of these costs for the years ended December 31, 2003 and 2002 and the ten months ended December 31, 2001 were $193,772, $193,105 and $30,698, respectively were included in interest expense in the related consolidated statements of operations.

The Company issued $1,800,000 in 4% promissory notes on May 6, 2002 in connection with the acquisition of Benefoot. $1,000,000 of these notes were paid on May 6, 2003 and the balance plus interest is due on May 6, 2004. Interest expense was $45,932 and $47,200 for 2003 and 2002, respectively.

(7)    Commitments and Contingencies

  (a)
  Leases

  Certain of the Company's facilities and equipment are leased under noncancellable operating leases. Rental expense amounted to $519,094 for the year ended December 31, 2003, $500,558 for the year ended December 31, 2002, and $405,117 for the ten months ended December 31, 2001.

  Future minimum rental payments required under current operating leases are:

2004	$500,903
2005	216,218
2006 and thereafter	22,800

$739,921

  (b)
  Royalties

  The Company has entered into several agreements with licensors, consultants and suppliers, which require the Company to pay royalty fees relating to the sale of certain products. Royalties in the aggregate under these agreements totaled $57,680 for the year ended December 31, 2003, $43,865 for the year ended December 31, 2002, and $51,532 for the ten months ended December 31, 2001.

(8)    Change in Control and Restructuring Expenses

Effective February 13, 2001, Andrew H. Meyers, Greg Nelson and Langer Partners LLC, and its designees ("Offerors"), acquired a controlling interest in the Company when they purchased 1,362,509 validly tendered shares of the Company's common stock at $1.525 per share, or approximately 51% of the then outstanding common stock of the Company, under the terms of a December 27, 2000 Tender Offer Agreement (the "Tender") under which the Offerors offered to purchase up to 75% of the Company's common stock. In order to provide the Company with adequate equity to maintain the Company's compliance with the listing requirements of the NASDAQ Small Cap Market and to enable the Company to finance its ongoing operations as well as potentially take advantage of opportunities in the marketplace and in order to induce the Offerors to enter into the Tender Offer Agreement, pursuant to its terms, the Offerors were granted 180 day options to purchase up to 1,400,000 shares of the Company's common stock, with an initial exercise price of $1.525 per share, rising up to $1.60 per share (the "Options"). These Options have been recorded as a non-cash dividend of $3,206,000, the fair value of the Options on the date of grant. Upon the closing of the Tender, the Board of Directors of the Company resigned in favor of Andrew H. Meyers (President and Chief Executive Officer), Burtt Ehrlich (Chairman of the Board), Jonathan R. Foster, Greg Nelson and Arthur Goldstein. The Company issued 30,000 non-qualified options at $1.525 to each of the four new outside members of the Board of Directors in connection with their services as members of the Board.

In connection with the Tender and the resultant change in control, the Company recorded expenses of approximately $1,008,000 for the year ended February 28, 2001, which included legal fees of $263,000, valuation and consultant fees of $95,000, severance and related expenses for terminated employees and executives of approximately $236,000, and other costs directly attributable to the change in control of approximately $169,000. As part of the change in control, a consulting firm which is owned by the sole manager and voting member of Langer Partners, LLC, a principal shareholder of the Company, was granted 100,000 fully vested stock options with an exercise price of $1.525 per share. Accordingly, the Company immediately recognized the fair value of the options of $245,000 as consulting fees, associated with these options. Additionally, the Company entered into a consulting agreement with this consulting firm, whereby the consulting firm would receive an annual fee of $100,000 for three years for services provided.

Upon closing of the Tender and the resultant change in control, the Company's existing revolving credit facility with a bank was terminated. In order to provide for the Company's short-term cash needs, in February 2001, the Company's Chief Executive Officer loaned the Company $500,000. As part of the change in control, new management determined that the Company required additional cash to potentially take advantage of opportunities in the marketplace. On February 13, 2001, three Directors of the Company purchased 147,541 restricted shares at $1.525 for total proceeds of $225,000.

On May 11, 2001, the Offerors fully exercised the Options at $1.525 per share for $2,135,000, which was invested in the Company. The Company's Chief Executive Officer, Andrew H. Meyers, converted the $500,000 loan plus accrued interest as partial proceeds toward the exercise of these Options.

(9)    Stock Options

The Company maintained a stock option plan for employees, officers, directors, consultants and advisors of the Company covering 550,000 shares of common stock (the "1992 Plan"). Options granted under the 1992 Plan are exercisable for a period of either five or ten years at an exercise price at least equal to 100 percent of the fair market value of the Company's common stock at the date of grant. Options become exercisable under various cumulative increments over a ten year period from date of grant. The Board of Directors has the discretion as to the persons to be granted options as well as the number of shares and terms of the option agreements. The expiration date of the plan is July 26, 2002. At the Company's July 17, 2001 annual meeting, the shareholders approved and adopted a new stock incentive plan for a maximum of 1,500,000 shares of common stock (the "2001 Plan"). In December 2000, 175,000 incentive stock options were granted to Andrew H. Meyers under the 1992 Plan and 80,000 incentive options were granted to Steven Goldstein under the 1992 Plan.

The Company has also granted non-qualified stock options. These options are generally exercisable for a period of five or ten years and are issued at a price equal to or lower than the fair market value of the Company's common stock at the date of grant. On February 13, 2001, the Company granted 30,000 non-qualified stock options, at an exercise price of $1.525 per share, to each of the Company's four outside directors under the 2001 Plan and 100,000 options to a consulting firm, which is owned by the sole manager and voting member of Langer Partners, LLC, a principal shareholder of the Company (see Note 8).

Options granted under both the 1992 Plan and the 2001 Plan do not include the 1,400,000 Options granted pursuant to the Tender Offer Agreement in connection with the change in control (see Note 8).

During the ten-month period ended December 31, 2001, the Company granted 10,000 stock options pursuant to a consulting agreement with an outside consultant. These options are exercisable for a period of ten years from the date of grant, at an exercise price of $5.34 per share. 2,000 of these options vested immediately and the remaining 8,000 options vest 2,000 shares annually on October 1, 2002 through October 1, 2005. In connection with these options, the Company recognized consulting expense of $0, $6,513 and $8,243 in the years ended December 31, 2003 and 2002 and the ten-month period ended December 31, 2001, respectively.

In 2002, in connection with a separation agreement with a former employee, the Company agreed to accelerate the vesting of 12,000 options at the date of separation in exchange for transitional consulting assistance. As a result, the Company recognized an expense of $20,057 and $26,743 for these options for the year ended December 31, 2002 and the ten months ended December 31, 2001, respectively.

The following is a summary of activity related to the Company's qualified and non-qualified stock options:

	Number of Shares	Exercise price range per share	Weighted average exercise price per share
Outstanding at March 1, 2001	517,000	$1.50–2.19	$1.54
Granted	85,000	5.34–6.50	6.36
Exercised	(19,000)	1.50–2.19	1.61

Outstanding at December 31, 2001	583,000	1.53–6.50	2.24
Granted	154,000	8.07–8.15	8.07
Exercised	(3,000)	2.19	2.19
Cancelled	(125,000)	1.56–8.07	6.11

Outstanding at December 31, 2002	609,000	1.53–8.15	2.92
Granted	32,330	3.20–6.50	4.87
Exercised	—	—	—
Cancelled	(18,000)	3.20–8.15	5.52

Outstanding at December 31, 2003	623,330	$1.53–8.07	$2.95

The following table summarizes information about options outstanding as of December 31, 2003:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Contractual Life (yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.53	475,000	7.06	$1.53	475,000	$1.53
$5.34	10,000	7.75	$5.34	6,000	$5.34
$8.07	115,500	8.30	$8.07	28,497	$8.07
$3.20	6,500	9.21	$3.20	—	$3.20
$6.50	16,330	9.33	$6.50	16,330	$6.60

	623,330	7.38		525,827

At December 31, 2003, all 255,000 options were exercisable and no options were available for issuance under the 1992 Plan. At December 31, 2003, 270,827 options were exercisable, 97,503 options were unexercisable and 1,127,787 options were available for future grants under the 2001 Plan. The options outstanding at December 31, 2003 under both the 1992 Plan and the 2001 Plan had remaining lives ranging from less than one year to more than nine years, with a weighted-average life of 7.38 years.

At December 31, 2003, there were 1,496,117 and 255,000 shares of common stock reserved for issuance under the 2001 Plan and 1992 Plan, respectively.

Additional Stock Plan Information

The Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB 25, "Accounting for Stock Issued to Employees", and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

SFAS No. 123, "Accounting for Stock-Based Compensation", requires the disclosure of pro forma net income and net income per share had the Company adopted the fair value method as of the beginning of fiscal 1997 (see Note 1(q)). Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 60 months following vesting; stock volatility of 62%, 52% and 67.9%, and risk free interest rates of 2.57%, 4.64% and 5.00% for the years ended December 31, 2003 and 2002, and for the ten-month period ended December 31, 2001, respectively, and no dividends during the expected term. The weighted-average fair value of options granted for the years ended December 31, 2003 and 2002 and the ten months ended December 31, 2001 is estimated at $1.43, $4.06 and $2.61 per share respectively. The Company's calculations are on a multiple option valuation approach and forfeitures are recognized as they occur.

(10)    Segment Information

In the years ended December 31, 2003 and 2002, the Company operated in two segments (custom orthotics and distributed products) principally in the design, development, manufacture and sale of foot and gait-related products. Intersegment net sales are recorded at cost. Segment information for the years ended December 31, 2003 and 2002 is summarized as follows:

Year ended December 31, 2003	Custom Orthotics	Distributed Products	Total
Net sales	$19,115,633	$5,604,882	$24,720,515
Operating (loss) profit	(264,730)	1,029,116	764,386
Depreciation and amortization	825,662	19,319	844,981
Total assets	19,691,434	4,331,763	24,023,197
Capital expenditures	1,385,821	16,515	1,402,336

Year ended December 31, 2002	Custom Orthotics	Distributed Products	Total
Net sales	$14,668,572	$4,007,931	$18,676,503
Operating profit (loss)	(1,109,775)	640,215	(469,560)
Depreciation and amortization	639,072	9,144	648,216
Total assets	20,234,057	3,576,097	23,810,154
Capital expenditures	327,120	6,577	333,697

The Company operated in one segment (custom orthotics) in the ten months ended December 31, 2001 since the distributed products segment, established in the year ended December 31, 2002, had not been considered significant. Net sales for custom orthotics were $9,857,296 and net sales for distributed products were $1,078,816 for the ten months ended December 31, 2001. Information regarding operating profit, depreciation and amortization, total assets or capital expenditures for the ten months ended December 31, 2001 is not available.

Geographical segment information based upon country of origin is summarized as follows:

Year ended December 31, 2003	United States	Canada	United Kingdom	Consolidated Total
Net sales to external customers	$20,494,911	$1,644,438	$2,581,166	$24,720,515
Intersegment net sales	267,425	—	—	267,425
Gross profit	6,932,015	735,844	1,002,866	8,670,725
Operating (loss) profit	366,148	(40,137)	438,375	764,386
Depreciation and amortization	747,371	41,893	55,717	844,981
Total assets	21,577,577	1,333,881	1,111,739	24,023,197
Capital expenditures	1,354,666	10,295	37,375	1,402,336
Year ended December 31, 2002
Net sales to external customers	$16,560,280	$—	$2,116,223	$18,676,503
Intersegment net sales	305,798	—	—	305,798
Gross profit	5,735,147	—	979,252	6,714,399
Operating (loss) profit	(856,193)	—	386,633	(469,560)
Depreciation and amortization	598,002	—	50,214	648,216
Total assets	22,850,246	—	959,908	23,810,154
Capital expenditures	266,755	—	66,942	333,697
Ten months ended December 31, 2001
Net sales to external customers	$9,359,893	$—	$1,576,219	$10,936,112
Intersegment net sales	203,933	—	—	203,933
Gross profit	3,309,404	—	692,306	4,001,710
Operating (loss) profit	(150,262)	—	289,612	139,350
Depreciation and amortization	259,559	—	26,060	285,619
Total assets	19,965,627	—	734,619	20,700,246
Capital expenditures	180,506	—	91,187	271,693

(10)    Segment Information (Continued)

Export sales from the Company's total United States operations accounted for approximately 17 percent, 21 percent and 22 percent of net sales for the year ended December 31, 2003, for the year ended December 31, 2002, and for the ten month period ended December 31, 2001.

(11)    Pension Plan and 401(k) Plan

The Company maintained a non-contributory defined benefit pension plan covering substantially all employees. In 1986, the Company adopted an amendment to the plan under which future benefit accruals to the plan ceased (freezing the maximum benefits available to employees as of July 30, 1986), other than those required by law. Previously accrued benefits remain in effect and continue to vest under the original terms of the plan.

The following table sets forth the Company's defined benefit plan status at December 31, 2003 and December 31, 2002, determined by the plan's actuary in accordance with SFAS No. 87, "Employers' Accounting for Pensions", as amended by SFAS No. 132(R):

	December 31,
	2003	2002
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year	$(672,483)	$(482,554)
Interest cost	(36,366)	(42,030)
Benefits paid	59,332	2,577
Actuarial loss	(32,957)	(150,476)
Settlements	(2,036)	—

Benefit obligation at end of year	$(684,510)	$(672,483)

CHANGE IN PLAN ASSETS:
Fair value of plan assets, beginning of year	$462,944	$510,278
Actual return on plan assets	61,005	(66,207)
Employer contribution	48,000	21,000
Benefits paid	(3,046)	(2,577)
Settlement	(56,286)	—

Fair value of plan assets, end of year	$512,617	$462,944

Funded status	(171,893)	(209,539)
Unrecognized transition (asset)/obligation	112,320	120,111
Unrecognized net (gain) loss	453,109	504,415

Net Amount Recognized	$393,536	$414,987

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit cost	$(171,893)	$(209,539)
Intangible asset	112,320	120,111
Accumulated other comprehensive income	453,109	504,415

Net Amount Recognized	$393,536	$414,987

Information for pension plans with an accumulated benefit obligation in excess of plan assets.

	December 31,
	2003	2002
Projected benefit obligation	$684,510	$672,483
Accumulated benefit obligation	684,510	672,483
Fair value of plan assets	512,617	462,944

Net periodic pension expense is comprised of the following components:

	Year ended Dec. 31, 2003	Year ended Dec. 31, 2002	Ten months ended Dec. 31, 2001
Interest cost	$36,366	$42,030	$28,458
Expected return on plan assets	(35,090)	(38,995)	(35,077)
Amortization of unrecognized transition obligation	7,791	7,791	7,791
Amortization of net loss	23,126	12,883	14,161
Settlement	37,258	—	—

Net periodic pension expense	$69,451	$23,709	$15,333

The change in minimum liability with respect to pension benefits included in comprehensive income (loss) is as follows:

	Year ended December 31,
	2003	2002
Increase (decrease) in minimum liability included in comprehensive income (loss)	$(51,306)	$242,795

Assumptions

Weighted average assumptions used to determine benefit obligations at December 31:

	2003	2002
Discount rate	5%	5.4%

Weighted average assumptions used to determine periodic benefit cost for years ended December 31:

	2003	2002
Discount rate	5.4%	5.4%
Expected long-term rate of return on plan assets	7.5%	7.5%

The discount rate is based upon applicable interest rated prescribed in the Plan for lump sum payments settled between March 2003 and February 2004.

The expected long term rate of return is selected based upon the expected duration of the projected benefit obligation for the plan and the asset mix of the plan. There is no assumed increase in compensation levels since future benefit accruals have ceased as discussed above. The unrecognized transition liability and unrecognized net loss are being amortized over 30.4 and 18.2 years, respectively.

The Company's pension plan weighted average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

Asset Category	2003	2002
Cash and money markets	9.26%	8.82%
Equity securities	48.93%	30.60%
Debt security	41.81%	45.20%
Other	—	15.38%
Total	100%	100%

The Company's investment policy is to maximize the total rate of return (income and appreciation) with a view to the long term funding objectives of the pension plan. Therefore, every attempt is made by the Company to diversify plan assets to the extent necessary to minimize risk and to achieve optimal balance between risk and return and between income and growth of assets though capital appreciation.

In 2003 and 2002, 0% of Company stock was included in the equity securities component.

Cash flows

The Company expects to contribute approximately $72,000 to the pension plan in 2004.

As required by Statement of Financial Accounting Standards No. 87, the Company recorded a pension liability of $171,893 at December 31, 2003 (included in Accrued Pension Expense) to reflect the excess of accumulated benefits over the fair value of pension plan assets. Since the required additional pension liability is in excess of the unrecognized prior service cost (unrecognized transition obligation), an amount equal to the unrecognized prior service cost has been recognized as an intangible asset in the amounts of $112,320 and $120,111 (included in "Other assets") as of December 31, 2003 and 2002, respectively. The remaining liability required to be recognized is reported as a separate component of stockholders' equity.

The Company has a defined contribution retirement and savings plan (the "401(k) Plan") designed to qualify under Section 401(k) of the Internal Revenue Code (the "Code"). Eligible employees include those who are at least twenty-one years old and who have worked at least 1,000 hours during any one year. The Company may make matching contributions in amounts that the Company determines at its discretion at the beginning of each year. In addition, the Company may make further discretionary contributions. Participating employees are immediately vested in amounts attributable to their own salary or wage reduction elections, and are vested in Company matching and discretionary contributions under a vesting schedule that provides for ratable vesting over the second through sixth years of service. The assets of the 401 (k) Plan are invested in stock, bond and money market mutual funds. For the years ended December 31, 2003 and 2002, and the ten months ended December 31, 2001, the Company made contributions totaling $47,225, $42,288 and $26,530, respectively, to the 401(k) Plan.

(12)    Income Taxes

The provision for (benefit from) income taxes is comprised of the following:

	Year ended December 31, 2003	Year ended December 31, 2002	Ten months ended December 31, 2001
Current:
Federal	$5,910	$—	$—
State	2,875	—	(7,565)
Foreign	22,619	27,688	3,456

	31,404	27,688	(4,109)
Deferred:
Federal	137,000	72,000	—
State	21,000	10,000	—
Foreign	(22,500)	(2,394)	7,227

	135,500	79,606	7,227

	$166,904	$107,294	$3,118

As of December 31, 2003, the Company has net Federal tax operating loss carryforwards of approximately $4,226,000 which may be applied against future taxable income and expire from 2004 through 2022. Future utilization of these net operating loss carryforwards will be limited under existing tax law due to the change in control of the Company (see note 8). The Company also has available tax credit carryforwards of approximately $141,000.

The net deferred tax liability is included in other liabilities on the accompanying consolidated balance sheets.

The following is a summary of deferred tax assets and liabilities:

	December 31,
	2003	2002
Current assets:
Accounts receivable	$77,438	$42,412
Stock options	119,557	110,818
Inventory reserves	219,154	182,700
Accrued expenses	274,523	171,289

	690,672	507,219
Non-current assets:
Property and equipment	28,457	83,618
Identifiable intangible assets	41,559	13,573
Net operating loss carryforwards	1,517,551	1,662,105
Tax credit carryforwards	146,770	141,726

	1,734,337	1,901,022
Non-current liabilities:
Goodwill and trade names	(243,489)	(82,000)
Property and equipment	(10,084)	(13,573)
Identifiable intangible assets	(247,500)	—

	(501,073)	(95,573)

Net deferred tax asset (liability)	1,923,936	2,312,668
Valuation allowances	(2,425,009)	(2,408,241)

Deferred tax asset (liability)	$(501,073)	$(95,573)

The increase in the net deferred tax liability includes $270,000 relating to identifiable intangible assets acquired in the Bi-Op acquisition in January 2003.

Prior to the adoption of SFAS No. 142, the Company would not have needed a valuation allowance for the portion of the net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carryforward period of the net operating losses. Therefore, the Company recorded a deferred income tax expense of approximately $158,000 and $82,000 during the years ended December 31, 2003 and 2002 which would not have been required prior to the adoption of SFAS 142. The deferred income tax recorded in 2003 was partially offset by the recognition of a deferred tax benefit of approximately $6,000 related to an alternative minimum tax carryforward.

The following is a summary of the domestic and foreign components of income (loss) before income taxes:

	Year ended December 31, 2003	Year ended December 31, 2002	Ten months ended December 31, 2001
Domestic	$317,081	$(1,113,923)	$48,615
Foreign	(155,648)	115,560	24,782

	$161,433	$(998,363)	$73,397

The Company's effective provision for income taxes differs from the Federal statutory rate. The reasons for such differences are as follows:

	Year ended December 31, 2003		Year ended December 31, 2002		Ten months ended December 31, 2001
	Amount	%	Amount	%	Amount	%
Provision at Federal statutory rate	$54,887	34.0	$(339,443)	(34.0)	$24,789	33.8
Other (Permanent items)	5,100	3.2	(23,576)	(2.4)	—	—
Increase (decrease) in taxes resulting from:
State income tax expense (benefit), net of federal benefit	15,760	9.7	6,600	0.7	(4,993)	(6.8)
Foreign losses with no tax benefit provided	52,920	32.8
Foreign taxes	—	—	25,294	2.5	2,891	3.9
(Use) creation of net operating loss and credit carryforwards	—	—	(140,761)	(14.1)	(19,569)	(26.7)
Change in tax rate	—	—	(258,300)	(25.9)	—	—
Change in valuation allowance	16,768	10.4	837,480	83.9	—	—
Other	21,469	13.3	—	—	—	—

Effective tax rate	$166,904	103.4	$107,294	10.7	$3,118	4.2

(13)    Reconciliation of Basic and Diluted Earnings Per Share

Basic earnings per common share ("EPS") are computed based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are computed based on the weighted average number of common shares, after giving effect to potentially dilutive shares of common stock equivalents outstanding during each period. The diluted income (loss) per share computations for the years ended December 31, 2003 and 2002 exclude approximately 623,300 and 609,000, respectively, related to employee stock options. These shares are excluded due to their anti dilutive effect as a result of the Company's loss during each of the periods. The impact of the convertible notes on the calculation of the fully-diluted earnings per share was anti-dilutive and is therefore not included in the computation for the years ended December 31, 2003 and 2002 and the ten months ended December 31, 2001. Had the impact of the convertible notes been included in the calculation of diluted earnings per share, net loss would have decreased by approximately $777,000 in each of the years ended December 31, 2003 and 2002 and net income would have increased by approximately $128,000 for the ten months ended December 31, 2001. Additionally, the diluted weighted average shares would have increased by 2,431,500 for each of the years ended December 31,

2003 and 2002 and by 486,300 for the ten month period ended December 31, 2001, to reflect the conversion of the convertible notes. The following table provides a reconciliation between basic and diluted earnings per share:

	Year ended December 31, 2003			Year ended December 31, 2002			Ten months ended December 31, 2001
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS
Income (loss) available to common stockholders	$(5,471)	4,374,396	$(.00)	$(1,105,657)	4,245,711	$(.26)	$70,279	3,860,167	$.02
Effect of Dilutive Securities
Stock options	—	—	—	—	—	—	—	446,369	—

Diluted EPS
Income (loss) available to common stockholders plus exercise of stock options	$(5,471)	4,374,396	$(.00)	$(1,105,657)	4,245,711	$(.26)	$70,279	4,306,536	$.02

(14)    Related Party Transactions

Consulting Agreement with Kanders & Company, Inc.    In 2001, the Company entered into a consulting agreement (the "Consulting Agreement") with Kanders & Company, Inc., the sole stockholder of which is Warren B. Kanders, the sole manager and voting member of Langer Partners LLC ("Langer Partners"), the Company's largest stockholder. The Consulting Agreement provides that during its term Kanders & Company, Inc. will act as a non-exclusive consultant to the Company and will provide the Company with general investment banking and financial advisory services, including assistance in the development of a corporate financing and acquisition strategy. The Consulting Agreement provides for an initial term of three years. Pursuant to the Agreement, Kanders & Company, Inc., is to receive an annual fee of $100,000, and was granted options, exercisable immediately ("Consultant's Options") to purchase 100,000 shares of the Company at a price of $1.525 per share and reimbursement for out-of-pocket expenses. The Consulting Agreement indemnifies Kanders & Company, Inc., against any claims brought against the Company or Kanders & Company, Inc. arising out of activities undertaken by Kanders & Company, Inc., at the request of the Company. In addition, the Consulting Agreement provides for separate engagement letters in connection with specific transactions for which Kanders & Company, Inc., will provide additional services for the Company. Kanders & Company, Inc., agreed that, during the term of the Consulting Agreement and for a period of one year thereafter, it will not solicit or engage in any business competitive with the business of the Company or, subject to certain limitations, invest in or give financial support to any business competitive with that of the Company. In connection with the issuance of the Consultant's Options, the Company granted to Kanders & Company, Inc., certain compulsory, demand and "piggy-back" registration rights with respect to the securities issuable upon exercise of the Consultant's Options. The Consultant's Registration Rights Agreement contains certain covenants and agreements customary for such agreements, including an agreement by the Company to indemnify Kanders & Company, Inc., from certain liabilities under the Securities Act in connection with the registration of the securities underlying the Consultant's Options.

4% Convertible Subordinated Notes.    On October 31, 2001, the Company sold $14,589,000 of the Company's 4% Convertible Subordinated Notes due August 31, 2006 in a private placement. The notes are convertible into approximately 2,431,500 shares of the Company's common stock at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. Langer Partners purchased and currently holds $2,500,000 principal amount of the Company's 4% Convertible Subordinated Notes. Additionally, several persons and entities that have family relationships with Warren Kanders purchased and currently hold an aggregate of $590,000 principal amount of these notes.

On October 31, 2001, Langer Partners entered into an agreement with Oracle Investment Management, Inc. ("Oracle"), pursuant to which Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge, or otherwise transfer any shares of all of the Company's common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% Convertible Subordinated Notes acquired by it, or shares of common stock received upon conversion of the notes. Oracle originally acquired and currently holds $4,000,000 in aggregate principal amount of the 4% Convertible Subordinated Notes. Oracle and certain of its affiliates has not converted any of the 4% Convertible Subordinated Notes to date. If Oracle transfers less than one-third of its interest in the 4% Convertible Subordinated Notes acquired by it or the shares of the Company's common stock it may receive upon conversion of the notes, Langer Partners will be permitted to transfer a pro-rata percentage of the Company's common stock owned by it. Langer Partners further agreed with Oracle to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to the Company's Board of Directors as is equal on a percentage basis to the aggregate percentage of the Company's common stock owned by Oracle on a fully diluted basis. Oracle is currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

Tender Offer.    In February 2001, an investor group and management team, including Warren B. Kanders, Andrew H. Meyers, the Company's President, Chief Executive Officer and director at such time, and Gregory R. Nelson, the Company's Board of Directors member at such time, gained a controlling interest in Langer, by purchasing 1,362,509 shares of Langer at $1.525 per share, or approximately 51% of the then outstanding common stock of Langer, under the terms of a negotiated tender offer agreement. The aggregate purchase price paid by the group was $2,077,826. The investor group was also granted a 180 day option to purchase up to 1,400,000 additional shares of Langer common stock, with an initial exercise price of $1.525 per share, rising up to $1.60 per share. On May 14, 2001, the option was exercised in full and the shares were purchased at a price of $1.525 per share. As a result of the tender offer and option exercise, the investor group acquired approximately 57.8% of the outstanding common stock of Langer (without giving effect to the options granted to Kanders & Company and Andrew H. Meyers as discussed below) for an aggregate consideration of $4,212,826. In connection with the tender offer, the Company entered into an employment agreement with Mr. Meyers that provided that he would serve as the Company's President and Chief Executive Officer for a three-year term that would expire December 31, 2003 at a salary of $175,000 and granted him options to purchase 175,000 shares at an exercise price of $1.525. The Company also entered into a three year consulting agreement for financial advisory services with Kanders & Company, of which Mr. Kanders is sole stockholder, providing for an annual fee of $100,000, an award of options for 100,000 shares at a price of $1.525 per share (which equaled the price paid in the tender offer), and a non-renewal fee of $100,000.

Loan to Steven Goldstein.    In April 2002, the Company made a full-recourse secured two-year term loan to Mr. Steven Goldstein, the Company's Executive Vice President, in the principal sum of $21,000, which bears interest at the rate of 4% per year, compounded quarterly. The loan, along with applicable interest, was repaid in April 2004.

Other related party transactions.    The Company has obtained certain technology related products and services from a company owned by the brother-in-law of Andrew Meyers, the Company's President, Chief Executive Officer and director. Costs incurred by the Company for such products and services were approximately $142,000, $127,700 and $59,500 in the years ended December 31, 2003 and 2002 and in the ten months ended December 31, 2001, respectively. The Company also engaged a company owned by Steven Goldstein's father-in-law to provide certain promotional and marketing goods and services to us. Costs incurred with respect to such goods and services for the years ended December 31, 2003 and 2002 and the ten months ended December 31, 2001 were $56,035, $46,525 and $35,500, respectively.

Howard Capital Management, an entity owned and managed by Jonathan Foster, one of the Company's directors, performed consulting services for us in 2001 and 2002. Costs incurred with respect to such services were approximately $6,500 and $2,500 in the years ended December 31, 2002 and 2001, respectively.

LANGER, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheet
(Unaudited)

September 30, 2004
Assets
Current assets:
Cash and cash equivalents	$3,529,303
Accounts receivable, net of allowances for doubtful accounts and returns and allowances aggregating $333,273	7,119,536
Inventories	5,729,175
Prepaid expenses and other	2,032,240

Total current assets	18,410,254
Property and equipment, net	6,979,983
Identifiable intangible assets, net	9,502,124
Goodwill	8,903,498
Other assets	3,025,951

Total assets	$46,821,810

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$—
Secured promissory note payable	7,500,000
Obligation under Put Option	2,500,000
Accounts payable	1,692,639
Other current liabilities	3,980,832
Unearned revenue	686,731

Total current liabilities	16,360,202
Non-current liabilities:
Long-term debt:
Convertible notes	14,589,000
Promissory note payable	3,000,000
Senior subordinated notes payable	4,764,100
Obligations under capital leases, excluding current installments	2,700,000
Unearned revenue	129,006
Accrued pension expense	171,893
Other liabilities	709,425

Total liabilities	42,423,626

Stockholders' Equity:
Preferred stock, $1.00 par value; authorized 250,000 shares; no shares issued	—
Common stock, $.02 par value; authorized 50,000,000 shares; issued 4,447,951 shares	88,959
Additional paid-in capital	13,939,619
Accumulated deficit	(9,256,869)
Accumulated other comprehensive loss	(258,068)

4,513,641
Treasury stock at cost, 67,100 shares	(115,457)

Total stockholders' equity	4,398,184

Total liabilities and stockholders' equity	$46,821,810

See the accompanying notes to the unaudited condensed consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Condensed Consolidated Statements Of Operations
(Unaudited)

	Nine Months ended September 30,
	2004	2003
Net sales	$18,596,823	$18,282,606
Cost of sales	11,957,703	11,981,180

Gross profit	6,639,120	6,301,426
Selling expenses	2,384,172	2,333,850
General and administrative expenses	3,777,039	3,564,550

Operating income	477,909	403,026

Other income (expense):
Interest income	135,715	111,235
Interest expense	(602,860)	(628,606)
Other	4,507	58,684

Other expenses, net	(462,638)	(458,687)

Income (loss) before provision for income taxes	15,271	(55,661)
Provision for income taxes	113,000	126,650

Net loss	$(97,729)	$(182,311)

Net loss per common share:
Basic	$(.02)	$(.04)

Diluted	$(.02)	$(.04)

Weighted average number of common shares used in computation of net loss per share:
Basic	4,380,707	4,372,525

Diluted	4,380,707	4,372,525

See the accompanying notes to the unaudited condensed consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Condensed Consolidated Statement Of Stockholders' Equity
For the nine months ended September 30, 2004
(Unaudited)

						Accumulated Other Comprehensive Loss
	Common Stock
			Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Foreign Currency Translation	Minimum Pension Liability	Total Stockholders' Equity
	Shares	Amount
Balance at January 1, 2004	4,447,451	$88,949	$(115,457)	$13,202,129	$(9,159,140)	$211,821	$(453,109)	$3,775,193
Net loss for the nine months ended September 30, 2004					(97,729)			(97,729)
Foreign currency adjustment						(16,780)		(16,780)
Issuance of warrants				735,900				735,900
Exercise of stock options	500	10		1,590				1,600

Balance at September 30, 2004	4,447,951	$88,959	$(115,457)	$13,939,619	$(9,256,869)	$195,041	$(453,109)	$4,398,184

See the accompanying notes to the unaudited condensed consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For nine months ended September 30,
	2004	2003
Cash Flows From Operating Activities:
Net loss	$(97,729)	$(182,311)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	685,988	575,929
Provision for doubtful accounts receivable	48,000	63,565
Deferred income taxes	113,000	100,216
Changes in operating assets and liabilities:
Accounts receivable	(131,049)	(344,217)
Inventories	(598,644)	(9,095)
Prepaid expenses and other assets	(389,184)	182,510
Accounts payable and other current liabilities	(431,089)	(74,298)
Unearned revenue and other liabilities	157,367	(197,188)

Net cash (used in) provided by operating activities	(643,340)	115,111

Cash Flows From Investing Activities:
Purchase of business, net of cash acquired	(4,861,643)	(1,747,913)
Deferred performance-based consideration	(465,988)	—
Purchase of property and equipment	(730,967)	(1,127,145)

Net cash used in investing activities	(6,058,598)	(2,875,058)

Cash Flows From Financing Activities:
Issuance of senior subordinated notes payable	5,500,000	—
Proceeds from the exercise of stock options	1,600	—
Payment of promissory notes	(800,000)	(1,000,000)

Net cash provided by (used in) financing activities	4,701,600	(1,000,000)

Effect of exchange rate changes on cash	(4,305)	18,160

Net decrease in cash and cash equivalents	(2,004,643)	(3,741,787)
Cash and cash equivalents at beginning of period	5,533,946	9,411,710

Cash and cash equivalents at end of period	$3,529,303	$5,669,923

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$312,398	$337,384

Income taxes	$—	$—

Supplemental Disclosure of Non-cash Financing Activities:
Issuance of promissory notes in purchase of business	$10,500,000	$—

Obligation under Put Option	$2,500,000	$—

Warrants issued in connection with senior subordinated notes payable	$735,900	$—

See the accompanying notes to the unaudited condensed consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Notes To Condensed Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

(a)   Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements, including the related notes, included elsewhere herein.

Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

(b)   Provision for Income Taxes

For the nine months ended September 30, 2004, there was no current provision for income taxes on domestic and foreign operations. The provisions for income taxes on foreign operations for the nine month period ended September 30, 2003 was $26,650.

Prior to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, the Company would not have needed a valuation allowance for the portion of the net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carry forward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carry forward period of the net operating losses. Therefore, the Company recorded a deferred income tax expense of approximately $113,000, during the nine months ended September 30, 2004 and $100,000, during the nine month period ended September 30, 2003, which would not have been required prior to the adoption of SFAS 142.

(c)   Reclassifications

Certain amounts have been reclassified in the prior period consolidated financial statements to present them on a basis consistent with the current period.

(d)   Seasonality

A substantial portion of the Company's revenue is derived from the sale of custom orthotics. North American custom orthotic revenue has historically been significantly higher in the warmer months of the year, while custom orthotic revenue of the Company's United Kingdom subsidiary has historically not evidenced any seasonality.

(e)   Stock Options

At September 30, 2004, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

		Nine months ended September 30,
		2004	2003
Net loss—as reported		$(97,729)	$(182,311)
Deduct:	Total stock-based employee compensation expense determined under fair value basis method for all rewards, net of tax	(299,344)	(112,838)

Pro forma net loss		$(397,073)	$(295,149)

Net loss per share:
	Basic-as reported	$(.02)	$(.04)

	Basic-pro forma	$(.09)	$(.07)

	Diluted-as reported	$(.02)	$(.04)

	Diluted-pro forma	$(.09)	$(.07)

(f)    Recently Issued Accounting Pronouncements

In December 2003, the FASB issued SFAS No. 132(R), as revised, Employers' Disclosures about Pensions and Other Postretirement Benefits, ("SFAS 132(R)"), which requires additional disclosures about assets, obligation, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company adopted the required revised disclosure provisions of SFAS 132(R) as of December 31, 2003, except for the disclosure of estimated future benefit payments, which the Company is required to disclose as of December 31, 2004. The adoption of SFAS No. 132(R) did not have a material impact on the Company's consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs ("SFAS 151"). SFAS 151 amends the guidance in Chapter 4 of Accounting Research Bulletin No. 43, Inventory Pricing, to clarify the accounting for amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 requires that these types of items be recognized as current period charges as they occur. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adoption of SFAS 151 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation ("SFAS 123(R)"). This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) will be effective for the Company as of the beginning of the first interim reporting period that begins after June 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the consolidated financial statements of the Company commencing with the third quarter of the year ending December 31, 2005.

NOTE 2—ACQUISITIONS

a)    Bi-Op Laboratories, Inc.

Effective January 1, 2003, the Company, through a wholly-owned subsidiary, acquired all of the issued and outstanding stock of Bi-Op Laboratories, Inc. ("Bi-Op") pursuant to the terms of a Stock Purchase Agreement dated as of January 13, 2003 (the "Stock Purchase Agreement"). Bi-Op was purchased to expand Langer's global presence and to take over fabrication of custom orthotics for Canadian customers of Langer, which comprises 10% of Langer's net orthotic sales. The move of fabrication for Canadian customers to Canada was designed to reduce costs and improve service. The move of fabrication for Canadian customers to Bi-Op began in mid 2004. The purchase price for Bi-Op was determined by arms'-length negotiations between the Company and the seller and was based in part upon analyses and due diligence which the Company performed on the financial records of Bi-Op, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Bi-Op have been included in the Company's consolidated financial statements since January 1, 2003.

In connection with the acquisition, the Company paid consideration in Canadian dollars, determined through arms-length negotiation of the parties. When converted to U.S. dollars the total purchase price approximated $2.2 million, of which approximately $1.8 million (including $0.5 million for transaction costs) was paid in cash and approximately $0.4 million was paid by issuing 107,611 shares of the Company's common stock (the "Shares"). The purchase price was funded by using a portion of the proceeds remaining from the sale of the Company's 4% convertible subordinated notes due August 31, 2006. The Shares were valued based upon the average of the market price of the Company's common stock two days before, two days after, and on the date the acquisition was announced.

In connection with the Stock Purchase Agreement, the Company entered into an employment agreement with Raynald Henry, Bi-Op's former principal owner, having a term of three years and providing for an annual base salary of $75,000 CDN and benefits, including certain severance payments. The allocation of the purchase price among the assets and liabilities was based upon the Company's valuation of the fair value of assets and liabilities of Bi-Op.

The following table sets forth the components of the purchase price:

Cash consideration	$1,368,756
Common stock issued	369,106
Transaction costs	495,383

Total purchase price	$2,233,245

The following table provides the allocation of the purchase price:

Assets:	Cash and cash equivalents	$194,531
	Accounts receivables	212,593
	Inventories	109,572
	Prepaid expenses and other	232,394
	Property and equipment	437,148
	Goodwill	820,056
	Identified intangible assets (non-competition agreement of $400,000 and repeat customer base of $500,000)	900,000
	Other assets	41,802

		2,948,096

Liabilities:	Accounts payable	117,809
	Accrued liabilities	140,217
	Deferred income tax	270,000
	Long term debt and other liabilities	186,825

		714,851

	Total purchase price	$2,233,245

The value allocated to goodwill in the purchase of Bi-Op is not deductible for tax purposes.

NOTE 2—ACQUISITIONS (Continued)

b)    Benefoot, Inc. and Benefoot Professional Products, Inc.

On May 6, 2002 the Company, through a wholly-owned subsidiary, acquired substantially all of the assets and liabilities of each of Benefoot, Inc. and Benefoot Professional Products, Inc. (collectively, "Benefoot"), pursuant to the terms of an asset purchase agreement (the "Asset Purchase Agreement"). The assets acquired include machinery and equipment, other fixed assets, inventory, receivables, contract rights, and intangible assets. Benefoot was acquired to strengthen the Company's core business of custom orthotics and provide it with new products (distributed products), including therapeutic shoes and custom sandals, thereby broadening the product selection for customers. The purchase price for Benefoot was determined by arms'-length negotiations between the Company and the seller and was based in part upon analyses and due diligence which the Company performed on the financial records of Benefoot, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Benefoot since May 6, 2002 (the date of acquisition) have been included in the Company's consolidated financial statements.

In connection with the acquisition, the Company paid consideration of $6.1 million, of which $3.8 million was paid in cash, $1.8 million was paid through the issuance of 4% promissory notes (the "Promissory Notes") and $0.5 million was paid by issuing 61,805 shares of common stock (the "Shares"), together with certain registration rights. The Shares were valued based upon the average of the market price of the Company's common stock two days before, two days after and on the date the acquisition was announced. $1.0 million of the Promissory Notes were repaid on May 6, 2003 and the balance of $0.8 million, plus interest was repaid on May 6, 2004. The Company also assumed certain liabilities of Benefoot, including approximately $0.3 million of long-term indebtedness which was paid at closing. The Company also agreed to pay Benefoot up to an additional $1 million ("Performance-based Consideration") upon achievement of certain performance targets on or prior to May 6, 2004 measured at various intervals. During the nine months ended September 30, 2004, the Company recorded $163,952 of such Performance-based Consideration as additional goodwill. As of May 6, 2004, the final measurement date for such performance targets, the Company had paid or accrued a total of $767,190 with respect to such Performance-based Consideration. Such amount was recorded as an adjustment to the purchase price as it was not related to the employment of the selling shareholders and was based solely on the achievement of certain performance targets. The Company funded the entire cash portion of the purchase price with proceeds from the prior sale of the Company's 4% convertible subordinated notes due August 31, 2006.

In connection with the Asset Purchase Agreement, the Company entered into an employment agreement with each of two shareholders of Benefoot, each having a term of two years and providing for an annual base salary of $150,000 and benefits, including certain severance arrangements. One of these shareholders subsequently terminated his employment agreement with the Company and the second contract expired in the second quarter of 2004. The Company also entered into an agreement (which was amended in 2003 and 2004), with Sheldon Langer as a medical consultant. The allocation of the purchase price among the assets acquired and liabilities assumed is based on the Company's valuation of the fair value of the assets and liabilities of Benefoot.

The following table sets forth the components of the purchase price:

Cash consideration	$3,800,351
Benefoot long-term debt paid at closing	307,211

Total cash paid at closing		$4,107,562
Promissory note issued		1,800,000
Common stock issued		529,512
Transaction costs		680,228
Performance-based consideration		767,190

Total purchase price		$7,884,492

The following table provides the allocation of the purchase price:

Assets:	Cash and cash equivalents	$225,953
	Accounts receivables	806,370
	Inventories	660,559
	Prepaid expenses and other	76,973
	Property and equipment	155,110
	Goodwill	3,880,094
	Identified intangible assets (trade names of $1,600,000, non-competition agreements of $230,000, and license agreements and related technology of $1,600,000)	3,430,000
	Other assets	6,163

		9,241,222

Liabilities:	Accounts payable	647,873
	Accrued liabilities	389,400
	Unearned revenue	210,355
	Long-term debt and other liabilities	109,102

		1,356,730

	Total purchase price	$7,884,492

In accordance with the provisions of SFAS No. 142, the Company will not amortize goodwill and intangible assets with indefinite lives (trade names with an estimated fair value of $1,600,000). The value allocated to goodwill in the purchase of Benefoot is deductible for tax purposes.

(c)   Acquisition of Silipos

On September 30, 2004, the Company acquired all of the outstanding stock of Silipos, Inc. ("Silipos") from SSL International plc ("SSL" or "Seller"). Silipos is a manufacturer of gel-based products for the orthopedic, prosthetic and skincare markets, and operates out of a 40,000 square-foot manufacturing facility in Niagara Falls, New York, and a sales and marketing office in New York City. Silipos was acquired because of its distribution channels and its proprietary products. The purchase price for Silipos was determined by arms'-length negotiations between the Company and the seller and was based in part upon analyses and due diligence which the Company performed on the financial records of Silipos, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Silipos after September 30, 2004 (the date of acquisition) will be included in the Company's consolidated financial statements.

The purchase price paid was $15.5 million, plus transaction costs, and was comprised of $5.0 million of cash paid at closing a $7.5 million note and a $3 million note. (See Note 4, "Long Term Debt", for a description of the notes). The purchase price is subject to reduction based upon adjustments to tangible net worth, as defined, at September 30, 2004.

Silipos is a party to a supply agreement with Poly-Gel, L.L.C. ("Poly-Gel") under which the owners of Poly-Gel have the option to require Silipos to purchase Poly-Gel at a purchase price equal to 1.5 times Poly-Gel's revenue for the twelve month period ending immediately prior to the exercise of the option ("Put Option"). The Put Option expires in February 2005. If (i) Poly-Gel exercises the Put Option, or if the Company otherwise acquires Poly-Gel, (ii) the purchase price does not exceed $4,500,000 and (iii) the liabilities and damages incurred by the Seller and the Company do not exceed $2,000,000, the Company is obligated, pursuant to the terms of the Silipos purchase agreement, to pay the Seller contingent consideration in an aggregate amount of $4,500,000 less the purchase price paid for Poly-Gel. If Poly-Gel does not exercise the Put Option and the Company does not otherwise acquire Poly-Gel, the Company may be obligated to pay the Seller contingent consideration between $1,000,000 and $1,500,000, depending on whether Poly-Gel asserts claims as well as the resolution, timing and amount, if any, of liabilities incurred relating to Poly-Gel. Because the obligation under the Silipos purchase agreement to pay Silipos could range from $0 to $4,500,000, the Company cannot determine the outcome of an amount within the range beyond a reasonable doubt. The Company, therefore, did not and will not record a liability for such obligation until such time as when the consideration becomes payable. At September 30, 2004, the Company recorded $2,500,000 to estimate the fair value of the Put Option. The Company's valuation was based upon the difference between the estimated purchase price of the Put Option and the valuation of Poly-Gel which was estimated at zero.

Allocation of Silipos' purchase price among the assets acquired and liabilities assumed is based on the Company's preliminary evaluation of the fair value of the assets and liabilities of Silipos. The Company may adjust these estimates based upon the final determination of fair value.

The following table sets forth the components of the estimated purchase price:

Total cash consideration	$5,000,000
Promissory notes issued	10,500,000
Prepaid transaction costs	241,757
Accrued transaction costs	579,497

Total purchase price	$16,321,254

The following table provides the preliminary allocation of the purchase price based upon the estimated fair value of the assets acquired and liabilities assumed at September 30, 2004:

Assets:	Cash and cash equivalents	$380,294
	Accounts receivable	3,365,847
	Inventories	2,638,228
	Other current assets	1,095,989
	Property and equipment	4,059,300
	Goodwill	4,203,348
	Identifiable intangible assets	5,732,000
	Deferred income taxes	2,293,847

		23,768,853
Liabilities:	Accounts payable	846,631
	Obligation under Put Option	2,500,000
	Accrued liabilities	1,400,968
	Capital lease obligation	2,700,000

		7,447,599

	Total purchase price	$16,321,254

In June 2001, the FASB issued statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for the fiscal years beginning after December 15, 2001. Under these rules, goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to an annual impairment test in accordance with SFAS No 142. Other intangible assets continue to be subject to amortization over their useful lives.

LANGER, INC. AND SUBSIDIARIES
Notes To Condensed Consolidated Financial Statements

NOTE 2—ACQUISITIONS (Continued)

In accordance with the provisions of SFAS No. 142, the Company does not amortize goodwill and intangible assets with indefinite lives (trade names with an estimated fair value of $2,688,000) recorded in this acquisition. The Company expects to perform annual impairment tests of goodwill and indefinite lived intangible assets related to the acquisition. Goodwill created by the acquisition of Silipos is not deductible for tax purposes.

Summary unaudited pro forma condensed results of operations for the nine month periods ended September 30, 2004 and 2003, assuming the Silipos acquisition had occurred at the beginning of the earliest period presented, are as follows:

Nine months ended September 30, 2004
Net sales	$33,078,317
Net loss	$(2,678,832)
Net loss per share	$(.61)
Nine months ended September 30, 2003
Net sales	$35,331,692
Loss before cumulative effect of change in accounting principle and income taxes	$(1,620,402)
Net loss	$(16,888,490)
Net loss per share	$(3.86)

These pro forma results are not necessarily indicative of what would have occurred if the acquisition has been in effect for the period presented, and they may not be indicative of results expected in the future.

(d)   Identifiable intangible assets

        Identifiable intangible assets at September 30, 2004 consisted of:

Assets	Useful Life	Original Cost	Accumulated Amortization	Net Carrying Value
Trade Names	indefinite	$1,600,000	$—	$1,600,000
Non-competition agreements	7/8 Years	630,000	166,478	463,522
License agreements and related technology	11 Years	1,600,000	349,648	1,250,352
Repeat customer base	20 Years	500,000	43,750	456,250
Trade Names—Silipos	indefinite	2,688,000	—	2,688,000
Repeat customer base—Silipos	7 Years	1,680,000	—	1,680,000
License agreements and related technology—Silipos	9.5 Years	1,364,000	—	1,364,000

		$10,062,000	$559,876	$9,502,124

Aggregate amortization expense relating to the above identifiable intangible assets for each of the nine month periods ended September 30, 2004 and 2003 was $189,981. As of September 30, 2004, the

estimated future amortization expense is approximately $362,000 for the year ended December 31, 2004, and future amortization expense is approximately $637,000 per annum for 2005 - 2008, and $615,000 for 2009.

(e)   Goodwill

Changes in goodwill for the nine months ended September 30, 2004 are as follows:

	Custom Orthotics	Distributed Products	Subtotal	Silipos	Total
Balance, January 1, 2004	$2,210,217	$2,325,981	$4,536,198	$—	$4,536,198
Purchase price adjustments related to achievement of milestones and acquisition costs	61,332	102,620	163,952		163,952
Acquisition of Silipos	—	—		4,203,348	4,203,348

Balance, September 30, 2004	$2,271,549	$2,428,601	$4,700,150	$4,203,348	$8,903,498

Beginning in the quarter commencing October 1, 2004 the Company will report its financial results in two segments, orthopedics and skincare. Custom orthotics and distributed products (the two segments reported for periods prior to October 1, 2004) will be reported in the orthopedics segment.

As of September 30, 2004, the goodwill generated by the Silipos transaction was allocated $3,045,589 to orthopedics and $1,157,759 to skincare.

NOTE 3—INVENTORIES

Inventories consist of:

September 30, 2004
(Unaudited)
Raw materials	$3,000,510
Work-in-process	572,153
Finished goods	2,156,512

$5,729,175

NOTE 4—LONG-TERM DEBT

On October 31, 2001, the Company completed the sale of $14,589,000 principal amount of its 4% convertible subordinated notes due August 31, 2006 (the "Notes"), in a private placement. Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, the Company's recently appointed Chairman of the Board of Directors, holds $2,500,000 principal amount of these Notes. The Notes are convertible into shares of the Company's common stock at a conversion price of $6.00 per share (equal to the market value of the Company's stock on October 31, 2001), subject to anti-dilution protections in the event that, among other things, the Company issues common stock or equity securities convertible into or exchangeable for common stock at a price below the conversion price of the Notes, and are subordinated to existing or future senior indebtedness of the Company. Among other provisions, the Company may, at its option, call, prepay, redeem, repurchase, convert or otherwise acquire (collectively, "Call") the Notes, in whole or in part, (1) after August 31, 2003 or (2) at any time if the closing price of the Company's common stock equals or exceeds $9.00 per share for at least ten consecutive trading days. If the Company elects to Call any of the Notes, the holders of the Notes may elect to convert the Notes into the Company's common stock. Interest is payable semi-annually on the last day of June and December. Interest expense on these Notes for each of the nine month periods ended September 30, 2004 and 2003 was $437,670.

The Company received net proceeds of $13,668,067 from the offering of the Notes. The cost of raising these proceeds was $920,933, which is being amortized over the life of the Notes. The amortization of these costs for each of the nine month periods ended September 30, 2004 and 2003 was $145,329.

The Company issued $1,800,000 in Promissory Notes in connection with the acquisition of Benefoot. $1,000,000 of the notes were repaid on May 6, 2003 and the balance was repaid on May 6, 2004. Related interest expense for the nine month period ended September 30, 2004 was $11,111. Interest expense with respect to the Promissory Notes for the nine month period ended September 30, 2003 was $29,932.

On September 30, 2004 the Company completed the acquisition of all of the outstanding stock of Silipos (see Note 2(c), "Acquisition of Silipos"). In connection with the acquisition of Silipos, the Company issued:

  (i)
  $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 to ten accredited investors.

  (ii)
  $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006 (the "$7.5 Million Note") to the Seller.

  (iii)
  $3,000,000 principal amount of 5.5% promissory note due December 31, 2009 (the "$3.0 Million Note") to the Seller.

The $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 were issued to fund the cash portion of the purchase price for Silipos. Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, the Company's recently appointed Chairman of the Board of Directors, holds $750,000 principal amount of these 7% senior subordinated notes due September 30, 2007. As part of such issuance, the Company also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which are exercisable until September 30, 2009, commencing the earlier of (i) six months after the refinancing or prepayment of such notes, or (ii) September 30, 2005. The fair value of the warrants at September 30, 2004 was determined to be $735,900, using the Black-Scholes pricing model and the following assumptions: risk free rate of 2.89%, dividend of 0%, volatility of 83%, and an expected life of three years. Such amount will be amortized over the term of the 7% senior subordinated notes due September 30, 2007, and recorded as an additional expense. Additionally, to the extent that the Company is required to make an additional payment under the $7.5 Million Note, such additional payment would be recorded as an additional interest expense.

The $7.5 Million Note is secured by the pledge of the stock of Silipos and, if not repaid in full on or before March 31, 2005, the Company is obligated to make an additional payment of $500,000 (which would be recorded as additional interest expense) or the principal amount will be increased by $1 million. Both the $7.5 Million Note and the $3.0 Million Note provide for semi-annual payments of interest at the rate of 5.5% per annum with the first payments due February 1, 2005. Additionally, the interest rate on the $7.5 Million Note increases from 5.5% to 7.5% on April 1, 2005, and if not repaid on or before March 31, 2006, the interest rate will increase to 12% per annum, escalating 3% per annum for each additional 90 days thereafter up to the maximum rate permitted by law. Financial covenants under the $7.5 Million Note require that Silipos maintain a tangible net worth of at least $4.5 million and prohibits the Company from incurring any additional indebtedness except to borrow up to $3.5 million for working capital, any amounts required to pay for the purchase of Poly-Gel pursuant to the Put Option, and equipment or capital leases up to a maximum of $500,000.

The $3.0 Million Note provides for a default interest rate of 11% per annum escalating by 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. The $3.0 Million Note will be reduced by half of any additional payments actually made pursuant to the $7.5 Million Note.

Pursuant to the acquisition of Silipos, the Company is obligated under a capital lease covering the land and building at their facility in Niagara Falls, N.Y. that expires in 2018. This lease also contains two five-year renewal options. As of September 30, 2004, the Company's obligation under capital leases, excluding current installments is $2,700,000.

Capital lease payments due in the fourth quarter of 2004 and annual future minimum capital lease payments are as follows:

Quarter ending December 31, 2004	$97,629
Years ending December 31:
2005	401,016
2006	411,504
2007	422,052
2008	432,516
2009	443,016
Later years through 2018	4,607,224

Total minimum lease payments	6,814,957
Less amount representing interest	4,114,957

Present value of net minimum capital lease payments	2,700,000
Less current installments of obligations under capital leases	—

Obligations under capital leases, excluding current installments	$2,700,000

NOTE 5—SEGMENT INFORMATION

In the periods covered by these financial statements, the Company operated in two segments (custom orthotics and distributed products) principally in the design, development, manufacture and sale of foot and gait-related products. Intersegment net sales are recorded at cost.

Segment information for the nine month periods ended September 30, 2004 and 2003 is summarized as follows:

Nine months ended September 30, 2004	Custom Orthotics	Distributed Products	Total
Net sales	$14,272,922	$4,323,901	$18,596,823
Gross profit	4,944,485	1,694,635	6,639,120
Operating income (loss)	(485,157)	963,066	477,909
Nine months ended September 30, 2003	Custom Orthotics	Distributed Products	Total
Net sales	$14,009,419	$4,273,187	$18,282,606
Gross profit	4,515,452	1,785,974	6,301,426
Operating income (loss)	(755,135)	1,158,161	403,026

Geographical segment information is summarized as follows:

Nine months ended September 30, 2004	United States	Canada	United Kingdom	Total
Net sales to external customers	$14,954,049	1,577,285	$2,065,489	$18,596,823
Intersegment net sales	244,140	—	—	244,140
Gross profit	5,107,824	792,987	738,309	6,639,120
Operating income	(47,496)	243,772	281,633	477,909
Nine months ended September 30, 2003	United States	Canada	United Kingdom	Total
Net sales to external customers	$15,197,107	$1,185,005	$1,900,494	$18,282,606
Intersegment net sales	213,064	—	—	213,064
Gross profit	4,909,188	645,024	747,214	6,301,426
Operating income	(76,974)	146,824	333,176	403,026

As a result of the Silipos acquisition, beginning in the fourth quarter of 2004, the Company will report custom orthotics and distributed products as a single segment called orthopedics and will report a second segment called skincare. The assets of Silipos at September 30, 2004, including goodwill, were $23,768,853 and were allocable $6,546,831 to skincare and $17,222,022 to orthopedics. On a consolidated basis, assets of $40,274,979 were allocated to orthopedics and $6,546,831 were allocated to skin care.

NOTE 6—COMPREHENSIVE LOSS

The Company's comprehensive loss was as follows:

	Nine months ended September 30,
	2004	2003
Net loss	$(97,729)	$(182,311)
Other comprehensive income (loss) net of tax:
Change in equity resulting from translation of financial statements into U.S. dollars	(16,780)	159,559

Comprehensive loss	$(114,509)	$(22,752)

LANGER, INC. AND SUBSIDIARIES
Notes To Condensed Consolidated Financial Statements

NOTE 7—INCOME (LOSS) PER SHARE

The following table provides a reconciliation between basic and diluted earnings per share:

	Nine months ended September 30,
	2004			2003
Basic EPS	Income (loss)	Shares	Per Share	Income (loss)	Shares	Per Share
Loss attributable to common stockholders	$(97,729)	4,380,707	$(.02)	$(182,311)	4,372,525	$(.04)
Effect of Dilutive Securities
Stock options and warrants	—	—	—	—	—	—

Diluted EPS
Loss attributable to common stockholders plus assumed exercise of stock options and warrants	$(97,729)	4,380,707	$(.02)	$(182,311)	4,372,525	$(.04)

Basic earnings per common share ("EPS") are computed based on the weighted average number of common shares outstanding during each period. Diluted loss per common share are computed based on the weighted average number of common shares, after giving effect to potentially dilutive shares of common stock outstanding during each period. The diluted income (loss) per share computations for the nine months ended September 30, 2004 and 2003 exclude stock options and warrants totaling approximately 357,428 and 251,805, respectively. These shares are excluded due to their anti-dilutive effect as a result of the Company's loss during each of the periods. The impact of the convertible notes on the calculation of the fully-diluted earnings per share was anti-dilutive and is therefore not included in the computation for the nine month periods ended September 30, 2004 and 2003. Had the impact of the convertible notes been included in the calculation of diluted loss per share, net loss would have decreased by approximately $582,000 in each of the nine month periods ended September 30, 2004 and 2003. Additionally, the diluted weighted average shares would have increased by 2,431,500 for each of the nine month periods ended September 30, 2004 and 2003, to reflect the conversion of the convertible notes.

NOTE 8—RELATED PARTY TRANSACTIONS

Consulting Agreement with Kanders & Company, Inc.    On November 12, 2004, Langer, Inc., entered into a consulting agreement (the "Consulting Agreement") with Kanders & Company, Inc. ("Kanders & Company"), the sole stockholder of which is Warren B. Kanders, who on November 12, 2004, became the Company's Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC ("Langer Partners"), the Company's largest stockholder. The Consulting Agreement provides that Kanders & Company will act as the Company's non-exclusive consultant to provide us with strategic consulting and corporate development services for a term of three years. Kanders & Company will receive, pursuant to the agreement, an annual fee of $200,000 in addition to separate compensation for assistance, at the Company's request, with certain transactions, and options to purchase 240,000 shares of the Company's common stock at an exercise price of $7.50 per share, vesting in three equal annual installments beginning on November 12, 2005. The Company has also agreed to provide Kanders & Company with indemnification protection which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error or misstatement by Kanders & Company alleged by any claimant. The Consulting Agreement replaces a previous agreement for similar consulting services, pursuant to which Kanders &

company received an annual fee of $100,000, options to purchase 100,000 shares of the Company's common stock at an exercise price of $1.525 per share, which vested in three equal annual installments beginning on December 31, 2001, and the indemnification protection described above.

In November 2004, the Board of Directors approved a May 1, 2005 grant of 100,000 shares of restricted stock to Kanders & Company, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the consulting agreement, death of Mr. Kanders, or the Company's change of control.

Note and Warrant Purchase Agreement.    On September 30, 2004, the Company sold (a) an aggregate principal amount of $5,500,000 of the Company's 7% Senior Subordinated Notes due September 30, 2007 (the "Subordinated Notes"), and (b) warrants to purchase an aggregate of 110,000 shares of the Company's common stock at an exercise price of $0.02 per share (the "Warrants") pursuant to a Note and Warrant Purchase Agreement dated September 30, 2004 by and among the Company and ten accredited investors, including Langer Partners. The Subordinated Notes and Warrants were sold by the Company to finance the cash portion of the Silipos acquisition. Langer Partners purchased and holds $750,000 principal amount of the Subordinated Notes and Warrants to purchase 15,000 shares of the Company's common stock. The Subordinated Notes are prepayable at any time without penalty, and interest will accrue on the unpaid principal amount of the Subordinated Notes at the rate of 7% per annum, payable semi-annually in arrears on the last day of June and December in each year until the maturity date. The Warrants are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the Subordinated Notes, or (ii) September 30, 2005. The Warrants expire September 30, 2009. The exercise price of the Warrants is subject to adjustment in certain circumstances. The fair value of the Warrants was determined to be $735,900 using the Black Scholes pricing model. This amount was recognized as a discount to the Senior Subordinated Notes and is being amortized over the term of the Company's 7% Senior Subordinated Notes due September 30, 2007 and recorded as an additional interest expense. Under the Note and Warrant Purchase Agreement, the Company agreed to use its best efforts to file a shelf registration statement covering resales of the shares underlying the Warrants by December 31, 2005.

4% Convertible Subordinated Notes.    On October 31, 2001, the Company sold $14,589,000 of the Company's 4% Convertible Subordinated Notes due August 31, 2006 in a private placement. The notes are convertible into approximately 2,431,500 shares of the Company's common stock at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. Langer Partners purchased and currently holds $2,500,000 principal amount of the Company's 4% Convertible Subordinated Notes. Additionally, several persons and entities that have family relationships with Warren Kanders purchased and currently hold an aggregate of $590,000 principal amount of these notes.

On October 31, 2001, Langer Partners entered into an agreement with Oracle Investment Management, Inc. ("Oracle"), pursuant to which Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge, or otherwise transfer any shares of all the Company's common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% Convertible Subordinated Notes acquired by it, or shares of common stock received upon conversion of the notes. Oracle originally acquired and currently hold $4,000,000 in aggregate principal amount of the 4% Convertible Subordinated Notes. Oracle and certain of its affiliates has not converted any of the 4% Convertible Subordinated Notes to date. If Oracle transfers less than one-third of its interest in the 4% Convertible Subordinated Notes acquired by it or the shares of the Company's common stock it may receive upon conversion of the notes, Langer Partners will be permitted to transfer a pro-rata percentage of the Company's common stock owned by it. Langer Partners further agreed with Oracle to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to the Company's Board of Directors as is equal on a percentage basis to the aggregate percentage of the Company's common stock owned by Oracle on a fully diluted basis. Oracle is currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

Tender Offer.    In February 2001, an investor group and management team, including the Company's current Chairman of the Board of Directors Warren B. Kanders, the Company's President, Chief Executive Officer and director, Andrew H. Meyers, and the Company's Board of Directors member, Gregory R. Nelson, gained a controlling interest in Langer, by purchasing 1,362,509 shares of Langer at $1.525 per share, or approximately 51% of the then outstanding common stock of Langer, under the terms of a negotiated tender offer agreement. The aggregate purchase price paid by the group was $2,077,826. The investor group was also granted a 180 day option to purchase up to 1,400,000 additional shares of Langer common stock, with an initial exercise price of $1.525 per share, rising up to $1.60 per share. On May 14, 2001, the option was exercised in full and the shares were purchased at a price of $1.525 per share. As a result of the tender offer and option exercise, the investor group acquired approximately 57.8% of the outstanding common stock of Langer (without giving effect to the options granted to Kanders & Company and Andrew H. Meyers as discussed below) for an aggregate consideration of $4,212,826. In connection with the tender offer, the Company entered into an employment agreement with Mr. Meyers that provided that he would serve as the Company's President and Chief Executive Officer for a three-year term that would expire December 31, 2003 at a salary of $175,000 and granted him options to purchase 175,000 shares at an exercise price of $1.525. The Company also entered into a three year consulting agreement for financial advisory services with Kanders & Company, of which Mr. Kanders is sole stockholder, providing for an annual fee of $100,000, an award of options for 100,000 shares at a price of $1.525 per share (which equaled the price paid in the tender offer), and a non-renewal fee of $100,000, which Kanders & Company waived when it entered into a consulting agreement with the Company in November 2004.

Loan to Steven Goldstein.    In April 2002, the Company made a full-recourse secured two-year term loan to Mr. Steven Goldstein, the Company's Executive Vice President, in the principal sum of $21,000, which bears interest at the rate of 4% per year, compounded quarterly. The loan, along with applicable interest, was repaid in April 2004.

Other related party transactions.    The Company has obtained certain technology related products and services from a company owned by the brother-in-law of Andrew Meyers, the Company's President, Chief Executive Officer and director. Costs incurred by the Company for such products and services were approximately $16,000 and $80,000 in the nine month periods ended September 30, 2004 and 2003, respectively. The Company also engaged a company owned by Steven Goldstein's father-in-law to provide certain promotional and marketing goods and services to us. Costs incurred with respect to such goods and services for the nine months ended September 30, 2004 and 2003 were $36,000 and $55,000, respectively.

NOTE 9—PENSION

	Pension Benefits
Nine months ended September 30:
	2004	2003
Interest cost	$25,538	$27,298
Expected return on plan assets	(28,876)	(25,988)
Amortization of transition (assets) or obligations	5,843	5,843
Recognized actuarial (gain) loss	14,425	17,345

Net periodic benefit cost	$16,930	$24,498

Employer Contributions

The Company previously disclosed in its financial statements for the year ended December 31, 2003, that it expected to contribute $72,000 to its pension plan in 2004. The contribution of $72,000 was made during the quarter ended September 30, 2004.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Silipos, Inc.:

We have audited the accompanying consolidated balance sheets of Silipos, Inc. and subsidiary as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silipos, Inc. and subsidiary as of March 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, effective April 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and changed its method of accounting for goodwill in 2003.

KPMG LLP

Atlanta, Georgia
July 12, 2004

Silipos, Inc. and Subsidiary

Consolidated Balance Sheets

March 31, 2004 and 2003

Assets

	2004	2003
Current assets:
Cash and cash equivalents	$1,563,692	$699,723
Trade accounts receivable, less allowance for doubtful accounts of $58,812 in 2004 and $73,958 in 2003	2,923,978	2,367,627
Due from Ultimate Parent	1,953,392	32,751
Due from affiliates	6,378	441,346
Inventories, net	2,466,051	2,670,539
Deferred tax asset	232,159	213,485
Income tax receivable	803,776	483,181
Prepaid expenses and other receivables	144,968	87,299

Total current assets	10,094,394	6,995,951

Property, plant and equipment at cost	6,193,774	5,728,462
Less accumulated depreciation	(2,144,873)	(1,692,526)

Property, plant and equipment, net	4,048,901	4,035,936

Due from Ultimate Parent	848,670	—
Other assets:
Goodwill, net	—	9,124,344
Deferred tax asset	2,275,403	2,225,525
Intangible assets, net	1,743,864	1,954,932

Total other assets	4,019,267	13,304,801

Total assets	$19,011,232	$24,336,688

Liabilities and Stockholder's Equity
Current liabilities:
Trade accounts payable	$527,696	$723,382
Due to Ultimate Parent	894,303	—
Due to affiliates	1,638,721	555,619
Accrued expenses	1,124,548	1,156,134

Total current liabilities	4,185,268	2,435,135
Obligations under capital leases, excluding current installments	2,700,000	2,700,000

Total liabilities	6,885,268	5,135,135

Stockholder's equity:
Common stock
Class A voting, no par value, Authorized 1,000 shares; issued and outstanding 300 shares	—	—
Class B nonvoting, no par value, Authorized 1,000 shares; issued and outstanding 15 shares	—	—
Additional paid-in capital	35,305,076	33,901,290
Accumulated deficit	(23,179,112)	(14,699,737)

Total stockholder's equity	12,125,964	19,201,553

Commitments and contingencies (notes 6 and 10)
Total liabilities and stockholder's equity	$19,011,232	$24,336,688

See accompanying notes to consolidated financial statements.

Silipos, Inc. and Subsidiary

Consolidated Statements of Operations

Years ended March 31, 2004 and 2003

	2004	2003
Net sales	$20,838,169	$20,395,505
Cost of goods sold	8,475,262	7,573,109

Gross profit	12,362,907	12,822,396
Selling, general, and administrative expenses	9,525,874	8,914,652
Loss on impairment of goodwill	9,124,344	3,489,631

Operating (loss) income	(6,287,311)	418,113
Other income (expense):
Interest	(443,064)	(1,527,849)
Gain (loss) on foreign currency translation	223,823	(348)
Other, net	4,834	5,612

Loss before income taxes	(6,501,718)	(1,104,472)
Income tax expense	1,072,657	913,676

Loss before cumulative effect of change in accounting principle	(7,574,375)	(2,018,148)
Cumulative effect of a change in accounting principle	—	14,132,353

Net loss	$(7,574,375)	$(16,150,501)

Net loss per share:
Loss per share before cumulative effect of change in accounting principle	$(24,046)	$(6,407)
Cumulative effect of change in accounting principle	—	(44,864)

Net loss per share — basic	$(24,046)	$(51,271)

Net loss per share — diluted	$(24,046)	$(51,277)

Weighted average number of shares used in computation of net loss per share:
Basic	315	315

Diluted	315	315

See accompanying notes to consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholder's Equity

Years ended March 31, 2004 and 2003

	Class A Common stock		Class B Common stock
					Additional paid-in capital	Accumulated deficit	Total Stockholder's equity
	Shares	Amount	Shares	Amount
Balance at April 1, 2002	300	$—	15	$—	$5,301,290	$1,450,290	$6,752,054
Net loss	—	—	—	—	—	(16,150,501)	(16,150,501)
Capital contribution	—	—	—	—	28,600,000	—	28,600,000

Balances at March 31, 2003	300	—	15	—	33,901,290	(14,699,737)	19,201,553
Net loss	—	—	—	—	—	(7,574,375)	(7,574,375)
Capital contribution	—	—	—	—	1,403,786	—	1,403,786
Dividends paid	—	—	—	—	—	(905,000)	(905,000)

Balances at March 31, 2004	300	$—	15	$—	$35,305,076	$(23,179,112)	$12,125,964

See accompanying notes to consolidated financial statements.

Silipos, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years ended March 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(7,574,375)	$(16,150,501)
Adjustment to reconcile net loss to net cash provided by operating activities:
Goodwill impairment	9,124,344	17,621,984
Depreciation and amortization	662,150	1,609,859
(Gain) loss on foreign currency translation	(223,823)	348
Deferred income taxes	(68,552)	(401,775)
Changes in operating assets and liabilities:
Accounts receivable	(749,889)	(656,776)
Inventories, net	596,055	(1,084,110)
Prepaid expenses and other receivables	(378,264)	(150,862)
Accounts payable and accrued expenses	1,320,048	276,016

Net cash provided by operating activities	2,707,694	1,064,183

Cash flows from investing activities:
Cash assumed on capital contribution of Silipos UK Limited	105,337	—
Capital expenditures	(464,047)	(664,950)
Acquisition of patent	—	(66,000)
Loan to Ultimate Parent	(848,670)	—

Net cash used in investing activities	(1,207,380)	(730,950)

Cash flows used in financing activities:
Dividends paid	(905,000)	—

Effect of exchange rate changes on cash	268,655	—

Net increase in cash and cash equivalents	863,969	333,233
Cash and cash equivalents at beginning of year	699,723	366,490

Cash and cash equivalents at end of year	$1,563,692	$699,723

Silipos, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years ended March 31, 2004 and 2003

	2004	2003
Supplemental Disclosures of cash paid during the year for:
Interest	$385,346	$1,495,631
Income taxes	500,977	1,437,455
Supplemental disclosures of noncash operating, investing, and financing activities:
During 2004 the Company's Ultimate Parent contributed its investment in Silipos (UK) Limited, giving the Company a 100% ownership interest. The capital contribution consisted of:
Cash	$105,337	—
Inventories	391,567	—
Due from Ultimate Parent	1,336,967	—
Due to affiliate	(430,085)	—

Capital contribution	$1,403,786	$—

Supplemental disclosure of noncash investing activity:
Acquisition of patent through capital contribution	$—	$(3,100,000)
Supplemental disclosure of noncash financing activity:
Loan payable converted to stockholder's equity	—	(25,500,000)
Capital contribution	—	28,600,000

See accompanying notes to consolidated financial statements

Silipos, Inc. and Subsidiary

Notes to Consolidated Financial Statements

March 31, 2004 and 2003

(1)    Summary of Significant Accounting Policies and Practices

(a) Description of Business

Silipos, Inc. and subsidiary (the Company) is a designer, manufacturer and distributor of gel-based products that target three market segments: (i) orthopedics, (ii) skincare, and (iii) prosthetics. Established in 1989 and headquartered in the United States, Silipos currently operates as a wholly owned subsidiary of SSL International, PLC (the Ultimate Parent), a global manufacturer and distributor of healthcare, household, and industrial products, with headquarters in the United Kingdom. Silipos' products are sold in more than 60 countries. The Company has approximately 108 full-time employees operating out of its two main facilities in Niagara Falls, N.Y. and New York, N.Y.

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of Silipos, Inc. and its wholly owned subsidiary, Silipos (UK) Limited (Subsidiary). All significant intercompany balances and transactions have been eliminated in consolidation.

(c) Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(d) Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience and known credit risks related to specific customers. The Company reviews its allowance for doubtful accounts periodically. Past-due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(e) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

(f) Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

(g) Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill

and Other Intangible Assets, as of April 1, 2002. Pursuant to FASB Statement No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142. FASB Statement No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

In connection with FASB Statement No. 142's transitional goodwill impairment evaluation, the statement required the Company to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of April 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of April 1, 2002. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The second step was required for the Company's only reporting unit. In this step, the Company compared the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB No. 141, Business Combinations. The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. The carrying amount of this reporting unit's goodwill exceeded its implied fair value and the Company recognized an impairment loss of $14,132,353 as the cumulative effect of a change in accounting principle.

(h) Intangible Assets

Intangible assets represents a Patent License Agreement between the Company and the developer of gel technology utilized by the Company and is being amortized over the estimated life of the patent.

(i) Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred and totaled $1,601,909 and $792,826 in 2004 and 2003, respectively.

The Company accounts for sales incentives which include discounts, coupons, co-operative advertising, and free products or services in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer. Generally, cash consideration is to be classified as a reduction of net sales, unless specific criteria are met regarding goods or services that a vendor may receive in return for this consideration. The Company's consideration given to customers does not meet these conditions and, accordingly, is classified as a reduction to revenue.

(j) Research and Development

Research and development expenses are charged to earnings during the period in which they are incurred and totaled $433,771 and $406,260 in 2004 and 2003, respectively.

(k) Foreign Currency Translation

The functional currency of the operations of Silipos (UK) Limited is the U.S dollar. Foreign currency balances of Silipos (UK) Limited have been remeasured to U.S. dollars at the current rate at the balance sheet date. Revenue and expenses are measured at average rates in effect during the periods. Gains or losses on foreign currency remeasurement are included in the results of operations in the year incurred.

(l) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is part of a consolidated group that joins in the filing of income tax returns. These consolidated financial statements are being prepared on a stand alone basis.

(m) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment; intangibles and goodwill; and valuation allowances for receivables, inventories, and deferred income tax assets. Actual results could differ from those estimates.

(n) Comprehensive Income

No statements of comprehensive income have been included in the accompanying financial statements for the years ended March 31, 2004 and 2003, since the Company does not have any "other comprehensive income" to report.

(o) Impairment of Long-Lived Assets

The Company adopted FASB Statement No. 144 on April 1, 2002. The adoption of FASB Statement No. 144 did not affect the Company's financial statements.

In accordance with FASB No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

(p) Revenue Recognition

The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.

(q) Shipping and Handling

All amounts billed to a customer in a sale transaction relating to shipping and handling, if any, represent revenue earned for the goods provided and are classified as revenue. Shipping and handling costs are included in cost of sales.

(r) Fair Value of Financial Instruments

Management of the Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, affiliate payables and receivables, accounts payable, and accrued expenses are reasonable approximations of their fair value because of the short maturity of these instruments. The carrying value of the amounts due to and from the Ultimate Parent and capital lease obligations approximates fair value since the rates for the majority of these instruments are at rates currently offered to the Company.

(s) Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(t) Risks and Uncertainties

Three customers accounted for approximately 35% of the Company's sales and 28% of the Company's trade accounts receivables as of and for the year ended March 31, 2004. The loss of one of these customers could have an adverse impact on the Company's consolidated financial position, results of operations, or cash flows. The Company does not require collateral for its trade accounts receivable, but management attempts to mitigate the risk of nonpayment through the maintenance of adequate allowances for potential credit losses and the performance of ongoing credit evaluations.

(2)    Inventories

Inventories at March 31, 2004 and 2003 consisted of the following:

	2004	2003
Raw materials	$1,551,720	1,450,038
Work in progress	161,545	332,331
Finished goods	752,786	888,170

Total	$2,466,051	2,670,539

The inventory balances noted above are net of an inventory reserve of $293,022 and $130,000 as of March 31, 2004 and 2003, respectively.

(3)    Property, Plant, and Equipment

Property, plant, and equipment, at cost as of March 31, 2004 and 2003 is as follows:

	Useful life	2004	2003
Land, building and improvements	20 years	$2,700,000	2,700,000
Machinery and equipment	5-15 years	1,906,695	1,816,667
Computer hardware and software	3-5 years	590,866	541,803
Furniture and fixtures	5 years	280,656	280,656
Leasehold improvements	10 years	362,445	362,445
Construction in process	—	353,112	26,891

Total		$6,193,774	$5,728,462

(4)    Related-Party Transactions

During fiscal 2004, the Company entered into a Loan Agreement (the Loan) in which its Ultimate Parent borrowed an initial amount of $845,000. The loan may be increased or decreased at the Company's discretion on the first day of a two-month interval commencing after February 25, 2004. The Loan initially bore interest at 1.12% and accrues at LIBOR in two-month intervals commencing after February 25, 2004. Total interest earned on the Loan during 2004 was $3,670. The Loan has no set terms of repayment; however, it is due on demand under certain circumstances including liquidation, failure to make scheduled payments under the agreement, or the borrower is deemed unable to pay. Total principal and interest outstanding at March 31, 2004 was $848,670.

Entities affiliated with the Company incur expenses in the ordinary course of business on behalf of the Company. Expenses incurred include salaries and wages, travel, insurance, legal, and audit fees. During the years ended March 31, 2004 and 2003, total expenses incurred by affiliates on behalf of the Company were approximately $4,002,000 and $4,861,000, respectively. All amounts outstanding with affiliates in excess of two months are paid by the Ultimate Parent on behalf of the Company and incur interest at LIBOR until the balance outstanding is repaid in full. Due to affiliates and Ultimate Parent represents amounts for these expenses incurred.

Sales to affiliates during the years ended March 31, 2004 and 2003 were $39,870 and $1,207,672, respectively. Due from affiliates represents amounts receivable from these sales.

Sales to the Ultimate Parent company during the years ended March 31, 2004 and 2003 were $658,381 and $413,930, respectively. Included in due from Ultimate Parent at March 31, 2004 and 2003 is approximately $403,588 and $32,751, respectively, from these sales.

The Company converted an intercompany loan in the amount of $25,500,000 with the immediate parent company to additional paid-in capital during the year ended March 31, 2003. Total interest incurred in relation to this loan in 2003 was $1,084,785. The interest rate in effect during 2003 was 4.05%.

An entity affiliated with the Company incurred expenses associated with signing a Patent License Agreement. During the year ended March 31, 2003, costs associated with that agreement in the amount of $3,100,000 were accounted for as a contribution of capital.

During the year ended March 31, 2004, the Company became part of an affiliated group of corporations in the United States that join in the filing of consolidated Federal income tax returns. Accordingly, the Company entered into a tax-sharing agreement (the Agreement), whereby each member of the affiliated group is responsible for paying its share of the consolidated tax liability. In accordance with the Agreement, the Company recorded a liability to its affiliate as of March 31, 2004 in the amount of $960,827 for its share of the consolidated Federal tax liability.

During the year ended March 31, 2004, the Company incurred a loss at its Subsidiary. Other members of an affiliated group in the United Kingdom that join in the filing of income tax returns utilized the loss incurred by the Subsidiary. No tax sharing agreement exists by which the Subsidiary would be reimbursed by the members of the affiliated group for the use of the loss. Accordingly, the Company has recorded no deferred tax asset.

(5)    Employee Benefit Plans

The Company has a defined contribution 401(k) plan covering all eligible employees. Employees may contribute up to 15% of total compensation, subject to Internal Revenue Service (IRS) limitations. If an employee elects to make such a contribution, the Company makes a guaranteed matching contribution equal to 50% of every dollar contributed by the employee, up to 6% of eligible pay. Employer contributions become fully vested after five years of service with the Company. The Company made matching contributions of $34,146 and $48,316 during the years ended March 31, 2004 and 2003, respectively.

The Company also has a defined contribution pension plan covering all eligible employees. The plan is fully funded by contributions made by the Company at 5% of total compensation subject to IRS limitations which become fully vested after five years of service with the Company. The Company made contributions of $131,434 and $181,002 during the years ended March 31, 2004 and 2003, respectively.

(6)    Leases

The Company is obligated under a capital lease covering the land and building at the Company's facility in Niagara Falls, N.Y. that expires in 2018. This lease contains two five-year renewal options. At March 31, 2004 and 2003, the gross amount of land and building and related accumulated amortization recorded under capital leases were as follows:

	2004	2003
Land and Building	$2,700,000	2,700,000

Less accumulated amortization	(706,371)	(585,279)

	$1,993,629	2,114,721

Amortization of assets held under capital leases is included with depreciation expense.

The Company also has several noncancelable operating leases, primarily for an office facility in New York, N.Y. and office equipment that expire over the next four years. These leases generally contain renewal options for periods ranging from three to five years. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2004 and 2003 was $178,559 and $176,437, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of March 31, 2004 are:

	Capital leases	Operating leases
Year ending March 31:
2005	$389,725	$165,342
2006	400,225	159,633
2007	410,725	154,961
2008	421,225	115,958
2009	435,138	—
Later years, through 2018	4,898,901	—

Total minimum lease payments	6,955,939	$595,894

Less amount representing interest	4,255,939

Present value of net minimum capital lease payments	2,700,000
Less current installments of obligations under capital leases	—

Obligations under capital leases, excluding current installments	$2,700,000

The Company is subject to escalating rent payments under its capital lease therefore there have been no reductions in the principal obligation outstanding. Included in accrued expenses is accrued interest of $473,461 and $415,743 as of March 31, 2004 and 2003, respectively.

(7)    Income Taxes

Income tax expense attributable to income from operations consists of:

	Current	Deferred	Total
Year ended March 31, 2004:
U.S. Federal	$960,827	(57,716)	903,111
State and local	180,382	(10,836)	169,546
Foreign jurisdiction	—	—	—

	$1,141,209	(68,552)	1,072,657

Year ended March 31, 2003:
U.S. Federal	$1,107,529	(338,270)	769,259
State and local	207,922	(63,505)	144,417
Foreign jurisdiction	—	—	—

	$1,315,451	(401,775)	913,676

Income tax expense attributable to income from operations was $1,072,657 and $913,676 for the years ended March 31, 2004 and 2003, respectively, and differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax loss from operations as a result of the following:

	2004	2003
Computed "expected" tax benefit	$(2,210,584)	(375,521)
Nondeductible impairment losses	3,102,277	1,186,475
State taxes, net of federal income tax benefit	111,900	95,315
Nondeductible foreign tax losses	61,598	—
Other, net	7,466	7,407

	$1,072,657	913,676

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2004 and 2003 are presented below.

	2004	2003
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$20,119	28,074
Inventories, principally due to additional costs inventoried for tax purposes and obsolescence reserves	164,734	114,517
Compensated absences, principally due to accrual for financial reporting purposes	47,306	40,728
Intangible assets	386,722	387,255
Capital lease	447,825	379,949
Loan from immediate parent	1,657,977	1,657,977
Other accruals	—	30,166

Total gross deferred tax assets	2,724,683	2,638,666
Deferred tax liabilities:
Property, plant and equipment, principally due to accelerated depreciation	(217,121)	(199,656)

Net deferred tax asset	$2,507,562	2,439,010

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences at March 31, 2004. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(8)    Goodwill and Other Intangible Assets

Acquired Intangible Assets

	March 31, 2004
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Patent	$3,166,000	15 yrs.	$1,422,136

In April 2002 in settlement of a patent dispute, the Company signed a Patent License Agreement (the Agreement). The Agreement covered the current and future use of the technology to which the patent relates. During the year ended March 31, 2003, the Company recorded a charge of $1,000,000 for its past use of the patent, which is included in selling, general, and administrative expenses. The Company estimated that the patent had an original life of 15 years; however, at the time the Agreement was signed, the Company had effectively been utilizing the technology to which the patent relates during the prior five years. Therefore, as of April 2002, the Company began amortizing the patent over the estimated remaining life of 10 years.

The Agreement also included a provision for the Company's past use of the patented technology, which indicated that the Company was liable for 6% of all past sales of gel products utilizing the patented technology. However, one third of the liability will be forgiven annually commencing on November 30, 2001, provided the Company fully and faithfully discharges all obligations undertaken by it in the Agreement for a period of at least three years. In the event of a breach of this Agreement, the Company would be liable for 6% of all past sales less the fraction of the royalties forgiven each year the Company performed under the Agreement.

Amortization expense for amortizing intangible assets was $211,067 and $1,211,069 for the years ended March 31, 2004 and 2003, respectively. Estimated amortization expense for each of the next five years is $211,067.

Goodwill

The changes in the carrying amount of goodwill are as follows:

Balance as of April 1, 2002	$26,746,328
Impairment loss	(17,621,984)

Balance as of March 31, 2003	9,124,344
Impairment loss	(9,124,344)

Balance as of March 31, 2004	$—

Upon adoption of FASB Statement No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform to the new classification criteria in FASB Statement No. 141 for recognition separate from goodwill. The Company also was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. The Company was required to test goodwill for impairment as of April 1, 2002 and annually thereafter, in accordance with the provisions of FASB Statement No. 142. The goodwill was created when the Ultimate Parent acquired the Company in 1999. Subsequent to the acquisition, markets in general slowed down and the Company did not realize the cash flows originally anticipated. As noted in note 1 to the consolidated financial statements, this analysis as of April 1, 2002 required the Company to recognize an impairment loss of $14,132,353 on adoption.

In accordance with FASB Statement No. 142, the Company performed its annual impairment tests as of March 31, 2004 and 2003. Consequently, impairment losses of $9,124,344 and $3,489,631 in 2004 and 2003, respectively, were recognized since the carrying amount of the applicable reporting unit was greater than the fair value of the applicable reporting units and the carrying amount of the reporting unit's goodwill exceeded the implied fair value of that goodwill.

In 2003 and 2004, the Company continued to generate less than anticipated cash flows and continued to feel competitive pressure. Additionally the Ultimate Parent altered its strategic direction and began aggressively marketing the Company for sale. The valuation on March 31, 2004 was based upon the negotiated sales price of the Company and resulted in the impairment loss of $9,124,344.

(9)    Capital Contribution

On April 1, 2003, the Company's immediate parent contributed to the Company 100% of the outstanding common shares of Silipos UK Limited with a carrying value of $1,403,786. The results of Silipos UK's operations have been included in the consolidated financial statements since that date. Silipos UK is a distributor of the Company's products in the United Kingdom.

The following table summarizes the carrying value of the assets acquired and liabilities assumed at the date of the contribution.

Cash	$105,337
Inventories	391,567
Due from Ultimate Parent	1,336,967

Total assets acquired	1,833,871
Due to affiliate	430,085

Net assets acquired	$1,403,786

(10)    Commitments and Contingencies

Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Put Option

In accordance with the Supply Agreement (the Supply Agreement) between the Company and its primary gel supplier (the Supplier) the Company is subject to a put option (the Option). The Supply Agreement grants the Supplier an irrevocable right and option to cause the Company to purchase the assets or shares of the Supplier. The option is exercisable at any time from and after August 20, 2004 and prior to February 16, 2005. The purchase price is calculated as 1.5 times the revenue of the Supplier from sales of gel to the Company during the 12-month period ending on the last day of the month next preceding the date of exercise of the Option. As of March 31, 2004, the purchase price of the Supplier in accordance with the terms of the Supply Agreement would be approximately $3,874,000.

License Agreement

The Company is a party to a License Agreement, which grants the Company certain exclusive and non-exclusive rights to both manufacture and sell certain products that are covered by certain patents that are not owned by the Company. During the initial term of the License Agreement, which expires on June 15, 2005, the Company is subject to royalty payments in the amount of 4% of the net sales price of each Silipos product sold covered by one of the patents noted in the License Agreement. Subsequent to the initial term, the Company is still subject to a 4% royalty until such time as the applicable patents expire or the termination of the respective license granted in the License Agreement. Notwithstanding any other provisions in the License Agreement, the Company's total royalty payment for each successive twelve-month period during the initial term of the License Agreement will be at least $100,000, and $112,500 after the initial term. Royalties expense was $791,000 and $785,000 for the years ended March 31, 2004 and 2003, respectively.

(11)    Subsequent Event (Unaudited)

On September 30, 2004, all of the Company's outstanding stock was acquired by Langer, Inc. The sales price received was $15.5 Million and was comprised of $5.0 Million of cash received at closing, a $7.5 Million Note and a $3.0 Million Note. The sales price is subject to reduction based upon adjustments to working capital, as defined, at September 30, 2004.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Balance Sheet
September 30, 2004
(as restated—see Note 1(c))

Current assets:
Cash and cash equivalents	$380,294
Trade accounts receivable, less allowance for doubtful accounts of $75,000	3,174,486
Inventories, net	2,638,228
Other current assets	1,287,350

Total current assets	7,480,358
Property, plant and equipment, net	4,059,300
Other assets:
Deferred tax asset	2,293,847
Intangible assets, net	1,638,330

Total other assets	3,932,177

Total assets	$15,471,835

Liabilities and Stockholder's Equity
Current liabilities:
Trade accounts payable	$591,656
Due to affiliates	254,975
Accrued expenses	1,400,968
Obligation under put option	2,355,000

Total current liabilities	4,602,599
Obligations under capital leases, excluding current installments	2,700,000

Total liabilities	7,302,599
Stockholder's equity:
Common stock
Class A voting, no par value, authorized 1,000 shares; issued and outstanding 300 shares	—
Class B non-voting, no par value, authorized 1,000 shares; issued and outstanding 15 shares	—
Additional paid-in capital	33,596,899
Accumulated deficit	(25,427,663)

Total stockholder's equity	8,169,236
Commitments and contingencies (notes 5 and 8)

Total liabilities and stockholder's equity	$15,471,835

See accompanying note to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Operations
Six months ended September 30, 2004 and 2003

	2004	2003
	(as restated— see Note 1(c))
Net sales	$9,409,096	$12,438,143
Cost of goods sold	3,538,731	5,005,691

Gross profit	5,870,365	7,432,452
Selling expenses	4,001,064	3,902,316
General and administrative expenses	1,181,801	1,088,220
Put option expense	2,355,000	—

Operating (loss) income	(1,667,500)	2,441,916
Other income (expense):
Interest	(221,532)	(221,532)
Gain (loss) on foreign currency translation	(4,833)	82,200
Other, net	(5,665)	3,080

Other income (expense), net	(232,030)	(136,252)

(Loss) income before income taxes	(1,899,530)	2,305,664
Provision for income taxes	(175,852)	(878,664)

Net (loss) income	$(2,075,382)	$1,427,000

Net (loss) income per share:
Net (loss) income per share—basic	$(6,589)	$4,530

Net (loss) income per share—diluted	$(6,589)	$4,530

Weighted average number of shares used in computation of net (loss) income per share:
Basic	315	315

Diluted	315	315

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Cash Flows
Six months ended September 30, 2004 and 2003

	2004	2003
	(as restated— see Note 1(c))
Cash Flows From Operating Activities:
Net (loss) income available to shareholder	$(2,075,382)	$1,427,000
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	302,725	344,975
Loss (gain) on foreign currency translation	4,833	(82,200)
Put option expense	2,355,000	—
Deferred income taxes	23,552	(8,362)
Changes in operating assets and liabilities:
Trade accounts receivable	(250,508)	(281,880)
Inventories, net	(172,177)	40,874
Other current assets	1,806,494	(185,202)
Accounts payable, due to affiliates and accrued expenses	(1,937,669)	625,238

Net cash provided by operating activities	56,868	1,880,443
Cash Flows From Investing Activities:
Cash assumed on capital contribution of Silipos (UK) Limited	—	105,337
Capital expenditures	(207,590)	(153,771)
Collection of loan to Ultimate Parent	848,670	—

Net cash provided by (used in) investing activities	641,080	(48,434)
Cash Flows From Financing Activities:
Distribution of capital to Ultimate Parent	(1,708,177)	—
Dividends paid	(173,169)	—

Net cash used in financing activities	(1,881,346)	—
Effect of exchange rate changes on cash	—	77,000
Net (decrease) increase in cash and cash equivalents	(1,183,398)	1,909,009

Cash and cash equivalents at beginning of period	1,563,692	699,723

Cash and cash equivalents at end of period	$380,294	$2,608,732

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$221,532	$221,532
Income taxes	$10,118	$1,267,572
Supplemental Disclosure of Non-cash Financing Activities:
Obligation under put option	$2,355,000	$—

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2004 and 2003

(1)    Summary of Significant Accounting Policies and Other Matters

  (a)
  Basis of presentation

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements, including the related notes, for the fiscal years ended March 31, 2004 and 2003.

    Operating results for the six months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended March 31, 2005.

  (b)
  Description of business

    Silipos, Inc. and subsidiary (the Company) is a designer, manufacturer and distributor of gel-based products that target three market segments: (i) orthopedics, (ii) skincare, and (iii) prosthetics. Established in 1989 and headquartered in the United States, Silipos currently operates as a wholly owned subsidiary of SSL International, PLC (the Ultimate Parent), a global manufacturer and distributor of healthcare, household and industrial products, with headquarters in the United Kingdom. The Company's products are sold in more than 60 countries. The Company has approximately 92 full time employees operating out of its two main facilities in Niagara Falls, NY and New York, NY.

  (c)
  Restatement

    Subsequent to the issuance of its condensed consolidated financial statements for the six months ended September 30, 2004, the Company determined that it should have recognized a liability of $2,355,000 related to the difference between the purchase price under the put option and the fair value of the supplier on September 30, 2004 (see note 8)). As a result, the accompanying condensed consolidated statement of operations has been restated to record the put option expense of $2,355,000 and the accompanying condensed consolidated balance sheet as of September 30, 2004 has been restated to increase the amount recorded for the obligation under the put option by $2,355,000.

    The following table presents the originally reported amounts that are affected by the restatement compared to the amounts as restated.

	As of or for the Six Months Ended September 30, 2004
	As Restated	As Originally Reported
Operating (loss) income	$(1,667,500)	$687,500
Net (loss) income available to shareholder	(2,075,382)	279,618
Total current liabilities	4,602,599	2,247,599
Total liabilities	7,302,599	4,947,599
Total stockholder's equity	$8,169,236	$10,524,236

  (d)
  Principles of Consolidation

    The consolidated financial statements include the financial statements of Silipos, Inc. and its wholly owned subsidiary, Silipos (UK) Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

  (e)
  Cash Equivalents

    The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (f)
  Trade Accounts Receivable

    Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience and known credit risks related to specific customers. The Company reviews its allowance for doubtful accounts periodically. Past-due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

  (g)
  Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

  (h)
  Goodwill

    Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets, as of April 1, 2002. Pursuant to FASB Statement No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142. FASB Statement No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

  (i)
  Property, Plant, and Equipment

    Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

    Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  (j)
  Intangible Assets

    Intangible assets represents a Patent License Agreement between the Company and the developer of gel technology utilized by the Company and is being amortized over the estimated life of the patent.

  (k)
  Advertising Costs and Vendor Consideration

    Advertising and promotion expenses are charged to earnings during the period in which they are incurred and totaled approximately $708,000 and $736,000 in the six months ended September 30, 2004 ("2004 Period") and the six months ended September 30, 2003 ("2003 Period"), respectively.

    The Company accounts for sales incentives which include discounts, coupons, co-operative advertising and free products or services in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer. Generally, cash consideration is to be classified as a reduction of net sales, unless specific criteria are met regarding goods or services that a vendor may receive in return for this consideration. The Company's consideration given to customers does not meet these conditions and, accordingly, is classified as a reduction to revenue.

  (l)
  Research and Development

    Research and development expenses are charged to earnings during the period in which they are incurred and totaled approximately $276,000 and $201,000 in the 2004 Period and the 2003 Period, respectively.

  (m)
  Foreign Currency Translation

    The functional currency for the operations of Silipos (UK) Limited is the U.S. dollar. Foreign currency balances of Silipos (UK) Limited have been re-measured to U.S. dollars at the current rate at the balance sheet date. Revenue and expenses are measured at average rates in effect during the periods. Gains and losses on foreign currency re-measurement are included in the results of operations in the year incurred.

  (n)
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is part of a consolidated group that joins in a filing of income tax returns. These condensed consolidated financial statements have been prepared on a stand alone basis.

  (o)
  Use of Estimates

    The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; intangibles and goodwill; and valuation allowances for receivables, inventories and deferred income tax assets. Actual results could differ from those estimates.

  (p)
  Comprehensive Income

    No statements of comprehensive income have been included in the accompanying financial statements for the six months ended September 30, 2004 and 2003, since the Company does not have any "other comprehensive income" to report.

  (q)
  Impairment of Long-lived Assets

    In accordance with FASB Statement No. 144, long-lived assets, such as property, plant and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

    Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

  (r)
  Revenue Recognition

    The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.

  (s)
  Shipping and Handling

    All amounts billed to a customer in a sale transaction relating to shipping and handling, if any, represent revenue earned for the goods provided and are classified as revenue. Shipping and handling costs are included in cost of sales.

  (t)
  Commitments and Contingencies

    Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

  (u)
  Risks and Uncertainties

    Three customers accounted for approximately 29% of the Company's sales and 49% of the Company's trade accounts receivable as of and for the six months ended September 30, 2004. The loss of one of these customers could have an adverse impact on the Company's consolidated financial position, results of operations, or cash flows. The Company does not require collateral for its trade accounts receivable, but management attempts to mitigate the risk of nonpayment through the maintenance of adequate allowances for potential credit losses and the performance of ongoing credit evaluations.

(2)    Inventories

  Inventories at September 30, 2004 consisted of the following:

2004
Raw materials	$1,337,803
Work in progress	384,369
Finished Goods	916,056

Total	$2,638,228

  The inventory balances noted above are net of an inventory reserve of $228,657.

(3)    Related-Party Transactions

  In the fourth quarter of 2003, the Company entered into a Loan Agreement (the Loan) in which the Ultimate Parent borrowed an initial amount of $845,000. The Loan initially bore interest at 1.12% and accrued interest at LIBOR in two-month intervals commencing after February 25, 2004. Total interest earned on this Loan during the six months ended September 30, 2004 was $2,352. The Loan, plus accrued interest was paid in full in August 2004.

  Entities affiliated with the Company incur expenses in the ordinary course of business on behalf of the Company. Expenses incurred include salaries and wages, travel, insurance, legal, and audit fees. During the 2004 Period and the 2003 Period, total expenses incurred by affiliates on behalf of the Company were approximately $1,568,662 and $1,974,282, respectively. All amounts outstanding with affiliates in excess of two months are paid by the Ultimate Parent on behalf of the Company and incur interest at LIBOR until the balance outstanding is repaid in full. Due to affiliates and Ultimate Parent represents amounts from these expenses incurred.

  Sales to affiliates during the 2004 Period and the 2003 Period were $56,232 and $39,870, respectively. Due from affiliates which was included in other current assets in the balance sheet, represents amounts receivable from these sales.

  Sales to the Ultimate Parent during the 2004 Period and the 2003 Period were $251,411 and $237,476, respectively.

  During the fiscal year ended March 31, 2004, the Company became part of an affiliated group of corporations in the United States that join in the filing of consolidated Federal income tax returns. Accordingly, the Company entered into a tax-sharing agreement (the Agreement), whereby each member of the affiliated group is responsible for paying its share of the consolidated tax liability.

  In accordance with the Agreement, the Company recorded a liability to its affiliate as of September 30, 2004 in the amount of $132,649 for its share of the consolidated Federal tax liability.

  During the year ended March 31, 2004, the Company incurred a loss at its Subsidiary. Other members of an affiliated group in the United Kingdom that join in the filing of income tax returns utilized the loss incurred by the Subsidiary. No tax sharing agreement exists by which the Subsidiary would be reimbursed by the members of the affiliated group for the use of the loss. Accordingly, the Company has recorded no deferred tax asset.

(4)    Employee Benefit Plans

  The Company has a defined contribution 401(k) plan covering all eligible employees, Employees may contribute up to 15% of total compensation, subject to Internal Revenue Service (IRS) limitations. If an employee elects to make such a contribution, the Company makes a guaranteed matching contribution equal to 50% of every dollar contributed by the employee, up to 6% of eligible pay. Employer contributions become fully vested after five years of service with the Company. The Company made matching contributions of $22,870 and $17,303 during the 2004 Period and the 2003 Period, respectively.

  The Company also has a defined contribution pension plan covering all eligible employees. The plan is fully funded by contributions made by the Company at 5% of total compensation subject to IRS limitations which become fully vested after five years of service with the Company. The Company made contributions of $77,942 and $66,996 during the 2004 Period and 2003 Period, respectively.

(5)    Leases

  The Company is obligated under a capital lease covering the land and building at its facility in Niagara Falls, NY that expires in 2018. This lease contains two five-year renewal options. At September 30, 2004, the gross amount of land and building and related accumulated amortization recorded under capital leases were as follows:

2004
Land and Building	$2,700,000
Less accumulated amortization	766,917

$1,933,083

  Amortization of assets held under capital leases is included with depreciation expense.

  Future minimum capital lease payments as of September 30, 2004 are:

Six months ending March 31, 2005	$197,883
Year ending March 31:
2006	400,225
2007	410,725
2008	421,225
2009	435,138
2010	445,641
Later years through 2018	4,504,120

Total minimum lease payment	6,814,957
Less amount representing interest	4,114,957

Present value of net minimum capital lease payments	2,700,000

Less current installment of obligations under capital leases	—

Obligations under capital leases, excluding current installments	$2,700,000

  The Company is subject to escalating rent payments under its capital lease, therefore there have been no reductions in the principal obligation outstanding. Included in accrued expenses is accrued interest of $504,987 as of September 30, 2004.

(6)    Goodwill and Other Intangible Assets

Acquired Intangible Assets

	September 30, 2004
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Patent	$3,166,000	15 years	$1,527,670

  Amortization expense for amortizing intangible assets was $105,533 in both the 2004 Period and the 2003 Period. Estimated amortization expense for each of the next five years is $211,067.

Goodwill

  The changes in the carrying amount of goodwill are as follows:

Balance as of April 1, 2002	$26,746,328
Impairment loss	(17,621,984)

Balance as of September 30, 2003	9,124,344
Impairment loss	(9,124,344)

Balance as of March 31, 2004 and September 30, 2004	$—

  Upon adoption of FASB Statement No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform to the new classification criteria in FASB Statement No. 141 for recognition separate from goodwill. The Company also was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. The Company was required to test goodwill for impairment as of April 1, 2002 and annually thereafter, in accordance with the provisions of FASB Statement No. 142. The goodwill was created when the Ultimate Parent acquired the Company in 1999. Subsequent to the acquisition, markets in general slowed down and the Company did not realize the cash flows originally anticipated. The Company recognized an impairment loss of $14,132,353 on adoption of FASB Statement No. 142.

  In accordance with Statement FASB Statement No. 142, the Company performed its annual impairment test as of March 31, 2004 and 2003. Consequently, impairment losses of $9,124,344 and $3,489,631 in 2004 and 2003, respectively were recognized since the carrying amount of the goodwill exceeded the implied fair value of that goodwill.

  In 2003 and 2004, the Company continued to generate less than anticipated cash flows and continued to feel competitive pressure. Additionally, the Ultimate Parent altered its strategic direction and began aggressively marketing the Company for sale. The valuation on March 31, 2004 was based upon the negotiated sales price of the Company and resulted in the impairment loss of $9,124,344.

(7)    Capital Contribution

  On April 1, 2003, the Company's immediate parent contributed to the Company 100% of the outstanding common shares of Silipos (UK) Limited (Silipos UK) with a carrying value of $1,403,786. The results of Silipos UK's operations have been included in the consolidated financial statements since that date. Silipos UK is a distributor of the Company's products in the United Kingdom.

  During the 2004 Period, the Company made a distribution of additional paid in capital to the Ultimate Parent in the amount of $1,708,177. Additionally, a dividend of $173,169 was declared and paid by the Company during the 2004 Period.

(8)    Commitments and Contingencies

Legal Proceedings

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Put Option

  In accordance with the supply agreement (the Supply Agreement) between the Company and its primary gel supplier (the Supplier) the Company is subject to a put option (the Option). The Supply Agreement grants the Supplier an irrevocable right and option to cause the Company to purchase the assets or shares of the Supplier. The option is exercisable at any time from and after August 20, 2004 and prior to February 16, 2005. The purchase price is calculated as 1.5 times the revenue of the Supplier from sales of gel to the Company during the twelve month period ending on the last day of the month next preceding the date of the exercise of the Option. As of September 30, 2004, the purchase price in accordance with the terms of the Supply Agreement would be approximately $2,355,000. Because the Supply Agreement was expiring, and the Company was no longer purchasing gel from the Supplier, the Company concluded that the value of the Supplier was zero since the supplier had no other customers and thus had no future cash flow stream. Accordingly, during the six months ended September 30, 2004, the Company recorded an expense of $2,355,000 to record the difference between the purchase price under the Put Option and the estimated value of the Supplier.

License Agreement

  The Company is a party to a License Agreement, which grants the Company certain exclusive and non-exclusive rights to both manufacture and sell certain products that are covered by certain patents that are not owned by the Company. During the initial term of the License Agreement, which expires on June 15, 2005, the Company is subject to royalty payments in the amount of 4% of the net sales price of each Silipos product sold covered by one of the patents noted in the License Agreement. Subsequent to the initial term, the Company is still subject to a 4% royalty until such time as the applicable patents expire or the termination of the respective license granted in the License Agreement. Notwithstanding any other provisions in the License Agreement, the Company's total royalty payment for each successive twelve-month period during the initial term of the License Agreement will be at least $100,000, and $112,500 after the initial term. Royalties expense was $863,504 and $476,557 for the 2004 Period and the 2003 Period, respectively.

(9)    Subsequent Event

  On September 30, 2004, all of the Company's outstanding stock was acquired by Langer, Inc. The sales price received was $15.5 Million and was comprised of $5.0 Million of cash received at closing, a $7.5 Million Note and a $3.0 Million Note. The sales price is subject to reduction based upon adjustments to working capital, as defined, at September 30, 2004.

 Independent Auditors' Report

To the Board of Directors
Benefoot, Inc. and Affiliate

We have audited the accompanying combined balance sheets of Benefoot, Inc. and Affiliate as of December 31, 2001 and 2000, and the related combined statements of income, cash flows and statement of stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Benefoot, Inc. and Affiliate as of December 31, 2001 and 2000 and the combined results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Trachtenberg & Pauker, LLP

Woodbury, New York
March 22, 2002

BENEFOOT, INC. AND AFFILIATE
COMBINED BALANCE SHEETS

DECEMBER 31, 2001 AND 2000

ASSETS

	2001	2000
Current Assets
Cash and cash equivalents (Note A-3 and A-10)	$338,836	$129,492
Accounts receivable, net of allowance for doubtful accounts of $20,000 and $29,000 for 2001 and 2000, respectively (Note A-4)	745,169	782,336
Inventory (Note A-5 and B)	644,291	522,459
Prepaid expenses	66,144	37,955
Other receivables	6,886	18,446

Total Current Assets	1,801,326	1,490,688

Property and Equipment, net of accumulated depreciation of $337,764 and $289,979 for 2001 and 2000, respectively (Notes A-6 and C)	247,303	253,331

Other Assets
Security deposits	10,858	9,660
Organization costs, net of accumulated amortization of $2,260 and $1,695 for 2001 and 2000, respectively (Note A-7)	563	1,128

Total Other Assets	11,421	10,788

Total Assets	$2,060,050	$1,754,807

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

LIABILITIES AND STOCKHOLDERS' EQUITY

	2001	2000
Current Liabilities
Current maturities of long-term debt (Note D)	$94,960	$61,981
Current maturities of capitalized lease obligations (Note E)	23,903	16,329
Accounts payable and accrued expenses	880,485	857,909
Payroll and other taxes payable	42,134	33,308
Loans from shareholders	11,258	13,106
Customer deposits	35,549	44,492
Unearned revenue (Note A-14)	163,407	155,318
Warranty reserve (Note F)	81,000	78,000

Total Current Liabilities	1,332,696	1,260,443

Long-Term Liabilities
Unearned revenue (Note A-14)	53,032	48,558
Deposits payable (Note G)	83,410	89,530
Long-term debt (Note D)	248,340	331,848
Capitalized lease obligations (Note E)	16,547	14,340

Total Long-Term Liabilities	401,329	484,276

Total Liabilities	1,734,025	1,744,719

Commitments and Contingencies (Note H)
Stockholders' Equity
Common stock—Benefoot, Inc. (no-par value; 7,500 shares authorized, 200 shares issued and outstanding)	147,287	147,287
Common stock—Benefoot Professional Products, Inc. (no-par value; 200 shares authorized, 103.95 shares and 100.00 shares issued and outstanding for 2001 and 2000, respectively)	1,000	1,000
Retained earnings (accumulated deficit)	177,738	(138,199)

Total Stockholders' Equity	326,025	10,088

Total Liabilities and Stockholders' Equity	$2,060,050	$1,754,807

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
Net Revenue	$7,665,769	$6,719,354
Cost of Sales	4,039,722	3,473,746

Gross Profit	3,626,047	3,245,608

Operating Expenses
Officers' salaries	684,730	529,288
Selling	1,001,984	1,090,251
Shipping	732,605	698,660
General and administrative	784,160	721,255
Interest	97,761	90,776

Total Operating Expenses	3,301,240	3,130,230

Income From Operations	324,807	115,378

Other Expenses
Acquisition Costs (Note J)	2,200	97,151
Loss on disposal of fixed assets	0	1,796

Total Other Expenses	2,200	98,947

Income Before Income Taxes	322,607	16,431
Income Taxes (Note A-8)	6,670	4,456

Net Income	$315,937	$11,975

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	Common Stock	Retained Earnings (Accumulated Deficit)	Total
Balance—December 31, 1999	$148,287	$(150,174)	$(1,887)
Net income	0	11,975	11,975

Balance—December 31, 2000	148,287	(138,199)	10,088
Net income	0	315,937	315,937

Balance—December 31, 2001	$148,287	$177,738	$326,025

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
Cash Flows From Operating Activities:
Net Income	$315,937	$11,975
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	62,803	58,887
Provision for doubtful accounts receivable	(9,000)	(6,000)
Warranty reserve	3,000	(8,000)
Unearned revenue	12,563	(2,018)
Loss on disposal of fixed assets	0	1,796
Changes in Assets and Liabilities
Decrease (Increase) in accounts receivable	46,166	(136,804)
Increase in inventory	(121,832)	(31,912)
(Increase) Decrease in prepaid expenses	(28,189)	7,333
Decrease (Increase) in other receivables	11,560	(11,786)
Increase in security deposits	(1,198)	0
Increase in accounts payable and accrued expenses	22,576	219,588
Increase (Decrease) in payroll and other taxes payable	8,826	(4,839)
Decrease in deposits payable	(6,120)	(40,855)
(Decrease) Increase in loans from shareholders	(1,848)	986
Decrease in customer deposits	(8,943)	(27,437)
Decrease in pension plan payable	0	(50,000)

Net Cash Provided by (Used In) Operating Activities	306,301	(19,086)

Cash Flows From Investing Activities:
Acquisition of property and equipment	(23,309)	(47,431)

Net Cash Used In Investing Activities	(23,309)	(47,431)

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

	2001	2000
Cash Flows From Financing Activities:
Proceeds from bank revolving line of credit	75,000	0
Principal payments of long-term debt	(125,529)	(86,091)
Payment of capitalized lease obligations	(23,119)	(13,521)

Net Cash Used In Financing Activities	(73,648)	(99,612)

Net Increase (Decrease) In Cash and Cash Equivalents	209,344	(166,129)
Cash and Cash Equivalents, Beginning	129,492	295,621

Cash and Cash Equivalents, Ending	$338,836	$129,492

Supplemental disclosures of noncash investing and financing activities:
Capitalized lease obligations incurred in the purchase of equipment	$32,900	$18,148

Supplemental disclosure of cash paid during the year:
Interest paid	$98,556	$91,469

Income tax paid	$5,263	$4,707

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

BENEFOOT, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies consistently applied in the preparation of the accompanying combined financial statements are as follows:

  1.
  The Company

    Benefoot, Inc. ("Benefoot") designs, manufacturers and distributes foot and gait-related biomechanical products. Benefoot's primary products include custom made prescription orthotic devices, custom made sandals and non-custom made orthotic devices. Foot orthoses are contoured molds made from plastic, graphite leather or composite materials, which are placed in patients' shoes to (i) correct or mitigate abnormalities in their gait, and (ii) relieve symptoms associated with foot or postural malalignment. Benefoot markets its products primarily to the professional footcare market, as well as to other markets, including podiatrists, orthopedists, chiropractors, physical therapists, certified orthotists and prosthetists.

    Benefoot Professional Products, Inc. ("BPI"; BPI and Benefoot are collectively referred to as the "Company"), an affiliated entity of Benefoot, markets and distributes non-custom footwear products including standard comfort shoes manufactured by well-known shoe manufacturers, as well as custom made insoles for diabetic patients. BPI markets and distributes its products through a variety of sources, including shoe sample kiosks which are placed in the waiting rooms of podiatrists. The products of BPI are sold to professional footcare providers and directly to the patients of professional footcare providers.

  2.
  Combination

    The combined financial statements include the accounts of Benefoot, Inc. and Benefoot Professional Products, Inc. Intercompany balances and transactions have been eliminated.

  3.
  Cash and Cash Equivalents

    Cash and cash equivalents consist of cash in banks and other highly liquid investments with a maturity of three months or less.

  4.
  Accounts Receivable

    The Company uses the allowance method of accounting for bad debts for financial statement purposes and the direct write-off method for income tax purposes.

  5.
  Inventory

    Inventory is stated at the lower of first-in first out (FIFO) cost or market.

  6.
  Property and Equipment

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method for financial statement purposes and accelerated methods for income tax purposes over the estimated useful lives of the assets. Major expenditures for property acquisitions and those expenditures that substantially increase useful lives are capitalized. Expenditures for maintenance, repairs, and minor replacements are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation or amortization are removed from the accounts and resulting gains or losses are included in income.

    The lives on which depreciation and amortization are computed are as follows:

Displays	7 years
Furniture and fixtures	7 years
Machinery and equipment	5-7 years
Office equipment	5-7 years
Leasehold improvements	40 years
  7.
  Organization Costs

    Organization costs are amortized on a straight-line basis over five years.

  8.
  Income Taxes

    Benefoot, Inc. and Benefoot Professional Products, Inc. have elected to be treated as small business corporations under Sub-Chapter "S" of the Internal Revenue Code. Under Sub-Chapter "S" profits and losses are passed directly to shareholders for inclusion in their personal tax returns. Accordingly, no provision for federal income taxes is included in the accompanying combined financial statements.

    The Company also files income tax returns in thirty-eight states. The "S" elections are in effect in fourteen of those states and, accordingly, like the federal, no provision for income taxes attributable to those states has been provided. Income taxes attributable to the remaining states where Sub-Chapter "S" elections are not available, or where the Company has not elected to be a Sub-Chapter "S" corporation, have been provided for in the accompanying combined financial statements.

    Deferred federal income taxes are not applicable to the Company due to its Sub-Chapter "S" status. Deferred state income taxes are not material.

  9.
  Research and Development Costs

    Research and development costs related to both future and present products are charged to operations as incurred. Research and development costs were $18,400 and $12,900 for the years ended December 31, 2001 and 2000, respectively.

  10.
  Concentration of Risk

    Substantially all of the Company's revenues are derived from direct sales of its products to licensed healthcare professionals. The largest market segment is Doctors of Podiatric Medicine (DPM).

    Cash on deposit with a banking institution exceeds the $100,000 FDIC insured limit.

    Purchases from three vendors comprised approximately 61% of total purchases for the year ended December 31, 2001. Purchases from two vendors comprised approximately 54% of total purchases for the year ended December 31, 2000. 28% of accounts payable were to two vendors at December 31, 2001 and 18% were to one different vendor at December 31, 2000.

  11.
  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  12.
  Fair Value of Financial Instruments

    Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, long-term debt and lease obligations are reflected in the accompanying combined balance sheets at amounts considered by management to reasonably approximate fair value.

  13.
  Compensated Absences

    Employees of the Company are entitled to compensation for unused vacation time after one year of service. For the year ended December 31, 2001, the Company made an accrual for unused vacation time. For the year ended December 31, 2000, the Company has not accrued unused vacation time since the amount cannot be reasonably estimated.

    With respect to sick and personal time, the Company provides a certain number of days to each employee on an annual basis with a limited carryover of days from year to year. Upon termination of employment, the Company does not provide any compensation for unused personal and sick time. For the years ended December 31, 2001 and 2000, the Company did not accrue any amount for unused sick and personal time since such amounts cannot be reasonably estimated.

  14.
  Revenue Recognition

    The Company recognizes revenue when its products are shipped. Revenue derived from extended warranty contracts is deferred and included in income over the warranty period (twenty-four months) on a straight-line basis. Revenues from royalties are recognized when received.

  15.
  Foreign Currency Transactions

    The Company maintains a bank account in Toronto, Canada, which is maintained in Canadian dollars. The Company's books maintain the bank account in U.S. Dollars. Foreign currency gains and losses are recognized when funds are transferred from the Canadian bank account to the U.S. bank account. The book balance is adjusted each month using the month-end exchange rate. Foreign currency losses were $6,596 and $4,471 for the years ended December 31, 2001 and 2000, respectively.

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  16.
  Royalty Income

    The Company receives royalty income from Ortolab, AB for the use of software for the manufacture of orthotics. Although their written agreement expired by its terms on December 31, 1999, both the Company and Ortolab, AB are operating as if the agreement remains in effect. Royalty income was $15,096 and $25,956 for the years ended December 31, 2001 and 2000, respectively.

  17.
  Reclassifications

    Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current year financial statements.

NOTE B—INVENTORY

Inventory consists of the following:

	2001	2000
Raw materials	$239,570	$191,068
Work-in-progress	3,821	0
Finished goods	427,282	352,913

Total Inventory	670,673	543,981
Less: Allowance for obsolescence	26,382	21,522

Net Inventory	$644,291	$522,459

NOTE C—PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	2001	2000
Displays	$146,094	$143,130
Furniture and fixtures	24,807	21,451
Machinery and equipment	169,884	136,984
Office equipment	157,089	157,366
Leasehold improvements	87,193	84,379

	585,067	543,310
Less: Accumulated depreciation	337,764	289,979

	$247,303	$253,331

Depreciation expense for the years ended December 31, 2001 and 2000 was $62,238 and $58,321, respectively.

NOTE D—LONG-TERM DEBT

Long-term debt consists of the following:

	2001	2000
Note payable to a finance company, due in 96 monthly installments of $9,476, including interest at 16.89%, beginning in February, 1997 and maturing in January, 2005. All assets of the Company have been pledged as collateral, along with personal guarantees of the officers.	$271,848	$333,829
Revolving line of credit from a bank due in monthly installments of the greater of 2% of the outstanding principal balance or $250, including interest at prime plus 2.25%. Any outstanding principal is due October 24, 2004. All assets of the Company have been pledged as collateral, along with personal guarantees of the officers.	63,452	0
Note payable to a related party with varying interest rates. The loan was repaid in 2002.	8,000	60,000

	343,300	393,829
Less: Current maturities	94,960	61,981

Long-term debt	$248,340	$331,848

As of December 31, 2001, Long-term debt matures as follows:

December 31, 2002	$94,960
2003	97,406
2004	141,589
2005	9,345

$343,300

NOTE E—CAPITALIZED LEASE OBLIGATIONS

Capitalized lease obligations consist of the following:

	2001	2000
A capitalized lease obligation for computer equipment due in monthly installments of $479, including interest at 15.07% per annum, maturing in July, 2002.	$3,622	$8,047
A capitalized lease obligation for computer software and equipment due in monthly installments of $1,058, including interest at 9.75% per annum, maturing in March, 2004.	25,551	0
A capitalized lease obligation for computer equipment due in monthly installments of $137 including interest at 16.95% per annum, maturing in May, 2002.	780	2,051
A capitalized lease obligation for computer software and telephone equipment due in monthly installments of $428 including interest at 12.76% per annum, maturing in February, 2002.	842	5,537
A capitalized lease obligation for computer equipment due in monthly installments of $875, including interest at 40.19% per annum, maturing in February 2003.	9,655	15,034

	40,450	30,669
Less: Current maturities	23,903	16,329

Capitalized lease obligations	$16,547	$14,340

As of December 31, 2001 future minimum payments required under capitalized lease obligations are as follows:

December 31, 2002	$28,700
2003	14,443
2004	3,173

46,316
Less: Amount representing interest	5,866

$40,450

Office equipment and machinery under capital leases included in property and equipment are as follows:

	2001	2000
Office equipment	$39,665	$39,665
Machinery	52,992	20,092

	92,657	59,757
Less: Accumulated depreciation	41,591	26,075

	$51,066	$33,682

NOTE F—WARRANTY RESERVE

The Company offers a multi-tiered warranty on its foot orthotics. Some foot orthotics are covered by an unconditional guaranty of satisfaction for sixty days. In addition, the Company will repair or adjust any orthotic as necessary for six months following the sale. If the customer is not satisfied with those products for any reason, they will be repaired or may be returned for full credit. Certain components of the Company's foot orthotics are also guaranteed for life against breakage. The Company has recorded a warranty reserve of $81,000 and $78,000 at December 31, 2001 and 2000, respectively.

NOTE G—DEPOSITS PAYABLE

The Company maintains a footwear program under which footwear is sold through medical professionals. Under the program, a refundable security deposit is required for the display and shoe samples that are provided. The deposit is refundable upon meeting certain minimum order volumes for twelve consecutive months or upon termination of participation in the program. Deposits payable were $83,410 and $89,530 at December 31, 2001 and 2000, respectively.

NOTE H—LEASE COMMITMENTS

The Company leases vehicles and office equipment under noncancelable operating leases. The leases expire at various dates through 2003. The Company is responsible for equipment maintenance.

As of December 31, 2001 future minimum rental payments required under the operating leases are as follows:

December 31, 2002	$10,174
2003	2,481

Total Future Minimum Payments Required	$12,655

Rental expense for vehicles and office equipment for the years ended December 31, 2001 and 2000 was $18,237 and $18,604, respectively.

The Company leases its facilities and additional warehouse space under operating leases which both expire in April, 2002. (See Note M-2.) The leases require payment of utilities, real estate taxes, insurance and repairs. As of December 31, 2001 the future minimum rental payments required under the operating leases are $44,723.

Rental expense for the facilities and additional warehouse space for the years ended December 31, 2001 and 2000 was $142,407 and $121,958, respectively.

NOTE I—401(K) AND PROFIT SHARING PLAN

In 1993, the Company established a 401(k) and Profit Sharing Plan that covers all qualified employees. The provisions of the Plan allow employees to defer a portion of their annual compensation. The Company may make matching contributions at its discretion. The Company did not contribute to the Plan for the years ended December 31, 2001 and 2000.

NOTE J—ACQUISITION COSTS

During the year ended December 31, 2001, the Company incurred costs totaling $2,200 related to acquiring a new product line. The Company decided against this acquisition.

During the year ended December 31, 2000, the Company incurred costs totaling $97,151 related to a potential acquisition that did not occur. These costs are included in the combined statements of operations.

NOTE K—PATENT AND TECHNOLOGY LICENSE AGREEMENTS

Effective January 1, 1996, Benefoot, Inc. entered into a Patent License Agreement with a minority shareholder. Under the terms of the Agreement, Benefoot, Inc. was provided with a limited, exclusive, royalty-free license relating to two United States patents owned by the minority shareholder in connection with the use of the ScanCast 3D product. Simultaneously with the Patent License Agreement, Benefoot, Inc. entered into a Technology License Agreement with a company controlled by two minority shareholders, which provided for a limited, exclusive, royalty-free license to certain proprietary technology in connection with the use of the ScanCast 3D product. Each of these agreements shall remain in effect for the entire useful lives of the patents unless terminated earlier in accordance with the provisions of each agreement.

NOTE L—RELATED PARTY TRANSACTIONS

The Company has outstanding long-term debt to family members of one of the majority shareholders. This debt is discussed more fully in Note D.

The Company entered into a Patent License Agreement with one of the minority shareholders, and a Technology License Agreement with a company controlled by two minority shareholders. These Agreements are discussed more fully in Note K.

NOTE M—SUBSEQUENT EVENTS

1.    Asset Purchase Agreement

On January 18, 2002, the Company entered into a non-binding Term Sheet with Langer, Inc. ("Langer") to sell substantially all of its assets, including, but not limited to, all inventory, furniture, fixtures, equipment, consumer lists, patents, trademarks, trade names, including the name Benefoot, service marks and other intellectual property rights and intangible assets, prepaid expenses, cash, security deposits, accounts receivable, supply and distribution agreements, and goodwill of the Company. Pursuant to the terms of the Term Sheet, Langer will assume certain liabilities of the Company. There can be no assurances that the transaction will be completed.

2.    Lease Commitments

On April 11, 2002, the Company extended the lease on its facilities to August 31, 2002. The minimum rental payments required under the operating lease is $9,381 per month.

On April 8, 2002, the Company extended the lease on its warehouse to July 31, 2002. The minimum rental payments required under the operating lease is $1,872 per month.

 BENEFOOT, INC. AND AFFILIATE
COMBINED BALANCE SHEETS

MARCH 31, 2002 AND 2001

ASSETS

	2002	2001
Current Assets
Cash and cash equivalents (Note A-3 and A-10)	$241,303	$135,214
Accounts receivable, net of allowance for doubtful accounts of $20,000 and $35,000 for 2002 and 2001, respectively (Note A-4)	775,418	865,492
Inventory (Note A-5 and B)	622,081	615,169
Prepaid expenses	61,121	46,146
Other receivables	6,012	14,046

Total Current Assets	1,705,935	1,676,067

Property and Equipment, net of accumulated depreciation of $352,106 and $303,711 for 2002 and 2001, respectively (Notes A-6 and C)	232,961	278,278

Other Assets
Security deposits	10,858	7,058
Organization costs, net of accumulated amortization of $2,401 and $1,836 for 2002 and 2001, respectively (Note A-7)	421	986

Total Other Assets	11,279	8,044

Total Assets	$1,950,175	$1,962,389

See Accompanying Notes.

 BENEFOOT, INC. AND AFFILIATE
COMBINED BALANCE SHEETS (Continued)

MARCH 31, 2002 AND 2001

LIABILITIES AND STOCKHOLDERS' EQUITY

	2002	2001
Current Liabilities
Current maturities of long-term debt (Note D)	$89,296	$126,184
Current maturities of capitalized lease obligations (Note E)	20,999	26,778
Accounts payable and accrued expenses	805,122	910,411
Payroll and other taxes payable	49,275	49,594
Loans from shareholders	5,769	1,952
Customer deposits	33,391	48,990
Unearned revenue (Note A-14)	163,614	152,978
Warranty reserve (Note F)	80,000	79,000

Total Current Liabilities	1,247,466	1,395,887

Long-Term Liabilities
Unearned revenue (Note A-14)	51,019	49,593
Deposits payable (Note G)	81,760	88,630
Long-term debt (Note D)	225,083	293,110
Capitalized lease obligations (Note E)	12,047	33,046

Total Long-Term Liabilities	369,909	464,379

Total Liabilities	1,617,375	1,860,266

Commitments and Contingencies (Note H)
Stockholders' Equity
Common stock—Benefoot, Inc. (no-par value; 7,500 shares authorized, 200 shares issued and outstanding)	147,287	147,287
Common stock—Benefoot Professional Products, Inc. (no-par value; 200 shares authorized, 103.95 shares issued and outstanding)	1,000	1,000
Retained earnings (accumulated deficit)	184,513	(46,164)

Total Stockholders' Equity	332,800	102,123

Total Liabilities and Stockholders' Equity	$1,950,175	$1,962,389

See Accompanying Notes.

 BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
Net Revenue	$1,739,382	$1,736,606
Cost of Sales	973,024	941,882

Gross Profit	766,358	794,724

Operating Expenses
Officers' salaries	179,200	97,500
Selling	256,557	239,043
Shipping	139,326	159,208
General and administrative	165,538	183,993
Interest	18,921	22,859

Total Operating Expenses	759,542	702,603

Income Before Income Taxes	6,816	92,121
Income Taxes (Note A-8)	42	84

Net Income	$6,774	$92,037

See Accompanying Notes.

 BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

	Common Stock	Retained Earnings (Accumulated Deficit)	Total
Balance—
December 31, 2000	$148,287	$(138,201)	$10,086
Net income	0	92,037	92,037

Balance—
March 31, 2001	$148,287	$(46,164)	$102,123

Balance—
December 31, 2001	$148,287	$177,739	$326,026
Net income	0	6,774	6,774

Balance—
March 31, 2002	$148,287	$184,513	$332,800

See Accompanying Notes.

 BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
Cash Flows From Operating Activities:
Net Income	$6,774	$92,037
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	14,484	13,875
Provision for doubtful accounts receivable	0	6,000
Warranty reserve	(1,000)	1,000
Unearned revenue	(1,806)	(1,305)
Changes in Assets and Liabilities
Increase in accounts receivable	(30,248)	(89,159)
Decrease (Increase) in inventory	22,210	(92,710)
Decrease (Increase) in prepaid expenses	5,023	(8,191)
Decrease in other receivables	874	4,400
Decrease in security deposits	0	2,602
(Decrease) Increase in accounts payable and accrued expenses	(75,363)	52,502
Increase in payroll and other taxes payable	7,141	16,286
Decrease in deposits payable	(1,650)	(900)
Decrease in loans from shareholders	(5,489)	(11,154)
(Decrease) Increase in customer deposits	(2,158)	4,498

Net Cash Used In Operating Activities	(61,208)	(10,219)
Cash Flows From Investing Activities:
Acquisition of property and equipment	0	(5,779)

Net Cash Used In Investing Activities	0	(5,779)

See Accompanying Notes.

 BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
Cash Flows From Financing Activities:
Proceeds from bank revolving line of credit	0	50,000
Principal payments of long-term debt	(28,921)	(24,535)
Payment of capitalized lease obligations	(7,404)	(3,745)

Net Cash (Used In) Provided by Financing Activities	(36,325)	21,720

Net (Decrease) Increase in Cash and Cash Equivalents	(97,533)	5,722
Cash and Cash Equivalents, Beginning	338,836	129,492

Cash and Cash Equivalents, Ending	$241,303	$135,214

Supplemental disclosures of noncash investing and financing activities:
Capitalized lease obligations incurred in the purchase of equipment	$0	$32,900

Supplemental disclosure of cash paid during the year:
Interest paid	$19,137	$23,048

Income tax paid	$4,059	$4,158

See Accompanying Notes.

 BENEFOOT, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS

MARCH 31, 2002 AND 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies consistently applied in the preparation of the accompanying combined financial statements are as follows:

  1.
  The Company

    Benefoot, Inc. ("Benefoot") designs, manufacturers and distributes foot and gait-related biomechanical products. Benefoot's primary products include custom made prescription orthotic devices, custom made sandals and non-custom made orthotic devices. Foot orthoses are contoured molds made from plastic, graphite leather or composite materials, which are placed in patients' shoes to (i) correct or mitigate abnormalities in their gait, and (ii) relieve symptoms associated with foot or postural malalignment. Benefoot markets its products primarily to the professional footcare market, as well as to other markets, including podiatrists, orthopedists, chiropractors, physical therapists, certified orthotists and prosthetists.

    Benefoot Professional Products, Inc. ("BPI"; BPI and Benefoot are collectively referred to as the "Company"), an affiliated entity of Benefoot, markets and distributes non-custom footwear products including standard comfort shoes manufactured by well-known shoe manufacturers, as well as custom made insoles for diabetic patients. BPI markets and distributes its products through a variety of sources, including shoe sample kiosks which are placed in the waiting rooms of podiatrists. The products of BPI are sold to professional footcare providers and directly to the patients of professional footcare providers.

  2.
  Combination

    The combined financial statements include the accounts of Benefoot, Inc. and Benefoot Professional Products, Inc. Intercompany balances and transactions have been eliminated.

  3.
  Cash and Cash Equivalents

    Cash and cash equivalents consist of cash in banks and other highly liquid investments with a maturity of three months or less.

  4.
  Accounts Receivable

    The Company uses the allowance method of accounting for bad debts for financial statement purposes and the direct write-off method for income tax purposes.

  5.
  Inventory

    Inventory is stated at the lower of first-in first out (FIFO) cost or market based on the Company's perpetual inventory system.

  6.
  Property and Equipment

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method for financial statement purposes and accelerated methods for income tax purposes over the estimated useful lives of the assets. Major expenditures for property acquisitions and those expenditures that substantially increase useful lives are capitalized. Expenditures for maintenance, repairs, and minor replacements are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation or amortization are removed from the accounts and resulting gains or losses are included in income.

    The lives on which depreciation and amortization are computed are as follows:

Displays	7 years
Furniture and fixtures	7 years
Machinery and equipment	5-7 years
Office equipment	5-7 years
Leasehold improvements	40 years
  7.
  Organization Costs

    Organization costs are amortized on a straight-line basis over five years.

  8.
  Income Taxes

    Benefoot, Inc. and Benefoot Professional Products, Inc. have elected to be treated as small business corporations under Sub-Chapter "S" of the Internal Revenue Code. Under Sub-Chapter "S" profits and losses are passed directly to shareholders for inclusion in their personal tax returns. Accordingly, no provision for federal income taxes is included in the accompanying combined financial statements.

    The Company also files income tax returns in thirty-eight states. The "S" elections are in effect in fourteen of those states and, accordingly, like the federal, no provision for income taxes attributable to those states has been provided. Income taxes attributable to the remaining states where Sub-Chapter "S" elections are not available, or where the Company has not elected to be a Sub-Chapter "S" corporation, have been provided for in the accompanying combined financial statements.

    Deferred federal income taxes are not applicable to the Company due to its Sub-Chapter "S" status. Deferred state income taxes are not material.

  9.
  Research and Development Costs

    Research and development costs related to both future and present products are charged to operations as incurred. Research and development costs were $5,115 and $3,190 for the three months ended March 31, 2002 and 2001, respectively.

  10.
  Concentration of Risk

    Substantially all of the Company's revenues are derived from direct sales of its products to licensed healthcare professionals. The largest market segment is Doctors of Podiatric Medicine (DPM).

    Cash on deposit with a banking institution exceeds the $100,000 FDIC insured limit.

    Purchases from four vendors comprised approximately 74% of total purchases for the three months ended March 31, 2002. Purchases from three vendors comprised approximately 59% of total purchases for the three months ended March 31, 2001. 28% of accounts payable were to two vendors at March 31, 2002 and 18% were to one different vendor at March 31, 2001.

  11.
  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  12.
  Fair Value of Financial Instruments

    Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, long-term debt and lease obligations are reflected in the accompanying combined balance sheets at amounts considered by management to reasonably approximate fair value.

  13.
  Compensated Absences

    Employees of the Company are entitled to compensation for unused vacation time after one year of service. For the three months ended March 31, 2002, the Company made an accrual for unused vacation time. For the three months ended March 31, 2001, the Company has not accrued unused vacation time since the amount cannot be reasonably estimated.

    With respect to sick and personal time, the Company provides a certain number of days to each employee on an annual basis with a limited carryover of days from year to year. Upon termination of employment, the Company does not provide any compensation for unused personal and sick time. For the three months ended March 31, 2002 and 2001, the Company did not accrue any amount for unused sick and personal time since such amounts cannot be reasonably estimated.

  14.
  Revenue Recognition

    The Company recognizes revenue when its products are shipped. Revenue derived from extended warranty contracts is deferred and included in income over the warranty period (twenty-four months) on a straight-line basis. Revenues from royalties are recognized when received.

  15.
  Foreign Currency Transactions

    The Company maintains a bank account in Toronto, Canada, which is maintained in Canadian dollars. The Company's books maintain the bank account in U.S. Dollars. Foreign currency gains and losses are recognized when funds are transferred from the Canadian bank account to the U.S. bank account. The book balance is adjusted each month using the month-end exchange rate. Foreign currency losses were $1,210 and $1,404 for the three months ended March 31, 2002 and 2001, respectively.

  16.
  Royalty Income

    The Company receives royalty income from Ortolab, AB for the use of software for the manufacture of orthotics. Although their written agreement expired by its terms on

    December 31, 1999, both the Company and Ortolab, AB are operating as if the agreement remains in effect. Royalty income was $0 and $7,436 for the three months ended March 31, 2002 and 2001, respectively.

NOTE B—INVENTORY

Inventory based on the Company's perpetual inventory system consists of the following:

	2002	2001
Total Inventory	648,463	636,691
Less: Allowance for obsolescence	26,382	21,522

Net Inventory	$622,081	$615,169

NOTE C—PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	2002	2001
Displays	$146,094	$146,094
Furniture and fixtures	24,807	21,451
Machinery and equipment	169,884	169,884
Office equipment	157,089	157,367
Leasehold improvements	87,193	87,193

	585,067	581,989
Less: Accumulated depreciation	352,106	303,711

	$232,961	$278,278

Depreciation expense for the three months ended March 31, 2002 and 2001 was $14,343 and $13,734, respectively.

NOTE D—LONG-TERM DEBT

Long-term debt consists of the following:

	2002	2001
Note payable to a finance company, due in 96 monthly installments of $9,476, including interest at 16.89%, beginning in February, 1997 and maturing in January, 2005. All assets of the Company have been pledged as collateral, along with personal guarantees of the officers. (See Note L)	$254,659	$319,294
Revolving line of credit from a bank due in monthly installments of the greater of 2% of the outstanding principal balance or $250, including interest at prime plus 2.25%. Any outstanding principal is due October 24, 2004. All assets of the Company have been pledged as collateral, along with personal guarantees of the officers. (See Note L)	59,720	49,000
Note payable to a related party with varying interest rates. The loan was repaid in March, 2002. (See Note K)	0	51,000

	314,379	419,294
Less: Current maturities	89,296	126,184

Long-term debt	$225,083	$293,110

As of March 31, 2002, Long-term debt matures as follows:

March 31, 2003	$89,296
2004	100,487
2005	124,596

$314,379

NOTE E—CAPITALIZED LEASE OBLIGATIONS

Capitalized lease obligations consist of the following:

	2002	2001
A capitalized lease obligation for computer equipment due in monthly installments of $479, including interest at 15.07% per annum, maturing in July, 2002. (See Note L)	$1,856	$6,900
A capitalized lease obligation for computer software and equipment due in monthly installments of $1,058, including interest at 9.75% per annum, maturing in March, 2004.	22,979	32,900
A capitalized lease obligation for computer equipment due in monthly installments of $137 including interest at 16.95% per annum, maturing in May, 2002. (See Note L)	268	1,723
A capitalized lease obligation for computer software and telephone equipment due in monthly installments of $428 including interest at 12.76% per annum, maturing in February, 2002.	0	4,419
A capitalized lease obligation for computer equipment due in monthly installments of $875, including interest at 40.19% per annum, maturing in February 2003.	7,943	13,882

	33,046	59,824
Less: Current maturities	20,999	26,778

Capitalized lease obligations	$12,047	$33,046

As of March 31, 2002 future minimum payments required under capitalized lease obligations are as follows:

March 31, 2003	$24,508
2004	12,693

37,201
Less: Amount representing interest	4,155

$33,046

Office equipment and machinery under capital leases included in property and equipment are as follows:

	2002	2001
Office equipment	$23,648	$39,665
Machinery	52,992	52,992

	76,640	92,657
Less: Accumulated depreciation	33,347	28,721

	$43,293	$63,936

NOTE F—WARRANTY RESERVE

The Company offers a multi-tiered warranty on its foot orthotics. Some foot orthotics are covered by an unconditional guaranty of satisfaction for sixty days. In addition, the Company will repair or adjust any orthotic as necessary for six months following the sale. If the customer is not satisfied with those products for any reason, they will be repaired or may be returned for full credit. Certain components of the Company's foot orthotics are also guaranteed for life against breakage. The Company has recorded a warranty reserve of $80,000 and $79,000 at March 31, 2002 and 2001, respectively.

NOTE G—DEPOSITS PAYABLE

The Company maintains a footwear program under which footwear is sold through medical professionals. Under the program, a refundable security deposit is required for the display and shoe samples that are provided. The deposit is refundable upon meeting certain minimum order volumes for twelve consecutive months or upon termination of participation in the program. Deposits payable were $81,760 and $88,630 at March 31, 2002 and 2001, respectively.

NOTE H—LEASE COMMITMENTS

The Company leases vehicles and office equipment under noncancelable operating leases. The leases expire at various dates through 2003. The Company is responsible for equipment maintenance.

As of March 31, 2002 future minimum rental payments required under the operating leases are as follows:

March 31, 2003	$6,607
2004	1,551

Total Future Minimum Payments Required	$8,158

Rental expense for vehicles and office equipment for the three months ended March 31, 2002 and 2001 was $4,589 and $4,564, respectively.

The Company leases its facilities and additional warehouse space under operating leases which expire in August, 2002 and July, 2002, respectively. (See Note L-3.) The leases require payment of utilities, real estate taxes, insurance and repairs. As of March 31, 2002 the future minimum rental payments required under the operating leases are $54,391.

Rental expense for the facilities and additional warehouse space for the three months ended March 31, 2002 and 2001 was $38,675 and $29,869, respectively.

NOTE I—401(K) AND PROFIT SHARING PLAN

In 1993, the Company established a 401(k) and Profit Sharing Plan that covers all qualified employees. The provisions of the Plan allow employees to defer a portion of their annual compensation. The Company may make matching contributions at its discretion. The Company did not contribute to the Plan for the three months ended March 31, 2002 and 2001.

NOTE J—PATENT AND TECHNOLOGY LICENSE AGREEMENTS

Effective January 1, 1996, Benefoot, Inc. entered into a Patent License Agreement with a minority shareholder. Under the terms of the Agreement, Benefoot, Inc. was provided with a limited, exclusive, royalty-free license relating to two United States patents owned by the minority shareholder in connection with the use of the ScanCast 3D product. Simultaneously with the Patent License Agreement, Benefoot, Inc. entered into a Technology License Agreement with a company controlled by two minority shareholders, which provided for a limited, exclusive, royalty-free license to certain proprietary technology in connection with the use of the ScanCast 3D product. Each of these agreements shall remain in effect for the entire useful lives of the patents unless terminated earlier in accordance with the provisions of each agreement.

NOTE K—RELATED PARTY TRANSACTIONS

The Company has outstanding long-term debt to family members of one of the majority shareholders. This debt is discussed more fully in Note D.

The Company entered into a Patent License Agreement with one of the minority shareholders, and a Technology License Agreement with a company controlled by two minority shareholders. These Agreements are discussed more fully in Note J.

NOTE L—SUBSEQUENT EVENTS

  1.
  On May 6, 2002, Langer, Inc. acquired substantially all of the assets of the Company for a purchase price of $6 million and assumed certain liabilities of the Company in accordance with the terms and provisions of that certain Asset Purchase Agreement dated as of May 6, 2002 (the "Purchase Agreement"), by and among Langer, Inc., Goodfoot Acquisition Co., Benefoot, Inc., Benefoot Professional Products, Inc., Jason Kraus and Paul Langer. Under the terms of the Asset Purchase Agreement, certain deferred consideration up to a maximum aggregate amount of $1 million is payable to the Company, subject to the achievement of certain financial criteria. Transaction costs of $451,518 have not been accrued on the combined balance sheet.

  2.
  Certain long-term debt and capitalized lease obligations were paid in full on May 6, 2002. See Notes D and E.

  3.
  On April 11, 2002, the Company extended the lease on its facilities to August 31, 2002. The minimum rental payments required under the operating lease is $9,381 per month.

    On April 8, 2002, the Company extended the lease on its warehouse to July 31, 2002. The minimum rental payments required under the operating lease is $1,872 per month.

5,000,000 Shares

LANGER, INC.
Common Stock

PROSPECTUS

                      , 2005

Piper Jaffray
Ryan Beck & Co.
Wm Smith Securities, Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.*

Amount
Securities and Exchange Commission registration fee	$5,464
NASD registration fee	4,813
Blue sky fees and expenses	30,000
Transfer agent and registrar fee	28,750
Printing expenses	200,000
Accountant fees and expenses	245,000
Counsel fees and expenses	450,000
Miscellaneous	199,973

Total	$1,164,000

*
All such amounts are estimates, other than the Securities and Exchange Commission registration fee.

Item 14.    Indemnification of Directors and Officers

We are a Delaware corporation. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our certificate of incorporation provides that we shall, to the fullest extent permitted by the DGCL, indemnify all persons acting as officers and directors of Langer from and against all expenses, liabilities, or other matters covered by the DGCL.

As permitted by the DGCL, our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (d) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a)-(d), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

We have also entered into separate indemnification agreements with each of our directors and executive officers which provide significant additional protection to such persons. In addition, we have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

Item 15.    Recent Sales of Unregistered Securities

In February 2004, we issued 16,302 shares of our common stock as consideration for recruitment services provided to us by DHR International, Inc. The shares of common stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On November 16, 2004, we issued a warrant to purchase 10,000 shares of our common stock to Wm Smith Securities, Incorporated, as consideration for private placement services rendered to us in connection with the sale of our 7% Senior Subordinated Notes due September 30, 2004. Such warrants have an exercise price of $0.02 per share, subject to adjustment under certain circumstances, and are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the 7% Senior Subordinated Notes, or (ii) September 30, 2005. These warrants expire September 30, 2009 and will not be exercisable until such time as our stockholders shall have approved the issuance of our common stock underlying these warrants in satisfaction of The Nasdaq Marketplace Rules. Such warrants were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

We have agreed to use our best efforts to file a shelf registration statement for the shares underlying these warrants by December 31, 2005.

On November 12, 2004, we granted to: (i) Kanders & Company, Inc., a company controlled by Warren B. Kanders, Chairman of our Board of Directors, options to purchase 240,000 shares of common stock; (ii) W. Gray Hudkins, our Chief Operating Officer, options to purchase 150,000 shares of our common stock and 40,000 shares of restricted stock; and (iii) Steven Goldstein, our Executive Vice President, options to purchase 100,000 shares of common stock, of which 60,000 were not granted under our 2001 Stock Incentive Plan. The options are exercisable at $7.50 per share, vesting in three equal annual installments commencing on the first anniversary of the date of grant. The shares of restricted stock granted to Mr. Hudkins will vest in three equal annual installments commencing on the first anniversary of the grant date. Such non-plan options and restricted stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On September 30, 2004, as part of the purchase price for the outstanding capital stock of Silipos, we issued to SSL International plc, the seller of Silipos, the following two notes: (i) $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006; and (ii) $3,000,000 principal amount of 5.5% promissory note due December 31, 2009. These notes were issued pursuant to an exemption provided by Section 2(2) of the Securities Act, as amended. No underwriter was used in connection with the issuance of these notes.

On September 30, 2004, we sold 7% Senior Subordinated Notes due September 30, 2007 in the aggregate principal amount of $5,500,000, together with warrants to purchase an aggregate of 110,000 shares of our common stock (the "Warrants") pursuant to a Note and Warrant Purchase Agreement dated September 30, 2004 by and among us and ten accredited investors. The Warrants have an exercise price of $0.02 per share, subject to adjustment under certain circumstances, and are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the 7% Senior Subordinated Notes, or (ii) September 30, 2005. The Warrants expire September 30, 2009. However, the Warrants will not be exercisable until such time as our stockholders shall have approved the issuance of our common stock underlying the Warrants in satisfaction of The Nasdaq Marketplace Rules. The proceeds were used to pay the cash portion of the purchase price for the outstanding capital stock of Silipos, Inc. The 7% Senior Subordinated Notes and Warrants were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933. Under the Note and Warrant Purchase Agreement, we have agreed to use our best efforts to file a shelf registration statement for the shares underlying the Warrants by December 31, 2005.

On January 13, 2003, we issued 107,611 shares of our common stock as partial consideration for the acquisition of all of the issued and outstanding shares of Bi-Op Laboratories Inc. The shares of common stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On May 6, 2002, we issued 61,805 shares of our common stock as partial consideration for the acquisition of substantially all of the assets and liabilities of Benefoot, Inc., and Benefoot Professional Products, Inc. In connection with the acquisition, we issued an additional 3,090 shares of our common stock pursuant to a consulting agreement. The shares of common stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On October 31, 2001, pursuant to a Convertible Subordinated Note Purchase Agreement, dated as of October 31, 2001, we completed the sale of $14,589,000 principal amount of our 4% Convertible Subordinated Notes, due August 31, 2006 (the "Convertible Notes"), in a private placement. The Convertible Notes are convertible at any time into shares of our common stock at a conversion price of $6 per share, subject to anti-dilution protections, and are subordinated to our senior indebtedness. The Convertible Notes were sold pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

Item 16.    Exhibits and Financial Statement Schedule

A.
Exhibits

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement*
3.1
Agreement and Plan of Merger dated as of May 15, 2002, between Langer, Inc., a New York corporation, and Langer, Inc., a Delaware corporation (the surviving corporation), incorporated herein by reference to Appendix A of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
3.2
Certificate of Incorporation, incorporated herein by reference to Appendix B of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
3.3
By-laws, incorporated herein by reference to Appendix C of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
4.1	Specimen of Common Stock Certificate, incorporated herein by reference to our Registration Statement of Form S-1 (File No. 2-87183).
5.1	Opinion of Kane Kessler, P.C.*
10.1
Employment Agreement between Langer, Inc. and Andrew H. Meyers, dated as of February 13, 2001, incorporated herein by reference to, Exhibit 10.6 of our Annual Report on Form 10-K filed on May 29, 2001 (File No. 000-12991).+
10.2	Employment Agreement between Langer, Inc. and Steven Goldstein, dated as of November 15, 2004.†
10.3	Consulting Agreement between Langer, Inc. and Kanders & Company, Inc., dated November 12, 2004.†+
10.4	Option Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(G) to the Schedule TO (File Number 005-36032).+
10.5
Registration Rights Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(I) to the Schedule TO (File Number 005-36032).
10.6	Indemnification Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(J) to the Schedule TO (File Number 005-36032).
10.7
Letter Agreement among Langer, Inc., OrthoStrategies, OrthoStrategies Acquisition Corp, Steven V. Ardia, Thomas I. Altholz, Justin Wernick, and Kenneth Granat, dated December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(K) to the Schedule TO (File Number 005-36032).
10.8	Letter Agreement between Langer, Inc. and Daniel Gorney, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(O) to the Schedule TO (File Number 005-36032).

10.9	Letter Agreement between Langer, Inc. and Thomas Archbold, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(P) to the Schedule TO (File Number 005-36032).
10.10	Letter Agreement between Langer, Inc. and Ronald J. Spinelli, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d) (1) (Q) to the Schedule TO (File Number 005-36032).
10.11	The Company's 2001 Stock Incentive Plan incorporated herein by reference to Exhibit 10.18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.+
10.12	Langer Biomechanics Group Retirement Plan, restated as of July 20, 1979 incorporated by reference to our Registration Statement of Form S-1 (File No. 2-87183).
10.13
Agreement, dated March 26, 1992, and effective as of March 1, 1992, relating to our 401(k) Tax Deferred Savings Plan incorporated by reference to our Form 10-K for the fiscal year ended February 29, 1992
10.14
Consulting Agreement between Langer, Inc. and Stephen V. Ardia, dated November 29, 2000 incorporated by reference to Exhibit 10.21 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.+
10.15
Our Promissory Note in favor of Andrew H. Meyers, dated February 13, 2001 incorporated by reference to Exhibit 99.1 of our Form 8-K Current Report, filed with the Securities and Exchange Commission on February 28, 2001.
10.16
Form of Indemnification Agreement for Langer, Inc.'s executive officers and directors, incorporated by reference to Exhibit 10.23 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.
10.17	Copy of Lease related to Langer, Inc.'s Deer Park, NY facilities incorporated by reference to Exhibit 10(f) of our Annual Report on Form 10-K for the fiscal year ended February 28, 1993.
10.17.1	Copy of Amendment to Lease of Langer, Inc.'s Deer Park, NY facility dated February 19, 1999.
10.18
Asset Purchase Agreement, dated May 6, 2002, by and among Langer, Inc., GoodFoot Acquisition Co., Benefoot, Inc., Benefoot Professional Products, Inc., Jason Kraus, and Paul Langer, incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2002.
10.19
Registration Rights Agreement, dated May 6, 2002, among Langer, Inc., Benefoot, Inc., Benefoot Professional Products, Inc., and Dr. Sheldon Langer, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.20
Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot, Inc., incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.21
Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot Professional Products, Inc., incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.

10.22
Stock Purchase Agreement, dated January 13, 2003, by and among Langer, Inc., Langer Canada Inc., Raynald Henry, Micheline Gadoury, 9117-3419 Quebec Inc., Bi-Op Laboratories Inc., incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2003.
10.23
Employment Agreement between Langer, Inc. and Joseph Ciavarella dated as of February 16, 2004, incorporated herein by reference to Exhibit 10.33 of our Annual Report on Form 10-K for the year ended December 31, 2003.+
10.24
Option Agreement between Langer, Inc. and Joseph P. Ciavarella dated as of March 24, 2004, incorporated herein by reference to Exhibit 10.34 of our Annual Report on Form 10-K for the year ended December 31, 2003.+
10.25
Stock Purchase Agreement, dated as of September 22, 2004, by and among Langer, Inc., LRC North America, Inc., SSL Holdings, Inc., and Silipos, Inc., incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.26
Stock Pledge and Agency Agreement, dated September 30, 2004, by and among Langer, Inc., SSL Holdings, Inc., and Pepper Hamilton LLP., incorporated herein by reference to Exhibit 4.4 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.27
$7,500,000 Secured Promissory Note due March 31, 2006, incorporated herein by reference to Exhibit 4.5 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.28
$3,000,000 Promissory Note due December 31, 2009, incorporated herein by reference to Exhibit 4.6 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.29
Note and Warrant Purchase Agreement, dated September 30, 2004, by and among Langer, Inc., and the investors named therein, incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.30
Form of 7% Senior Subordinated Note due September 30, 2007, incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.31
Form of Warrant to purchase shares of the common stock of Langer, Inc., incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.32
Supply Agreement, dated as of August 20, 1999, by and between Silipos, Inc., and Poly-Gel, L.L.C. incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004.
10.33	Employment Agreement between Langer, Inc. and W. Gray Hudkins, dated as of November 15, 2004.†+
10.34
Amendments dated as of November 12, 2004, October 28, 2004, August 31, 2004, May 28, 2004, March 30, 2004, January 30, 2004 and December 1, 2003, to Employment Agreement dated as of February 13, 2001, between us and Andrew H. Meyers.†+

10.35	Stock Option Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004.†+
10.36	Stock Option Agreement between Langer, Inc. and Steven Goldstein, dated November 12, 2004†+
10.37	Restricted Stock Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004†+
10.38
Form of 4% Convertible Subordinated Note due August 31, 2006, incorporated by reference to Exhibit 99.3 of our Current Report on Form 8-K Filed with the Securities and Exchange Commission on November 13, 2001.
10.39	Letter Agreement dated October 31, 2001, between Langer Partners, LLC and Oracle Management†
10.40	Stock Option Agreement between Langer, Inc. and Kanders & Company, Inc. dated November 12, 2004.†
10.41	Patent License Agreement, as amended, between Applied Elastomerics, Inc. and SSL Americas, Inc., dated effective November 30, 2001.*#
10.42	Assignment and Assumption Agreement, dated as of September 30, 2004, by and between SSL Americas, Inc. and Silipos, Inc.*
10.43	License Agreement, dated as of January 1, 1997, by and between Silipos, Inc. and Gerald P. Zook.*#
10.44
Copy of Lease between 366 Madison Inc. and Silipos, Inc., dated April, 1995; Lease Modification and Extension Agreement, dated November 1, 1995; and Second Lease Modification and Extension Agreement, dated December 16, 1997.*
10.45
Copy of Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated May 21, 1998; First Amendment to Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated July 15, 1998; Second Amendment to Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated March 1, 1999; and Assignment of Sublease between Calamar Enterprises, Inc. and Silipos, Inc., to Williams Road Holdings, LLC., dated July 15, 1998.*
21.1	Subsidiaries of the Registrant.†
23.1	Consent of Kane Kessler, P.C. (included in Exhibit No. 5.1 to the Registration Statement).*
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of Trachtenberg & Pauker, LLP
24.1	Powers of Attorney (included on the signature page to the Registration Statement).†

*
to be filed by amendment.

#
confidential treatment to be requested.

†
incorporated by reference to our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on November 23, 2004.

+
this exhibit represents a management contract or compensation plan.

B.
Financial Statement Schedule

LANGER, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Sales Returns and Allowances	Allowance for Doubtful Accounts Receivable	Warranty Reserve	Inventory Reserve	Valuation Allowance for Deferred Tax Assets
At March 1, 2001	$28,799	$57,820	$46,818	$193,323	$1,638,980
Additions	245	15,015	—	80,408	—
Deletions	8,100	29,566	6,476	59,825	68,219

At December 31, 2001	20,944	43,269	40,342	213,906	1,570,761
Acquired	—	—	80,000	—	—
Additions	7,056	88,348	—	14,018	837,480
Deletions	—	6,682	50,342	7,519	—

At December 31, 2002	28,000	124,935	70,000	220,405	2,408,241
Additions	40,000	117,993	404,538	129,063	16,768
Deletions	—	(18,203)	(404,538)	(39,468)

At December 31, 2003	$68,000	$224,725	$70,000	$310,000	$2,425,009

Schedules not listed above have been omitted because they are not applicable or the requested information is shown in the consolidated financial statements of the Registrant or the notes thereto.

Item 17.    Undertakings

A.
The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deer Park, State of New York, on this 11th day of February, 2005.

LANGER, INC.
By:	/s/ ANDREW H. MEYERS Name: Andrew H. Meyers Title: Chief Executive Officer
By:	/s/ JOSEPH P. CIAVARELLA Name: Joseph P. Ciavarella Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ANDREW H. MEYERS Andrew H. Meyers	President, Chief Executive Officer, and Director (Principal Executive Officer)	February 11, 2005
/s/ JOSEPH P. CIAVARELLA Joseph P. Ciavarella	Vice President and Chief Financial Officer (Principal Accounting Officer)	February 11, 2005
* Burtt R. Ehrlich	Director	February 11, 2005
* Jonathan R. Foster	Director	February 11, 2005
* Arthur Goldstein	Director	February 11, 2005
* Warren B. Kanders	Director	February 11, 2005
* Greg Nelson	Director	February 11, 2005
*By:	/s/ ANDREW H. MEYERS Andrew H. Meyers as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement*
3.1
Agreement and Plan of Merger dated as of May 15, 2002, between Langer, Inc., a New York corporation, and Langer, Inc., a Delaware corporation (the surviving corporation), incorporated herein by reference to Appendix A of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
3.2
Certificate of Incorporation, incorporated herein by reference to Appendix B of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
3.3
By-laws, incorporated herein by reference to Appendix C of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
4.1	Specimen of Common Stock Certificate, incorporated herein by reference to our Registration Statement of Form S-1 (File No. 2-87183).
5.1	Opinion of Kane Kessler, P.C.*
10.1
Employment Agreement between Langer, Inc. and Andrew H. Meyers, dated as of February 13, 2001, incorporated herein by reference to, Exhibit 10.6 of our Annual Report on Form 10-K filed on May 29, 2001 (File No. 000-12991).+
10.2	Employment Agreement between Langer, Inc. and Steven Goldstein, dated as of November 15, 2004.†
10.3	Consulting Agreement between Langer, Inc. and Kanders & Company, Inc., dated November 12, 2004.†+
10.4	Option Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(G) to the Schedule TO (File Number 005-36032).+
10.5
Registration Rights Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(I) to the Schedule TO (File Number 005-36032).
10.6	Indemnification Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(J) to the Schedule TO (File Number 005-36032).
10.7
Letter Agreement among Langer, Inc., OrthoStrategies, OrthoStrategies Acquisition Corp, Steven V. Ardia, Thomas I. Altholz, Justin Wernick, and Kenneth Granat, dated December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(K) to the Schedule TO (File Number 005-36032).
10.8	Letter Agreement between Langer, Inc. and Daniel Gorney, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(O) to the Schedule TO (File Number 005-36032).
10.9	Letter Agreement between Langer, Inc. and Thomas Archbold, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(P) to the Schedule TO (File Number 005-36032).

10.10	Letter Agreement between Langer, Inc. and Ronald J. Spinelli, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d) (1) (Q) to the Schedule TO (File Number 005-36032).
10.11	The Company's 2001 Stock Incentive Plan incorporated herein by reference to Exhibit 10.18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.+
10.12	Langer Biomechanics Group Retirement Plan, restated as of July 20, 1979 incorporated by reference to our Registration Statement of Form S-1 (File No. 2-87183).
10.13
Agreement, dated March 26, 1992, and effective as of March 1, 1992, relating to our 401(k) Tax Deferred Savings Plan incorporated by reference to our Form 10-K for the fiscal year ended February 29, 1992
10.14
Consulting Agreement between Langer, Inc. and Stephen V. Ardia, dated November 29, 2000 incorporated by reference to Exhibit 10.21 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.+
10.15
Our Promissory Note in favor of Andrew H. Meyers, dated February 13, 2001 incorporated by reference to Exhibit 99.1 of our Form 8-K Current Report, filed with the Securities and Exchange Commission on February 28, 2001.
10.16
Form of Indemnification Agreement for Langer, Inc.'s executive officers and directors, incorporated by reference to Exhibit 10.23 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.
10.17	Copy of Lease related to Langer, Inc.'s Deer Park, NY facilities incorporated by reference to Exhibit 10(f) of our Annual Report on Form 10-K for the fiscal year ended February 28, 1993.
10.17.1	Copy of Amendment to Lease of Langer, Inc.'s Deer Park, NY facility dated February 19, 1999.
10.18
Asset Purchase Agreement, dated May 6, 2002, by and among Langer, Inc., GoodFoot Acquisition Co., Benefoot, Inc., Benefoot Professional Products, Inc., Jason Kraus, and Paul Langer, incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2002.
10.19
Registration Rights Agreement, dated May 6, 2002, among Langer, Inc., Benefoot, Inc., Benefoot Professional Products, Inc., and Dr. Sheldon Langer, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.20
Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot, Inc., incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.21
Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot Professional Products, Inc., incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.22
Stock Purchase Agreement, dated January 13, 2003, by and among Langer, Inc., Langer Canada Inc., Raynald Henry, Micheline Gadoury, 9117-3419 Quebec Inc., Bi-Op Laboratories Inc., incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2003.

10.23
Employment Agreement between Langer, Inc. and Joseph Ciavarella dated as of February 16, 2004, incorporated herein by reference to Exhibit 10.33 of our Annual Report on Form 10-K for the year ended December 31, 2003.+
10.24
Option Agreement between Langer, Inc. and Joseph P. Ciavarella dated as of March 24, 2004, incorporated herein by reference to Exhibit 10.34 of our Annual Report on Form 10-K for the year ended December 31, 2003.+
10.25
Stock Purchase Agreement, dated as of September 22, 2004, by and among us, LRC North America, Inc., SSL Holdings, Inc., and Silipos, Inc., incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.26
Stock Pledge and Agency Agreement, dated September 30, 2004, by and among Langer, Inc., SSL Holdings, Inc., and Pepper Hamilton LLP., incorporated herein by reference to Exhibit 4.4 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.27
$7,500,000 Secured Promissory Note due March 31, 2006, incorporated herein by reference to Exhibit 4.5 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.28
$3,000,000 Promissory Note due December 31, 2009, incorporated herein by reference to Exhibit 4.6 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.29
Note and Warrant Purchase Agreement, dated September 30, 2004, by and among Langer, Inc., and the investors named therein, incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.30
Form of 7% Senior Subordinated Note due September 30, 2007, incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.31
Form of Warrant to purchase shares of the common stock of Langer, Inc., incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.32
Supply Agreement, dated as of August 20, 1999, by and between Silipos, Inc., and Poly-Gel, L.L.C. incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004.
10.33	Employment Agreement between Langer, Inc. and W. Gray Hudkins, dated as of November 15, 2004.†+
10.34
Amendments dated as of November 12, 2004, October 28, 2004, August 31, 2004, May 28, 2004, March 30, 2004, January 30, 2004 and December 1, 2003, to Employment Agreement dated as of February 13, 2001, between us and Andrew H. Meyers.†+
10.35	Stock Option Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004.†+
10.36	Stock Option Agreement between Langer, Inc. and Steven Goldstein, dated November 12, 2004†+
10.37	Restricted Stock Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004†+

10.38
Form of 4% Convertible Subordinated Note due August 31, 2006, incorporated by reference to Exhibit 99.3 of our Current Report on Form 8-K Filed with the Securities and Exchange Commission on November 13, 2001.
10.39	Letter Agreement dated October 31, 2001, between Langer Partners, LLC and Oracle Management†
10.40	Stock Option Agreement between Langer, Inc. and Kanders & Company, Inc. dated November 12, 2004.†
10.41	Patent License Agreement, as amended, between Applied Elastomerics, Inc. and SSL Americas, Inc., dated effective November 30, 2001.*#
10.42	Assignment and Assumption Agreement, dated as of September 30, 2004, by and between SSL Americas, Inc. and Silipos, Inc.*
10.43	License Agreement, dated as of January 1, 1997, by and between Silipos, Inc. and Gerald P. Zook.*#
10.44
Copy of Lease between 366 Madison Inc. and Silipos, Inc., dated April, 1995; Lease Modification and Extension Agreement, dated November 1, 1995; and Second Lease Modification and Extension Agreement, dated December 16, 1997.*
10.45
Copy of Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated May 21, 1998; First Amendment to Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated July 15, 1998; Second Amendment to Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated March 1, 1999; and Assignment of Sublease between Calamar Enterprises, Inc. and Silipos, Inc., to Williams Road Holdings, LLC., dated July 15, 1998.*
21.1	Subsidiaries of the Registrant.†
23.1	Consent of Kane Kessler, P.C. (included in Exhibit No. 5.1 to the Registration Statement).*
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of Trachtenberg & Pauker, LLP
24.1	Powers of Attorney (included on the signature page to the Registration Statement).†

*
to be filed by amendment.

#
confidential treatment to be requested.

†
incorporated by reference to our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on November 23, 2004.

+
this exhibit represents a management contract or compensation plan.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
RISK FACTORS
Risks Related to Our Operations
Risks Related to Our Common Stock
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
LANGER, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003
LANGER, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
LANGER, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SILIPOS, INC. AND SUBSIDIARY INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
BENEFOOT, INC. AND AFFILIATE INDEX TO COMBINED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
LANGER, INC. AND SUBSIDIARIES Consolidated Balance Sheets
LANGER, INC. AND SUBSIDIARIES Consolidated Statements of Operations
LANGER, INC. AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity
LANGER, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
LANGER, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
LANGER, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheet (Unaudited)
LANGER, INC. AND SUBSIDIARIES Condensed Consolidated Statements Of Operations (Unaudited)
LANGER, INC. AND SUBSIDIARIES Condensed Consolidated Statement Of Stockholders' Equity For the nine months ended September 30, 2004 (Unaudited)
LANGER, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
LANGER, INC. AND SUBSIDIARIES Notes To Condensed Consolidated Financial Statements
LANGER, INC. AND SUBSIDIARIES Notes To Condensed Consolidated Financial Statements
LANGER, INC. AND SUBSIDIARIES Notes To Condensed Consolidated Financial Statements
INDEPENDENT AUDITORS' REPORT
Silipos, Inc. and Subsidiary Consolidated Balance Sheets March 31, 2004 and 2003
Assets
Silipos, Inc. and Subsidiary Consolidated Statements of Operations Years ended March 31, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Consolidated Statements of Stockholder's Equity Years ended March 31, 2004 and 2003
Silipos, Inc. and Subsidiary Consolidated Statements of Cash Flows Years ended March 31, 2004 and 2003
Silipos, Inc. and Subsidiary Consolidated Statements of Cash Flows Years ended March 31, 2004 and 2003
Silipos, Inc. and Subsidiary Notes to Consolidated Financial Statements March 31, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Balance Sheet September 30, 2004 (as restated—see Note 1(c))
SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Statements of Operations Six months ended September 30, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Statements of Cash Flows Six months ended September 30, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Notes to Unaudited Condensed Consolidated Financial Statements September 30, 2004 and 2003
Independent Auditors' Report
BENEFOOT, INC. AND AFFILIATE COMBINED BALANCE SHEETS DECEMBER 31, 2001 AND 2000
ASSETS
LIABILITIES AND STOCKHOLDERS' EQUITY
BENEFOOT, INC. AND AFFILIATE COMBINED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
BENEFOOT, INC. AND AFFILIATE COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
BENEFOOT, INC. AND AFFILIATE COMBINED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
BENEFOOT, INC. AND AFFILIATE NOTES TO COMBINED FINANCIAL STATEMENTS DECEMBER 31, 2001 AND 2000
BENEFOOT, INC. AND AFFILIATE COMBINED BALANCE SHEETS MARCH 31, 2002 AND 2001
ASSETS
BENEFOOT, INC. AND AFFILIATE COMBINED BALANCE SHEETS (Continued) MARCH 31, 2002 AND 2001 LIABILITIES AND STOCKHOLDERS' EQUITY
BENEFOOT, INC. AND AFFILIATE COMBINED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
BENEFOOT, INC. AND AFFILIATE COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
BENEFOOT, INC. AND AFFILIATE COMBINED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
BENEFOOT, INC. AND AFFILIATE COMBINED STATEMENTS OF CASH FLOWS (Continued) FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
BENEFOOT, INC. AND AFFILIATE NOTES TO COMBINED FINANCIAL STATEMENTS MARCH 31, 2002 AND 2001
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
LANGER, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
SIGNATURES
EXHIBIT INDEX